   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 4, 1998


                                                      REGISTRATION NO. 333-49335
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                         MAGELLAN HEALTH SERVICES, INC.

             (Exact name of registrant as specified in its charter)

             DELAWARE                               8060                       58-1076937
  (State or other jurisdiction of       (Primary Standard Industrial        (I.R.S. Employer
  incorporation or organization)         Classification Code Number)      Identification No.)

                           3414 Peachtree Road, N.E.
                                   Suite 1400
                             Atlanta, Georgia 30326
                                  404-841-9200

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                             DAVID J. HANSEN, ESQ.

                               Vice President and
                                General Counsel
                         Magellan Health Services, Inc.
                           3414 Peachtree Road, N.E.
                                   Suite 1400
                             Atlanta, Georgia 30326
                                  404-841-9200

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                    COPY TO:

                            PHILIP A. THEODORE, ESQ.
                                King & Spalding
                              191 Peachtree Street
                          Atlanta, Georgia 30303-1763
                                 (404) 572-4600
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         MAGELLAN HEALTH SERVICES, INC.
                             CROSS-REFERENCE SHEET
                     FOR REGISTRATION STATEMENT ON FORM S-4
                      AND INFORMATION STATEMENT/PROSPECTUS

  ITEM                                                                        CAPTION IN INFORMATION
 NUMBER                         CAPTION                                        STATEMENT/PROSPECTUS
---------  --------------------------------------------------  ----------------------------------------------------
       1.  Forepart of Registration Statement and Outside
             Front Cover Page of Prospectus..................  Facing Page of Registration Statement; Outside Front
                                                                 Cover Page of Prospectus.
       2.  Inside Front and Outside Back Cover Pages of
             Prospectus......................................  Inside Front and Outside Back Cover Pages of
                                                                 Prospectus; Available Information.
       3.  Risk Factors, Ratio of Earnings to Fixed Charges
             and Other Information...........................  Summary; Risk Factors; Certain Federal Income Tax
                                                                 Consequences of the Exchange Offer; The Exchange
                                                                 Offer; Magellan Selected Historical Consolidated
                                                                 Financial Information; Merit Consolidated
                                                                 Financial Information; Magellan Unaudited Pro
                                                                 Forma Financial Information.
       4.  Terms of the Transaction..........................  Summary; Risk Factors; The Exchange Offer; Certain
                                                                 Federal Income Tax Consequences of the Exchange
                                                                 Offer; Description of the New Notes; Plan of
                                                                 Distribution.
       5.  Pro Forma Financial Information...................  Summary; Capitalization; Magellan Selected
                                                                 Historical Consolidated Financial Information;
                                                                 Merit Selected Historical Consolidated Financial
                                                                 Information; Unaudited Pro Forma Financial
                                                                 Information.
       6.  Material Contacts with the Company Being
             Acquired........................................  Not Applicable.
       7.  Additional Information Required for
             Reoffering by Persons and Parties Deemed to be
             Underwriters....................................  Not Applicable.
       8.  Interests of Named Experts and Counsel............  Legal Matters; Independent Auditors and Public
                                                                 Accountants.
       9.  Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities.....................................  Not Applicable.
      10.  Information With Respect to S-3 Registrants.......  Not Applicable.
      11.  Incorporation of Certain Information by
             Reference.......................................  Not Applicable.
      12.  Information With Respect to S-2 or
             S-3 Registrants.................................  Not Applicable.
      13.  Incorporation of Certain Information by
             Reference.......................................  Not Applicable.

  ITEM                                                                        CAPTION IN INFORMATION
 NUMBER                         CAPTION                                        STATEMENT/PROSPECTUS
---------  --------------------------------------------------  ----------------------------------------------------
      14.  Information With Respect to Registrants Other than
             S-3 or S-2 Registrants..........................  Summary; The Company; Risk Factors; The Acquisition;
                                                                 Capitalization; Magellan Selected Historical
                                                                 Consolidated Financial Information; Merit Selected
                                                                 Historical Consolidated Financial Information;
                                                                 Unaudited Pro Forma Financial Information;
                                                                 Magellan's Management's Discussion and Analysis of
                                                                 Financial Condition and Results of Operations;
                                                                 Merit's Management's Discussion and Analysis of
                                                                 Financial Condition and Results of Operations;
                                                                 Business; Management; Executive Compensation;
                                                                 Security Ownership of Certain Beneficial Owners
                                                                 and Management; Certain Relationships and Related
                                                                 Transactions; Index to Financial Statements;
                                                                 Financial Statements.
      15.  Information With Respect to S-3 Companies.........  Not Applicable.
      16.  Information With Respect to S-2 or S-3
             Companies.......................................  Not Applicable.
      17.  Information With Respect to Companies Other Than
             S-2 or S-3 Companies............................  Not Applicable.
      18.  Information if Proxies, Consents or
             Authorizations are to be Solicited..............  Not Applicable.
      19.  Information if Proxies, Consents or
             Authorizations are not to be Solicited, or in an
             Exchange Offer..................................  Summary; Management; Security Ownership of Certain
                                                                 Beneficial Owners and Management.

PROSPECTUS
$625,000,000                                                         [LOGO]
MAGELLAN HEALTH SERVICES, INC.
OFFER TO EXCHANGE ITS
9% SERIES A SENIOR SUBORDINATED NOTES DUE 2008
FOR ANY AND ALL OF ITS OUTSTANDING
9% SENIOR SUBORDINATED NOTES DUE 2008

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [        ],
1998, UNLESS EXTENDED.

    Magellan Health Services, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (this "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 9% Series A Senior Subordinated Notes due 2008 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 9% Senior Subordinated Notes due 2008 (the "Old Notes"), which have not been registered under the Securities Act. The aggregate principal amount of the Old Notes currently outstanding is $625,000,000. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer, (ii) holders of New Notes will not be entitled to certain rights under the Registration Rights Agreement (as defined), which rights will terminate when the Exchange Offer is consummated, and (iii) the New Notes have been given a series designation to distinguish them from the Old Notes. The New Notes will evidence the same debt as the Old Notes (which they will replace) and will be issued under and be entitled to the benefits of the indenture governing the Old Notes dated as of February 12, 1998 (the "Indenture"). The Old Notes and the New Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the New Notes." The Company will accept for exchange and exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time,
on [        ], 1998, unless extended by the Company in its sole discretion (the
"Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer." Old Notes may be tendered only in integral multiples of $1,000.


    The New Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. The New Notes will rank PARI PASSU with all future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all future Subordinated Obligations (as defined) of the Company. The Company conducts substantially all of its operations through its subsidiaries. Therefore, the New Notes will be effectively subordinated to all liabilities of the Company's subsidiaries. The Indenture permits the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness, subject to certain restrictions. As of June 30, 1998, (i) the aggregate amount of the Company's outstanding Senior Indebtedness was $580.7 million (exclusive of unused commitments), substantially all of which would have been Secured Indebtedness (as defined) and would have been guaranteed by substantially all of the Company's subsidiaries, (ii) the Company would have had no Senior Subordinated Indebtedness other than the New Notes and no Indebtedness that is subordinate or junior in right of payment to the New Notes and (iii) the outstanding indebtedness of the Company's subsidiaries (excluding guarantees of the Company's indebtedness) was $342.8 million, substantially all of which would have been Secured Indebtedness.


    The Company sold the Old Notes on February 12, 1998, in transactions that were not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The initial purchaser of the Old Notes subsequently resold the Old Notes to "qualified institutional buyers" in reliance upon Rule 144A under the Securities Act or pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The New Notes are being offered for exchange hereby to satisfy certain obligations of the Company under the Exchange and Registration Rights Agreement, dated February 12, 1998, among the Company and the initial purchaser of the Old Notes (the "Registration Rights Agreement"). Based on existing interpretations of the staff of the Division of Corporation Finance (the "Staff") of the Securities and Exchange Commission (the "Commission") with respect to similar transactions, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act ) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in any public distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes acquired by the broker-dealer for its own account in market-making or other trading activities must acknowledge that it will deliver a resale prospectus in connection with any resale of such New Notes. The Letter of Transmittal which accompanies this Prospectus states that by so acknowledging and by delivering a resale prospectus, such a broker-dealer will not be deemed to admit to be acting in the capacity of an "underwriter" (within the meaning of Section 2(11) of the Securities Act). This Prospectus, as it may be amended or supplemented from time to time, may be used by such a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Any broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired directly from the Company may not rely on the interpretations of the Staff of the Commission referred to above and, in connection with the resale of any such New Notes, must comply with the registration and prospectus delivery requirements of the Securities Act, including the requirement that such broker-dealer be named as a selling Noteholder in the resale prospectus. The Company has agreed that, for a period of 180 days after the date on which the Registration Statement of which this Prospectus is a part is first declared effective, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


    SEE "RISK FACTORS" BEGINNING ON PAGE 22 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

                         ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                THE DATE OF THIS PROSPECTUS IS [        ], 1998.

(CONTINUED FROM FRONT COVER)

    Holders of Old Notes whose Old Notes are not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture, and with respect to transfer, under the Securities Act. The Company will not receive any proceeds from the Exchange Offer and will pay all the expenses incurred by it incident to the Exchange Offer. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer." Prior to the Exchange Offer, there is no public market for the Old Notes. The New Notes will not be listed on any securities exchange, but the Old Notes are included in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market for trading among "qualified institutional buyers." There can be no assurance that an active trading market for the New Notes will develop. To the extent that a market for the New Notes does develop, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the New Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--Absence of Trading Markets."

                          NEW HAMPSHIRE RESIDENTS ONLY

    Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Revised Statutes with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under Chapter 421-B of the New Hampshire Revised Statutes is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

                                    SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO THE "COMPANY" REFER TO MAGELLAN HEALTH SERVICES, INC. AND ITS CONSOLIDATED SUBSIDIARIES. ALL REFERENCES TO FISCAL YEARS IN THIS PROSPECTUS REFER TO YEARS ENDED SEPTEMBER 30. DATA PRESENTED IN THIS PROSPECTUS ON A PRO FORMA BASIS FOR THE YEAR ENDED SEPTEMBER 30, 1997, AND FOR THE NINE MONTHS ENDED JUNE 30, 1998, GIVE EFFECT TO: (I) THE COMPANY'S SALE OF SUBSTANTIALLY ALL OF ITS DOMESTIC ACUTE CARE PSYCHIATRIC HOSPITALS (COLLECTIVELY, THE "PSYCHIATRIC HOSPITAL FACILITIES") AND RESIDENTIAL TREATMENT FACILITIES TO CRESCENT REAL ESTATE EQUITIES ("CRESCENT"), THE FORMATION BY THE COMPANY AND CRESCENT OPERATING, INC. ("COI"), AN AFFILIATE OF CRESCENT, OF CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC ("CBHS"), A JOINT VENTURE, TO OPERATE THE PSYCHIATRIC HOSPITAL FACILITIES AND CERTAIN OTHER FACILITIES TRANSFERRED TO CBHS BY THE COMPANY, AND CERTAIN RELATED TRANSACTIONS (COLLECTIVELY, THE "CRESCENT TRANSACTIONS") (SEE"--HISTORY"); (II) THE COMPANY'S ACQUISITION (THE "ACQUISITION") OF MERIT BEHAVIORAL CARE CORPORATION ("MERIT"), WHICH WAS CONSUMMATED ON FEBRUARY 12, 1998; (III) THE COMPANY'S ACQUISITION OF HUMAN AFFAIRS INTERNATIONAL, INCORPORATED ("HAI"), WHICH WAS CONSUMMATED ON DECEMBER 4, 1997; (IV) THE COMPANY'S ACQUISITION OF ALLIED HEALTH GROUP, INC. AND CERTAIN OF ITS AFFILIATES ("ALLIED"), WHICH WAS CONSUMMATED ON DECEMBER 5, 1997; (V) MERIT'S ACQUISITION OF CMG HEALTH, INC. ("CMG"), WHICH WAS CONSUMMATED ON SEPTEMBER 12, 1997 AND
(VI) EACH OF THE OTHER TRANSACTIONS (AS DEFINED). PRO FORMA STATEMENT OF OPERATIONS DATA GIVE EFFECT TO THE EVENTS DESCRIBED IN THE PRECEEDING SENTENCE AS IF THEY OCCURRED ON OCTOBER 1, 1996. SEE "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION." UNLESS OTHERWISE INDICATED, ALL INDUSTRY DATA SET FORTH IN THIS PROSPECTUS HAVE BEEN DERIVED FROM "MANAGED BEHAVIORAL HEALTH MARKET SHARE IN THE UNITED STATES 1997-1998" PUBLISHED BY OPEN MINDS, GETTYSBURG, PENNSYLVANIA (HEREINAFTER REFERRED TO AS "OPEN MINDS").


                                  THE COMPANY

OVERVIEW


    According to enrollment data reported in OPEN MINDS, the Company is the nation's largest provider of managed behavioral healthcare services, offering a broad array of cost-effective managed behavioral healthcare products. As of June 30, 1998, the Company had approximately 61.3 million covered lives under managed behavioral healthcare contracts and managed behavioral healthcare programs for over 4,000 customers. Through its current network of over 34,000 providers and 2,000 treatment facilities, the Company manages behavioral healthcare programs for Blue Cross/Blue Shield organizations, health maintenance organizations ("HMOs") and other insurance companies, corporations, federal, state and local governmental agencies, labor unions and various state Medicaid programs. The Company believes it has the largest and most comprehensive behavioral healthcare provider network in the United States as a result of the Acquisition. In addition to the Company's managed behavioral healthcare products, the Company offers specialty managed care products related to the management of certain chronic conditions. The Company also offers a broad continuum of behavioral healthcare services to approximately 3,270 individuals who receive healthcare benefits funded by state and local governmental agencies through National Mentor, Inc., its wholly-owned public-sector provider ("Mentor"). Furthermore, the Company franchises the "CHARTER" System of behavioral healthcare to the acute-care psychiatric hospitals and other behavioral care facilities operated by CBHS, an entity in which the Company owns a 50% equity interest. On a pro forma basis, the Company had revenues of $1.6 billion, Adjusted EBITDA (as defined) of $263.7 million and net income of $18.5 million in fiscal 1997.


    The Company's professional care managers coordinate and manage the delivery of behavioral healthcare treatment services through the Company's network of providers, which includes psychiatrists, psychologists, licensed clinical social workers, marriage and family therapists and licensed clinical professional counselors. The treatment services provided by the Company's extensive behavioral provider network include outpatient programs (such as counseling and therapy), intermediate care programs (such as sub-acute emergency care, intensive outpatient programs and partial hospitalization services), inpatient treatment services and alternative care services (such as residential treatment, home and community-based programs and rehabilitative and support services). The Company provides these services through: (i) risk-based products,
(ii) employee assistance programs ("EAPs"), (iii) administrative services-only products ("ASO products") and (iv) products that combine features of some or all of these products. Under risk-based products, the Company arranges for the provision of a full range of behavioral healthcare services for beneficiaries of its customers' healthcare benefit plans through fee arrangements under which the Company assumes all or a portion of the responsibility for the cost of providing such services in exchange for a fixed per member per month fee. Under EAPs, the Company provides assessment services to employees and dependents of its customers, and if required, referral services to the appropriate behavioral healthcare service provider. Under ASO products, the Company provides services such as utilization review, claims administration and provider network management. The Company does not assume the responsibility for the cost of providing healthcare services pursuant to its ASO products. As a result of the Acquisition, based on total covered lives, the Company is the industry leader with respect to risk-based, ASO, EAP and integrated products, according to the enrollment data reported in OPEN MINDS. For its fiscal year ended September 30, 1997, on a pro forma basis, risk-based, ASO, EAP and integrated products would have accounted for 73%, 12%, 9% and 5%, respectively, of the Company's managed behavioral healthcare net revenues. The Company was incorporated in 1969 under the laws of the State of Delaware. The Company's principal executive offices are located at 3414 Peachtree Road, N.E., Suite 1400, Atlanta, Georgia 30326, and its telephone number is (404) 841-9200.

INDUSTRY OVERVIEW

    According to industry sources, in 1994 (the most recent year for which such information was available), direct behavioral healthcare services treatment costs amounted to approximately $81.0 billion, or approximately 8% of total healthcare industry spending. In response to increasing healthcare costs, payors of behavioral healthcare services have increasingly turned to managed care in an effort to control costs. As a result, the managed behavioral healthcare industry has experienced significant growth over the past several years. According to OPEN MINDS, the total number of Americans enrolled in managed behavioral healthcare plans increased from approximately 86.0 million in 1993 to approximately 149.0 million in 1997, a compound annual growth rate of approximately 15%. In an effort to control costs, payors are increasingly utilizing risk-based products, and the number of risk-based covered lives has increased from approximately 13.6 million, or approximately 16% of the total, in 1993 to approximately 38.9 million, or approximately 26% of the total, in 1997, representing a compound annual growth rate of over 30%. Risk-based products typically generate higher revenues per member per month than other managed behavioral healthcare products. According to OPEN MINDS, although only 26% of total managed behavioral healthcare covered lives were enrolled in risk-based products in 1997, such products accounted for approximately two-thirds of the total managed behavioral healthcare premiums during the survey period. In addition to the trend toward the increased use of risk-based products, the Company believes that payors are increasingly seeking to contract with larger managed behavioral healthcare providers that are able to: (i) provide a consistent quality of service on a nationwide basis, (ii) control costs through economies of scale in administrative operations, and (iii) enter into cost-effective provider contracts. As a result, the industry has consolidated, and the three largest providers (including the Company after the Acquisition) currently account for approximately 60% of all covered lives, an increase from 1992 when the top three providers accounted for approximately 37% of all covered lives.

COMPETITIVE STRENGTHS

    The Company believes it benefits from the competitive strengths described below with respect to its managed behavioral healthcare business, which should allow it to increase its revenues and cash flow. Furthermore, the Company believes it can leverage its competitive strengths to expand its service offerings into other specialty managed care products.


    INDUSTRY LEADERSHIP. As a result of the Acquisition, the Company became the largest provider of managed behavioral healthcare services in the United States, according to enrollment data reported in OPEN MINDS. The Company believes, based on data reported in OPEN MINDS, that it also now has the number one market position in each of the major product markets in which it competes. The Company believes its industry leading position will enhance its ability to: (i) provide a consistent level of high quality service on a nationwide basis; (ii) enter into favorable agreements with behavioral healthcare providers that allow it to effectively control healthcare costs for its customers; and (iii) effectively market its managed care products to large corporate, HMO and insurance customers, which, the Company believes, increasingly prefer to be serviced by a single-source provider on a national basis. See "Risk Factors--Highly Competitive Industry" and "--Reliance on Customer Contracts" for a discussion of the risks associated with the highly competitive nature of the managed behavioral healthcare industry and the Company's reliance on contracts with payors of behavioral healthcare benefits, respectively.


    BROAD PRODUCT OFFERING AND NATIONWIDE PROVIDER NETWORK. The Company offers a full spectrum of behavioral managed care products that can be designed to meet specific customer needs, including risk-based and partial risk-based products, integrated EAPs, stand-alone EAPs and ASO products. The Company's nationwide provider network encompasses over 34,000 providers and 2,000 treatment facilities in all 50 states. The Company believes that the combination of broad product offerings and its nationwide provider network allows the Company to meet virtually any customer need for managed behavioral healthcare on a nationwide basis, and positions the Company to capture incremental revenue opportunities resulting from the continued growth of the managed behavioral healthcare industry and the continued migration of its customers from ASO and EAP products to higher revenue risk-based products. See "Risk Factors--Risk-Based Products" for a discussion of the risks associated with risk-based products which are the Company's primary source of revenue.

    BROAD BASE OF STRONG CUSTOMER RELATIONSHIPS. The Company enjoys strong customer relationships across all its markets, as evidenced by a contract renewal rate of over 90% during the last three fiscal years. Management believes that its strong customer relationships are attributable to the Company's broad product offering, nationwide provider network, commitment to quality care and ability to manage behavioral healthcare costs effectively. The Company's customers include: (i) Blue Cross/Blue Shield organizations; (ii) national HMOs and other large insurers, such as Aetna/US Healthcare, Humana and Prudential;
(iii) large corporations, such as IBM, Federal Express and AT&T; (iv) state and local governmental agencies through commercial, Medicaid and other programs; and
(v) the federal government through contracts pursuant to the Civilian Health and Medical Program for the Uniformed Services ("CHAMPUS") and with the U.S. Postal Service. This broad base of strong customer relationships provides the Company with stable and diverse sources of revenue and cash flow and an established base from which to continue to increase covered lives and revenue. See "Risk Factors--Reliance on Customer Contracts" for a discussion of the risks associated with the Company's reliance on certain contracts with payors of behavioral healthcare benefits.


    PROVEN RISK MANAGEMENT EXPERIENCE. As of June 30, 1998, the Company had approximately 18.7 million covered lives under risk-based contracts, making it the nation's industry leader in at-risk managed behavioral healthcare products, based on enrollment data reported in OPEN MINDS. The Company's experience with risk-based products covering a large number of lives (including the experience of Green Spring, HAI and Merit) has given it a broad base of data from which to analyze utilization rates. The Company believes that this broad database permits it to estimate utilization trends and costs more accurately than many of its competitors, which allows it to bid effectively. The Company believes that its experience has also allowed it to develop effective measures for controlling the cost of providing a unit of care to its covered lives. Among other cost control measures, the Company has developed or acquired clinical protocols, which permit the Company to assist its network providers to administer effective treatment in a cost efficient manner, and claims management technology, which permits the Company to reduce the cost of processing claims. As the Company integrates the managed care operations it acquired in the Acquisition with its pre-existing managed care operations, it will be able to select from the best practices of its subsidiaries to further enhance its utilization and cost control methodologies. See "Risk Factors--Integration of Operations" for a discussion of the risks associated with integrating the Company's recently acquired businesses, including the managed care operations it acquired in the Acquisition, with its existing operations.

BUSINESS STRATEGY

    INCREASE ENROLLMENT IN BEHAVIORAL MANAGED CARE PRODUCTS. The Company believes it has a significant opportunity to increase covered lives in all its behavioral managed care products. The Company believes its increased market presence following the Acquisition will further enhance its ability to increase ASO and EAP covered lives with large corporate, HMO and insurance customers. The Company further believes that it has a significant opportunity to increase revenues and cash flow by increasing lives covered by its risk-based products. As a result of the Acquisition, the Company became the industry's leading provider of risk-based products, according to enrollment data reported in OPEN MINDS, and believes that it is well positioned to benefit from the continuing shift to risk-based products. According to OPEN MINDS, industry enrollment in risk-based products has grown from approximately 13.6 million in 1993 to approximately 38.9 million in 1997, representing a compound annual growth rate of over 30%. Despite this growth, only approximately 26% of total managed behavioral healthcare enrollees were in risk-based products in 1997. The Company believes that the market for risk-based products has grown and will continue to grow as payors attempt to reduce their cost of providing behavioral healthcare while ensuring a high quality of care and an appropriate level of access to care. The Company believes enrollment in its risk-based products will increase through growth in new covered lives and through the transition of covered lives in ASO and EAP products to higher revenue risk-based products. On a pro forma basis for fiscal 1997, risk-based products accounted for 30% of the Company's covered lives but accounted for 73% of its total managed behavioral healthcare revenues. There are certain risks associated with increased enrollment in risk-based products. See "Risk Factors-- Risk-Based Products."

    ACHIEVE SIGNIFICANT INTEGRATION EFFICIENCIES. The Company believes that the Acquisition has created opportunities for the Company to achieve significant cost savings. Management believes that cost saving opportunities will result from leveraging fixed overhead over a larger revenue base and an increased number of covered lives and from reducing duplicative corporate and regional selling, general and administrative expenses. As a result, the Company expects to achieve approximately $60.0 million of cost savings on an annual basis within eighteen months following the consummation of the Acquisition. There can be no assurance that the Company will be able to integrate its operations according to its plan. See "Risk Factors--Integration of Operations."

    PURSUE ADDITIONAL SPECIALTY MANAGED CARE OPPORTUNITIES. The Company believes that significant demand exists for specialty managed care products related to the management of certain chronic conditions. The Company believes its large number of covered lives, information systems infrastructure and demonstrated expertise in managing behavioral healthcare programs position the Company to provide customers with specialty managed care products. As a first major step in implementing this strategy, the Company acquired Allied, a provider of specialty managed care products for cardiology, oncology and diabetes patients, on December 5, 1997. See "--Recent Developments". The Company's highly leveraged financial position may prevent it from acquiring additional speciality managed care providers. See "Risk Factors--Substantial Leverage and Debt Service Obligations."

HISTORY

    The Company has historically derived the majority of its revenue as a provider of healthcare services in an inpatient setting. Payments from third party payors are the principal source of revenue for most healthcare providers. In the early 1990's, many third party payors sought to control the cost of providing care to their patients by instituting managed care programs or seeking the assistance of managed care companies. Providers participating in managed care programs agree to provide services to patients for a discount from established rates, which generally results in pricing concessions by the providers and lower margins. Additionally, managed care programs generally encourage alternatives to inpatient treatment settings and the reduced utilization of inpatient services. As a result, third party payors established managed care programs or engaged managed care companies in many areas of healthcare, including behavioral healthcare. The Company, which until June 1997 was the largest operator of psychiatric hospitals in the United States, was adversely affected by the adoption of managed care programs by third party payors.

    Prior to the first quarter of fiscal 1996, the Company was not a provider of behavioral managed care services. During the first quarter of fiscal 1996, the Company acquired a 61% ownership interest in Green Spring Health Services, Inc., a managed care company specializing in mental health and substance abuse/dependence services ("Green Spring"). At that time, the Company intended to become a fully integrated behavioral healthcare provider by combining the managed behavioral healthcare products offered by Green Spring with the direct treatment services offered by the Company's psychiatric hospitals. The Company believed that an entity that participated in both the managed care and provider segments of the behavioral healthcare industry could more efficiently provide and manage behavioral healthcare for insured populations than an entity that was solely a managed care company. The Company also believed that earnings from its managed care business would offset, in part, the negative impact on the financial performance of its psychiatric hospitals caused by managed care. Green Spring was the Company's first significant involvement in managed behavioral healthcare.

    Subsequent to the Company's acquisition of Green Spring, the growth of the managed behavioral healthcare industry accelerated. Under the Company's majority ownership, Green Spring increased its base of covered lives from 12.0 million as of the end of calendar year 1995 to 21.1 million as of the end of calendar year 1997, a compound annual growth rate of over 32%. Green Spring's revenue increased from $205.0 million in fiscal 1995 to $364.0 million in fiscal 1997, a compound annual growth rate of over 33%. While growth in the industry was accelerating, the managed behavioral healthcare industry also began to consolidate. The Company concluded that consolidation presented an opportunity for the Company to enhance its stockholder value by increasing its participation in the managed behavioral healthcare industry, which the Company believed offered growth and earnings prospects superior to those of the psychiatric hospital industry. Therefore, the Company decided to sell its domestic psychiatric facilities to obtain capital for expansion in the managed behavioral healthcare business.

    The Company took a significant step toward implementing this strategy during the third quarter of fiscal 1997 with the Crescent Transactions when it sold the Psychiatric Hospital Facilities to Crescent for $417.2 million in cash (before costs of approximately $16.0 million) and certain other consideration. Simultaneously with the sale of the Psychiatric Hospital Facilities, the Company and COI, an affiliate of Crescent, formed CBHS, a joint venture, to operate the Psychiatric Hospital Facilities and certain other facilities transferred to CBHS by the Company. The Company retained a 50% ownership of CBHS; the other 50% of the equity of CBHS is owned by COI.

    In related transactions, (i) Crescent leased the Psychiatric Hospital Facilities to CBHS and (ii) the Company entered into a master franchise agreement (the "Master Franchise Agreement") with CBHS and a franchise agreement with each of the Psychiatric Hospital Facilities and the other facilities operated by CBHS (collectively, the "Franchise Agreements"). The Company's sale of the Psychiatric Hospital Facilities and the related transactions described above, collectively, constitute the Crescent Transactions. Pursuant to the Franchise Agreements, the Company franchises the "CHARTER" System of behavioral healthcare to each of the Psychiatric Hospital Facilities and other facilities operated by CBHS. In exchange, CBHS agreed to pay the Company, pursuant to the Master Franchise Agreement, annual franchise fees (the "Franchise Fees") of approximately $78.3 million. However, CBHS's obligation to pay the Franchise Fees is subordinate to its obligation to pay rent for the Psychiatric Hospital Facilities to Crescent.


    The sale of the Psychiatric Hospital Facilities provided the Company with approximately $200 million of net cash proceeds after debt repayment for use in implementing its business strategy. The Company used the net cash proceeds to finance the acquisition of additional managed care companies, as described below. See "--Recent Developments." The Company continues to pursue a strategy of expanding its managed care operations and of reducing the extent to which its earnings are derived from the psychiatric hospital business. In this regard, the Company has further implemented its business strategy through the Acquisition.


RECENT DEVELOPMENTS

    THE ACQUISITION. On February 12, 1998, the Company consummated its acquisition of Merit for cash consideration of approximately $448.9 million plus the repayment of Merit's debt. Merit manages behavioral healthcare programs for approximately 800 customers across all segments of the healthcare industry, including HMOs, Blue Cross/Blue Shield organizations and other insurance companies, corporations and labor unions, federal, state and local governmental agencies and various state Medicaid programs, and had approximately 21.0 million covered lives at the time of the Acquisition, including approximately 10.6 million risk-based lives. On September 12, 1997, Merit completed the acquisition of CMG. CMG is a national managed behavioral healthcare company with over two million covered lives, including over 1.9 million risk-based lives. Merit paid approximately $48.7 million in cash and issued approximately 739,000 shares of Merit common stock as consideration for CMG. The former owners of CMG may be entitled to additional consideration, depending on CMG's future performance. See "Merit's Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    HUMAN AFFAIRS INTERNATIONAL, INCORPORATED ACQUISITION. On December 4, 1997, the Company consummated the purchase of HAI, formerly a unit of Aetna/U.S. Healthcare ("Aetna"), for approximately $122.1 million, which the Company funded from cash on hand. HAI manages the care of approximately 16.3 million covered lives, primarily through EAPs and other managed behavioral healthcare plans. The Company may be required to make additional contingent payments of up to $60.0 million annually to Aetna over the five year period subsequent to closing. The amount and timing of the payments will be contingent upon net increases in the number of HAI's covered lives in specified products. See "Magellan's Management's Discussion and Analysis of Financial Condition and Results of Operations-- Pro Forma Liquidity and Capital Resources."


    ALLIED HEALTH GROUP, INC. ACQUISITION. On December 5, 1997, as part of the Company's strategy to expand its specialty managed care business, the Company purchased the assets of Allied. Allied provides specialty risk-based products and administrative services to a variety of insurance companies and other customers, including Blue Cross of New Jersey, CIGNA and NYLCare, for its 5.0 million members. Allied has over 80 physician networks across the eastern United States. Allied's networks include physicians specializing in cardiology, oncology and diabetes. The Company paid approximately $70.0 million for Allied, of which $50.0 million was paid to the seller at closing with the remaining $20.0 million placed in escrow. The escrowed amount is payable in one-third increments if Allied achieves specified earnings targets during each of the three years following the closing. Additionally, the purchase price may be increased during the three year period by up to $40.0 million if Allied's performance exceeds specified earnings targets. The maximum purchase price payable is $110.0 million. See "Magellan's Management's Discussion and Analysis of Financial Condition and Results of Operations-- Pro Forma Liquidity and Capital Resources."

    GREEN SPRING MINORITY SHAREHOLDER CONVERSION. The minority shareholders of Green Spring have converted their interests in Green Spring into an aggregate of 2,831,516 shares of Company Common Stock. Such conversion is referred to as the "Green Spring Minority Shareholder Conversion." As a result of the Green Spring Minority Shareholder Conversion, the Company owns 100% of Green Spring.


    PUBLIC SECTOR ACQUISITIONS. During fiscal 1998, the Company has acquired six businesses in its public sector segment for an aggregate purchase price of approximately $53.0 million (collectively, the "Public Sector Acquisitions"). The Public Sector Acquisitions provide various residential and day services for individuals with acquired brain injuries and for individuals with mental retardation and developmental disabilities.



    CBHS TRANSACTIONS. On March 3, 1998, the Company and certain of its wholly owned subsidiaries entered into definitive agreements with COI and CBHS pursuant to which the Company would have, among other things, sold the Company's franchise operations, certain domestic provider operations and certain other assets and operations. On August 19, 1998, the Company announced that it had terminated discussions with COI for the sale of its interest in CBHS. Furthermore, the Company has exercised certain of its rights pursuant to the Master Franchise Agreement and is assisting CBHS management in improving profitability. See "Risk Factors--Subordination of Franchise Fees." The Company will continue to seek opportunities to divest its ownership interest in CBHS at a later date.


                                THE TRANSACTIONS

    On February 12, 1998, in connection with the consummation of the Acquisition, the Company consummated certain related transactions (together with the Acquisition, collectively, the "Transactions"), as follows: (i) the Company terminated its existing credit agreement (the "Magellan Existing Credit Agreement"); (ii) the Company repaid all loans outstanding pursuant to and terminated Merit's existing credit agreement (the "Merit Existing Credit Agreement") (the Magellan Existing Credit Agreement and the Merit Existing Credit Agreement are hereinafter referred to as the "Existing Credit Agreements"); (iii) the Company consummated a tender offer for its 11 1/4% Series A Senior Subordinated Notes due 2004 (the "Magellan Outstanding Notes");
(iv) Merit consummated a tender offer for its 11 1/2% Senior Subordinated Notes due 2005 (the "Merit Outstanding Notes") (the Magellan Outstanding Notes and the Merit Outstanding Notes are hereinafter referred to collectively as the "Outstanding Notes" and such tender offers are hereinafter referred to collectively as the "Debt Tender Offers"); (v) the Company entered into a new senior secured bank credit agreement (the "New Credit Agreement") with The Chase Manhattan Bank ("Chase"), an affiliate of Chase Securities Inc., the Initial Purchaser, and a syndicate of financial institutions, providing for credit facilities of $700 million; and (vi) the Company issued the Old Notes. See "The Transactions" and "Summary of New Credit Agreement."

    The following table sets forth the sources and uses of funds for the Transactions (in millions):


SOURCES:
Cash and cash equivalents.........................................     $     59.3
New Credit Agreement:
  Revolving Facility(1)...........................................           20.0
  Term Loan Facility..............................................          550.0
The Old Notes.....................................................          625.0
                                                                         --------
    Total sources.................................................     $  1,254.3
                                                                         --------
                                                                         --------

USES:
Direct Cash Merger Consideration..................................     $    448.9
Repayment of Merit Existing Credit Agreement(2)...................          196.4
Purchase of Magellan Outstanding Notes(3).........................          432.1
Purchase of Merit Outstanding Notes(4)............................          121.6
Transaction costs(5)..............................................           55.3
                                                                         --------
    Total uses....................................................     $  1,254.3
                                                                         --------
                                                                         --------


       -------------------------------

       (1) The Revolving Facility provides for borrowings of up to $150.0 million. As of February 12, 1998, the Company had approximately $112.5 million available for borrowing pursuant to the Revolving Facility, excluding approximately $17.5 million of availability reserved for certain letters of credit.


       (2) Includes principal amount of $193.6 million and accrued interest of $2.7 million.



       (3) Includes principal amount of $375.0 million, tender premium of $43.4 million and accrued interest of $13.7 million.



       (4) Includes principal amount of $100.0 million, tender premium of $18.9 million and accrued interest of $2.8 million.



       (5) Transaction costs include, among other things, costs paid at closing associated with the Debt Tender Offers, the Old Notes offering, the Acquisition and the New Credit Agreement.


    All but $105,000 of the $375.0 million of Magellan Outstanding Notes and all but $35,000 of the $100.0 million of Merit Outstanding Notes were tendered in response to the Debt Tender Offers. Upon consummation of the Debt Tender Offers, the Company paid $1,115.69 plus accrued interest per $1,000 principal amount of Magellan Outstanding Notes tendered and $1,189.14 plus accrued interest per $1,000 principal amount of Merit Outstanding Notes tendered.

                                RAINWATER, INC.

    During the second quarter of fiscal 1996, Rainwater-Magellan Holding, L.P., an affiliate of Richard Rainwater ("Rainwater-Magellan"), purchased four million shares of the Company's Common Stock and a warrant to purchase an additional two million shares at an exercise price of $26.15 per share (the "Rainwater-Magellan Warrant") from the Company for aggregate cash consideration of $69.7 million in a private placement (the "Private Placement"). Mr. Rainwater currently beneficially owns approximately 13.3% of the Company's Common Stock. Mr. Rainwater and certain affiliates have the right to designate a nominee acceptable to the Company for election as a director of the Company. See "Management-- Certain Relationships and Related Transactions."

                             THE OLD NOTES OFFERING

The Old Notes.................  The Old Notes were sold by the Company on February 12, 1998 in a private placement (the "Offering") to Chase Securities
                                Inc. (the "Initial Purchaser") pursuant to a Purchase
                                Agreement dated February 5, 1998 (the "Purchase Agreement").
                                The Initial Purchaser subsequently resold the Old Notes to either "qualified institutional buyers" pursuant to Rule
                                144A under the Securities Act or pursuant to sales that
                                occurred outside the United States within the meaning of
                                Regulation S of the Securities Act. As of the date of this
                                Prospectus, all $625,000,000 outstanding principal amount of the Old Notes were evidenced by global securities,
                                registered in the name of CEDE & Co., as nominee for The
                                Depositary Trust Company ("DTC"), and held by Marine Midland
                                Bank as securities custodian for CEDE & Co. As indicated
                                elsewhere in this Prospectus, the Old Notes have been
                                included in the PORTAL Market for trading among "qualified institutional buyers" pursuant to Rule 144A under the
                                Securities Act.

Registration Rights
  Agreement...................  Pursuant to the Purchase Agreement, the Company and the
                                Initial Purchaser entered into the Registration Rights
                                Agreement, which, among other things, grants the holders of the Old Notes certain exchange and registration rights. The
                                Exchange Offer is intended to satisfy such exchange rights, which rights will terminate upon consummation of the
                                Exchange Offer. Pursuant to the Registration Rights
                                Agreement, the Company agreed that, in the event that the
                                Exchange Offer is not consummated on or prior to September
                                10, 1998, the Company will be obligated to pay liquidated
                                damages to each holder of the Old Notes in an amount equal to $0.192 per week per $1,000 principal amount of the Old
                                Notes held by such holder until the Exchange Offer is
                                consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

Use of Proceeds...............  Simultaneously with the sale of the Old Notes, the Company entered into the New Credit Agreement. The Company used the net proceeds from the sale of the Old Notes and the initial borrowings pursuant to the New Credit Agreement to finance the Acquisition, repay all loans outstanding pursuant to the
                                Merit Existing Credit Agreement and purchase the Outstanding
                                Notes tendered in response to the Debt Tender Offers. See
                                "Use of Proceeds."

                                THE EXCHANGE OFFER

Securities Offered............  $625,000,000 aggregate principal amount of 9% Series A
                                Senior Subordinated Notes due February 15, 2008 that have
                                been registered pursuant to the Securities Act (the "New
                                Notes").

The Exchange Offer............  $1,000 principal amount of the New Notes in exchange for each $1,000 principal amount of 9% Senior Subordinated Notes due February 15, 2008 that have not been registered pursuant to the Securities Act (the "Old Notes"). As of the date
                                hereof, $625,000,000 aggregate principal amount of Old Notes is outstanding. The Company will issue the New Notes to
                                holders on or promptly after the Expiration Date.

                                The New Notes are being offered for exchange hereby to
                                satisfy certain obligations of the Company under the
                                Registration Rights Agreement. Based on existing
                                interpretations of the Staff with respect to similar
                                transactions, the Company believes that New Notes issued
                                pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an
                                "affiliate" of the Company within the meaning of Rule 405
                                under the Securities Act), without compliance with the
                                registration and prospectus delivery requirements of the
                                Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such
                                holders are not engaged in, have no arrangement with any
                                person to participate in, and do not intend to engage in,
                                any public distribution of the New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the
                                Exchange Offer in exchange for Old Notes acquired by the
                                broker-dealer for its own account in market-making or other trading activities must acknowledge that it will deliver a resale prospectus in connection with any resale of such New
                                Notes. The Letter of Transmittal which accompanies this
                                Prospectus states that by so acknowledging and by delivering a resale prospectus, such a broker-dealer will not be deemed to admit to be acting in the capacity of an "underwriter"
                                (within the meaning of Section 2(11) of the Securities Act).
                                This Prospectus, as it may be amended or supplemented from time to time, may be used by such a broker-dealer in
                                connection with resales of New Notes received in exchange
                                for Old Notes where such Old Notes were acquired by such
                                broker-dealer as a result of market-making or other trading activities. Any broker-dealer that receives New Notes for
                                its own account in exchange for Old Notes acquired directly from the Company may not rely on the interpretations of the
                                Staff referred to above and, in connection with the resale of any such New Notes, must comply with the registration and prospectus delivery requirements of the Securities Act,
                                including the requirement that such broker-dealer be named as a selling Noteholder in the resale prospectus. The
                                Company has agreed that, for a period of 180 days after the date on which the Registration Statement of which this
                                Prospectus is a part is first declared effective it will
                                make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of
                                Distribution."

Expiration Date...............  5:00 p.m., New York City time, on [        ], 1998 unless
                                the Exchange Offer is extended, in which case the term
                                "Expiration Date" means the latest date and time to which
                                the Exchange Offer is extended.

Accrued Interest on the New
  Notes and Old Notes.........  Each New Note will bear interest from its date of original issuance. Holders of Old Notes that are accepted for
                                exchange and exchanged for New Notes will receive, in cash, accrued interest thereon to, but not including, the original issuance date of the New Notes. Such interest will be paid on the first interest payment date for the New Notes.
                                Interest on the Old Notes accepted for exchange

                                and exchanged in the Exchange Offer will cease to accrue on the date preceding the date of original issuance of the New
                                Notes.

Conditions to the Exchange
  Offer.......................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The
                                Exchange Offer-- Conditions."

Procedures for Tendering Old
  Notes.......................  Each holder of Old Notes wishing to accept the Exchange
                                Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and deliver such Letter of Transmittal, or such facsimile, together with any other required documentation to the Exchange Agent (as defined) at the address set forth herein on or prior to the
                                Expiration Date. By executing the Letter of Transmittal,
                                each holder of the Old Notes who wishes to exchange its
                                Notes for New Notes in the Exchange Offer will make certain representations to the Company, including that (i) any New
                                Notes to be received by it will be acquired in the ordinary course of its business, (ii) it is not participating in,
                                does not intend to participate in and has no arrangement
                                with any person to participate in a public distribution
                                (within the meaning of the Securities Act) of the New Notes, and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act of the Company, or if it is such an
                                affiliate, that it will comply with the registration and
                                prospectus delivery requirements of the Securities Act to
                                the extent applicable to it. In addition, each holder who is not a broker-dealer will be required to represent that it is not engaged in, and does not intend to engage in, a public distribution of the New Notes. Each holder who is a
                                broker-dealer and who receives New Notes for its own account in exchange for Old Notes that were acquired by it as a
                                result of market-making activities or other trading
                                activities, will be required to acknowledge that it will
                                deliver a prospectus in connection with any resale by it of such New Notes. The Company has agreed that, for a period of
                                180 days after the date on which the Registration Statement of which this Prospectus is a part is first declared
                                effective, it will make this Prospectus available to any
                                broker-dealer for use in connection with any such resales.
                                For a description of the procedures for certain resales by broker-dealers, see "Plan of Distribution." See "The
                                Exchange Offer--Procedures for Tendering."

Untendered Old Notes..........  Following the consummation of the Exchange Offer, holders of
                                Old Notes eligible to participate and to receive freely
                                transferrable New Notes (based on existing interpretations of the Staff described elsewhere in this Prospectus) but who do not tender their Old Notes will not have any further
                                registration rights and such Old Notes will continue to be subject to certain restrictions on transfer under the
                                Securities Act. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Shelf Registration
  Statement...................  Pursuant to the Registration Rights Agreement, if (i)
                                because of any change in law or applicable interpretations thereof by the Staff of the Commission, the Company is not permitted to effect the

                                Exchange Offer as contemplated hereby, (ii) any Old Notes
                                validly tendered pursuant to the Exchange Offer are not
                                exchanged for New Notes by September 10, 1998, (iii) the
                                Initial Purchaser so requests with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange
                                Offer, (iv) any applicable law or interpretations do not
                                permit any holder of Old Notes to participate in the
                                Exchange Offer, (v) any holder of Old Notes that
                                participates in the Exchange Offer does not receive freely transferable New Notes in exchange for tendered Old Notes, or (vi) the Company so elects, then the Company will file
                                with the Commission a shelf registration statement (the
                                "Shelf Registration Statement") to cover resales of Transfer
                                Restricted Securities (as defined) by such holders who
                                satisfy certain conditions relating to the provision of
                                information in connection with the Shelf Registration
                                Statement. For purposes of the foregoing, "Transfer
                                Restricted Securities" means each Old Note until (i) the
                                date on which such Old Note has been exchanged for a freely transferable New Note in the Exchange Offer; (ii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the
                                Shelf Registration Statement or (iii) the date on which such
                                Old Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule
                                144(k) under the Securities Act. The Company will use its
                                reasonable best efforts to have the Shelf Registration
                                Statement declared effective by the Commission as promptly as practicable after the filing thereof and to keep the
                                Shelf Registration Statement continuously effective until
                                February 12, 2000. The Company, at its expense, will provide to each holder of the Old Notes copies of the prospectus
                                that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are
                                required to permit unrestricted resales of the Old Notes
                                from time to time. A holder of Old Notes who sells such Old
                                Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to
                                purchasers, will be subject to certain of the civil
                                liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the
                                Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

Special Procedures for
  Beneficial Owners...........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its Old Notes for
                                exchange in the Exchange Offer should contact such
                                registered holder promptly and instruct such registered
                                holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's behalf, such owner must, prior to completing and executing the Letter of Transmittal, either make appropriate
                                arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the

                                registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures..................  Holders of Old Notes who wish to tender their Old Notes and who cannot deliver the Letter of Transmittal or any other
                                documents required by the Letter of Transmittal to the
                                Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old
                                Notes according to the guaranteed delivery procedures set
                                forth in "The Exchange Offer-- Guaranteed Delivery
                                Procedures."

Withdrawal Rights.............  Tenders may be withdrawn at any time prior to 5:00 p.m., New
                                York City time, on the Expiration Date.

Acceptance of Old Notes and
  Delivery of New Notes.......  The Company will accept for exchange and exchange any and all Old Notes which are properly tendered in the Exchange
                                Offer and not withdrawn prior to 5:00 p.m., New York City
                                time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the
                                Exchange Offer."

Federal Income Tax
  Consequences................  The exchange pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See "Federal
                                Income Tax Consequences of the Exchange Offer."

Use of Proceeds...............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer. See "Use of
                                Proceeds."

Exchange Agent................  Marine Midland Bank.

                       SUMMARY OF TERMS OF THE NEW NOTES

    The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and except for the series designation. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the New Notes."

Maturity Date................  February 15, 2008

Interest Payment Dates.......  February 15 and August 15, commencing August 15, 1998.

Optional Redemption..........  Except as described below, the Company may not redeem the
                               New Notes prior to February 15, 2003. On or after such date, the Company may redeem the New Notes, in whole or in part, at any time at the redemption prices set forth herein,
                               together with accrued and unpaid interest, if any, to the
                               date of redemption. In addition, at any time and from time to time prior to February 15, 2001, the Company may, subject to certain requirements, redeem up to 35% of the original
                               aggregate principal amount of the New Notes with the net
                               cash proceeds of one or more Equity Offerings (as defined), at a redemption price equal to 109% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the original aggregate principal amount of the New Notes remains outstanding immediately

                               after each such redemption. See "Description of the New
                               Notes-- Optional Redemption."

Change of Control............  Upon the occurrence of a Change of Control, each holder of the New Notes will have the right to require the Company to make an offer to repurchase such holder's New Notes at a
                               price equal to 101% of the principal amount thereof,
                               together with accrued and unpaid interest, if any, to the
                               repurchase date. See "Description of the New Notes-- Change of Control."

Ranking......................  The New Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior
                               Indebtedness of the Company. The New Notes will rank PARI
                               PASSU with all future Senior Subordinated Indebtedness of
                               the Company and will rank senior to all future Subordinated
                               Obligations of the Company. The New Notes will be PARI PASSU in right of payment with all Old Notes that are not
                               exchanged for New Notes pursuant to the Exchange Offer. As of June 30, 1998, (i) the aggregate amount of the Company's outstanding Senior Indebtedness would have been
                               approximately $580.7 million (exclusive of unused
                               commitments), substantially all of which would have been
                               Secured Indebtedness and would have been guaranteed by
                               substantially all of the Company's subsidiaries, (ii) the
                               Company would have had no Senior Subordinated Indebtedness
                               (other than the Notes) and no indebtedness that is
                               subordinate or junior in right of payment to the Notes and
                               (iii) the outstanding indebtedness of the Company's
                               subsidiaries (excluding guarantees of the Company's
                               indebtedness) would have been approximately $342.8 million, substantially all of which would have been Secured
                               Indebtedness. See "Description of the New Notes" and
                               "Summary of New Credit Agreement."

Restrictive Covenants........  The Indenture governing the Notes limits, among other things: (i) the incurrence of additional indebtedness by the
                               Company and its Restricted Subsidiaries (as defined); (ii)
                               the payment of dividends on, and redemption or repurchase
                               of, capital stock of the Company and its Restricted
                               Subsidiaries and the redemption of certain Subordinated
                               Obligations of the Company; (iii) certain other restricted payments, including investments; (iv) sales of assets; (v)
                               certain transactions with affiliates; (vi) the creation of liens; and (vii) consolidations, mergers and transfers of
                               all or substantially all the Company's assets. The Indenture also prohibits certain restrictions on distributions from
                               Restricted Subsidiaries. However, all these limitations and prohibitions are subject to a number of important
                               qualifications and exceptions. See "Description of the New
                               Notes--Certain Covenants."

Risk Factors.................  In evaluating the Exchange Offer, holders of Old Notes should carefully consider the factors set forth under the
                               caption "Risk Factors" prior to determining whether to
                               participate in the Exchange Offer. Holders of the Old Notes should also consider that such factors are also generally
                               applicable to the Old Notes.

           SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA


    The following tables set forth: (i) summary consolidated financial data for Magellan for and as of each of the three fiscal years in the period ended September 30, 1997 and for the nine months ended June 30, 1997 and 1998; (ii) summary consolidated financial data for Merit for and as of the three fiscal years in the period ended September 30, 1997, for the three months ended December 31, 1996 and 1997 and as of December 31, 1997; and (iii) summary unaudited pro forma consolidated financial information for the fiscal year ended September 30, 1997 and for the nine months ended June 30, 1998, giving effect to the Transactions as if they had occurred on October 1, 1996. The summary unaudited pro forma consolidated financial information also gives effect to the Crescent Transactions, the HAI acquisition, the Allied acquisition, Merit's acquisition of CMG, and the Green Spring Minority Shareholder Conversion. The summary historical consolidated financial information of Magellan for each of the three years in the period ended September 30, 1997 has been derived from the audited historical consolidated financial statements and the selected historical consolidated financial information of Magellan included elsewhere herein. The summary historical consolidated financial information of Merit for each of the three years in the period ended September 30, 1997 has been derived from the audited historical consolidated financial statements and the selected historical consolidated financial information of Merit included elsewhere herein.



    The summary historical consolidated financial information of Magellan for the nine months ended June 30, 1997 and 1998 has been derived from unaudited consolidated financial statements of Magellan appearing elsewhere herein. The summary historical consolidated financial information of Merit for the three months ended December 31, 1996 and 1997 and as of December 31, 1997 has been derived from unaudited consolidated financial statements of Merit appearing elsewhere herein. In the opinion of management, it includes all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the operating results for such interim periods. Results for the interim periods are not necessarily indicative of the results for the full year or for any future periods. The summary historical financial data set forth below should be read in conjunction with the consolidated financial statements of Magellan and Merit and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations of Magellan and Merit appearing elsewhere herein.



    The summary unaudited pro forma consolidated financial information set forth herein is provided for informational purposes only and is not necessarily indicative of actual results or future results that would have been or will be achieved had the Transactions, the Crescent Transactions, the HAI, Allied and CMG acquisitions and the Green Spring Minority Shareholder Conversion been consummated on the assumed dates. The summary unaudited pro forma consolidated financial information is derived from the Unaudited Pro Forma Consolidated Financial Information appearing elsewhere herein. The information set forth below should be read in conjunction with: (i) the audited consolidated financial statements of Magellan, Merit, CBHS and HAI and notes thereto appearing elsewhere herein; (ii) the Unaudited Pro Forma Consolidated Financial Information appearing elsewhere herein; and (iii) Management's Discussion and Analysis of Financial Condition and Results of Operations of Magellan and Merit appearing elsewhere herein.

                MAGELLAN HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                                   HISTORICAL
                                           ----------------------------------------------------------
                                                                                 NINE MONTHS ENDED
                                                YEAR ENDED SEPTEMBER 30,              JUNE 30,
                                           ----------------------------------  ----------------------
                                              1995        1996        1997        1997        1998
                                           ----------  ----------  ----------  ----------  ----------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:

Net revenue..............................  $1,151,736  $1,345,279  $1,210,696  $1,021,662  $1,063,099

Salaries, cost of care and other
  operating expenses.....................     863,598   1,064,445     978,513     830,248     909,353

Bad debt expense.........................      92,022      81,470      46,211      47,456       2,972

Depreciation and amortization............      38,087      48,924      44,861      38,231      37,649

Interest, net............................      55,237      48,017      45,377      39,324      49,336

Income (loss) before extraordinary
  items..................................     (42,963)     32,383       4,755      (5,408)     12,746

Net income (loss)........................     (42,963)     32,383        (498)    (10,661)    (20,269)

OTHER FINANCIAL DATA:

EBITDA(1)................................

Adjusted EBITDA(2).......................

Cash interest expense(3).................

Ratio of Adjusted EBITDA to cash interest
  expense(3).............................

Ratio of total debt to Adjusted
  EBITDA(4)..............................

Net cash provided by (used in) operating
  activities.............................  $   95,620  $  101,866  $   73,599  $    5,216  $   (5,401)

Net cash provided by (used in) investing
  activities.............................     (96,981)   (102,203)    331,680     355,102  (1,001,132)

Net cash provided by (used in) financing
  activities.............................     (22,728)     15,768    (153,346)   (155,020)    723,501

Ratio (deficiency) of earnings to fixed
  charges................................     (53,518)       1.98        1.41                    1.46

BALANCE SHEET DATA (END OF PERIOD):

Working capital (deficiency).............  $   91,413  $   63,834  $  287,662              $  (51,021)

Total assets.............................     983,558   1,140,137     895,620               1,902,211

Total debt and capital lease
  obligations............................     541,569     572,058     395,294               1,205,716

Stockholders' equity.....................      88,560     121,817     158,250                 190,795

                                                    PRO FORMA
                                           ----------------------------
                                                           NINE MONTHS
                                            YEAR ENDED        ENDED
                                           SEPTEMBER 30,     JUNE 30,
                                               1997            1998
                                           -------------   ------------
STATEMENT OF OPERATIONS DATA:
Net revenue..............................   $ 1,601,606     $1,374,059
Salaries, cost of care and other
  operating expenses.....................     1,361,165      1,193,251
Bad debt expense.........................         3,491          2,972
Depreciation and amortization............        68,116         52,511
Interest, net............................        95,092         73,986
Income (loss) before extraordinary
  items..................................        18,467         10,975
Net income (loss)........................        18,467         10,975
OTHER FINANCIAL DATA:
EBITDA(1)................................   $   250,647     $  186,154
Adjusted EBITDA(2).......................       263,740        180,840
Cash interest expense(3).................       104,389         79,004
Ratio of Adjusted EBITDA to cash interest
  expense(3).............................           2.5x           2.3x
Ratio of total debt to Adjusted
  EBITDA(4)..............................           4.6x
Net cash provided by (used in) operating
  activities.............................
Net cash provided by (used in) investing
  activities.............................
Net cash provided by (used in) financing
  activities.............................
Ratio (deficiency) of earnings to fixed
  charges................................          1.31           1.31
BALANCE SHEET DATA (END OF PERIOD):
Working capital (deficiency).............
Total assets.............................
Total debt and capital lease
  obligations............................
Stockholders' equity.....................


         See Notes to Magellan Historical and Pro Forma Financial Data

           NOTES TO MAGELLAN HISTORICAL AND PRO FORMA FINANCIAL DATA

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization plus interest income, stock option expense and unusual items. The calculation of EBITDA is as follows (in thousands):

                                                                                                                      PRO FORMA
                                                                                                                 -------------------
                                                                                                                     YEAR ENDED
                                                                                                                 SEPTEMBER 30, 1997
                                                                                                                 -------------------
Net income.....................................................................................................       $  18,467
Minority interest..............................................................................................           2,267
Equity in loss of CBHS.........................................................................................          20,150
Provision for income taxes.....................................................................................          24,121
Interest, net..................................................................................................          95,092
Depreciation and amortization..................................................................................          68,116
                                                                                                                     ----------
  Earnings before interest, taxes, depreciation and amortization...............................................         228,213
Interest income................................................................................................          13,697
Stock option expense (credit)..................................................................................           4,292
Unusual items..................................................................................................           4,445
                                                                                                                     ----------
  EBITDA.......................................................................................................       $ 250,647
                                                                                                                     ----------
                                                                                                                     ----------


                                                                                                                  NINE MONTHS ENDED

                                                                                                                    JUNE 30, 1998

                                                                                                                 -------------------

Net income.....................................................................................................       $  10,975

Minority interest..............................................................................................           2,457

Equity in loss of CBHS.........................................................................................          24,221

Provision for income taxes.....................................................................................          17,213

Interest, net..................................................................................................          73,986

Depreciation and amortization..................................................................................          52,511

                                                                                                                     ----------

  Earnings before interest, taxes, depreciation and amortization...............................................         181,363

Interest income................................................................................................           8,318

Stock option expense (credit)..................................................................................          (3,527)

Unusual items..................................................................................................              --

                                                                                                                     ----------

  EBITDA.......................................................................................................       $ 186,154

                                                                                                                     ----------

                                                                                                                     ----------




     EBITDA is presented because management believes that EBITDA provides additional indications of the financial performance of the Company and provides useful information regarding the Company's ability to service debt and meet certain debt covenants under the Indenture. Accordingly, EBITDA includes interest income, which can be utilized to service debt, and excludes non-cash expenses such as depreciation and amortization and stock option expense (credit). The Company's definition of EBITDA used in this Prospectus is consistent with the definition of EBITDA in the New Credit Agreement and the Indenture. EBITDA does not represent cash flows from operations or investing and financing activities as defined by generally accepted accounting principles. EBITDA does not measure whether cash flows will be sufficient to fund all cash flow needs, including principal and interest payments on debt and capital lease obligations, capital expenditures or other investing and financing activities. EBITDA should not be construed as an alternative to the Company's operating income, net income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of the Company's operating performance or as a measure of the Company's liquidity. In addition, items excluded from EBITDA, such as depreciation and amortization, interest, net and provision for income taxes, are significant components in understanding and assessing the Company's financial performance. EBITDA is not presented for historical purposes as management does not believe historical EBITDA is indicative of the Company's prospects after consummation of the Transactions. The Company's definition of EBITDA may be different from the definition of EBITDA used by other companies. For a complete discussion of the Company's future prospects related to net income, cash flows from operations and investing and financing activities, see "Magellan's Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Adjusted EBITDA is defined as EBITDA adjusted to eliminate expenses that the Company expects to eliminate as a result of the Integration Plan and to eliminate certain revenues and expenses that the Company does not believe will have significant continuing impact. Adjusted EBITDA represents EBITDA adjusted as follows (in thousands):


EBITDA....................................................................................................................
Elimination of duplicative executive management, finance, human resource and legal positions and related overhead expenses, including the closure of Merit's corporate headquarters........................................................
Elimination of duplicative regional management positions and related overhead expenses....................................
Elimination of duplicative credentialling, contracting and other administrative expenses in connection with the consolidation of the Company's existing and acquired provider networks...................................................
Elimination of expenses associated with the closure of field offices located in overlapping service areas.................
Elimination of duplicative personnel, development and maintenance expenses in connection with the consolidation of the
 Company's existing and acquired information systems operations...........................................................
Elimination of duplicative personnel and related administrative expenses in connection with the consolidation of the
 Company's existing and acquired claims processing operations.............................................................
Elimination of duplicative sales and marketing positions..................................................................
Less estimated cost savings reflected in the Company's historical financial statements....................................
Elimination of revenue from settlements of reimbursement issues related to provider operations sold as part of the
 Crescent Transactions. The Company expects to continue to record such settlements in future periods, but such amounts are expected to decline significantly from fiscal 1997 levels................................................................
Elimination of EBITDA associated with the Company's six hospital-based joint ventures. The Company pays a management fee to CBHS that equals the Company's portion of the joint ventures' net income pursuant to a management agreement with
 CBHS.....................................................................................................................
Franchise Fees receivable from CBHS.......................................................................................
Elimination of favorable adjustments to medical malpractice reserves. The Company does not expect that such adjustments will have a significant impact on the Company's future operating performance.............................................
Adjusted EBITDA...........................................................................................................

                                                                                                                               PRO F
ORMA
                                                                                                                            --------
-------

                                                                                                                              YEAR E
NDED
                                                                                                                             SEPTEMB
ER 30,
                                                                                                                                 199
7
                                                                                                                            --------
-------
EBITDA....................................................................................................................     $ 250
,647
Elimination of duplicative executive management, finance, human resource and legal positions and related overhead
 expenses, including the closure of Merit's corporate headquarters........................................................        11
,800
Elimination of duplicative regional management positions and related overhead expenses....................................         8
,900
Elimination of duplicative credentialling, contracting and other administrative expenses in connection with the
 consolidation of the Company's existing and acquired provider networks...................................................         7
,500
Elimination of expenses associated with the closure of field offices located in overlapping service areas.................         7
,200
Elimination of duplicative personnel, development and maintenance expenses in connection with the consolidation of the
 Company's existing and acquired information systems operations...........................................................         5
,900
Elimination of duplicative personnel and related administrative expenses in connection with the consolidation of the
 Company's existing and acquired claims processing operations.............................................................         4
,900
Elimination of duplicative sales and marketing positions..................................................................         4
,600
Less estimated cost savings reflected in the Company's historical financial statements....................................
  --
Elimination of revenue from settlements of reimbursement issues related to provider operations sold as part of the
 Crescent Transactions. The Company expects to continue to record such settlements in future periods, but such amounts are
 expected to decline significantly from fiscal 1997 levels................................................................       (20
,594)
Elimination of EBITDA associated with the Company's six hospital-based joint ventures. The Company pays a management fee to CBHS that equals the Company's portion of the joint ventures' net income pursuant to a management agreement with
 CBHS.....................................................................................................................        (9
,613)
Franchise Fees receivable from CBHS.......................................................................................
  --
Elimination of favorable adjustments to medical malpractice reserves. The Company does not expect that such adjustments
 will have a significant impact on the Company's future operating performance.............................................        (7
,500)
                                                                                                                            --------
-------
Adjusted EBITDA...........................................................................................................     $ 263
,740
                                                                                                                            --------
-------
                                                                                                                            --------
-------


                                                                                                                            NINE MON
THS ENDED
                                                                                                                              JUNE 3
0, 1998
                                                                                                                            --------
---------
EBITDA....................................................................................................................      $ 18
6,154
Elimination of duplicative executive management, finance, human resource and legal positions and related overhead expenses, including the closure of Merit's corporate headquarters........................................................
8,850
Elimination of duplicative regional management positions and related overhead expenses....................................
6,675
Elimination of duplicative credentialling, contracting and other administrative expenses in connection with the consolidation of the Company's existing and acquired provider networks...................................................
5,625
Elimination of expenses associated with the closure of field offices located in overlapping service areas.................
5,400
Elimination of duplicative personnel, development and maintenance expenses in connection with the consolidation of the
 Company's existing and acquired information systems operations...........................................................
4,425
Elimination of duplicative personnel and related administrative expenses in connection with the consolidation of the
 Company's existing and acquired claims processing operations.............................................................
3,675
Elimination of duplicative sales and marketing positions..................................................................
3,450
Less estimated cost savings reflected in the Company's historical financial statements....................................        (1
1,142)
Elimination of revenue from settlements of reimbursement issues related to provider operations sold as part of the
 Crescent Transactions. The Company expects to continue to record such settlements in future periods, but such amounts are
 expected to decline significantly from fiscal 1997 levels................................................................         (
2,349)
Elimination of EBITDA associated with the Company's six hospital-based joint ventures. The Company pays a management fee to CBHS that equals the Company's portion of the joint ventures' net income pursuant to a management agreement with
 CBHS.....................................................................................................................         (
5,323)
Franchise Fees receivable from CBHS.......................................................................................        (2
0,500)
Elimination of favorable adjustments to medical malpractice reserves. The Company does not expect that such adjustments
 will have a significant impact on the Company's future operating performance.............................................         (
4,100)
                                                                                                                            --------
---------
Adjusted EBITDA...........................................................................................................      $ 18
0,840
                                                                                                                            --------
---------
                                                                                                                            --------
---------



   The foregoing $50.8 million and $38.1 million of positive adjustments represent the full year and the nine month impact of cost savings, respectively, that are expected to be achieved within one year following the consummation of the Acquisition. The Company expects to achieve a total of approximately $60.0 million of annual cost savings within eighteen months following the consummation of the Acquisition. Cost savings are measured relative to the combined budgeted amounts for the Company, Merit and HAI for the current fiscal year prior to the cost savings initiatives. The Company expects to spend approximately $30.0 million in the year following the consummation of the Acquisition in connection with achieving such cost savings. Cost savings will be effected in all of the Company's existing and acquired managed behavioral healthcare operations. Adjusted EBITDA is presented because management believes that Adjusted EBITDA provides useful information regarding the Company's ability to service debt and meet certain debt covenants under the Indenture following the consummation of the Transactions. Adjusted EBITDA does not represent cash flows from operations or investing and financing activities as defined by generally accepted accounting principles. Adjusted EBITDA does not measure whether cash flows will be sufficient to fund all cash flow needs, including principal and interest payments on debt and capital lease obligations, capital expenditures or other investing and financing activities. Adjusted EBITDA should not be construed as an alternative to the Company's operating income, net income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of the Company's operating performance or as a measure of the Company's liquidity. Adjusted EBITDA is not presented for historical purposes as management does not believe historical Adjusted EBITDA is indicative of the Company's prospects after consummation of the Transactions. The Company's definition of Adjusted EBITDA may be different from the definition of Adjusted EBITDA used by other companies. For a complete discussion of the Company's future prospects related to net income, cash flows from operations and investing and financing activities, see "Magellan's Management's Discussion and Analysis of Financial Condition and Results of Operations."


(3) Represents the ratio of Adjusted EBITDA to cash interest expense. Cash interest expense represents total interest expense as reduced for interest expense related to the amortization of deferred financing costs.


(4) Represents the ratio of total debt and capital lease obligations as of June 30, 1998 to Adjusted EBITDA for the year ended September 30, 1997.

                        MERIT HISTORICAL FINANCIAL DATA

                                                                                            THREE MONTHS ENDED
                                                        YEAR ENDED SEPTEMBER 30,               DECEMBER 31,
                                                  -------------------------------------  ------------------------
                                                     1995         1996         1997         1996         1997
                                                  -----------  -----------  -----------  -----------  -----------

                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue.........................................  $   361,549  $   457,830  $   555,717  $   128,625  $   177,217
Direct service costs............................      286,001      361,684      449,563      102,932      145,997
                                                  -----------  -----------  -----------  -----------  -----------
  Direct profit.................................       75,548       96,146      106,154       25,693       31,220
Selling, general and administrative expenses....       49,823       64,523       67,450       16,579       22,091
Amortization of intangibles.....................       21,373       25,869       26,897        6,799        7,231
Restructuring charge............................           --        2,995           --           --           --
Income from joint ventures......................           --           --           --           --       (1,649)
                                                  -----------  -----------  -----------  -----------  -----------
  Operating income..............................        4,352        2,759       11,807        2,315        3,547
Other (income)(1)...............................       (1,498)      (2,838)      (3,497)        (780)      (1,074)
Interest expense................................           --       23,826       25,063        6,186        7,216
Loss on disposal of subsidiary..................           --           --        6,925           --           --
Merger costs and special charges................           --        3,972        1,314           --          545
                                                  -----------  -----------  -----------  -----------  -----------
  Income (loss) before income taxes and
    cumulative effect of accounting change......        5,850      (22,201)     (17,998)      (3,091)      (3,140)
Provision (benefit) for income taxes............        4,521       (5,332)      (4,126)        (219)        (468)
                                                  -----------  -----------  -----------  -----------  -----------
Income (loss) before cumulative effect of
  accounting change.............................        1,329      (16,869)     (13,872)      (2,872)      (2,672)
Cumulative effect of accounting change..........           --       (1,012)          --           --           --
                                                  -----------  -----------  -----------  -----------  -----------
  Net income (loss).............................  $     1,329  $   (17,881) $   (13,872) $    (2,872) $    (2,672)
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

OTHER FINANCIAL DATA:
Capital expenditures............................  $    31,529  $    23,808  $    23,951  $     5,554  $     3,073
Depreciation and amortization...................       28,150       36,527       39,400        9,907       11,028

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents, short-term marketable
  securities and restricted cash and
  investments...................................  $    34,159  $    53,043  $    95,206               $    83,816
Total assets....................................      305,420      344,801      468,745                   451,471
Due to parent (noninterest bearing).............       70,813           --           --                        --
Total debt......................................           --      254,000      329,500                   319,265
Stockholders' equity (deficit)(2)...............      122,333      (29,482)     (25,864)                  (26,917)

------------------------

(1)  Represents primarily interest income.

(2) The reduction in stockholders' equity in fiscal 1996 resulted from the acquisition of Merit's common stock by Merit's management and an investor group, which was accounted for as a recapitalization. See Note 2 to the audited historical consolidated financial statements of Merit included elsewhere herein.

                                  RISK FACTORS

    IN EVALUATING THE EXCHANGE OFFER, HOLDERS OF THE OLD NOTES SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS PRIOR TO ACCEPTING THE EXCHANGE OFFER. HOLDERS OF OLD NOTES SHOULD ALSO CONSIDER THAT SUCH FACTORS ARE ALSO GENERALLY APPLICABLE TO THE OLD NOTES. THE OLD NOTES AND THE NEW NOTES ARE COLLECTIVELY REFERRED TO HEREIN AS THE "NOTES."

SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS


    As a result of the Transactions, the Company is currently highly leveraged, with indebtedness that is substantial in relation to its stockholders' equity. As of June 30, 1998, the Company's aggregate outstanding indebtedness was approximately $1.2 billion and the Company's stockholders' equity was approximately $190.8 million as of the same date. The New Credit Agreement and the Indenture permit the Company to incur or guarantee certain additional indebtedness, subject to certain limitations. See "Unaudited Pro Forma Consolidated Financial Information," "Description of the New Notes" and "Summary of New Credit Agreement."


    The Company's high degree of leverage could have important consequences to holders of the Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness; (iii) the Company is substantially more leveraged than certain of its competitors, which might place the Company at a competitive disadvantage;
(iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (v) the Company's high degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or its business or in the event of adverse changes in the regulatory environment applicable to the Company.

    The Company's ability to repay or to refinance its indebtedness and to pay interest on its indebtedness will depend on its financial and operating performance, which, in turn, is subject to prevailing economic and competitive conditions and to certain financial, business and other factors, many of which are beyond the Company's control. These factors could include operating difficulties, increased operating costs, the actions of competitors, regulatory developments and delays in implementing strategic projects. The Company's ability to meet its debt service and other obligations may depend in significant part on the extent to which the Company can successfully implement its business strategy. There can be no assurance that the Company will be able to implement its strategy fully or that the anticipated results of its strategy will be realized. See "Business--Business Strategy."

    If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital or to restructure its debt. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of principal of and interest on its indebtedness in the future, or that any such alternative measures would be successful or would permit the Company to meet its scheduled debt service obligations.

    The indebtedness outstanding pursuant to the New Credit Agreement matures prior to the maturity of the Notes. If the Company is unable to refinance the indebtedness outstanding pursuant to the New Credit Agreement at maturity or repay such indebtedness with cash on hand, through asset sales, equity sales or otherwise, its ability to repay the principal and interest on the Notes could be adversely affected.

    In addition, because the Company's obligations under the New Credit Agreement bear interest at floating rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its debt service obligations.

SUBORDINATION


    The payment of principal of and interest on, and any premium or other amounts owing in respect of, the Notes is subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company, including all amounts owing under the New Credit Agreement. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness of the Company has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on any or all of the Notes. In addition, the Company may not pay principal, premium, interest or other amounts on account of the Notes in the event of a payment default or certain other defaults in respect of Specified Senior Indebtedness (as defined) unless such indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to Specified Senior Indebtedness, the Company may not be permitted to make any payment on account of the Notes for a designated period of time. See "Description of the New Notes-- Subordination." As of June 30, 1998, the aggregate amount of the Company's outstanding Senior Indebtedness was approximately $580.7 million (exclusive of unused commitments) substantially all of which would have been Secured Indebtedness and would have been guaranteed by substantially all of the Company's subsidiaries.


    The Notes are unsecured and thus, in effect, rank junior to any Secured Indebtedness of the Company or its subsidiaries. The indebtedness outstanding pursuant to the New Credit Agreement (including the guarantees thereof by the Company's wholly owned domestic subsidiaries) is secured by substantially all of the assets of the Company and its wholly owned domestic subsidiaries, including pledges of all or a portion of the capital stock of substantially all of the Company's operating subsidiaries. See "Summary of New Credit Agreement."

HOLDING COMPANY STRUCTURE

    The Company conducts substantially all of its operations through its subsidiaries. As a result, the Company is required to rely upon payments from its subsidiaries for the funds necessary to meet its obligations, including the payment of interest on and principal of the Notes. The ability of the subsidiaries to make such payments is subject to, among other things, applicable state laws. Claims of creditors of the Company's subsidiaries generally have priority as to the assets of such subsidiaries over claims of the Company. Therefore, the Notes are effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables of the subsidiaries. In addition, the payment of dividends to the Company by its subsidiaries is contingent upon the earnings of those subsidiaries and subject to various business considerations. The Indenture permits restrictions, in certain circumstances, on the payment of dividends and distributions and the transfer of assets to the Company. See "Summary of New Credit Agreement," and "Description of the New Notes--Certain Covenants--Limitation on Payment Restrictions Affecting Restricted Subsidiaries."

    The indebtedness outstanding pursuant to the New Credit Agreement is fully guaranteed by substantially all of the Company's direct and indirect domestic wholly owned subsidiaries on the issue date of the Old Notes and substantially all future direct and indirect domestic wholly owned subsidiaries (collectively, the "Subsidiary Guarantors"). The obligations of the Subsidiary Guarantors are secured by security interests in, or liens on, substantially all tangible and intangible assets of the Subsidiary Guarantors (excluding real property). The Notes are not guaranteed by the subsidiaries of the Company. Therefore, the lenders pursuant to the New Credit Agreement have a direct claim against the assets of the Subsidiary Guarantors but the holders of the Notes have no such claims.

HISTORY OF UNPROFITABLE OPERATIONS

    The Company experienced losses from continuing operations before extraordinary items in each fiscal year from 1993 through 1995. Such losses amounted to $39.6 million, $47.0 million and $43.0 million for the fiscal years ended September 30, 1993, 1994 and 1995, respectively. Merit experienced losses before cumulative effects of accounting changes in fiscal 1996 and 1997 of $16.9 million and $13.9 million, respectively. The Company reported net revenue and net income of approximately $1.35 billion and $32.4 million, respectively, for fiscal 1996 and net revenue and income before extraordinary items of approximately $1.2 billion and $4.8 million, respectively, for fiscal 1997. The Company's fiscal 1997 net income included a loss on the Crescent Transactions of $35.9 million, net of taxes. There can be no assurance that the Company's profitability will continue in future periods.

RESTRICTIVE FINANCING COVENANTS

    The New Credit Agreement and the Indenture contain a number of covenants that restrict the operations of the Company and its subsidiaries. In addition, the New Credit Agreement requires the Company to comply with specified financial ratios and tests, including a minimum interest coverage ratio, a maximum leverage ratio, a minimum net worth test, a maximum senior debt ratio and a minimum "EBITDA" (as defined in the New Credit Agreement). There can be no assurance that the Company will be able to comply with such covenants, ratios and tests in the future. The Company's ability to comply with such covenants, ratios and tests may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants, ratios or tests could result in a default under the New Credit Agreement that would permit the lenders thereunder to declare all amounts outstanding thereunder to be immediately due and payable, together with accrued and unpaid interest, and to prevent the Company from paying principal, premium, interest or other amounts due on any or all of the Notes until the default is cured or all Senior Indebtedness is paid or satisfied in full. See "Description of the Notes--Subordination." Furthermore, the commitments of the lenders under the New Credit Agreement to make further extensions of credit thereunder could be terminated. If the Company were unable to repay all amounts accelerated, the lenders could proceed against the Subsidiary Guarantors and the collateral securing the Company's and the Subsidiary Guarantors' obligations pursuant to the New Credit Agreement. If the indebtedness outstanding pursuant to the New Credit Agreement were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of the New Notes" and "Summary of New Credit Agreement."

CHANGE OF CONTROL

    The occurrence of a Change of Control may result in a default, or otherwise require repayment of indebtedness, under both the Indenture and the New Credit Agreement. In addition, the New Credit Agreement prohibits the repayment of the Notes by the Company upon the occurrence of a Change of Control, unless and until such time as the indebtedness under the New Credit Agreement is repaid in full. The Company's failure to make such repayments in such instances would result in a default under both the Indenture and the New Credit Agreement. Future indebtedness of the Company may also contain restrictions or repayment requirements with respect to certain events or transactions that could constitute a Change of Control. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Notes or the New Credit Agreement. See "Description of the New Notes--Change of Control."

    The provisions of the Indenture and the New Credit Agreement imposing restrictions or repayment requirements with respect to a Change of Control, as well as certain provisions of the Delaware General Corporation Law and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for Common Stock which could in turn adversely affect the ability of the Company to sell additional Common Stock.

RISK-BASED PRODUCTS


    As a result of the Acquisition, revenues under risk-based contracts are the primary source of the Company's revenue from its managed behavioral care business. On a pro forma basis, such revenues would have accounted for approximately 50% of the Company's total revenue and 73% of its managed behavioral healthcare revenue in fiscal 1997. Under a risk-based contract, the Company assumes all or a portion of the responsibility for the cost of providing a full or specified range of behavioral healthcare treatment services to a specified beneficiary population in exchange, generally, for a fixed fee per member per month. In order for such contracts to be profitable, the Company must accurately estimate the rate of service utilization by beneficiaries enrolled in programs managed by the Company and control the unit cost of such services. If the aggregate cost of behavioral healthcare treatment services provided to a given beneficiary population in a given period exceeds the aggregate of the per member per month fees received by the Company with respect to the beneficiary population in such period, the Company will incur a loss with respect to such beneficiary population during such period. Furthermore, the Company may be required to pay during any period amounts with respect to behavioral healthcare treatment services provided to a given beneficiary population that exceed per member per month fees received with respect to such beneficiary population during the same period. There can be no assurance that the Company's assumptions as to service utilization rates and costs will accurately and adequately reflect actual utilization rates and costs, nor can there be any assurance that increases in behavioral healthcare costs or higher-than-anticipated utilization rates, significant aspects of which are outside the Company's control, will not cause expenses associated with such contracts to exceed the Company's revenue for such contracts. In addition, there can be no assurance that adjustments will not be required to the estimates, particularly those regarding cost of care, made in reporting historical financial results. See Note 1 to the audited historical consolidated financial statements of the Company included herein,
Note 4 to the audited historical consolidated financial statements of Merit included herein and Note 1 to the audited historical consolidated financial statements of HAI included herein. The Company will attempt to increase membership in its risk-based products following the Acquisition. If the Company is successful in this regard, the Company's exposure to potential losses from its risk-based products will also be increased. Furthermore, certain of such contracts and certain state regulations limit the profits that may be earned by the Company on risk-based business and may require refunds if the loss experience is more favorable than that originally anticipated. Such contracts and regulations may also require the Company or certain of its subsidiaries to reserve a specified amount of cash as financial assurance that it can meet its obligations under such contracts. As of June 30, 1998, the Company had restricted cash reserves of $60.5 million pursuant to such contracts and regulations. Such amounts will not be available to the Company for general corporate purposes. Furthermore, certain state regulations restrict the ability of subsidiaries that offer risk-based products to pay dividends to the Company. See "Business" and "Merit's Management's Discussion and Analysis of Financial Condition and Results of Operations." Certain state regulations relating to the licensing of insurance companies may also adversely affect the Company's risk-based business. See "--Regulation." Although experience varies on a contract-by-contract basis, historically, the Company's and Merit's risk-based contracts have been profitable. However, the degree of profitability varies significantly from contract to contract. For example, Medicaid contracts with governmental entities tend to have direct profit margins that are lower than the Company's other contracts. The most significant factor affecting the profitability of risk-based contracts is the ability to control direct service costs. The Company believes that it will be in a better position to control direct service costs as a result of the HAI, Allied and Merit acquisitions.

RELIANCE ON CUSTOMER CONTRACTS


    On a pro forma basis, approximately 69% of the Company's revenue in fiscal 1997 would have been derived from contracts with payors of behavioral healthcare benefits. The Company's managed care contracts typically have terms of one to three years, and in certain cases contain renewal provisions providing for successive terms of between one and two years (unless terminated earlier). Substantially all of these contracts are immediately terminable with cause and many, including some of the Company's most significant contracts, are terminable without cause by the customer upon the provision of requisite notice and the passage of a specified period of time (typically between 60 and 180 days), or upon the occurrence of certain other specified events. See "Business." On a pro forma basis, following the Company's acquisitions of Merit, HAI and Allied, the Company's ten largest managed behavioral healthcare customers would have accounted for approximately 47% of the Company's managed behavioral healthcare revenue for fiscal 1997. One of such contracts, an agreement between HAI and Aetna, represents 21% of the Company's pro forma covered lives and would have represented 5% of its pro forma managed behavioral healthcare revenues for fiscal 1997. The contract expires on December 3, 2003. There can be no assurance that such contracts will be extended or successfully renegotiated or that the terms of any new contracts will be comparable to those of existing contracts. Loss of all of these contracts or customers would, and loss of any one of these customers could, have a material adverse effect on the Company. In addition, price competition in bidding for contracts can significantly affect the financial terms of any new or renegotiated contract. The Company's customers may reevaluate their contractual arrangements with the Company as a result of the consummation of the Transactions.



DEPENDENCE ON GOVERNMENT SPENDING FOR MANAGED HEALTHCARE; POSSIBLE IMPACT OF
  HEALTHCARE REFORM


    A significant portion of the Company's managed care revenue is derived, directly or indirectly, from federal, state and local governmental agencies, including state Medicaid programs. Reimbursement rates vary from state to state, are subject to periodic negotiation and may limit the Company's ability to maintain or increase rates. The Company is unable to predict the impact on the Company's operations of future regulations or legislation affecting Medicaid or Medicare programs, or the healthcare industry in general, and there can be no assurance that future regulations or legislation will not have a material adverse effect on the Company. Moreover, any reduction in government spending for such programs could also have a material adverse effect on the Company. In addition, the Company's contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, generally are conditioned upon financial appropriations by one or more governmental agencies, especially with respect to state Medicaid programs. These contracts generally can be terminated or modified by the customer if such appropriations are not made. Finally, some of the Company's contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements, require the Company to perform additional services if federal, state or local laws or regulations imposed after the contract is signed so require, in exchange for additional compensation to be negotiated by the parties in good faith. Government and other third-party payors are generally seeking to impose lower reimbursement rates and to renegotiate reduced contract rates with service providers in a trend toward cost control. See "Industry--Areas of Growth" and "Business--Business Strategy."

    In August 1997, Congress enacted the Balanced Budget Act of 1997 (the "Budget Act"). The Medicare-related provisions of the Budget Act are designed to reduce Medicare expenditures over the next five years by $115 billion, compared to projected Medicare expenditures before adoption of the Budget Act. The Congressional Budget Office projected in July 1997 that $43.8 billion of the reductions would come from reduced payments to hospitals, $21.8 billion from increased enrollment in managed care plans and $11.7 billion from reduced payments to physicians and ambulatory care providers. The five-year savings in projected Medicare payments to physicians and hospitals would be achieved under the Budget Act by reduced fee-for-service reimbursement and by changes in managed care programs designed to increase enrollment of Medicare beneficiaries in managed care plans. The increase in Medicare enrollment in managed care plans would be achieved in part by allowing provider-sponsored organizations and preferred provider organizations to compete with Medicare HMOs for Medicare enrollees.

    The Medicaid-related provisions of the Budget Act are designed to achieve net federal Medicaid savings of $14.6 billion over the next five years and $56.4 billion over the next ten years. The Budget Act achieves federal Medicaid savings in three areas. First, two-thirds of the savings over the next ten years are attributable to limitations on federal matching payments to states for reimbursements to "disproportionate share" hospitals. The next largest source of federal savings is a provision allowing states to shift the cost of Medicaid deductibles and coinsurance requirements for low-income Medicaid beneficiaries from their Medicaid programs to physicians and other providers. Most of the remaining savings derive from the repeal of the "Boren Amendment" and other minimum payment guarantees for hospitals, nursing homes and community health centers that serve Medicaid patients. These changes may have an adverse effect on the Company if they result in reduced payment levels for providers of managed behavioral healthcare services.

    Prior to adoption of the Budget Act, the states were prohibited from requiring Medicaid recipients to enroll in managed care products that covered only Medicaid recipients. The Medicaid laws required that the states enroll Medicaid recipients in products that also covered a specific number of commercial enrollees. This requirement of the Medicaid laws was intended to limit the ability of the states to reduce coverage levels for Medicaid recipients below those offered to commercial enrollees. Under prior law, the Secretary of the United States Department of Health and Human Services (the "Department") could waive the prohibition. The Medicaid-related provisions of the Budget Act give states broad flexibility to require most Medicaid recipients to enroll in managed care products that only cover Medicaid recipients, without obtaining a waiver from the Secretary of the Department that was required under prior law. The Budget Act also allows states to limit the number of managed care organizations with which the state will contract to deliver care to Medicaid beneficiaries. These changes could have a positive impact on the Company's business, if they result in increased enrollment of Medicaid beneficiaries in managed care organizations and increased Medicaid spending on managed care. However, these changes also may have an adverse effect on the Company if a number of states decide to limit the number of managed care organizations with which they will contract and to select the organization solely on the basis of the cost of care, which could result in increased cost competition for state contracts.

    The Company cannot predict the effect of the Budget Act, or other healthcare reform measures that may be adopted by Congress or state legislatures, on its managed care operations and no assurance can be given that either the Budget Act or other healthcare reform measures will not have an adverse effect on the Company.

REGULATION

    The managed healthcare industry and the provision of behavioral healthcare services are subject to extensive and evolving state and federal regulation. The Company is subject to certain state laws and regulations, including those governing: (i) the licensing of insurance companies, HMOs, preferred provider organizations ("PPOs"), third-party administrators ("TPAs") and companies engaged in utilization review and (ii) the licensing of healthcare professionals, including restrictions on business corporations from practicing, controlling or exercising excessive influence over behavioral healthcare services through the direct employment of psychiatrists or, in a few states, psychologists and other behavioral healthcare professionals. In addition, the Company is subject to certain federal laws as a result of the role the Company assumes in connection with managing its customers' employee benefit plans. The Company's managed care operations are also indirectly affected by regulations applicable to the establishment and operation of behavioral healthcare clinics and facilities.

    In many states, entities that assume risk under contracts with licensed insurance companies or HMOs have not been considered by state regulators to be conducting an insurance or HMO business. As a result, the Company has not sought licensure as either an insurer or HMO in certain states. Regulators in some states, however, have determined that risk assuming activity by entities that are not themselves providers of care is an activity that requires some form of licensure. There can be no assurance that other states in which the Company operates will not adopt a similar view, thus requiring the Company to obtain additional licenses. Such additional licensure might require the Company to maintain minimum levels of deposits, net worth, capital, surplus or reserves, or limit the Company's ability to pay dividends, make investments or repay indebtedness. The imposition of these additional licensure requirements could increase the Company's cost of doing business or delay the Company's conduct or expansion of its business.

    Regulators may impose operational restrictions on entities granted licenses to operate as insurance companies or HMOs. For example, the DOC imposed certain restrictions on the Company in connection with its issuance of an approval of the Company's acquisition of HAI, including restrictions on the ability of the California subsidiaries of HAI to fund the Company's operations in other states and on the ability of the Company to make certain operational changes with respect to HAI's California subsidiaries. The DOC imposed substantially identical restrictions on the Company in connection with the Company's acquisition of Merit. The Company does not believe such restrictions will materially impact its integration plan.

    In addition, utilization review and TPA activities conducted by the Company are regulated by many states, which states impose requirements upon the Company that increase its business costs. The Company believes that its TPA activities performed for its self-insured employee benefit plan customers are exempt from otherwise applicable state licensing or registration requirements based upon federal preemption under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and has relied on this general principle in determining not to seek licensure for certain of its activities in many states. Existing case law is not uniform on the applicability of ERISA preemption with respect to state regulation of utilization review or TPA activities. There can be no assurance that additional licensure will not be required with respect to utilization review or TPA activities in certain states. See "Business-- Regulation--Insurance, HMO, and PPO Activities" and "--Utilization Review and Third-Party Administrator Activities."

    State regulatory agencies responsible for the administration and enforcement of the laws and regulations to which the Company's operations are subject have broad discretionary powers. A regulatory agency or a court in a state in which the Company operates could take a position under existing or future laws or regulations, or change its interpretation or enforcement practices with respect thereto, that such laws or regulations apply to the Company differently than the Company believes such laws and regulations apply or should be enforced. The resultant compliance with, or revocation of, or failure to obtain, required licenses and governmental approvals could result in significant alteration to the Company's business operations, delays in the expansion of the Company's business and lost business opportunities, any of which, under certain circumstances, could have a material adverse effect on the Company. See "Business--Regulation--General," "--Licensure," "--Insurance, HMO and PPO Activities" and "--Utilization Review and Third-Party Administrator Activities."

    The laws of some states limit the ability of a business corporation to directly provide, control or exercise excessive influence over behavioral healthcare services through the direct employment of psychiatrists, psychologists, or other behavioral healthcare professionals. In addition, the laws of some states prohibit psychiatrists, psychologists, or other healthcare professionals from splitting fees with other persons or entities. These laws and their interpretations vary from state to state and enforcement by the courts and regulatory authorities may vary from state to state and may change over time. The Company believes that its operations as currently conducted are in material compliance with the applicable laws, however there can be no assurance that the Company's existing operations and its contractual arrangements with psychiatrists, psychologists and other healthcare professionals will not be successfully challenged under state laws prohibiting fee splitting or the practice of a profession by an unlicensed entity, or that the enforceability of such contractual arrangements will not be limited. The Company believes that it could, if necessary, restructure its operations to comply with changes in the interpretation or enforcement of such laws and regulations, and that such restructuring would not have a material adverse effect on its operations.

    Several states in which the Company does business have adopted, or are expected to adopt, "any willing provider" laws. Such laws typically impose upon insurance companies, PPOs, HMOs or other types of third-party payors an obligation to contract with, or pay for the services of, any healthcare provider willing to meet the terms of the payor's contracts with similar providers. Compliance with any willing provider laws could increase the Company's costs of assembling and administering provider networks and could, therefore, have a material adverse effect on its operations.

    The Company's managed care operations are also generally affected by regulations applicable to the operations of healthcare clinics and facilities. See "Charter Advantage--Regulation."

INTEGRATION OF OPERATIONS

    As a result of the Company's acquisition of Merit and HAI, the Company is the largest provider of managed behavioral healthcare services in the United States, according to the enrollment data reported in OPEN MINDS. The Company's ability to operate its acquired managed care businesses successfully depends on how well and how quickly it integrates the acquired businesses with its existing operations. The Company expects to achieve approximately $60.0 million of cost savings on an annual basis within eighteen months following the consummation of the Acquisition. See "Magellan's Management's Discussion and Analysis of Financial Condition and Results of Operations--Pro Forma Liquidity and Capital Resources." However, as the Company implements the integration process, it may need to implement enhanced operational, financial and information systems and may require additional employees and management, operational and financial resources. There can be no assurance that the Company will be able to implement and maintain such operational, financial and information systems successfully or successfully obtain, integrate and utilize the required employees and management, operational and financial resources to achieve the successful integration of the acquired businesses with its existing operations. Failure to implement such systems successfully and to use such resources effectively could have a material adverse effect on the Company. Furthermore, implementing such operational, financial and information systems or obtaining such employees and management could reduce the cost savings the Company expects to achieve. See "Business--Business Strategy."

HIGHLY COMPETITIVE INDUSTRY

    The industry in which the Company conducts its managed care business is highly competitive. The Company competes with large insurance companies, HMOs, PPOs, TPAs, provider groups and other managed care companies. Many of the Company's competitors are significantly larger and have greater financial, marketing and other resources than the Company, and some of the Company's competitors provide a broader range of services. The Company may also encounter substantial competition in the future from new market entrants. Many of the Company's customers that are managed care companies may, in the future, seek to provide managed behavioral healthcare services to their employees or subscribers directly, rather than contracting with the Company for such services. See "Business-- Competition."


RISKS RELATED TO AMORTIZATION OF INTANGIBLE ASSETS



    The Company's total assets at June 30, 1998 reflect intangible assets of approximately $1.18 billion. At June 30, 1998, net intangible assets were 61.9% of total assets and 616.9% of total stockholders' equity. Intangible assets include goodwill of approximately $934.7 million, which is amortized over 25 to 40 years, and other identifiable intangible assets (primarily customer lists, provider networks and treatment protocols) of approximately $242.4 million that are amortized over 5 to 25 years. The amortization periods used by the Company may differ from those used by other registrants. In addition, the Company may be required to shorten the amortization period for intangible assets in future periods based on the prospects of acquired companies. There can be no assurance that the value of such assets will ever be realized by the Company. The Company evaluates, on a regular basis, whether events and circumstances have occurred that indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case a charge to earnings for impairment losses could become necessary. Any determination requiring the write-off of a significant portion of unamortized intangible assets would adversely affect the Company's results of operations. A write-off of intangible assets could become necessary if the anticipated undiscounted cash flows of an acquired company do not support the carrying value of long-lived assets, including intangible assets. At present, no evidence exists that would indicate impairment losses may be necessary in future periods.


SUBORDINATION OF FRANCHISE FEES


    The Company owns a 50% equity interest in CBHS, from which it receives the Franchise Fees. The Franchise Fees represent a significant portion of the Company's earnings and cash flows. The Franchise Fees payable to the Company by CBHS are subordinated in right of payment to the $41.7 million annual base rent, 5% minimum escalator rent and, in certain circumstances, certain additional rent due to Crescent. The Company is required to provide certain services to CBHS under the Master Franchise Agreement whether or not CBHS pays the Franchise Fees. However, the Company has no obligation to contribute additional capital or make advances to CBHS . See "Charter Advantage -- Franchise Operations." If CBHS encounters a decline in earnings or financial difficulties, such amounts due to Crescent will be paid before any Franchise Fees are paid. The remainder of CBHS's available cash will then be applied in such order of priority as CBHS may determine, in the reasonable discretion of the CBHS governing board, to all other operating expenses of CBHS, including the current and accumulated Franchise Fees. The Company will be entitled to pursue all available remedies for breach of the Master Franchise Agreement, except that the Company does not have the right to take any action that could reasonably be expected to force CBHS into bankruptcy or receivership.


    As a result of the Crescent Transactions, the Company no longer controls the operations of the Psychiatric Hospital Facilities and other facilities operated by CBHS. Accordingly, factors that the Company does not control will likely influence the amount of the equity in the earnings of CBHS and the amount of Franchise Fees that the Company will realize in the future. For example, CBHS may pursue acquisitions in markets where it does not currently have a presence and in markets where it has existing hospital operations. Furthermore, CBHS may consolidate services in selected markets by closing additional facilities depending on market conditions and evolving business strategies. If CBHS closes additional psychiatric hospitals, it could result in charges to income for the costs attributable to the closure, which would result in lower equity in earnings of CBHS for the Company and receipt by the Company of less than the agreed to amount of Franchise Fees.


    Based on projections of fiscal 1998 and fiscal 1999 operations prepared by management of CBHS and results of operations through June 30, 1998, the Company believes that CBHS will be unable to pay the full amount of the Franchise Fees it is contractually obligated to pay the Company during fiscal 1998 and fiscal 1999. The Company currently estimates that CBHS will be able to pay approximately $40.0 million to $45.0 million of the Franchise Fees in fiscal 1998, a $33.3 million to $38.3 million shortfall relative to amounts payable under the Master Franchise Agreement. The Company also estimates that CBHS will be able to pay $15.0 million to $25.0 million of the Franchise Fees in fiscal 1999, a $53.3 million to $63.3 million shortfall relative to amounts payable under the Master Franchise Agreement. The Company may record bad debt expense related to Franchise Fees receivable from CBHS in fiscal 1999 and future periods if CBHS does not generate sufficient cash flows to allow for payment of Franchise Fees. Based on the amount of unpaid Franchise Fees to date, the Company has exercised certain rights available to it under the Master Franchise Agreement and is assisting CBHS management in improving profitability. See "Charter Advantage--Franchise Operations."



    On August 19, 1998, the Company announced that it had terminated discussions with COI for the sale of its interests in CBHS. The Company will record a charge against earnings in the fourth quarter of fiscal 1998 of approximately $1.5 million to $2.0 million for transaction costs incurred to date in connection with the proposed sale of the Company's interests in CBHS to COI. In addition, the Company's exercise of its rights under the Master Franchise Agreement may result in charges to CBHS income, which would result in additional losses in the equity in loss of CBHS for the Company. See "Magellan's Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Impact of Crescent Transactions."


    The Company's relationship with CBHS and the business of CBHS are described elsewhere in this Prospectus. Such information is relevant to an understanding of the factors having a bearing on the Company's continued receipt of Franchise Fees from CBHS.


PROFESSIONAL LIABILITY; INSURANCE


    The management and administration of the delivery of managed behavioral healthcare services, like other healthcare services, entail significant risks of liability. The Company is regularly subject to lawsuits alleging malpractice and related legal theories, some of which involve situations in which participants in the Company's programs have committed suicide. The Company is also subject to claims of professional liability for alleged negligence in performing utilization review activities, as well as for acts and omissions of independent contractors participating in the Company's third-party provider networks. The Company is subject to claims for the costs of services denied. There can be no assurance that the Company's procedures for limiting liability have been or will be effective, or that one or more lawsuits will not have a material adverse effect on the Company in the future. See "Business --Legal Proceedings."

    The Company carries professional liability insurance, subject to certain deductibles. There can be no assurance that such insurance will be sufficient to cover any judgments, settlements or costs relating to present or future claims, suits or complaints or that, upon expiration thereof, sufficient insurance will be available on favorable terms, if at all. If the Company is unable to secure adequate insurance in the future, or if the insurance carried by the Company is not sufficient to cover any judgments, settlements or costs relating to any present or future actions or claims, there can be no assurance that the Company will not be subject to a liability that could have a material adverse effect on the Company. See "Business-Insurance."

    The Company has certain liabilities relating to the self-insurance program it maintained with respect to its provider business prior to the Crescent Transactions. See Note 13 to the Company's audited historical consolidated financial statements included elsewhere herein.

FRAUDULENT TRANSFER CONSIDERATIONS

    If, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of the Company, a court were to find that, at the time the Company incurred indebtedness under the Notes, (i) the Company incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors or (ii) (a) the Company received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (b) the Company (1) was insolvent or was rendered insolvent by reason of such incurrence, (2) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (3) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes) or
(4) was a
defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), then such court could avoid or subordinate the Company's obligations under the Notes to presently existing and future indebtedness of the Company and take other actions detrimental to the holders of the Notes.

    The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, the Company would be considered insolvent if, at the time it incurred the indebtedness, either (i) the sum of its debts (including contingent liabilities) is greater than its assets, at a fair valuation, or (ii) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether the Company was solvent at the relevant time, or whether, whatever standard was used, the Company's obligations with respect to the Notes would not be avoided or further subordinated on the grounds set forth above. Counsel for the Company and counsel for the Initial Purchaser will not express any opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.

    The Company believes that at the time the Old Notes were issued, the Company
(i) was (a) neither insolvent nor rendered insolvent thereby, (b) in possession of sufficient capital to run its businesses effectively and (c) incurring debts within its ability to pay as the same mature or become due and (ii) had sufficient assets to satisfy any probable money judgment against it in any pending action. There can be no assurance, however, that a court passing on such question would reach the same conclusions.

    Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against the Company within 90 days after any payment by the Company with respect to the Notes or if the Company anticipated becoming insolvent at the time of such payment or incurrence, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

ABSENCE OF TRADING MARKETS

    The Old Notes are currently owned by a relatively small number of institutional investors. The Company believes that none of such holders is an affiliate (as defined in Rule 405 under the Securities Act) of the Company. Prior to the Exchange Offer, no public market for the Old Notes will exist, although the Old Notes are eligible for trading in the PORTAL Market among "qualified institutional buyers." The New Notes will not be listed on any securities exchange. There can be no assurance that an active trading market for the Notes will develop. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the markets for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

RESTRICTIONS ON TRANSFER OF THE NOTES

    The Old Notes have not been registered under the Securities Act and will remain subject to restrictions on transferability to the extent they are not exchanged for New Notes by holders who are entitled to participate in the Exchange Offer. The holders of Old Notes who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file the Shelf Registration Statement with respect to resales from time to time of any such Old Notes.

EXCHANGE OFFER PROCEDURES

    Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but not accepted by the Company for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a public distribution of the New Notes may be deemed to be an "underwriter" (within the meaning of Section 2(11) of the Securities Act) of the New Notes and, if so, will be required to comply with the registration and prospectus delivery requirements in the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that accompanies this Prospectus that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

                                THE TRANSACTIONS

GENERAL

    The Transactions, all of which were consummated on February 12, 1998, consist of the following: (i) the Acquisition; (ii) the repayment of all amounts outstanding pursuant to, and the termination of, the Existing Credit Agreements;
(iii) the consummation of the Debt Tender Offers; (iv) the execution and delivery of, and initial borrowings under, the New Credit Agreement; and (v) the issuance of the Old Notes. The Transactions are described in more detail below.

THE ACQUISITION

    On February 12, 1998, the Company consummated the Acquisition of Merit pursuant to an Agreement and Plan of Merger, dated October 24, 1997 (the "Merger Agreement"), between the Company and Merit. Under the Merger Agreement, Merit became a wholly-owned subsidiary of the Company and the Company paid an amount of cash equal to approximately $448.9 million at the closing (the "Direct Cash Merger Consideration"). Upon consumation of the Acquisition, pursuant to the Merger Agreement, the Company caused Merit to repay all amounts outstanding under the Merit Existing Credit Agreement and to perform Merit's obligations under the indenture governing the Merit Outstanding Notes to offer to purchase the Merit Outstanding Notes following the consummation of the Acquisition. Pursuant to the Merger Agreement, the Company provided sufficient funds to permit Merit to take such actions. The Company estimates that the total consideration it paid to acquire Merit and to retire Merit's outstanding indebtedness (net of cash) was approximately $750 million, excluding transaction costs.

    Pursuant to the Merger Agreement, Merit made representations and warranties customary for transactions of this type. None of Merit's representations and warranties and agreements survived the consummation of the Acquisition. Therefore, if any of the representations and warranties prove to be inaccurate, the Company will not be able to recover from Merit's former owners the amount of any damage resulting from the inaccuracy.

TERMINATION OF EXISTING CREDIT AGREEMENTS

    It was a condition to Chase's obligation to advance loans pursuant to the New Credit Agreement that the Magellan Existing Credit Agreement be terminated. Furthermore, Magellan agreed, in connection with the Acquisition, to repay all amounts outstanding pursuant to the Merit Existing Credit Agreement. Such transactions were consummated simultaneously with the Offering.

    DESCRIPTION OF MAGELLAN EXISTING CREDIT AGREEMENT. The Magellan Existing Credit Agreement was that certain Amended and Restated Credit Agreement, dated as of June 16, 1997, among the Company, Charter Behavioral Health System of New Mexico, Inc., the lenders named therein, Chase, as administrative agent, and First Union National Bank, as syndication agent. Simultaneously with the consummation of the offering of the Old Notes, the Magellan Existing Credit Agreement was terminated. The Magellan Existing Credit Agreement provided for a five-year senior secured revolving credit facility in an aggregate committed amount of $200 million and also provided for the support of letters of credit for general corporate purposes. At December 31, 1997, there were no loans outstanding under the Magellan Existing Credit Agreement other than one letter of credit issued in the amount of approximately $6.6 million. Loans outstanding under the Magellan Existing Credit Agreement bore interest (subject to certain potential adjustments) at a rate per annum equal to one, two, three or six-month LIBOR plus 1.25% or a specified "alternate base rate", plus 0.25%.

    DESCRIPTION OF MERIT EXISTING CREDIT AGREEMENT. The Merit Existing Credit Agreement was that certain Credit Agreement, dated as of October 6, 1995, among Merit, the lenders named therein and Chase, as agent. Simultaneously with the consummation of the Offering, the Merit Existing Credit Agreement was terminated. The Merit Existing Credit Agreement provided for: (i) a six and one-half year senior secured revolving credit facility in an aggregate committed amount of $85 million and also provided for the support of letters of credit for general corporate purposes; (ii) a six and one-half year senior term loan facility in the amount of $70.0 million; and (iii) a nine and one-half year senior term loan facility in the amount of $130.0 million. At September 30, 1997, $30.0 million of revolving loans and three letters of credit totaling approximately $8.0 million were outstanding under the revolving credit faciliity and an aggregate of approximately $200.0 million was outstanding under the term loan facilities. Loans outstanding under the Merit Existing Credit Agreement bore interest at floating rates, which were, at Merit's option based upon (i) the higher of the Federal Funds rate plus 0.5%, or bank prime rates, or
(ii) Eurodollar rates, subject to certain adjustments.

DEBT TENDER OFFERS

    The Company agreed, in connection with the Acquisition, to pay on behalf of Merit an amount sufficient to permit Merit to repurchase the Merit Outstanding Notes. Furthermore, borrowings pursuant to the New Credit Agreement and the Old Notes required to effect the Transactions would have resulted in events of default with respect to the Outstanding Notes. Accordingly, the Company and Merit conducted tender offers for the Outstanding Notes. All but $105,000 of the $375.0 million of Magellan Outstanding Notes and all but $35,000 of the $100.0 million of Merit Outstanding Notes were tendered in response to the Debt Tender Offers. Upon consummation of the Debt Tender Offers, the Company paid $1,115.69 plus accrued interest per $1,000 principal amount of Magellan Outstanding Notes tendered and $1,189.14 plus accrued interest per $1,000 principal amount of Merit Outstanding Notes tendered. Outstanding Notes that were not tendered remain outstanding and are general unsecured obligations of the Company or Merit, as the case may be.

THE NEW CREDIT AGREEMENT

    On February 12, 1998 the Company entered into the New Credit Agreement with Chase pursuant to which Chase made available to the Company credit facilities of $700.0 million. See "Summary of New Credit Agreement."

    The following table sets forth the sources and uses of funds for the Transactions (in millions):


SOURCES:
Cash and cash equivalents........................................      $     59.3
New Credit Agreement:
  Revolving Facility(1)..........................................            20.0
  Term Loan Facility.............................................           550.0
Notes offered hereby.............................................           625.0
                                                                         --------
    Total sources................................................      $  1,254.3
                                                                         --------
                                                                         --------

USES:
Direct Cash Merger Consideration.................................      $    448.9
Repayment of Merit Existing Credit Agreement(2)..................           196.4
Purchase of Magellan Outstanding Notes(3)........................           432.1
Purchase of Merit Outstanding Notes(4)...........................           121.6
Transaction costs(5).............................................            55.3
                                                                         --------
    Total uses...................................................      $  1,254.3
                                                                         --------
                                                                         --------


       -------------------------------


       (1) The Revolving Facility provides for borrowings of up to $150 million. As of February 12, 1998, the Company had approximately $112.5 million available for borrowing pursuant to the Revolving Facility, excluding approximately $17.5 million of availability reserved for certain letters of credit.



       (2) Includes principal amount of $193.6 million and accrued interest of $2.7 million.



       (3) Includes principal amount of $375.0 million, tender premium of $43.4 million and accrued interest of $13.7 million.



       (4) Includes principal amount of $100.0 million, tender premium of $18.9 million and accrued interest of $2.8 million.



       (5) Transaction costs include, among other things, costs paid at closing associated with the Debt Tender Offers, the Old Notes offering, the Acquisition and the New Credit Agreement.

                                USE OF PROCEEDS

    The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the New Notes, except as otherwise described herein. The Old Notes surrendered in exchange for New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase or decrease in the indebtedness of the Company.

    The proceeds from the sale of the Old Notes, net of transaction costs, were approximately $606.8 million. The net proceeds were used as a portion of the cash consideration paid by the Company to consummate the other Transactions.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at June 30, 1998. The information in this table should be read in conjunction with "Unaudited Pro Forma Consolidated Financial Information," "The Transactions," "Summary of New Credit Agreement," "Magellan's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto appearing elsewhere in this Prospectus.



Total debt (including current maturities):
  New Credit Agreement:
    Revolving Facility(1)..............................................  $   20,000
    Term Loan Facility(2)..............................................     550,000
  Notes offered hereby.................................................     625,000
  Other(3).............................................................      10,716
                                                                         ----------
    Total debt.........................................................   1,205,716
  Stockholders' equity(4)..............................................     190,795
                                                                         ----------
    Total capitalization...............................................  $1,396,511
                                                                         ----------
                                                                         ----------


       -------------------------------


       (1) The Revolving Facility provides for borrowings of up to $150.0 million. As of June 30, 1998, the Company would have had approximately $112.5 million available under the Revolving Facility, excluding approximately $17.5 million of availability reserved for certain letters of credit. The Company borrowed $20.0 million pursuant to the Revolving Facility upon consummation of the Transactions.



       (2) The Term Loan Facility consists of: (i) a 6 year term loan facility (the "Tranche A Term Loan"); (ii) a 7 year term loan facility (the "Tranche B Term Loan"); and (iii) an 8 year term loan facility (the "Tranche C Term Loan"), each in an aggregate principal amount of approximately $183.3 million.



       (3) Other debt consists primarily of: $4.3 million of mortgages and other notes payable through 2005, bearing interest at 6.7% to 11.5%; and
          (ii) $6.4 million in 3.9% capital lease obligations due in 2014.



       (4) Represents the historical book value of the Company's stockholders' equity. The Company's Common Stock is publicly traded on The New York Stock Exchange. As of September 1, 1998, the market value of the Company's Common Stock was approximately $357.6 million.

        MAGELLAN SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION


    The following table sets forth selected historical consolidated financial information of the Company for each of the five years in the period ended September 30, 1997 and for the nine months ended June 30, 1997 and 1998. In 1993, the Company restated its consolidated financial statements to reflect the sale of certain subsidiaries as discontinued operations. The summary of operations and balance sheet data for the five years ended and as of September 30, 1997, presented below, have been derived from, and should be read in conjunction with, the Company's audited consolidated financial statements and the notes thereto. Selected consolidated financial information for the nine months ended June 30, 1997 and 1998 has been derived from unaudited consolidated financial statements and, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the operating results for such interim periods. Results for the interim periods are not necessarily indicative of the results for the full year or for any future periods. The selected financial data set forth below should be read in conjunction with the Company's consolidated financial statements and the notes thereto and "Magellan's Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.



                                                                                                NINE MONTHS ENDED
                                                    YEAR ENDED SEPTEMBER 30,                         JUNE 30,
                                    --------------------------------------------------------  ----------------------
                                      1993       1994        1995        1996        1997        1997        1998
                                    ---------  ---------  ----------  ----------  ----------  ----------  ----------
                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenue.......................  $ 897,907  $ 904,646  $1,151,736  $1,345,279  $1,210,696  $1,021,662  $1,063,099
Salaries, cost of care and other
  operating expenses..............    640,847    661,436     863,598   1,064,445     978,513     830,248     909,353
Bad debt expense..................     67,300     70,623      92,022      81,470      46,211      47,456       2,972
Depreciation and amortization.....     26,382     28,354      38,087      48,924      44,861      38,231      37,649
Amortization of reorganization
  value in excess of amounts
  allocable to identifiable
  assets..........................     42,678     31,200      26,000          --          --          --          --
Interest, net.....................     74,156     39,394      55,237      48,017      45,377      39,324      49,336
ESOP expense......................     45,874     49,197      73,527          --          --          --          --
Stock option expense (credit).....     38,416     10,614        (467)        914       4,292       3,214      (3,527)
Managed Care integration costs....         --         --          --          --          --          --      12,314
Equity in loss of CBHS............         --         --          --          --       8,122         399      24,221
Loss on Crescent Transactions.....         --         --          --          --      59,868      59,868          --
Unusual items, net................         --     71,287      57,437      37,271         357         357      (3,000)
Income (loss) from continuing
  operations before income taxes,
  minority interest and
  extraordinary items.............    (37,746)   (57,459)    (53,705)     64,238      23,095       2,565      33,781
Provision for (benefit from)
  income taxes....................      1,874    (10,504)    (11,082)     25,695       9,238       1,025      15,972
Income (loss) from continuing
  operations before minority
  interest and extraordinary
  items...........................    (39,620)   (46,955)    (42,623)     38,543      13,857       1,540      17,809
Minority interest.................         --         48         340       6,160       9,102       6,948       5,063
Income (loss) before discontinued
  operations and extraordinary
  items...........................    (39,620)   (47,003)    (42,963)     32,383       4,755      (5,408)     12,746
Discontinued operations:
  Loss from discontinued
  operations......................    (14,703)        --          --          --          --          --          --
  Gain on disposal of discontinued
    operations....................     10,657         --          --          --          --          --          --
Income (loss) before extraordinary
  items...........................    (43,666)   (47,003)    (42,963)     32,383       4,755      (5,408)     12,746

Extraordinary items-losses on
  early extinguishments or
  discharge of debt...............     (8,561)   (12,616)         --          --      (5,253)     (5,253)    (33,015)
Net income (loss).................  $ (52,227) $ (59,619) $  (42,963) $   32,383  $     (498) $  (10,661) $  (20,269)

                                                                                                NINE MONTHS ENDED
                                                    YEAR ENDED SEPTEMBER 30,                         JUNE 30,
                                    --------------------------------------------------------  ----------------------
                                      1993       1994        1995        1996        1997        1997        1998
                                    ---------  ---------  ----------  ----------  ----------  ----------  ----------
                                                     (DOLLARS IN THOUSANDS)
INCOME (LOSS) PER COMMON
  SHARE--BASIC:
Income (loss) from continuing
  operations before extraordinary
  items...........................  $   (1.59) $   (1.78) $    (1.54) $     1.04  $     0.17  $    (0.19) $     0.42
Loss from discontinued operations
  and disposal of discontinued
  operations......................      (0.16)        --          --          --          --          --          --
Income (loss) before extraordinary
  items...........................      (1.75)     (1.78)      (1.54)       1.04        0.17       (0.19)       0.42
Net Income (loss).................  $   (2.10) $   (2.26) $    (1.54) $     1.04  $    (0.02) $    (0.37) $    (0.66)

INCOME (LOSS) PER COMMON
  SHARE--DILUTED:
Income (loss) from continuing
  operations before extraordinary
  items...........................  $   (1.59) $   (1.78) $    (1.54) $     1.02  $     0.16  $    (0.19) $     0.41
Loss from discontinued operations
  and disposal of discontinued
  operations......................      (0.16)        --          --          --          --          --          --
Income (loss) before extraordinary
  items...........................      (1.75)     (1.78)      (1.54)       1.02        0.16       (0.19)       0.41
Net income (loss).................  $   (2.10) $   (2.26) $    (1.54) $     1.02  $    (0.02) $    (0.37) $    (0.65)
Ratio (deficiency) of earnings to
  fixed charges...................  $ (37,746) $ (57,459) $  (53,518)       1.98        1.41

BALANCE SHEET DATA (END OF
  PERIOD):
Current assets....................  $ 231,915  $ 324,627  $  305,575  $  338,150  $  507,038              $  389,378
Current liabilities...............    272,598    215,048     214,162     274,316     219,376                 440,399
Property and equipment, net.......    444,786    494,345     488,767     495,390     109,214                 177,716
Total assets......................    838,186    961,480     983,558   1,140,137     895,620               1,902,211
Total debt and capital lease
  obligations.....................    421,162    536,129     541,569     572,058     395,294               1,205,716
Stockholders' equity..............     57,298     56,221      88,560     121,817     158,250                 190,795

          MERIT SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following selected historical financial data were derived from, and should be read in conjunction with, the historical consolidated financial statements of Merit, including the notes thereto. The historical consolidated financial statements of the Predecessor for the fiscal year ended September 30, 1993 and the period from October 1, 1993 through November 17, 1993 and of Merit for the period from November 18, 1993 through September 30, 1994 and for the fiscal years ended September 30, 1995, 1996 and 1997 are audited. The historical consolidated financial statements for the three months ended December 31, 1996 and 1997 and as of December 31, 1997 are unaudited. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been made to present fairly the consolidated financial position and results of operations and cash flows for these periods. The results of operations for the period ended December 31, 1997 are not necessarily indicative of the expected results for the year ending September 30, 1998. See "Merit's Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                        PREDECESSOR(6)                                   MERIT
                                ------------------------------  -------------------------------------------------------
                                  FISCAL YEAR                     NOV. 18, 1993       FISCAL YEAR        FISCAL YEAR
                                     ENDED        OCT. 1-NOV.          TO                ENDED              ENDED
                                SEPT. 30, 1993     17, 1993      SEPT. 30, 1994     SEPT. 30, 1995     SEPT. 30, 1996
                                ---------------  -------------  -----------------  -----------------  -----------------
                                                                 (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue.......................     $   197.4       $    31.0        $   245.9          $   361.5          $   457.8
Operating expenses(1).........         180.5            29.3            225.4              335.8              426.2
Amortization of intangibles...           1.8             0.3             17.1               21.4               25.8
Restructuring charge..........           1.7              --               --                 --                3.0
Income from joint ventures....            --              --               --                 --                 --
                                     -------          ------          -------            -------            -------
Operating income(2)...........          13.4             1.4              3.4                4.3                2.8
Other (income) (3)............          (0.6)           (0.1)            (0.8)              (1.5)              (2.8)
Interest expense..............                                                                                 23.8
Loss on disposal of
  subsidiary..................
Merger costs and special
  charges.....................           2.4              --               --                 --                4.0
                                     -------          ------          -------            -------            -------
Income (loss) before income
  taxes and cumulative effect
  of accounting change........          11.6             1.5              4.2                5.8              (22.2)
Provision (benefit) for income
  taxes.......................           6.1             0.6              2.1                4.5               (5.3)
                                     -------          ------          -------            -------            -------
Income (loss) before
  cumulative effect of
  accounting change...........           5.5             0.9              2.1                1.3              (16.9)
Cumulative effect of
  accounting change(4)........            --              --               --                 --               (1.0)
                                     -------          ------          -------            -------            -------
Net income (loss).............     $     5.5       $     0.9        $     2.1          $     1.3          $   (17.9)
                                     -------          ------          -------            -------            -------
                                     -------          ------          -------            -------            -------
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents,
  short-term marketable
  securities and restricted
  cash and investments(5).....     $    21.9                        $    32.7          $    34.1          $    53.0
Total assets..................          91.9                            259.3              305.4              344.8
Due to parent (non-interest
  bearing)....................           5.9                             37.9               70.8                 --
Total debt....................            --                               --                 --              254.0
Stockholders' equity
  (deficit)...................          47.0                            121.0              122.3              (29.5)

                                                    THREE MONTHS ENDED
                                                       DECEMBER 31,
                                                   --------------------
                                   FISCAL YEAR
                                      ENDED
                                 SEPT. 30, 1997      1996       1997
                                -----------------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenue.......................      $   555.7      $   128.6  $   177.2
Operating expenses(1).........          517.0          119.5      168.1
Amortization of intangibles...           26.9            6.8        7.2
Restructuring charge..........             --             --         --
Income from joint ventures....             --             --       (1.6)
                                      -------      ---------  ---------
Operating income(2)...........           11.8            2.3        3.5
Other (income) (3)............           (3.5)          (0.8)      (1.1)
Interest expense..............           25.1            6.2        7.2
Loss on disposal of
  subsidiary..................            6.9             --         --
Merger costs and special
  charges.....................            1.3             --        0.5
                                      -------      ---------  ---------
Income (loss) before income
  taxes and cumulative effect
  of accounting change........          (18.0)          (3.1)      (3.1)
Provision (benefit) for income
  taxes.......................           (4.1)          (0.2)      (0.4)
                                      -------      ---------  ---------
Income (loss) before
  cumulative effect of
  accounting change...........          (13.9)          (2.9)      (2.7)
Cumulative effect of
  accounting change(4)........             --             --         --
                                      -------      ---------  ---------
Net income (loss).............      $   (13.9)     $    (2.9) $    (2.7)
                                      -------      ---------  ---------
                                      -------      ---------  ---------
BALANCE SHEET DATA (END OF PER
Cash and cash equivalents,
  short-term marketable
  securities and restricted
  cash and investments(5).....      $    95.2                 $    83.8
Total assets..................          468.7                     451.5
Due to parent (non-interest
  bearing)....................             --                        --
Total debt....................          329.5                     319.3
Stockholders' equity
  (deficit)...................          (25.9)                    (26.9)

----------------------------------
(1) Represents the sum of direct service costs and selling, general and administrative expenses.
(2) Operating income equals income before income taxes, the cumulative effect of accounting changes, interest expense, other income and expense and merger costs and special charges and loss on disposal of subsidiary.
(3) Represents primarily interest income.
(4) Effective October 1, 1995, Merit changed its method of accounting for deferred start-up costs related to new contracts or expansion of existing contracts: (i) to expense costs relating to start-up activities incurred after commencement of services under the contract, and (ii) to limit the amortization period for deferred start-up costs to the initial contract period. Prior to October 1, 1995, Merit capitalized start-up costs related to the completion of the provider networks and reporting systems beyond commencement of contracts and, in limited instances, amortized the start-up costs over a period that included the initial renewal term associated with the contract. Under the new policy, Merit does not defer contract start-up costs after contract commencement. The change was made to increase the focus on controlling costs associated with contract start-ups. Merit recorded a pre-tax charge of $1.8 million ($1.0 million after taxes) in its fiscal 1996 results of operations as a cumulative effect of the change in accounting. Had Merit adopted this accounting principle in the prior year, fiscal 1995 net income would have been $0.3 million. There was no pro forma effect of this change on Merit's fiscal years prior to 1995.
(5) Includes restricted cash and short-term marketable securities classified as a long-term asset. See "Merit's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Cash in Claims Funds and Restricted Cash."
(6) On November 18, 1993, Merck & Co., Inc. acquired all of the outstanding shares of Medco Containment in a transaction accounted for by the purchase method. The amounts related to periods prior to November 18, 1993, were derived from predecessor company financial statements. The historical cost basis of the predecessor company differs from that of Merit due to the allocation of a portion of the total purchase price of Medco Containment to Merit's assets and liabilities.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


    The Unaudited Pro Forma Consolidated Financial Information set forth below is based on the historical presentation of the consolidated financial statements of Magellan, and the historical operating results of HAI, Allied, Merit, CMG, and CBHS. The Unaudited Pro Forma Consolidated Statements of Operations for the year ended September 30, 1997 and the nine months ended June 30, 1998 give effect to the Crescent Transactions (1997 only), the HAI acquisition, the Allied acquisition, the Green Spring Minority Shareholder Conversion, Merit's acquisition of CMG and the Transactions as if they had been consummated on October 1, 1996.


    The Unaudited Pro Forma Consolidated Statements of Operations do not give effect to hospital acquisitions and closures during the year ended September 30, 1997 as such transactions and events are not considered material to the pro forma presentation. The Unaudited Pro Forma Consolidated Statements of Operations presentation assumes that the net proceeds from the Crescent Transactions, after debt repayment of approximately $200 million, were fully utilized to fund the HAI acquisition and the Allied acquisition. The Unaudited Pro Forma Consolidated Statement of Operations for the year ended September 30, 1997 excludes the non-recurring losses incurred by the Company as a result of the Crescent Transactions.


    The Unaudited Pro Forma Consolidated Financial Information does not purport to be indicative of the results that actually would have been obtained if the operations had been conducted as presented and they are not necessarily indicative of operating results to be expected in future periods. The business of CBHS is seasonal in nature with a reduced demand for certain services generally occurring in the first fiscal quarter around major holidays, such as Thanksgiving and Christmas, and during the summer months comprising the fourth fiscal quarter. Accordingly, the Unaudited Pro Forma Statement of Operations for the nine months ended June 30, 1998 is not necessarily indicative of the pro forma results expected for a full year. The Unaudited Pro Forma Statements of Operations excludes approximately $60.0 million of cost savings on an annual basis that the Company expects to achieve within eighteen months following consummation of the Acquisition. The Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended June 30, 1998 also excludes managed care integration costs of $12.3 million that were directly attributable to the acquisitions described herein. The Unaudited Pro Forma Consolidated Financial Information and notes thereto should be read in conjunction with the historical consolidated financial statements and notes thereto of Magellan, Merit, CBHS and HAI, which appear elsewhere herein, and Management's Discussion and Analysis of Financial Condition and Results of Operations of Magellan and Merit, which appear elsewhere herein.



    The following is a description of each of the transactions (other than the Transactions, which are described elsewhere herein) reflected in the pro forma presentation:


    CRESCENT TRANSACTIONS. The Crescent Transactions, which were consummated on June 17, 1997, resulted in, among other things: (i) the sale of the Psychiatric Hospital Facilities to Crescent for $417.2 million (before costs of approximately $16.0 million); (ii) the creation of CBHS, which is 50% owned by the Company and engages in the behavioral healthcare provider business; (iii) the Company's entry into the healthcare franchising business; and (iv) the issuance by Magellan of 2,566,622 warrants to Crescent and COI (1,283,311 warrants each) with an exercise price of $30 per share. CBHS leases the Psychiatric Hospital Facilities from Crescent under a twelve-year operating lease (the "Facilities Lease") (subject to renewal) for $41.7 million annually, subject to adjustment, with a 5% escalator, compounded annually plus certain additional rent. The warrants issued to Crescent and COI have been valued at $25.0 million in the Company's balance sheet. See "Charter Advantage." The Company accounts for its 50% investment in CBHS under the equity method of accounting, which significantly reduces the revenues and related operating expenses presented in the Unaudited Pro Forma Consolidated Statements of Operations. "Divested Operations--Crescent Transactions" in the Unaudited Pro Forma

Consolidated Statement of Operations represents the results of operations of the businesses that are operated by CBHS.

    The Company incurred a loss before income taxes, minority interest and extraordinary items of approximately $59.9 million as a result of the Crescent Transactions, which was recorded during fiscal 1997.


    HAI ACQUISITION. On December 4, 1997, the Company consummated the purchase of HAI, formerly a unit of Aetna, for approximately $122.1 million. HAI manages the care of over 16.3 million covered lives, primarily through EAPs and other managed behavioral healthcare plans. The Company funded the acquisition of HAI with cash on hand and accounted for the acquisition of HAI using the purchase method of accounting. The Company may be required to make additional contingent payments of up to $60.0 million annually to Aetna over the five-year period subsequent to closing. The maximum contingent payments are $300.0 million. The amount and timing of the payments will be contingent upon net increases in the number of HAI's covered lives in specified products. The Company is obligated to make contingent payments under two separate calculations. Under the first calculation, the amount and timing of the contingent payments will be based on growth in the number of lives covered by certain HAI products during the next five years. The Company may be required to make contingent payments of up to $25.0 million per year for each of the five years following the HAI acquisition depending on the net annual growth in the number of lives covered by such products. The amount to be paid per incremental covered life decreases during the five-year term of the Company's contingent payment obligation. Under the second calculation, the Company may be required to make contingent payments of up to $35.0 million per year for each of five years based on the net cumulative growth in the number of lives covered by certain other HAI products. Aetna will receive a specified amount per net incremental life covered by such products. The amount to be paid per incremental covered life increases with the number of incremental covered lives. The Company will account for the additions to the purchase price for HAI under the purchase method. See "Magellan's Management's Discussion and Analysis of Financial Condition and Results of Operations--Outlook-Liquidity and Capital Resources."



    ALLIED ACQUISITION. On December 5, 1997, the Company purchased the assets of Allied for approximately $70.0 million, of which $50.0 million was paid to the seller at closing with the remaining $20.0 million placed in escrow. Allied provides specialty risk-based products and administrative services to a variety of insurance companies and other customers, including Blue Cross of New Jersey, CIGNA and NYLCare, for its 5.0 million members. Allied has over 80 physician networks across the eastern United States. Allied's networks include physicians specializing in cardiology, oncology and diabetes. The Company funded the Allied acquisition with cash on hand. The Company accounted for the Allied acquisition using the purchase method of accounting. The escrowed amount of the purchase price is payable in one-third increments if Allied achieves specified earnings targets during each of the three years following the closing. Additionally, the purchase price may be increased during the three-year period by up to $40.0 million, if Allied's performance exceeds specified earnings targets, or decreased by up to $20.0 million, if Allied's performance does not meet specified earnings targets. The purchase price adjustments will be computed based on the amount of "EBITDA" (as defined in the Allied Purchase Agreement) earned by Allied during each of the three 12-month periods ending on November 30, 1998, 1999 and 2000. The seller will be paid an amount that is a specified multiple of the excess of Allied's "EBITDA" during such periods over specified "EBITDA" targets for such periods. The maximum purchase price payable is $110.0 million. The Company will account for the additions to the purchase price for Allied under the purchase method. The Company will be paid an amount that is a specified multiple of the amount by which Allied's "EBITDA" during such periods is less than the specified "EBITDA" targets for such periods. See "Magellan's Management's Discussion and Analysis of Financial Conditions and Results of Operations--Outlook-Liquidity and Capital Resources."

    GREEN SPRING MINORITY SHAREHOLDER CONVERSION. The minority shareholders of Green Spring converted their interests in Green Spring into an aggregate of 2,831,516 shares of Company Common Stock. As a result of the Green Spring Minority Shareholder Conversion, the Company owns 100% of Green Spring. The Company accounted for the Green Spring Minority Shareholder Conversion as a purchase of minority interest at the fair value of the consideration paid.

    MERIT ACQUISITION OF CMG. On September 12, 1997, Merit acquired all of the outstanding capital stock of CMG for approximately $48.7 million in cash and approximately 739,000 shares of Merit common stock. In connection with Merit's acquisition of CMG, the Company may be required to make contingent payments to the former shareholders of CMG if the financial results of certain contracts exceed specified base-line amounts. Such contingent payments are subject to an aggregate maximum of $23.5 million.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1997
                (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)

                            DIVESTED
                          OPERATIONS--                                                                      MERIT/CMG    MERIT/CMG
             MAGELLAN       CRESCENT                          PRO FORMA    PRO FORMA                        PRO FORMA    PRO FORMA
            AS REPORTED   TRANSACTIONS     HAI      ALLIED   ADJUSTMENTS   COMBINED     MERIT      CMG     ADJUSTMENTS    COMBINED
            -----------   ------------   --------  --------  -----------   ---------   --------  --------  -----------   ----------
Net
revenue...  $1,210,696     $(555,324)    $116,736  $143,889    $41,578(1)  $957,575    $555,717  $101,356   $(13,042)(9)  $644,031
            -----------   ------------   --------  --------  -----------   ---------   --------  --------  -----------   ----------
Salaries,
  cost of
  care and
  other
 operating
 expenses...    978,513     (426,862)      88,002   137,873     (7,797)(2)  769,729     504,510    99,434    (18,075)(10)   585,869
Bad debt
expense...      46,211       (42,720)           0         0          0        3,491           0         0          0             0
Depreciation
  and
  amortization...     44,861    (20,073)      312       362      6,164(3)    31,626      39,400     1,987      2,365(11)    43,752
Interest,
  net.....      45,377        (3,233)      (1,604)     (725)    (6,833)(4)   32,982      21,566      (516)     4,390(12)    25,440
Stock
  option
expense...       4,292             0            0         0          0        4,292           0         0          0             0
Equity in
  loss of
  CBHS....       8,122             0            0         0     12,028(5)    20,150           0         0          0             0
Loss on
  Crescent
  Transactions...     59,868          0         0         0    (59,868)(6)        0           0         0          0             0
Unusual
  items...         357        (2,500)           0         0      5,388(7)     3,245       8,239     1,200     (6,925)(13)     2,514
            -----------   ------------   --------  --------  -----------   ---------   --------  --------  -----------   ----------
             1,187,601      (495,388)      86,710   137,510    (50,918)     865,515     573,715   102,105    (18,245)      657,575
            -----------   ------------   --------  --------  -----------   ---------   --------  --------  -----------   ----------
Income
  (loss)
  before
  income
  taxes
  and
  minority
  interest...     23,095     (59,936)      30,026     6,379     92,496       92,060     (17,998)     (749)     5,203       (13,544)
Provision
  for
  (benefit
  from)
  income
  taxes...       9,238       (23,974)      11,480         0     39,550(8)    36,294      (4,126)     (443)     2,095(14)    (2,474)
            -----------   ------------   --------  --------  -----------   ---------   --------  --------  -----------   ----------
Income
  (loss)
  before
  minority
  interest...     13,857     (35,962)      18,546     6,379     52,946       55,766     (13,872)     (306)     3,108       (11,070)
Minority
interest...      9,102             0            0         0          0        9,102           0         0          0             0
            -----------   ------------   --------  --------  -----------   ---------   --------  --------  -----------   ----------
Net income
 (loss)...  $    4,755     $ (35,962)    $ 18,546  $  6,379    $52,946     $ 46,664    $(13,872) $   (306)  $  3,108      $(11,070)
            -----------   ------------   --------  --------  -----------   ---------   --------  --------  -----------   ----------
            -----------   ------------   --------  --------  -----------   ---------   --------  --------  -----------   ----------
Average
  number
  of
  common
  shares
  outstanding--basic...     28,781                                           28,781
            -----------                                                    ---------
            -----------                                                    ---------
Average
  number
  of
  common
  shares
  outstanding--diluted...     29,474                                         29,474
            -----------                                                    ---------
            -----------                                                    ---------
Net income
  (loss)
  per
  common
  share--basic... $     0.17                                               $   1.62
            -----------                                                    ---------
            -----------                                                    ---------
Net income
  (loss)
  per
  common
  share--diluted... $     0.16                                             $   1.58
            -----------                                                    ---------
            -----------                                                    ---------
Ratio of
  earnings
  to fixed
charges...        1.41
            -----------
            -----------

                THE
            TRANSACTIONS
             PRO FORMA      PRO FORMA
            ADJUSTMENTS    CONSOLIDATED
            ------------   ------------
Net
revenue...    $      0      $1,601,606
            ------------   ------------
Salaries,
  cost of
  care and
  other
 operating
 expenses.       5,567(15)   1,361,165
Bad debt
expense...           0           3,491
Depreciati
  and
  amortiza      (7,262)(16)      68,116
Interest,
  net.....      36,670(17)      95,092
Stock
  option
expense...           0           4,292
Equity in
  loss of
  CBHS....           0          20,150
Loss on
  Crescent
  Transact           0               0
Unusual
  items...      (1,314)(19)       4,445
            ------------   ------------
                33,661       1,556,751
            ------------   ------------
Income
  (loss)
  before
  income
  taxes
  and
  minority
  interest     (33,661)     $   44,855
Provision
  for
  (benefit
  from)
  income
  taxes...      (9,699)(20)      24,121
            ------------   ------------
Income
  (loss)
  before
  minority
  interest     (23,962)         20,734
Minority
interest..      (6,835)(21)       2,267
            ------------   ------------
Net income
 (loss)...    $(17,127)     $   18,467
            ------------   ------------
            ------------   ------------
Average
  number
  of
  common
  shares
  outstand       2,832(21)      31,613
            ------------   ------------
            ------------   ------------
Average
  number
  of
  common
  shares
  outstand       2,832(21)      32,306
            ------------   ------------
            ------------   ------------
Net income
  (loss)
  per
  common
  share--b                  $     0.58
                           ------------
                           ------------
Net income
  (loss)
  per
  common
  share--d                  $     0.57
                           ------------
                           ------------
Ratio of
  earnings
  to fixed
charges...                        1.31
                           ------------
                           ------------


     See Notes to Unaudited Pro Forma Consolidated Statements of Operations

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE NINE MONTHS ENDED JUNE 30, 1998
                (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE DATA)



                                                                                                  THE TRANSACTIONS
                            MAGELLAN                         PRO FORMA     PRO FORMA                 PRO FORMA         PRO FORMA
                           AS REPORTED      HAI    ALLIED   ADJUSTMENTS    COMBINED      MERIT      ADJUSTMENTS       CONSOLIDATED
                          -------------   -------  -------  -----------   -----------   --------  ----------------   --------------
Net revenue.............   $1,063,099     $19,528  $30,945    $(2,143)(1) $1,111,429    $262,630      $     0          $1,374,059
                          -------------   -------  -------  -----------   -----------   --------      -------        --------------
Salaries, cost of care
  and other operating
  expenses..............      909,353      15,031   31,068     (1,392)(2)    954,060     241,084       (1,893)(15)      1,193,251
Bad debt expense........        2,972           0        0          0          2,972           0            0               2,972
Depreciation and
  amortization..........       37,649          34      100      1,075(3)      38,858      16,159       (2,506)(16)         52,511
Interest, net...........       49,336        (256)     (92)     1,816(4)      50,804       8,870       14,312(17)          73,986
Stock option expense....       (3,527)          0        0          0         (3,527)          0            0              (3,527)
Managed Care integration
  costs.................       12,314           0        0     (2,729)(18)      9,585          0       (9,585)(18)              0
Equity in loss of
  CBHS..................       24,221           0        0          0         24,221           0            0              24,221
Unusual items...........       (3,000)          0        0      3,000(7)           0       1,318       (1,318)(19)              0
                          -------------   -------  -------  -----------   -----------   --------      -------        --------------
                            1,029,318      14,809   31,076      1,770      1,076,973     267,431         (990)          1,343,414
                          -------------   -------  -------  -----------   -----------   --------      -------        --------------
Income (loss) before
  income taxes and
  minority interest.....       33,781       4,719     (131)    (3,913)        34,456      (4,801)         990              30,645
Provision for (benefit
  from) income taxes....       15,972       1,879        0     (1,617)(8)     16,234        (786)       1,765(20)          17,213
                          -------------   -------  -------  -----------   -----------   --------      -------        --------------
Income (loss) before
  minority interest.....       17,809       2,840     (131)    (2,296)        18,222      (4,015)        (775)             13,432
Minority interest.......        5,063           0        0          0          5,063           0       (2,606)(21)          2,457
                          -------------   -------  -------  -----------   -----------   --------      -------        --------------
Net income (loss).......   $   12,746     $ 2,840  $  (131)   $(2,296)    $   13,159    $ (4,015)     $ 1,831          $   10,975
                          -------------   -------  -------  -----------   -----------   --------      -------        --------------
                          -------------   -------  -------  -----------   -----------   --------      -------        --------------
Average number of common
  shares
  outstanding--basic....       30,505                                         30,505                    1,090(21)          31,595
                          -------------                                   -----------                 -------        --------------
                          -------------                                   -----------                 -------        --------------
Average number of common
  shares
 outstanding--diluted...       31,099                                         31,099                    1,090(21)          32,189
                          -------------                                   -----------                 -------        --------------
                          -------------                                   -----------                 -------        --------------
Net income per common
  share--basic..........   $     0.42                                     $     0.43                                   $     0.35
                          -------------                                   -----------                                --------------
                          -------------                                   -----------                                --------------
Net income per common
  share--diluted........   $     0.41                                     $     0.42                                   $     0.34
                          -------------                                   -----------                                --------------
                          -------------                                   -----------                                --------------
Ratio of earnings to
  fixed charges.........         1.46                                                                                        1.31
                          -------------                                                                              --------------
                          -------------                                                                              --------------


     See Notes to Unaudited Pro Forma Consolidated Statements of Operations

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


(1) Adjustments to net revenue for the year ended September 30, 1997 represent Franchise Fees of $55.5 million for the 259 days ended June 16, 1997 (prior to consummation of the Crescent Transactions) less a $13.9 million decrease in HAI revenue resulting from renegotiated contractual rates with Aetna as a direct result of the acquisition of HAI by the Company. Adjustment to net revenue for the nine months ended June 30, 1998 represents the effect of renegotiated contractual rates with Aetna for the two months prior to consummation of the HAI acquisition.



    The pro forma presentation assumes that all Franchise Fees due from CBHS are collectible. Based on projections of fiscal 1998 and fiscal 1999 operations prepared by management of CBHS and results of operations through June 30, 1998, the Company believes that CBHS will be unable to pay the full amount of the Franchise Fees it is contractually obligated to pay during fiscal 1998 and fiscal 1999. The Company currently estimates that CBHS will be able to pay approximately $40.0 million to $45.0 million of the Franchise Fees in fiscal 1998, a $33.3 million to $38.3 million shortfall relative to amounts payable under the Master Franchise Agreement. The Company also estimates that CBHS will be able to pay $15.0 million to $25.0 million of the Franchise Fees in fiscal 1999, a $53.3 million to $63.3 million shortfall relative to amounts payable under the Master Franchise Agreement. The Company may be required to record bad debt expense related to Franchise Fees receivable from CBHS in fiscal 1999 or future periods if CBHS does not generate sufficient cash flows to allow for payment of Franchise Fees. As a result of CBHS's failure to pay Franchise Fees due in fiscal 1998, the Company has exercised certain of its rights pursuant to the Master Franchise Agreement and is assisting CBHS management in improving profitability. See "Risk Factors--Subordination of Franchise Fees."


(2) Adjustments to salaries, cost of care and other operating expenses represent the following (in thousands):


                                                                                  NINE MONTHS
                                                                 YEAR ENDED          ENDED
                                                               SEPTEMBER 30,       JUNE 30,
TRANSACTION                   DESCRIPTION                           1997             1998
-----------  ---------------------------------------------  --------------------  -----------
  Crescent   Fees payable to CBHS by the Company for the
             management of less than wholly-owned
             hospital-based joint ventures controlled by
             the Company for the 259 days ended June 16,
             1997.........................................      $      7,564       $      --
  Crescent   Reduction of corporate overhead that was
             transferred to CBHS for the 259 days ended
             June 16, 1997................................            (2,845)             --
       HAI   Elimination of Aetna overhead allocations....           (17,162)         (2,044)
       HAI   Bonus expense previously reflected in Aetna's
             financial statements.........................             1,138             200
       HAI   Costs absorbed by HAI previously incurred by
             Aetna including information technology, human
             resources and legal..........................             5,110             852
    Allied   Reduction of shareholders'/executives'
             compensation to revised contractual level
             pursuant to the Allied purchase agreement....              (648)           (197)
    Allied   Reduction of certain consulting agreement
             costs to revised contractual level pursuant
             to the Allied purchase agreement.............              (954)           (203)
                                                                  ----------      -----------
                                                                $     (7,797)      $  (1,392)
                                                                  ----------      -----------
                                                                  ----------      -----------

(3) Adjustments to depreciation and amortization represent the following (in thousands):


                                                                                    NINE MONTHS
                                                                   YEAR ENDED          ENDED
                                                                 SEPTEMBER 30,       JUNE 30,
 TRANSACTION                    DESCRIPTION                           1997             1998
-------------  ---------------------------------------------  --------------------  -----------
Crescent       Elimination of amortization related to
               impaired intangible assets...................       $     (177)       $      --
HAI            Purchase price allocation (i)................            3,948              676
Allied         Purchase price allocation (ii)...............            2,393              399
                                                                      -------       -----------
                                                                   $    6,164        $   1,075
                                                                      -------       -----------
                                                                      -------       -----------


       ---------------------------------

       (i) Represents $4.0 million estimated fair value of property and equipment depreciated over an estimated useful life of 5 years, $83.3 million of goodwill amortized over an estimated useful life of 40 years and $20.7 million estimated fair value of other intangible assets (primarily client lists) amortized over an estimated useful life of 15 years less historical depreciation and amortization.

       (ii) Represents $50.7 million of goodwill amortized over an estimated useful life of 40 years and $16.9 million estimated fair value of other intangible assets (primarily client lists and treatment protocols) amortized over an estimated useful life of 15 years.

    The allocation of the HAI and Allied purchase prices to goodwill and identifiable intangible assets and estimated useful lives are based on the Company's preliminary valuations, which are subject to change upon receiving independent appraisals for such assets.

    Subsequent to the consummation of the HAI acquisition, the Company may be required to make additional contingent payments of up to $60 million annually during the five years following the consummation of the HAI acquisition to Aetna for aggregate potential contingent payments of $300 million. These contingent payments, if any, would be recorded as goodwill and identifiable intangible assets, which would result in estimated additional annual amortization of $11 million to $13 million in future periods if all the contingent payments are made.

    The Company may also be required to make contingent payments to the former owners of Allied of up to $60 million during the three years subsequent to consummation of the Allied acquisition, of which $20 million is in escrow. These contingent payments, if any, would be recorded as goodwill, which would result in estimated additional annual amortization of $1.5 million.

(4) Adjustments to interest, net, represent reductions in interest expense as a result of the repayment of outstanding borrowings under the Magellan Existing Credit Agreement with the proceeds from the Crescent Transactions offset by forgone interest income as a result of using cash on hand to fund the HAI and Allied acquisitions. The Magellan Existing Credit Agreement had an outstanding balance of approximately $131.0 million at May 31, 1997 (prior to consummation of the Crescent Transactions). The pro forma interest expense reduction in fiscal 1997 of approximately $6.8 million represents actual interest expense related to Magellan's Credit Agreements in effect during fiscal 1997, or an effective interest rate of 7.3%

(5) Adjustment to equity in loss of CBHS represents the Company's 50% interest in CBHS' pro forma loss for the 259 day period ended June 16, 1997. The Company's investment in CBHS is accounted for under the equity method of accounting. The Condensed Pro Forma Statement of Operations of CBHS for the year ended September 30, 1997 is as follows (in thousands):

                                                CBHS
                                            OPERATIONS--
                            DIVESTED       106 DAYS ENDED      PRO FORMA      PRO FORMA
                           OPERATIONS    SEPTEMBER 30, 1997   ADJUSTMENTS   CONSOLIDATED
                           -----------  --------------------  ------------  -------------
Net revenue..............   $ 555,324       $    213,730       $    2,565(i)  $   771,619
                           -----------        ----------      ------------  -------------
Salaries, supplies and
  other operating
  expenses...............     426,862            210,277          103,723 (ii      740,862
Bad debt expense.........      42,720             17,437                0         60,157
Depreciation and
  amortization...........      20,073                668          (17,333)  ii)        3,408
Interest, net............       3,233              1,592              167 (iv        4,992
Unusual items............       2,500                  0                0          2,500
                           -----------        ----------      ------------  -------------
                              495,388            229,974           86,557        811,919
                           -----------        ----------      ------------  -------------
Income (loss) before
  income taxes...........      59,936            (16,244)         (83,992)       (40,300)
Provision for income
  taxes..................      23,974                  0          (23,974)(v)            0
                           -----------        ----------      ------------  -------------
  Net income (loss)......   $  35,962       $    (16,244)      $  (60,018)   $   (40,300)
                           -----------        ----------      ------------  -------------
                           -----------        ----------      ------------  -------------

       ----------------------------------------

       (i) Fees from the Company for the management of less than wholly-owned hospital-based joint ventures controlled by the Company (see note 2) less non-recurring accounts receivable collection fees receivable from the Company (see note 6) of approximately $5.0 million during the 106 days ended September 30, 1997.

       (ii) Adjustments to salaries, supplies and other operating expenses represent the following (in thousands):

                                                                                    259 DAYS
                                                                                     ENDED
                                                                                 JUNE 16, 1997
                                                                                 --------------
    Franchise Fees (see note 1)................................................   $     55,463
    Rent expense under the Facilities Lease....................................         44,665
    Additional corporate overhead..............................................          3,595
                                                                                 --------------
                                                                                  $    103,723
                                                                                 --------------
                                                                                 --------------

       (iii) Adjustment to depreciation and amortization represents the decrease in depreciation expense as a result of the sale of property and equipment to Crescent by the Company and the elimination of amortization expense related to impaired intangible assets.

       (iv) Adjustment to interest, net, represents the following (in thousands):

                                                                                    259 DAYS
                                                                                     ENDED
                                                                                 JUNE 16, 1997
                                                                                 --------------
    Interest expense on debt repaid by the Company.............................    $   (3,233)
    Interest expense for the 259 days ended June 16, 1997 for estimated average
    borrowings of $60 million at an assumed interest rate of 8% per annum......         3,400
                                                                                 --------------
                                                                                   $      167
                                                                                 --------------
                                                                                 --------------

       (v) CBHS is a limited liability company. Accordingly, provision for income taxes is eliminated as the tax consequences of CBHS ownership will pass through to the Company and COI.

(6) Adjustment to loss on Crescent Transactions represents the elimination of the non-recurring losses incurred by the Company as a result of the Crescent Transactions as follows (in thousands):

Accounts receivable collection fees(i)....................................  $  21,400
Impairment losses on intangible assets(ii)................................     14,408
Exit costs and construction obligation(iii)...............................     12,549
Loss on the sale of property and equipment................................     11,511
                                                                            ---------
                                                                            $  59,868
                                                                            ---------
                                                                            ---------

       ----------------------------------------


       (i) Accounts receivable collection fees represent the reduction in the net realizable value of accounts receivable for estimated collection fees on hospital-based receivables retained by the Company. The Company paid CBHS a fee equal to 5% of collections for the first 120 days after consummation of the Crescent Transactions and estimated bad debt agency fees of 40% for receivables collected subsequent to 120 days after the consummation of the Crescent Transactions.


       (ii) The impairment loss on intangible assets resulted from reducing the book value of the Company's investment in CBHS to its approximate fair value at the consummation date of the Crescent Transactions. The impairment losses represent the reductions in the carrying amount of goodwill and other intangible assets related to the divested or contributed CBHS operations.

       (iii) Represents approximately $5.0 million of incremental costs to perform finance and accounting functions transferred to CBHS and approximately $7.5 million for the Company's obligation to replace CBHS' Philadelphia hospital.


(7) Adjustments to unusual items represent the elimination of non-recurring gains on the sale of psychiatric hospitals.


(8) Adjustments to provision for income taxes represent the tax expense related to the pro forma adjustments at the Company's historic effective tax rate of 40% and the imputed income tax expense on the operating results of Allied, which was an S-corporation for income tax purposes and historically did not provide for income taxes.

(9) Adjustment to net revenue represents the elimination of the fiscal 1997 revenues of Choate Health Management, Inc. ("Choate"), which was sold by Merit in fiscal 1997.

(10) Adjustment to salaries, cost of care and other operating expenses represents the elimination of salaries, benefits and other costs of $5.5 million for duplicate CMG personnel and facilities that were eliminated as a direct result of Merit's acquisition of CMG and the elimination of fiscal 1997 expenses of $12.6 million for Choate, which was sold by Merit in fiscal 1997.

(11) Adjustment to depreciation and amortization represents the effect of Merit's purchase price allocation related to the CMG acquisition.

(12) Adjustment to interest, net, represents the effect of increased borrowing by Merit related to the CMG acquisition.

(13) Adjustments to unusual items, net, represents the elimination of non-recurring losses on Merit's sale of Choate.

(14) Adjustment to provision for income taxes represents the tax effect of the Merit/CMG pro forma adjustments.


(15) Adjustment to salaries, cost of care and other operating expenses represents (i) the elimination of fees paid by Merit to its former owner,
    (ii) the presentation of Merit's capitalized start-up costs of $6.1 million and $0.5 million for the fiscal year ended September 30, 1997 and the nine months ended June 30, 1998, respectively, as other operating expenses to conform to the Company's accounting policies and (iii) the elimination of salaries, benefits and other costs of $2.2 million for the nine months ended June 30, 1998 for duplicate CMG personnel and facilities that have been announced as a direct result of Merit's acquisition of CMG. The adjustment excludes approximately $60.0 million of cost savings on an annual basis that the Company expects to achieve within eighteen months following consummation of the Merit acquisition.


(16) Adjustments to depreciation and amortization represent the effect of the Merit purchase price allocation and the Green Spring Minority Shareholder Conversion as follows (in thousands):


                                                                                   NINE MONTHS
                                                                     YEAR ENDED       ENDED
                                                                   SEPTEMBER 30,    JUNE 30,
                                                                        1997          1998
                                                                   --------------  -----------
Estimated fair value of property and equipment of $51.9 million
  depreciated over an estimated useful life of 5 years...........    $   10,384     $   3,894

Estimated goodwill of $641.2 million amortized over an estimated
  useful life of 40 years........................................        16,029         6,011

Estimated fair value of other intangible assets (primarily client lists and provider networks) of $140.0 million amortized over
  an estimated useful life of 15 years...........................         9,333         3,500
                                                                   --------------  -----------
Total estimated depreciation and amortization....................        35,746        13,405
Elimination of Merit and CMG historical and pro forma
  depreciation and amortization..................................       (43,752)      (16,157)
Effect of Green Spring Minority Shareholder Conversion(i)........           744           246
                                                                   --------------  -----------
                                                                     $   (7,262)    $  (2,506)
                                                                   --------------  -----------
                                                                   --------------  -----------


       ----------------------------------------
       (i) The Green Spring Minority Shareholder Conversion resulted in approximately $20.5 million of additional intangible assets (Goodwill of $6.9 million; Client lists of $13.6 million) with a weighted average useful life of 27.5 years. The additional intangible assets resulted from the excess of the fair value of the consideration paid for the Green Spring Minority Shareholder Conversion ($63.5 million) over the book value of minority interests purchased.

      The allocation of the Merit purchase price to property and equipment, goodwill and identifiable intangible assets and estimated useful lives was based on the Company's preliminary valuations, which are subject to change upon receiving independent appraisals for such assets.

(17) Adjustments to interest, net, represent the following (in thousands):


                                                                                 NINE MONTHS
                                                              YEAR ENDED            ENDED
                                                            SEPTEMBER 30,         JUNE 30,
DESCRIPTION                                                      1997               1998
-------------------------------------------------------  --------------------  ---------------
Elimination of Merit and CMG historical and pro forma
  interest expense.....................................      $    (29,959)       $   (10,536)
Elimination of historical interest expense for the
  Magellan Outstanding Notes...........................           (42,188)           (15,820)
Elimination of the Company's historical deferred
  financing cost amortization..........................            (1,214)              (914)
Tranche A Term Loan interest expense (i)...............            14,393              5,500
Tranche B Term Loan interest expense (i)...............            14,850              5,672
Tranche C Term Loan interest expense (i)...............            15,308              5,844
Revolving Facility interest expense (i)................             1,570                600
Foregone interest income--cash proceeds utilized in the
  Merit acquisition at 5.5% per annum..................             3,261              1,223
The Notes at an interest rate of 9.0%..................            56,250             21,094

                                                                                 NINE MONTHS
                                                              YEAR ENDED            ENDED
                                                            SEPTEMBER 30,         JUNE 30,
DESCRIPTION                                                      1997               1998
-------------------------------------------------------  --------------------  ---------------
Amortization of deferred financing costs of $35.6
  million over a weighted average life of approximately
  8.1 years............................................             4,399              1,649
                                                               ----------      ---------------
                                                             $     36,670        $    14,312
                                                               ----------      ---------------
                                                               ----------      ---------------


       ----------------------------------------
       (i) Assumes borrowings are one-month LIBOR-based, which is consistent with the Company's past borrowing practices. Average one-month LIBOR was approximately 5.60% and 5.75% during the year ended September 30, 1997 and the six months ended March 31, 1998, respectively. Each tranche of the Term Loan Facility is approximately $183.3 million and the Revolving Facility borrowing is $20.0 million. Interest rates utilized to compute pro forma adjustments are as follows:

                                                      YEAR ENDED          SIX MONTHS ENDED
                                                     SEPTEMBER 30,            MARCH 31,
                                                         1997                   1998
                                                -----------------------  -------------------
Tranche A Term Loan and Revolving Facility
  (LIBOR plus 2.25%)..........................              7.85%                  8.00%
Tranche B Term Loan (LIBOR plus 2.50%)........              8.10%                  8.25%
Tranche C Term Loan (LIBOR plus 2.75%)........              8.35%                  8.50%

(18) Adjustments to managed care integration costs represent the elimination of the expenses incurred by the Company as a direct result of the Merit Acquisition and the Allied Acquisition. The Company owns three behavioral managed care organizations ("BMCOs"), Green Spring, HAI and Merit, as a result of acquisitions consummated in fiscal 1996 (Green Spring) and fiscal 1998 (HAI and Merit). The Company also owns two other specialty managed care organizations, Allied and Care Management Resources, Inc. ("CMR"). Management has approved and committed the Company to a plan to combine and integrate the operations of its BMCOs and other specialty managed care organizations (the "Integration Plan") that will result in the elimination of duplicative functions and will standardize business practices and information technology platforms. The Company expects to achieve approximately $60 million of cost savings on an annual basis by August 1999 at its BMCOS and approximately $3 million of cost savings on an annual basis at CMR as a result of the Integration Plan.


    The Integration Plan will result in the elimination of approximately 1,000 positions during fiscal 1998 and fiscal 1999. Approximately 200 employees had been involuntarily terminated pursuant to the Integration Plan as of June 30, 1998 and approximately 250 positions have been eliminated by normal attrition through June 30, 1998. The remaining positions to be eliminated have been identified, and will be eliminated through a combination of normal attrition and involuntary termination.



    The employee groups of the BMCOs that are primarily affected include executive management, finance, human resources, information systems and legal personnel at the various BMCOs corporate headquarters and regional offices and credentialing, claims processing, contracting and marketing personnel at various operating locations. The Company expects to complete the specific identification of all personnel who will be involuntarily terminated by December 31, 1998 and will complete its involuntary terminations by April 1999.



    The Integration Plan will also result in the closure of approximately 40 to 45 leased facilities at the BMCOs during fiscal 1998 and fiscal 1999. As of June 30, 1998, 20 offices had been specifically identified for closure and 20 to 25 additional offices are under consideration for closure. The

    Company expects to complete the specific identification of remaining office closures by December 31, 1998.



    The Company has recorded approximately $18.3 million of liabilities related to the Integration Plan, as of June 30, 1998 of which $11.7 million was recorded as part of the Merit purchase price allocation and $6.6 million was recorded in the statement of operations under "Managed Care integration costs". These amounts represent those portions of the Integration Plan obligations that were measurable as of June 30, 1998. The Company expects to record additional liabilities as a result of the Integration Plan in fiscal 1998 and fiscal 1999 as final decisions regarding office closures and other contractual obligation terminations are made. The Integration Plan will result in additional incremental costs that must be expensed as incurred in accordance with Emerging Issues Task Force Consensus 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" that are not described above and certain other charges. Other integration costs include, but are not limited to, outside consultants, costs to relocate closed office contents and long-lived asset impairments. Other integration costs are reflected in the statement of operations under "Managed Care integration costs."



    During the nine months ended June 30, 1998, the Company incurred approximately $5.7 million in other integration costs, including long-lived asset impairments of approximately $2.2 million and outside consulting costs of approximately $3.1 million. The asset impairments relate primarily to identifiable intangible assets that no longer have value and have been written off as a result of the Integration Plan.


(19) Adjustments to unusual items represent the following (in thousands):


                                                                                 NINE MONTHS
                                                              YEAR ENDED            ENDED
DESCRIPTION                                               SEPTEMBER 30, 1997    JUNE 30, 1998
-------------------------------------------------------  --------------------  ---------------
Elimination of Merit's transaction costs related to
  Merit's attempt to acquire HAI.......................       $     (733)         $      --
Elimination of non-recurring employee benefit costs
  related to stock options which were eliminated upon
  the consummation of the Acquisition..................             (581)               (57)
Elimination of Merit's transaction costs related
  primarily to the Transactions........................               --             (1,261)
                                                                --------       ---------------
                                                              $   (1,314)         $  (1,318)
                                                                --------       ---------------
                                                                --------       ---------------


(20) Adjustment to provision for income taxes represents the tax benefit related to Merit/CMG combined and the pro forma adjustments, excluding annual non-deductible goodwill amortization of $16.1 million related to the Acquisition, at the Company's historic effective tax rate of 40%.


(21) Adjustments to minority interest and average number of common shares outstanding (basic and diluted) represents the effect of the Green Spring Minority Shareholder Conversion.

                MAGELLAN'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion relates to the historical consolidated results of operations and financial condition of the Company and should be read in conjunction with the consolidated financial statements of the Company included elsewhere in this Prospectus.

OVERVIEW

    The Company has historically derived the majority of its revenue from providing healthcare services in an inpatient setting. Payments from third party payors are the principal source of revenue for most healthcare providers. In the early 1990's, many third party payors sought to control the cost of providing care to their patients by instituting managed care programs or seeking the assistance of managed care companies. Providers participating in managed care programs agree to provide services to patients for a discount from established rates, which generally results in pricing concessions by the providers and lower margins. Additionally, managed care programs generally encourage alternatives to inpatient treatment settings and reduce utilization of inpatient services. As a result, third party payors established managed care programs or engaged managed care companies in many areas of healthcare, including behavioral healthcare. The Company, which until June 1997 was the largest operator of psychiatric hospitals in the United States, was adversely affected by the adoption of managed care programs by third-party payors.


    Prior to the first quarter of fiscal 1996, the Company was not a provider of behavioral managed care services. During the first quarter of fiscal 1996, the Company acquired a 61% ownership interest in Green Spring. At that time, the Company intended to become a fully integrated behavioral healthcare provider by combining the managed behavioral healthcare products offered by Green Spring with the direct treatment services offered by the Company's psychiatric hospitals. The Company believed that an entity that participated in both the managed care and provider segments of the behavioral healthcare industry could more efficiently provide and manage behavioral healthcare for insured populations than an entity that was solely a managed care company. The Company also believed that earnings from its managed care business would offset, in part, the negative impact on the financial performance of its psychiatric hospitals caused by managed care. Green Spring was the Company's first significant involvement in managed behavioral healthcare. During the first quarter of fiscal 1998 pursuant to the Green Spring Minority Shareholder Conversion, the minority shareholders of Green Spring converted their interests in Green Spring into an aggregate of 2,831,516 shares of Company Common Stock.


    Subsequent to the Company's acquisition of Green Spring, the growth of the managed behavioral healthcare industry accelerated. Under the Company's majority ownership, Green Spring increased its base of covered lives from 12.0 million as of the end of calendar year 1995 to 21.1 million as of the end of calendar year 1997, a compound annual growth rate of over 32%. While growth in the industry was accelerating, the managed behavioral healthcare industry also began to consolidate. The Company concluded that consolidation presented an opportunity for the Company to enhance its stockholder value by increasing its participation in the managed behavioral healthcare industry, which the Company believed offered growth and earnings prospects superior to those of the psychiatric hospital industry. Therefore, the Company decided to sell its domestic psychiatric facilities to obtain capital for expansion in the managed behavioral healthcare business.

    During the third quarter of fiscal 1997, the Company sold the Psychiatric Hospital Facilities, which comprised substantially all of its domestic acute care psychiatric hospitals and residential treatment facilities, to Crescent for $417.2 million in cash (before costs of approximately $16.0 million) and certain other consideration. The sale of the Psychiatric Hospital Facilities provided the Company with approximately $200.0 million of net cash proceeds, after debt repayment, for use in implementing its business strategy. The Company used the net cash proceeds to finance the acquisitions of HAI and Allied in December 1997.

    The Company further implemented its business strategy through the Acquisition, which increased the Company's revenue attributable to managed care operations to 78% of the Company's total fiscal 1997 revenue on a pro forma basis.



    The following table sets forth, on a pro forma basis, for the year ended September 30, 1997, the Company's net revenue and EBITDA from its business segments (in thousands):



                                                                             % OF                          % OF
                                                          NET REVENUE    CONSOLIDATED     EBITDA(3)    CONSOLIDATED
                                                         -------------  ---------------  -----------  ---------------
Existing managed care business (1).....................  $     610,623          38.1%    $    73,258          29.2%
Merit managed care business............................        644,031          40.2          52,595          21.0
                                                         -------------         -----     -----------         -----
  Total managed care business..........................      1,254,654          78.3         125,853          50.2
Public sector business.................................         94,422           5.9           7,839           3.1
Healthcare franchising business........................         78,300           4.9          66,148          26.4
Provider business (2)                                          174,230          10.9          50,385          20.1
Corporate overhead.....................................             --            --         (13,275)         (5.3)
Interest income........................................             --            --          13,697           5.5
                                                         -------------         -----     -----------         -----
  Consolidated.........................................  $   1,601,606         100.0%    $   250,647         100.0%
                                                         -------------         -----     -----------         -----
                                                         -------------         -----     -----------         -----


------------------------

(1) Includes HAI and Allied pro forma results.


(2) The provider business segment includes the Company's joint venture hospital operations, three European psychiatric hospitals, a general hospital that was closed in January 1997 and certain other operations. EBITDA includes revenue associated with settlements of reimbursement issues and reductions of operating expenses associated with medical malpractice adjustments. Pro Forma Adjusted EBITDA as presented in "Summary-- Summary Historical and Unaudited Pro Forma Financial Data--Magellan Historical and Pro Forma Financial Data" excludes EBITDA associated with the settlements of reimbursement issues and reductions of operating expenses associated with medical malpractice adjustments.


(3) EBITDA is defined as earnings before interest, taxes, depreciation and amortization plus interest income, stock option expense and unusual items. The calculation of EBITDA on a consolidated basis is as follows (in thousands):


                                                                                          PRO FORMA
                                                                                     --------------------
                                                                                          YEAR ENDED
                                                                                      SEPTEMBER 30, 1997
                                                                                     --------------------
Net income.........................................................................      $     18,467
Minority interest..................................................................             2,267
Equity in loss of CBHS.............................................................            20,150
Provision for income taxes.........................................................            24,121
Interest, net......................................................................            95,092
Depreciation and amortization......................................................            68,116
                                                                                           ----------
  Earnings before interest, taxes, depreciation and amortization...................           228,213
Interest income....................................................................            13,697
Stock option expense (credit)......................................................             4,292
Unusual items......................................................................             4,445
                                                                                           ----------
  EBITDA...........................................................................      $    250,647
                                                                                           ----------
                                                                                           ----------


    EBITDA is presented because management believes that EBITDA provides additional indications of the financial performance of the Company and provides useful information regarding the Company's ability to service debt and meet certain debt covenants under the Indenture. Accordingly, EBITDA includes interest income, which can be utilized to service debt, and excludes non-cash expenses such as depreciation and amortization and stock option expense (credit). The Company's definition of EBITDA used in this Prospectus is consistent with the definition of EBITDA in the New Credit Agreement and the Indenture. EBITDA does not represent cash flows from operations or investing and financing activities as defined by generally accepted accounting principles. EBITDA does not measure whether cash flows will be sufficient to fund all cash flow needs, including principal and interest payments on debt and capital lease obligations, capital expenditures or other investing and financing activities. EBITDA should not be construed as an alternative to the Company's operating income, net income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of the Company's operating performance or as a measure of the Company's liquidity. In addition, items excluded from EBITDA, such as depreciation and amortization, interest, net and provision for income taxes, are significant components in understanding and assessing the Company's financial performance. EBITDA is not presented for historical purposes as management does not believe historical EBITDA is indicative of the Company's prospects after consummation of the Transactions. The Company's definition of EBITDA may be different from the definition of EBITDA used by other companies. For a complete discussion of the Company's future prospects related to net income, cash flows from operations and investing and financing activities, see, "-- Result of Operations," "-- Historical Liquidity and Capital Resources" and "-- Outlook -- Liquidity and Capital Resources."


For further information regarding pro forma operating results, see "Unaudited Pro Forma Consolidated Financial Information" appearing elsewhere herein.


    The Company undertook the transformation into a managed behavioral healthcare company because it believed that the managed behavioral healthcare industry offers growth and earnings prospects superior to those available to the psychiatric hospital industry because, among other things, third party payors for healthcare services are continuing to seek to control the cost of providing care to their patients by instituting managed care programs or seeking the assistance of managed care companies. Furthermore, government payors are continuing to reduce reimbursement rates or coverage in an effort to control costs.



    As a result of the Acquisition, the Company generates a significant portion of its revenue and earnings from its managed care business, including risk-based products. The Company believes enrollment in risk-based products will continue to grow through new covered lives and the transition of covered lives in ASO and EAP products to higher revenue risk-based products. Risk-based products typically generate significantly higher amounts of revenue than other managed behavioral healthcare products. Because the Company is responsible for the cost of care, risk-based products typically have lower margins than non-risk-based products. Furthermore, under risk-based contracts, the Company assumes all or a portion of the responsibility for the cost of providing a full or specified range of behavioral healthcare treatment services to a specified beneficiary population. In order for such contracts to be profitable, the Company must accurately estimate the rate of service utilization by beneficiaries enrolled in programs managed by the Company and control the unit cost of such services. If the Company is unable to either estimate the rate of service utilization or control the cost of such services, its risk-based contracts may be unprofitable.

RESULTS OF OPERATIONS

GENERAL

    For fiscal years prior to 1996, the Company did not have any material operations other than the provider business. The following table summarizes, for the periods indicated, operating results by business segment (in thousands):

                                   MANAGED     PUBLIC     HEALTHCARE
                                    CARE       SECTOR    FRANCHISING     PROVIDER     CORPORATE
1996                              BUSINESS    BUSINESS     BUSINESS      BUSINESS      OVERHEAD   CONSOLIDATED
-------------------------------  -----------  ---------  ------------  -------------  ----------  -------------
Net revenue....................  $   229,859  $  70,709   $       --   $   1,044,711  $       --   $ 1,345,279
                                 -----------  ---------  ------------  -------------  ----------  -------------
Salaries, cost of care and
  other operating expenses.....      202,690     60,840           --         766,129      34,786     1,064,445
Bad debt expense...............        1,192        347           --          79,931          --        81,470
Depreciation and
  amortization.................        9,111      2,580           --          34,201       3,032        48,924
Stock option expense...........           --         --           --              --         914           914
Unusual items (1)..............           --         --           --          36,050       1,221        37,271
                                 -----------  ---------  ------------  -------------  ----------  -------------
                                     212,993     63,767           --         916,311      39,953     1,233,024
                                 -----------  ---------  ------------  -------------  ----------  -------------
    Operating profit...........  $    16,866  $   6,942   $       --   $     128,400  $  (39,953)  $   112,255
                                 -----------  ---------  ------------  -------------  ----------  -------------
                                 -----------  ---------  ------------  -------------  ----------  -------------

1997
-------------------------------
Net revenue....................  $   363,883  $  94,422   $   22,739   $     729,652  $       --   $ 1,210,696
                                 -----------  ---------  ------------  -------------  ----------  -------------
Salaries, cost of care and
  other operating expenses.....      323,814     86,709        3,652         538,760      25,578       978,513
Bad debt expense...............          192       (126)          --          46,145          --        46,211
Depreciation and
  amortization.................       13,016      2,904          160          24,528       4,253        44,861
Stock option expense...........           --         --           --              --       4,292         4,292
Unusual items (1)..............           --         --           --           5,745          --         5,745
                                 -----------  ---------  ------------  -------------  ----------  -------------
                                     337,022     89,487        3,812         615,178      34,123     1,079,622
                                 -----------  ---------  ------------  -------------  ----------  -------------
    Operating profit...........  $    26,861  $   4,935   $   18,927   $     114,474  $  (34,123)  $   131,074
                                 -----------  ---------  ------------  -------------  ----------  -------------
                                 -----------  ---------  ------------  -------------  ----------  -------------

------------------------

(1) Includes charges for insurance settlements, facility closures, asset impairments and other amounts.

NINE MONTHS ENDED JUNE 30, 1997 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 1998.



    REVENUE. Managed care revenue increased 198.7% to $816.1 million for the nine months ended June 30, 1998 from $273.2 million the same period in fiscal 1997. The increase resulted primarily from the acquisition of HAI, Allied and Merit in fiscal 1998 and revenue growth at Green Spring. The aggregate revenues of HAI, Allied and Merit's were approximately $462.9 million for the nine months ended June 30, 1998. Green Spring revenues were positively impacted by the award of several new contracts and acquisitions in fiscal 1997 and fiscal 1998 and significant improvements in negotiated rates in its TennCare contract in fiscal 1998.



    Public sector revenue increased 49.8% to $96.5 million for the nine months ended June 30, 1998 from $64.4 million in the same period in fiscal 1997. The increase was primarily attributable to a 22.9% increase in placements in Mentor homes since June 30, 1997 to 3,270 individuals and revenue from fiscal 1998 acquisitions.



    Healthcare franchising revenue was $51.1 million for the nine months ended June 30, 1998, compared to $3.2 million for the nine months ended June 30, 1997. The increase resulted from the effect of the consummation of the Crescent Transactions on June 17, 1997, resulting in only 14 days of franchising revenue in the fiscal 1997 period.



    Provider business revenue decreased 85.4% to $99.4 million for the nine months ended June 30, 1998 from $680.9 million in the same period in fiscal 1997. The decrease resulted primarily from the effect of the consummation of the Crescent Transactions on June 17, 1997, following which revenue from the Psychiatric Hospital Facilities and other facilities transferred to CBHS was no longer recorded as part of the Company's revenue. During the nine months ended June 30, 1997 and 1998, the Company recorded revenue of $16.2 million and $2.7 million, respectively, for settlements and adjustments related to reimbursement issues with respect to psychiatric hospitals owned or formerly owned by the Company. During fiscal 1997, the Company recorded $27.4 million for such settlements. Management anticipates that revenue related to such settlements will decline significantly for fiscal 1998.



    SALARIES, COST OF CARE AND OTHER OPERATING EXPENSES. Salaries, cost of care and other operating expenses attributable to the managed care business increased 193.9% to $725.4 million for the nine months ended June 30, 1998 from $246.8 million in the same period in fiscal 1997. The increase resulted primarily from the acquisitions of HAI, Allied and Merit, which had aggregate expenses of $414.9 million for the nine months ended June 30, 1998, and from continued growth at Green Spring.



    Public sector salaries, cost of care and other operating expenses increased 54.1% to $86.7 million for the nine months ended June 30, 1998 from $56.3 million in the same period in fiscal 1997. The increase was due primarily to internal growth, increases in costs related to expansion and new product development and expenses from fiscal 1998 acquisitions.



    Healthcare franchising operating expenses were $6.7 million for the nine months ended June 30, 1998. The Company recorded $0.5 million of expenses with respect to the healthcare franchising business during the nine months ended June 30, 1997 after the consummation of the Crescent Transactions.



    Salaries, cost of care and other operating expenses attributable to the provider business decreased 84.7% to $77.3 million for the nine months ended June 30, 1998 from $504.2 million in the same period in fiscal 1997. The decrease resulted primarily from the effect of the consummation of the Crescent Transactions, following which operating expenses of the Psychiatric Hospital Facilities and other facilities transferred to CBHS were no longer accounted for as part of the Company's operating expenses. During the nine months ended June 30, 1997, the Company recorded reductions of expenses of approximately $7.5 million compared to reductions of $4.1 million for the nine months ended June 30, 1998, as a result of updated actuarial estimates related to malpractice claim reserves. These reductions resulted primarily from updates to actuarial assumptions regarding the Company's expected losses for more recent policy years. These revisions are based on changes in expected values of ultimate losses resulting from the Company's claim experience, and increased reliance on such claim experience. While management and its actuaries believe that the present reserve is reasonable, ultimate settlement of losses may vary from the amount recorded and result in additional fluctuations in income in future periods.


    BAD DEBT EXPENSE. Bad debt expense, which is primarily attributable to the provider business, decreased 93.7% or $44.5 million for the nine months ended June 30, 1998 compared to the same period in fiscal 1997. The decrease was primarily attributable to the effect of the consummation of the Crescent Transactions, following which the bad debt expense incurred by the Psychiatric Hospital Facilities and other facilities transferred to CBHS was no longer accounted for as part of the Company's bad debt expense.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased 1.5% or $0.6 million for the nine months ended June 30, 1998 compared to the same period in fiscal 1997. The decrease was primarily attributable to the effect of the consummation of the Crescent Transactions, whereby the Psychiatric Hospital Facilities were sold to Crescent, offset by increases in depreciation and amortization resulting from the HAI, Allied and Merit acquisitions of $16.7 million, in aggregate, for the nine months ended June 30, 1998, respectively.



    INTEREST, NET. Interest expense, net, increased 25.5% or $10.0 million for the nine months ended June 30, 1998 compared to the same period in fiscal 1997. The increase was primarily the result of interest expense incurred on borrowings used to fund the Merit acquisition and related transactions offset by lower interest expense due to lower average borrowings and higher interest income due to temporary investments of the cash received in the Crescent Transactions through February 12, 1998.



    OTHER ITEMS. Stock option expense for the nine months ended June 30, 1998 decreased $6.7 million, from the prior year period primarily due to fluctuations in the market price of the Company's common stock.



    The Company recorded Managed Care integration costs of $12.3 million for the nine months ended June 30, 1998. See Note 18--"Subsequent Events--Integration Plan" to the Company's audited financial statements for fiscal 1997, set forth elsewhere herein.



    The Company recorded equity in the loss of CBHS of $24.2 million for the nine months ended June 30, 1998, representing the Company's proportionate (50%) loss in CBHS. See Note 5--"Investment in CBHS" to the Company's audited financial statements for fiscal 1997, set forth elsewhere herein.



    The Company recorded unusual items, net, of $0.4 million, during the nine months ended June 30, 1997, which consisted of a $5.4 million pre-tax gain on the sale of previously closed psychiatric hospitals offset by a $4.2 million charge for the closure of three psychiatric hospitals and one general hospital and a $1.6 million charge related to the termination of an agreement to sell the Company's European Hospitals. The Company recorded unusual items, net, of $(3.0) million, during the nine months ended June 30, 1998 for the net gain on the sale of hospitals that were previously closed.



    The Company's effective income tax rate increased to 47.3% for the nine months ended June 30, 1998, respectively, compared to 40% in the fiscal 1997 period. The increase was primarily attributable to non-deductible goodwill amortization of approximately $6.2 million resulting from the Merit acquisition in fiscal 1998.



    Minority interest decreased $1.9 million during the nine months ended June 30, 1998, compared to the same period in fiscal 1997. The decrease was primarily attributable to the Green Spring Minority Shareholder Conversion in January 1998 offset by Green Spring's net income growth in fiscal 1998 through January 1998.

    The Company recorded extraordinary losses on early extinguishment of debt, net of tax, of $5.3 million and $33.0 million during the nine months ended June 30, 1997 and 1998, respectively, related primarily to the termination of its then existing credit agreements in fiscal 1997 and the termination of the Credit Agreement and extinguishment of the Old Notes in fiscal 1998. See Note 18--"Subsequent Events--Effect of the Merit Acquisition on Long-Term Debt" to the Company's audited financial statements for fiscal 1997, set forth elsewhere herein.


FISCAL 1996 COMPARED TO FISCAL 1997.

    REVENUE. Managed care business revenue increased 58.3%, or $134.0 million, in fiscal 1997 compared to fiscal 1996. The increase resulted primarily from the inclusion of a full year of Green Spring operations in fiscal 1997 results. Managed care business revenue was also positively impacted by the award of several new contracts to Green Spring in the fourth quarter of fiscal 1996 and in fiscal 1997, resulting in a 22% increase in covered lives on September 30, 1997 as compared to September 30, 1996.

    Public sector business revenue increased 33.5%, or $23.7 million, in fiscal 1997 compared to fiscal 1996. The increase was primarily attributable to a 23% increase in placements in Mentor homes and $5.2 million in additional revenues from correctional contracts awarded in fiscal 1996 and fiscal 1997.

    Healthcare franchising business revenue was $22.7 million for fiscal 1997. The healthcare franchising business revenue consisted of Franchise Fees paid by CBHS pursuant to the Master Franchise Agreement since the consummation of the Crescent Transactions.

    Provider business revenue decreased 30.2%, or $315.1 million, in fiscal 1997 compared to fiscal 1996. The decrease resulted primarily from: (i) the effect of the consummation of the Crescent Transactions on June 17, 1997, following which revenue from the Psychiatric Hospital Facilities and other facilities transferred to CBHS was no longer recorded as part of the Company's revenue;
(ii) the closure of hospitals in fiscal 1996 and 1997; and (iii) reduced equivalent patient days at the Company's operating hospitals as a result of reduced average length of stay. During fiscal 1996 and 1997, the Company recorded revenue of $28.3 million and $27.4 million, respectively, for settlements and adjustments related to reimbursement issues with respect to psychiatric hospital facilities owned by the Company. The settlements and adjustments related primarily to certain reimbursement issues associated with the Company's financial reorganization in fiscal 1992 and early extinguishment of long-term debt in fiscal 1994. Management anticipates that revenue related to such settlements will decline significantly for fiscal 1998.

    SALARIES, COST OF CARE AND OTHER OPERATING EXPENSES. Salaries, cost of care and other operating expenses attributable to the managed care business increased 59.8%, or $121.1 million, in fiscal 1997 compared to fiscal 1996 as a result of the acquisition of Green Spring and its growth during the period.

    With respect to the public sector business, salaries, cost of care and other operating expenses increased 42.5%, or $25.9 million, in fiscal 1997 compared to fiscal 1996 due to internal growth, increases in costs related to expansion and approximately $1.2 million of expenditures related to new product development.

    The Company recorded no expenses with respect to the healthcare franchising business during fiscal 1996 because the Crescent Transactions were not consummated until the third quarter of fiscal 1997.

    Salaries, cost of care and other operating expenses attributable to the provider business decreased 29.7%, or $227.4 million, in fiscal 1997 compared to fiscal 1996. The decrease resulted primarily from: (i) the effect of the consummation of the Crescent Transactions, following which operating expenses of the Psychiatric Hospital Facilities and other facilities transferred to CBHS were no longer accounted for as part of the Company's operating expenses and
(ii) the closure of hospitals during fiscal 1996 and 1997. During fiscal 1996 and 1997, the Company recorded reductions of expenses of approximately $15.3 million and $7.5 million, respectively, as a result of updated actuarial estimates related to malpractice claim reserves. These reductions resulted primarily from updates to actuarial assumptions regarding the Company's expected losses for more recent policy years. These revisions are based on changes in expected values of ultimate losses resulting from the Company's claim experience, and increased reliance on such claim experience. While management and its actuaries believe that the present reserve is reasonable, ultimate settlement of losses may vary from the amount recorded and result in additional fluctuations in income in future periods.

    Salaries and other operating expenses attributable to the Company's headquarters decreased 26.5%, or $9.2 million, due primarily to the transfer of personnel and overhead to CBHS and the healthcare franchising business as a result of the Crescent Transactions.

    BAD DEBT EXPENSE. Bad debt expense, which is primarily attributable to the provider business, decreased 43.3%, or $35.3 million, in fiscal 1997 compared to fiscal 1996. The decrease was primarily attributable to: (i) the effect of the consummation of the Crescent Transactions, following which the bad debt expense of the Psychiatric Hospital Facilities and other facilities transferred to CBHS was no longer accounted for as part of the Company's bad debt expense; (ii) improved accounts receivable aging and turnover compared to prior periods; and
(iii) a shift towards governmental and managed care payors, which reduced the Company's credit risk associated with individual patients.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased 8.3%, or $4.1 million, in fiscal 1997 compared to fiscal 1996. The decrease was primarily attributable to the effect of the consummation of the Crescent Transactions, whereby the Psychiatric Hospital Facilities were sold to Crescent, offset by increases in depreciation and amortization resulting from the Green Spring acquisition.

    INTEREST, NET. Interest, net, decreased 5.5%, or $2.6 million, in fiscal 1997 compared to fiscal 1996. The decrease was primarily the result of lower interest expense due to lower average borrowings and higher interest income due to temporary investments of the cash received in the Crescent Transactions. Fiscal 1996 included approximately $5.0 million of interest income related to income tax refunds from the State of California for the Company's income tax returns for fiscal 1982 through 1989.

    OTHER ITEMS. Stock option expense for fiscal 1997 increased $3.4 million from fiscal 1996 primarily due to fluctuations in the market price of the Company's Common Stock.

    The Company recorded equity in the loss of CBHS of $8.1 million in fiscal 1997, representing the Company's proportionate (50%) loss in CBHS for the 106 days ended September 30, 1997.

    The Company recorded a loss on the Crescent Transactions of approximately $59.9 million during fiscal 1997.

    The Company recorded unusual items, net, of $0.4 million during fiscal 1997, which consisted of: (i) a $5.4 million net pre-tax gain on the sales of previously closed psychiatric hospitals; (ii) a $4.2 million charge for the closure of three psychiatric hospitals and one general hospital; and (iii) a $1.6 million charge related to the termination of an agreement to sell the Company's European hospitals.

    Minority interest increased $2.9 million during fiscal 1997 compared to fiscal 1996. The increase was primarily due to: (i) the Company acquiring a controlling interest in Green Spring in December 1995; (ii) Green Spring's internal growth subsequent to the acquisition date; and (iii) increased net income from hospital-based joint ventures.

    The Company recorded extraordinary losses on early extinguishment of debt, net of tax, of $5.3 million during fiscal 1997.

    The fourth quarter of fiscal 1997 included increases to income before income taxes and minority interest of approximately $6.4 million for revenue and bad debt adjustments related to accounts receivable retained by the Company that were generated by the hospitals operated by CBHS. Such adjustments reflect a change in estimates of contractual allowances and allowance for doubtful accounts of such receivables based on the collection activity subsequent to the completion of the Crescent Transactions.

FISCAL 1995 COMPARED TO FISCAL 1996.

    REVENUE. The Company's net revenue for fiscal 1996 increased 16.8%, or $193.5 million, compared to fiscal 1995. The increase resulted primarily from the acquisitions of Green Spring and Mentor offset in part by: (i) the effect of hospitals closed during fiscal 1995 and 1996 and (ii) the decrease in revenue per equivalent patient day in fiscal 1996. Net revenue per equivalent patient day at the Company's psychiatric hospitals decreased in 1996 by 4.5% compared to fiscal 1995. The decreases were primarily due to: (i) continued shift in payor mix from private payor sources to managed care payors and governmental payors;
(ii) pricing pressure from certain payors, primarily related to the denial of claims payable to the hospitals; (iii) lower settlements of reimbursement issues; (iv) shifts in program mix to residential treatment settings from acute care settings; and (v) the elimination of ESOP expense in fiscal 1996, which resulted in lower Medicare reimbursement levels.

    Managed care business revenue was $229.9 million in 1996, as a result of the acquisition of Green Spring during the first quarter of fiscal 1996.

    Public sector business revenue increased from $44.8 million in fiscal 1995 to $70.7 million in fiscal 1996 as a result of the inclusion of a full year of operations of Mentor, which was acquired in January 1995.

    During fiscal 1995 and 1996, the Company recorded revenue of $35.6 million and $28.3 million, respectively, for settlements and adjustments related to reimbursement issues with respect to psychiatric hospital facilities owned by the Company. The settlements in fiscal 1995 and 1996 related primarily to certain reimbursable costs associated with the Company's financial reorganization in fiscal 1992 and costs related to the early extinguishment of long-term debt in fiscal 1994.

    SALARIES, COST OF CARE AND OTHER OPERATING EXPENSES. The Company's salaries, cost of care and other operating expenses increased 23.3%, or $200.8 million, in fiscal 1996 compared to fiscal 1995. The increase resulted primarily from the acquisitions of Green Spring and Mentor, offset in part by: (i) the effect of hospitals closed in fiscal 1995 and 1996 and (ii) adjustments, as a result of updated actuarial estimates to malpractice claim reserves, which resulted in a reduction of expenses of approximately $15.3 million during fiscal 1996.

    Managed care business salaries, cost of care and other operating expenses were $202.7 million during fiscal 1996 as a result of the Green Spring acquisition.

    Public sector business salaries, cost of care and other operating expenses increased from $38.1 million in fiscal 1995 to $60.8 million during fiscal 1996 as a result of the Mentor acquisition.

    BAD DEBT EXPENSE. The Company's bad debt expense decreased 11.5%, or $10.6 million, during fiscal 1996 compared to fiscal 1995. The decrease was primarily due to: (i) the shift in the provider business to managed care payors, which reduces the Company's credit risk associated with individual patients, and (ii) the number of reduced days of net revenue in its hospital receivables at September 30, 1996.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 28.5%, or $10.8 million, during fiscal 1996 compared to fiscal 1995. The increase resulted primarily from depreciation and amortization related to the acquisition of Green Spring.

    Reorganization value in excess of amounts allocable to identifiable assets ("Reorganization Value") and ESOP expense were not recorded in fiscal 1996 as a result of the completion of the amortization of Reorganization Value in fiscal 1995 and the Company's decision to allocate all existing shares held by the ESOP to the participants as of September 30, 1995.

    INTEREST, NET. Interest, net, decreased 13.1%, or $7.2 million, during fiscal 1996 compared to fiscal 1995. The decrease resulted primarily from approximately $5.0 million of interest income recorded during fiscal 1996 related to income tax refunds due from the State of California for the Company's income tax returns for fiscal 1982 through 1989.

    OTHER ITEMS. Stock option expense for fiscal 1996 increased $1.4 million from the previous year due to fluctuations in the market price of the Company's Common Stock.

    During fiscal 1996, the Company recorded unusual items of $37.3 million. Included in the unusual charges was the resolution of a billing dispute in August 1996 between the Company and a group of insurance carriers that arose in fiscal 1996 related to matters originating in the 1980's. As part of the settlement of these claims, certain related payor matters and associated legal fees, the Company recorded a charge of approximately $30.0 million. The Company is paying the insurance settlement in twelve installments over a three-year period. The Company's obligation to make the settlement payments is supported by a cash collateralized letter of credit. Other unusual items included: (i) charges of approximately $4.1 million during fiscal 1996 related to the closure of psychiatric hospitals; (ii) a charge of approximately $1.2 million related to impairment losses; and (iii) charges of approximately $2.0 million related to severance costs for personnel reductions.

    During fiscal 1995, the Company recorded unusual items of $57.4 million. The unusual charges include the resolution in March 1995 of disputes between the Company and a group of insurance carriers that arose in fiscal 1995 related to claims paid predominantly in the 1980's. As part of the resolution, the Company agreed to pay the insurance carriers approximately $29.8 million in five installments over a three-year period. Other unusual items included: (i) a charge of approximately $3.6 million related to the closure of five psychiatric hospitals; (ii) a charge of approximately $27.0 million related to the adoption and implementation of Statement of Financial Accounting Standards No. 121; and
(iii) a gain of approximately $3.0 million on the sale of three psychiatric hospitals.

    In fiscal 1995, the Company recorded an income tax benefit because it had a net operating loss during the period. The Company's effective tax rate was 40.0% during fiscal 1996. The change in the effective tax rate was primarily attributable to: (i) the elimination of non-deductible amortization of Reorganization Value in fiscal 1996 and (ii) the reduction in the Company's effective tax rate as a result of the favorable resolution of the Company's California income tax returns for fiscal 1982 through 1989, partially offset by the increase in non-deductible intangible amortization in fiscal 1996 as a result of the acquisitions of Mentor and Green Spring.

    Minority interest increased $5.8 million during fiscal 1996 compared to fiscal 1995. The increase was primarily due to the Company acquiring a controlling interest in Green Spring in December 1995 and obtaining a controlling interest in other businesses during fiscal 1995 and 1996.

IMPACT OF CRESCENT TRANSACTIONS ON RESULTS OF OPERATIONS.

    The Company owns a 50% equity interest in CBHS, from which it receives the Franchise Fees. The Franchise Fees represent a significant portion of the Company's earnings and cash flows. The following is a discussion of certain matters related to the Company's ownership of CBHS that may have a bearing on the Company's future results of operations.

    CBHS may consolidate services in selected markets by closing facilities depending on market conditions and evolving business strategies. For example, during fiscal 1995 and 1996, the Company consolidated, closed or sold 15 and 9 psychiatric hospitals, respectively. During fiscal 1997, the Company consolidated or closed three psychiatric hospitals, prior to the Crescent Transactions. If CBHS closes additional psychiatric hospitals, it could result in charges to income for the costs attributable to the closures, which would result in additional losses in the equity in loss of CBHS for the Company.


    The Company's joint venture hospitals and CBHS' hospitals continue to experience a shift in payor mix to managed care payors from other payors, which contributed to a reduction in revenue per equivalent patient day in fiscal 1996 and a decline in average length of stay in fiscal 1995, 1996 and 1997. Management anticipates a continued shift in hospital payor mix towards managed care payors as a result of changes in the healthcare marketplace. Future shifts in hospital payor mix to managed care payors could result in lower revenue per equivalent patient day and lower average length of stay in future periods for the Company's joint venture hospitals and CBHS' hospitals, which could result in lower equity in earnings from CBHS for the Company and cash flows to pay the Franchise Fees. The hospitals currently managed or operated by CBHS, including hospitals closed or sold in 1997, reported a 10% reduction in equivalent patient days, a 7% reduction in average length of stay and a 4% decrease in admissions as compared to the same period in 1996.


    The Budget Act, which was enacted in August 1997, includes provisions that eliminated the TEFRA bonus payment and reduced reimbursement of certain costs previously paid by Medicare and eliminated the Medicaid "disproportionate share" program. These provisions, along with other provisions in the Budget Act, will reduce the amount of revenue and earnings that CBHS hospitals will receive for the treatment of Medicare patients. CBHS management estimates that such reductions will approximate $10 million in fiscal 1998, and due to the phase-in effects of the Budget Act, approximately $15 million annually in subsequent fiscal years.



    Based on projections of fiscal 1998 and fiscal 1999 operations prepared by management of CBHS and results of operations through June 30, 1998, the Company believes that CBHS will be unable to pay the full amount of the Franchise Fees it is contractually obligated to pay the Company during fiscal 1998 and fiscal 1999. The Company currently estimates that CBHS will be able to pay approximately $40.0 million to $45.0 million of the Franchise Fees in fiscal 1998, a $33.3 million to $38.3 million shortfall relative to amounts payable under the Master Franchise Agreement. The Company also estimates that CBHS will be able to pay $15.0 million to $25.0 million of the Franchise Fees in fiscal 1999, a $53.3 million to $63.3 million shortfall relative to amounts payable under the Master Franchise Agreement. The Company may record bad debt expense related to Franchise Fees receivable from CBHS in fiscal 1999 and future periods if CBHS does not generate sufficient cash flows to allow for payment of Franchise Fees. Based on the amount of unpaid Franchise Fees to date, the Company has exercised certain rights available to it under the Master Franchise Agreement and is assisting CBHS management in improving profitability. See "Charter Advantage--Franchise Operations."



    On August 19, 1998, the Company announced that it had terminated discussions with COI for the sale of its interest in CBHS. The Company will record a charge against earnings in the fourth quarter of fiscal 1998 of approximately $1.5 million to $2.0 million for CBHS Transaction costs incurred to date. In addition, the Company's exercise of its rights under the Master Franchise Agreement may result in charges to CBHS income, which would result in additional losses in the equity in loss of CBHS for the Company.


IMPACT OF THE ACQUISITION ON RESULTS OF OPERATIONS.


    As of June 30, 1998, the Company had approximately 61.3 million covered lives under managed behavioral healthcare contracts and manages behavioral healthcare programs for over 4,000 customers. The Company believes it also now has the number one market position in each of the major product markets in which it competes, according to enrollment data reported in OPEN MINDS. The Company believes that the Acquisition creates opportunities for the Company to achieve significant cost savings in its managed behavioral healthcare business. Management believes that cost saving opportunities will result from leveraging fixed overhead over a larger revenue base and an increased number of covered lives and from reducing duplicative corporate and regional selling, general and administrative expenses. As a result, the Company expects to achieve approximately $60.0 million of cost savings in its managed behavioral healthcare business on an annual basis within eighteen months following the consummation of the Acquisition. The Company expects to spend approximately $30.0 million during the eighteen months following the consummation of the Acquisition in connection with achieving such costs.

    The Company expects to record additional managed care integration costs during future quarters to the extent the Integration Plan results in additional facility closures at HAI and Green Spring and for integration plan costs incurred that benefit future periods.


    The full implementation of the Integration Plan is expected to take eighteen months. The Acquisition and related transactions are expected to be dilutive to earnings until the Integration Plan is complete.


HISTORICAL LIQUIDITY AND CAPITAL RESOURCES

    OPERATING ACTIVITIES. The Company's net cash provided by operating activities was $101.9 million and $73.6 million for fiscal 1996 and fiscal 1997, respectively. The decrease in net cash provided by operating activities in fiscal 1997 compared to fiscal 1996 was primarily the result of: (i) higher income tax payments ($9.3 million and $18.4 million in fiscal 1996 and fiscal 1997, respectively); (ii) $5.0 million of interest income related to income tax refunds from the State of California in fiscal 1996; (iii) higher insurance settlement payments ($24.6 million in fiscal 1996 and $28.5 million in fiscal
1997); and (iv) reduced cash flows from the provider business, net of franchise fees received.


    The Company's net cash provided by (used in) operating activities was approximately $5.2 million and $(5.4) million for the nine months ended June 30, 1997 and 1998, respectively. Operating cash flows for the nine months ended June 30, 1998 were adversely affected by unpaid Franchise Fees of $20.5 million, the prepayment of CHARTER call center management fees to CBHS of $3.9 million, insurance settlement payments of $10.8 million and payments of unpaid claims of $11.4 million.


    INVESTING ACTIVITIES. The Company acquired a 61% ownership interest in Green Spring during the first quarter of fiscal 1996. The consideration paid for Green Spring and related acquisition costs resulted in the use of cash of approximately $87.2 million compared to approximately $50.9 million for acquisitions and investments in businesses, including CBHS, during fiscal 1997.


    The Crescent Transactions have resulted in net proceeds of $374.4 million, during fiscal 1997 and 1998, consisting of $393.7 million related to the sale of property and equipment to Crescent and CBHS less $19.3 million in costs and construction obligations incurred to date.


    The Company made $20.0 million of cash capital contributions to CBHS during fiscal 1997. The Company has no present intention of making any additional capital contributions to CBHS.


    The Company utilized $1.0 billion in funds, net of cash acquired, for acquisitions and investments in businesses, including the Allied, HAI and Merit acquisitions during the nine months ended June 30, 1998.


    FINANCING ACTIVITIES. The Company borrowed approximately $104.8 million and $203.6 million during fiscal 1996 and 1997, respectively. The fiscal 1996 borrowings primarily funded the Green Spring acquisition and $35.0 million of treasury stock purchases. The fiscal 1997 borrowings primarily funded the repayment of variable rate secured notes and other long-term debt (including the refinancing of a previous revolving credit agreement), acquisitions and working capital needs.

    The Company repaid approximately $85.8 million and $390.3 million of debt and capital lease obligations during fiscal 1996 and 1997, respectively. The fiscal 1997 repayments related primarily to a previous revolving credit agreement and repaying other indebtedness as a result of the Crescent Transactions.

    On January 25, 1996, the Company sold 4.0 million shares of Common Stock along with the Rainwater-Magellan Warrant pursuant to the Private Placement. The Rainwater-Magellan Warrant, which expires in January, 2000, entitles the holder to purchase 2.0 million shares of Common Stock at a per share price of $26.15, subject to adjustment for certain dilutive events, and provides registration rights for the shares of Common Stock underlying the warrant. The warrant became exercisable on January 25, 1997. The Company received proceeds of approximately $68.6 million, net of issuance costs, from the Private Placement. Approximately $68.0 million of the proceeds were used to repay outstanding borrowings related to the Green Spring acquisition.

    The Company issued approximately 2.6 million warrants to Crescent and COI for $25.0 million in cash as part of the Crescent Transactions during fiscal 1997.

    On September 27, 1996, the Company repurchased approximately 4.0 million shares of its Common Stock for approximately $73.5 million, including transaction costs, pursuant to a "Dutch Auction" self-tender offer to its stockholders. On November 1, 1996, the Company announced that its board of directors approved the repurchase of an additional 3.0 million shares of its Common Stock from time to time subject to the terms of the Magellan Existing Credit Agreement.


    The Company borrowed approximately $126.8 million, net of issuance costs, in the first quarter of fiscal 1997, primarily to refinance its then existing credit agreement. The Company borrowed approximately $1.2 billion during the nine months ended June 30, 1998 primarily to fund the Transactions. Also, the Company extinguished the Old Notes for approximately $418.4 million during the nine months ended June 30, 1998. The Company repurchased approximately 545,000 shares of its common stock for approximately $12.5 million during the nine months ended June 30, 1998.



    As of June 30, 1998, the Company had approximately $112.5 million of availability under the Revolving Facility of the Credit Agreement. The Company was in compliance with all debt covenants as of June 30, 1998.


OUTLOOK--LIQUIDITY AND CAPITAL RESOURCES


    The interest payments on the New Notes and interest and principal payments on indebtedness outstanding pursuant to the New Credit Agreement will represent significant liquidity requirements for the Company. Borrowings under the New Credit Agreement will bear interest at floating rates and will require interest payments on varying dates depending on the interest rate option selected by the Company. Borrowings pursuant to the New Credit Agreement include $550 million under the Term Loan Facility and up to $150 million under the Revolving Facility. Commencing in the second quarter of fiscal 1999, the Company will be required to make principal payments with respect to the Term Loan Facility. The Company will be required to repay the principal amount of borrowings outstanding under the Term

Loan Facility provided for in the New Credit Agreement and the principal amount of the New Notes in the years and amounts set forth in the following table:


 FISCAL YEAR   PRINCIPAL AMOUNT
-------------  -----------------
 1999......        $    19.8
 2000......             32.4
 2001......             38.9
 2002......             49.4
 2003......             92.0
 2004......            156.5
 2005......            131.8
 2006......             29.2
 2007......               --
 2008......            625.0


In addition, any amounts outstanding under the Revolving Credit Facility created by the New Credit Agreement mature in 2004.

    The Company has finalized its plans for the integration of the businesses of Green Spring, HAI and Merit. The Company expects to achieve approximately $60.0 million of cost savings on an annual basis within eighteen months following the consummation of the Acquisition. Such cost savings are measured relative to the combined budgeted amounts of the Company, Merit and HAI for the current fiscal year prior to the cost savings initiatives. The Company expects to spend approximately $30.0 million during the eighteen months following the consummation of the Merit acquisition in connection with achieving such cost savings, including expenses related to reducing duplicative personnel in its managed care organizations, contractual terminations for eliminating excess real estate (primarily locations under operating leases) and other related costs in connection with the integration plan. Certain of such costs will be capital expenditures.

    POTENTIAL PURCHASE PRICE ADJUSTMENTS. During December 1997, the Company purchased HAI and Allied for approximately $122.1 million and $70.0 million, respectively, excluding transaction costs. In addition, the Company incurred the obligation to make contingent payments to the former owners of HAI and Allied. With respect to HAI, the Company may be required to make additional contingent payments of up to $60.0 million annually to Aetna over the five-year period subsequent to closing. The Company is obligated to make contingent payments under two separate calculations as follows: In respect of each Contract Year (as defined), the Company may be required to pay to Aetna the "Tranche 1 Payments" (as defined) and the "Tranche 2 Payments" (as defined). "Contract Year" means each of the twelve-month periods ending on the last day of December in 1998, 1999, 2000, 2001, and 2002.

    Upon the expiration of each Contract Year, the Tranche 1 Payment shall vest with respect to such Contract Year in an amount equal to the product of (i) the Tranche 1 Cumulative Incremental Members (as defined) for such Contract Year and
(ii) the Tranche 1 Multiplier (as defined) for such Contract Year. The vested amount of Tranche 1 Payment shall be zero with respect to any Contract Year in which the Tranche 1 Cumulative Incremental Members is a negative number. Furthermore, in the event that the number of Tranche 1 Cumulative Incremental Members with respect to any Contract Year is a negative number due to a decrease in the number of Tranche 1 Cumulative Incremental Members for such Contract Year (as compared to the immediately preceding Contract Year), Aetna will forfeit the right to receive a certain portion (which may be none or all) of the vested and unpaid amounts of the Tranche 1 Payment relating to preceding Contract Years.

    "Tranche 1 Cumulative Incremental Members" means, with respect to any Contract Year, (i) the number of Equivalent Members (as defined) serviced by the Company during such Contract Year for Tranche 1 Members, minus (ii) (A) for each Contract Year other than the initial Contract Year, the number of Equivalent Members serviced by the Company for Tranche 1 Members during the immediately preceding Contract Year or (B) for the initial Contract Year, the number of Tranche 1 Members as of September 30, 1997, subject to certain upward adjustments. There were 3,761,253 Tranche 1 Members for the initial Contract Year, prior to such upward adjustments. "Tranche 1 Members" are members of managed behavioral healthcare plans for whom the Company provides services in any of specified categories of products or services. "Equivalent Members" for any Contract Year equals the aggregate Member Months for which the Company provides services to a designated category or categories of members during the applicable Contract Year divided by 12. "Member Months" means, for each member, the number of months for which the Company provides services and is compensated. The "Tranche 1 Multiplier" is $80, $50, $40, $25, and $20 for the Contract Years 1998, 1999, 2000, 2001, and 2002, respectively.

    For each Contract Year, the Company is obligated to pay to Aetna the lesser of (i) the vested portion of the Tranche 1 Payment for such Contract Year and the vested and unpaid amount relating to prior Contract Years as of the end of the immediately preceding Contract Year and (ii) $25.0 million. To the extent that the vested and unpaid portion of the Tranche 1 Payment exceeds $25.0 million, the Tranche 1 Payment remitted to Aetna shall be deemed to have been paid first from any vested but unpaid amounts from previous Contract Years in order from the earliest Contract Year for which vested amounts remain unpaid to the most recent Contract Year at the time of such calculation. Except with respect to the Contract Year ending in 2002, any vested but unpaid portion of the Tranche 1 Payment shall be available for payment to Aetna in future Contract Years, subject to certain exceptions. All vested but unpaid amounts of Tranche 1 Payments shall expire following the payment of the Tranche 1 Payment in respect to the Contract Year ending in 2002, subject to certain exceptions. In no event shall the aggregate Tranche 1 Payments to Aetna exceed $125.0 million.

    Upon the expiration of each Contract Year, the Tranche 2 Payment shall be an amount equal to the lesser of: (a)(I) the product of (A) the Tranche 2 Cumulative Members (as defined) for such Contract Year and (B) the Tranche 2 Multiplier (as defined) applicable to such number of Tranche 2 Cumulative Members, minus (II) the aggregate of the Tranche 2 Payments paid to Aetna for all previous Contract Years and (b) $35.0 million. The amount shall be zero with respect to any Contract Year in which the Tranche 2 Cumulative Members is a negative number.

    "Tranche 2 Cumulative Members" means, with respect to any Contract Year, (i) the Equivalent Members serviced by the Company during such Contract Year for Tranche 2 Members, minus (ii) the Tranche 2 Members as of September 30, 1997, subject to certain upward adjustments. There were 936,391 Tranche 2 Members prior to such upward adjustments. "Tranche 2 Members" means Members for whom the Company provides products or services in the HMO category. The "Tranche 2 Multiplier" with respect to each Contract Year is $65 in the event that the Tranche 2 Cumulative Members are less than 2,100,000, and $70 if more than or equal to 2,100,000.

    For each Contract Year, the Company shall pay to Aetna the amount of Tranche 2 Payment payable for such Contract Year. All rights to receive Tranche 2 Payment shall expire following the payment of the Tranche 2 Payment in respect to the Contract Year ending in 2002, subject to certain exceptions. Notwithstanding anything herein to the contrary, in no event shall the aggregate Tranche 2 Payment to Aetna exceed $175.0 million, subject to certain exceptions.

    The purchase price the Company paid for Allied is subject to increase or decrease based on the operating performance of Allied during the three year period following the closing. The Company may be required to pay up to $40.0 million during the three years following the closing of the Allied acquisition based on Allied's performance relative to certain earnings targets. The adjustments will be computed based on EBITDA (as defined in the Allied Purchase Agreement) from the consolidated operations of Allied during each of the Year 1 Earn-Out Period, the Year 2 Earn-Out Period and the Year 3 Earn-Out Period (each, as defined). "EBITDA," as defined in the Allied Purchase Agreement, means the aggregate net revenue from the operations of Allied, minus all expenses incurred in operating the business of

Allied but before interest, income taxes, depreciation and amortization, prepared in accordance with generally accepted accounting principles, consistently applied, subject to specified adjustments. "Year 1 Earn-Out Period" means the 12-month period ending on November 30, 1998. "Year 2 Earn-Out Period" means the 12-month period ending on November 30, 1999. "Year 3 Earn-Out Period" means the 12-month period ending on November 30, 2000.

    With respect to the Year 1 Earn-Out Period, in the event the EBITDA for the Year 1 Earn-Out Period (the "Year 1 EBITDA") is less than $10.0 million, then the adjustment to the purchase price with respect to such period is an amount equal to seven multiplied by the difference between the Year 1 EBITDA and $10.0 million. Such amount shall be paid to the Company from the portion of the purchase price paid for Allied that was placed in escrow. In the event the Year 1 EBITDA is equal to or less than $11.0 million and equal to or greater than $10.0 million, then there will be no adjustment to the purchase price with respect to such period. In the event the Year 1 EBITDA is greater than $11.0 million, then the adjustment to the purchase price with respect to such period is an amount equal to six multiplied by the difference between the Year 1 EBITDA and $11.0 million. Such amount shall be paid in escrow for the benefit of the sellers.

    With respect to the Year 2 Earn-Out Period, in the event the EBITDA for the Year 2 Earn-Out Period (the "Year 2 EBITDA") is equal to or less than the greater of (i) $11.0 million or (ii) the Year 1 EBITDA (the greater of which being the "Year 2 Threshold"), then the adjustment to the purchase price with respect to such period is an amount equal to the sum of (i) six multiplied by the difference between the Year 2 Threshold and the greater of (x) $11.0 million or (y) the Year 2 EBITDA, plus (ii) an amount equal to seven multiplied by the amount, if any, by which the Year 2 EBITDA is less than $10.0 million. Such amount shall be paid to the Company from the portion of the purchase price paid for Allied that was placed in escrow. In the event the Year 2 EBITDA is greater than the Year 2 Threshold, then the adjustment to the purchase price with respect to such period is the amount equal to six multiplied by the difference between the Year 2 EBITDA and the Year 2 Threshold. Such amount shall be paid in escrow for the benefit of the sellers. If the Year 2 EBITDA is equal to or greater than $10.0 million but less than or equal to $11.0 million, there will be no adjustment to the purchase price with respect to such period.

    With respect to the Year 3 Earn-Out Period, in the event the EBITDA for the Year 3 Earn-Out Period (the "Year 3 EBITDA") is equal to or less than the greater of (i) $11.0 million, (ii) the Year 1 EBITDA, or (iii) the Year 2 EBITDA (the greatest of which being the "Year 3 Threshold"), then the adjustment to the purchase price with respect to such period is an amount equal to the sum of (i) four multiplied by the difference between the Year 3 Threshold and the greater of (x) $11.0 million or (y) the Year 3 EBITDA, plus (ii) an amount equal to seven multiplied by the amount, if any, by which the Year 3 EBITDA is less than $10.0 million. Such amount shall be paid to the Company from the portion of the purchase price paid for Allied that was placed in escrow. In the event the Year 3 EBITDA is greater than the Year 3 Threshold, then the adjustment to the purchase price with respect to such period is the amount equal to four multiplied by the difference between the Year 3 EBITDA and the Year 3 Threshold. Such amount shall be paid to the sellers. If the Year 3 EBITDA is equal to or greater than $10.0 million but less than or equal to $11.0 million, there will be no adjustment to the purchase price with respect to such period.

    In connection with Merit's acquisition of CMG, the Company, by acquiring Merit, may be required to make certain future contingent cash payments over the next two years to the former shareholders of CMG based upon the performance of certain CMG customer contracts. Such contingent payments are subject to an aggregate maximum of $23.5 million.


    The Revolving Facility will provide the Company with revolving loans and letters of credit in an aggregate principal amount at any time not to exceed $150.0 million. At June 30, 1998, the Company had approximately $112.5 million of availability under the Revolving Facility. The Company currently estimates that it will spend approximately $50.0 million for capital expenditures in fiscal 1999. The majority of the Company's anticipated capital expenditures relate to management information systems and related equipment. The Company believes that the cash flow generated from its operations together with amounts available for borrowing under the New Credit Agreement, and its ability to raise capital through the issuance of additional debt and equity securities, which the Company believes it could issue under appropriate market conditions, should be sufficient to fund its debt service requirements, anticipated capital expenditures, contingent payments, if any, with respect to HAI, Allied and CMG and other investing and financing activities. The Company's future operating performance and ability to service or refinance the Notes or to extend or refinance the indebtedness outstanding pursuant to the New Credit Agreement will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control.


    The New Credit Agreement imposes restrictions on the Company's ability to make capital expenditures and both the New Credit Agreement and the Indenture governing the Notes limit the Company's ability to incur additional indebtedness. Such restrictions, together with the highly leveraged financial condition of the Company subsequent to the Transactions, limit the Company's ability to respond to market opportunities. The covenants contained in the New Credit Agreement also, among other things, restrict the ability of the Company to dispose of assets, repay other indebtedness, amend other debt instruments (including the Indenture), pay dividends, create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, redeem or repurchase common stock and make acquisitions. See "Risk Factors--Substantial Leverage and Debt Service Obligations," "Description of the New Notes" and "Summary of New Credit Agreement."

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 establishes accounting guidance for internal-use software. SOP 98-1 requires the following:

    - Computer software costs that are incurred in the preliminary project state (as described in SOP 98-1) should be expensed as incurred. Once the capitalization criteria of SOP 98-1 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use computer software; payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project (to the extent of the time spent directly on the project); and interest costs incurred when developing computer software for internal use should be capitalized. Training costs and data conversion costs should generally be expensed as incurred.

    - Internal costs incurred for upgrades and enhancements should be expensed or capitalized in accordance with SOP 98-1. Internal costs incurred for maintenance should be expensed as incurred. Entities that cannot separate internal costs on a reasonably cost-effective basis between maintenance and relatively minor upgrades and enhancements should expense such costs as incurred.

    - External costs incurred under agreements related to specified upgrades and enhancements should be expensed or capitalized in accordance with SOP 98-1. However, external costs related to maintenance, unspecified upgrades and enhancements, and costs under agreements that combine the costs of maintenance and unspecified upgrades and enhancements should be recognized in expense over the contract period on a straight-line basis unless another systematic and rational basis is more representative of the services received.

    - Impairment should be recognized and measured in accordance with the provisions of FASB Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF.

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
    - The capitalized costs of computer software developed or obtained for internal use should be amortized on a straight-line basis unless another systematic and rational basis is more representative of the software's use.

    SOP 98-1 becomes effective for financial statements for fiscal years beginning after December 15, 1998. The provisions of SOP 98-1 should be applied to internal-use software costs incurred in those fiscal years for all projects, including those projects in progress upon initial application of SOP 98-1. Costs incurred prior to the initial application of SOP 98-1, whether capitalized or not, should not be adjusted to the amounts that would have been capitalized had SOP 98-1 been in effect when those costs were incurred.

    The Company must adopt SOP 98-1 no later than October 1, 1999. Each of the Company's operating units maintains its own information systems, which includes internal-use software as defined by SOP 98-1. The care management and claims processing systems used in the managed care segment are the Company's most significant internal-use software applications. The Company is in the process of evaluating the requirements of SOP 98-1 versus its internal-use software capitalization policies. The Company does not believe SOP 98-1 will have a material impact on its financial position or results of operations.

    In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires all nongovernmental entities to expense costs of start-up activities as those costs are incurred. Start-up costs, as defined by SOP 98-5, include pre-operating costs, pre-opening costs and organization costs.

    SOP 98-5 becomes effective for financial statements for fiscal years beginning after December 31, 1998. At adoption, a company must record a cumulative effect of a change in accounting principle to write off any unamortized start-up costs remaining on the balance sheet when SOP 98-5 is adopted. Prior year financial statements cannot be restated. The Company must adopt SOP 98-5 no later than October 1, 1999. The Company does not believe SOP 98-5 will have a material impact on its financial position or results of operations.

MODIFICATION OF COMPUTER SOFTWARE FOR THE YEAR 2000

    The Company and its subsidiaries have internally developed computer software systems that process transactions based on storing two digits for the year of a transaction (i.e., "97 " for 1997) rather than four digits, which will be required for year 2000 transaction processing. CBHS expects to spend $1.0 million in the aggregate during fiscal 1998 and fiscal 1999 to modify internal use software. The Company expects to spend approximately $1.6 million in the aggregate during fiscal 1998 and fiscal 1999 to modify internal use software. The Company does not anticipate incurring any other significant costs for year 2000 software modification. The cost of modifying internal use software for the year 2000 is charged to expense as incurred.

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
                MERIT'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING IS AN EXCERPT FROM MERIT'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED SEPTEMBER 30, 1997. THE EXCERPT IS PRESENTED TO ASSIST HOLDERS OF THE OLD NOTES IN EVALUATING THE EXCHANGE OFFER. THE EXCERPT HAS BEEN REVISED TO PERMIT CONSISTENT USE OF TERMS DEFINED ELSEWHERE IN THIS PROSPECTUS. FURTHERMORE, THE COMPANY ADDED THE TEXT THAT APPEARS IN ITALICS AND PARENTHESIS TO PROVIDE (I) AN EXPLANATION OF CERTAIN TERMS THAT ARE DEFINED ELSEWHERE IN MERIT'S ANNUAL REPORT ON FORM 10-K AND (II) A CROSS REFERENCE FROM MERIT'S DEFINITIONS OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN TO ITS DISCUSSION OF LIQUIDITY AND CAPITAL RESOURCES. THE FOLLOWING ALSO INCLUDES DISCUSSION AND ANALYSIS OF MERIT'S RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1997.

OVERVIEW

REVENUE

    Typically, Merit charges each of its HMO, Blue Cross/Blue Shield organization, insurance company, corporate, union, governmental and other customers a flat monthly capitation fee for each beneficiary enrolled in such customer's behavioral health managed care plan or EAP. This capitation fee is generally paid to Merit in the current month. Contract revenue billed in advance of performing related services is deferred and recognized ratably over the period to which it applies. For a number of Merit's behavioral health managed care programs, the capitation fee is divided into outpatient and inpatient fees, which are recognized separately. Outpatient revenue is recognized monthly as it is received; inpatient revenue is recognized monthly and in most cases is (i) paid to Merit monthly (in cases where Merit is responsible for the payment of inpatient claims) or in certain cases (ii) retained by the customer for payment of inpatient claims. When the customer retains the inpatient revenue, actual inpatient costs are periodically reconciled to amounts retained and Merit receives the excess of the amounts retained over the cost of services, or reimburses the customer if the cost of services exceeds the amounts retained. In certain instances, such excess or deficiency is shared between Merit and the customer.

DIRECT SERVICE COSTS AND MARGINS

    Direct service costs are comprised principally of expenses associated with managing, supervising and providing Merit's services, including third-party network provider charges, various charges associated with Merit's staff offices, inpatient facility charges, costs associated with members of management principally engaged in Merit's clinical operations and their support staff, and rent for certain offices maintained by Merit in connection with the delivery of services. Direct service costs are recognized in the month in which services are expected to be rendered. Network provider and facility charges for authorized services that have not been reported and billed to Merit (known as incurred but not reported expenses, or "IBNR") are estimated and accrued based on historical experience, current enrollment statistics, patient census data, adjudication decisions, and other information.

    Merit has experienced an increase in direct service costs as a percentage of revenue (which have been offset to varying degrees by various initiatives described below) primarily as a result of changing product mix and pricing pressure associated with both the competitive bid process for new contracts and negotiations to extend existing contracts. The portion of Merit's revenue attributable to capitated managed care programs has continuously been increasing. Because capitated managed care programs require Merit to incur greater direct service costs than EAP and ASO managed care programs, the direct profit margins attributable to such programs are lower than the direct profit margins attributable to Merit's EAP and ASO programs. Merit is continuing to focus on reducing direct service costs. Efforts intended to reduce these costs include: (i) negotiating better rates and/or different compensation arrangements (such as retainer arrangements, volume discounts, case rates and capitation of fees) with third-party network providers and treatment facilities; (ii) contracting with treatment facilities that provide

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
a broader spectrum of treatment programs in an effort to expand beneficiary access to a broader continuum of care, thereby achieving more cost-effective treatment; (iii) focusing management and clinical care techniques on patients requiring more intensive treatment services to assure that such patients receive the appropriate level of care in a cost-efficient and effective manner; (iv) implementing a new information system intended to enable Merit to improve the productivity and efficiency of its operations; and (v) increasing the overall efficiency of Merit's staff provider system by closing or consolidating less efficient staff offices, streamlining operations and increasing the efficiency of remaining staff offices.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses are comprised principally of corporate and regional overhead expenses, such as marketing and sales, legal, finance, information systems and administrative expenses, as well as professional and consulting fees, and the compensation of members of the Merit's senior management. Merit expects selling, general and administrative expenses to grow over the near term, primarily due to growth in information systems expenses related to the implementation of AMISYS-Registered Trademark- (A CENTRALIZED INFORMATION SYSTEM THAT IS MERIT'S PRIMARY SYSTEM) as well as increases in regional administration and sales and marketing operations necessary to support the growth of Merit's business; however, Merit expects selling, general and administrative expenses to grow at a rate less than that of anticipated revenue growth in the future. There can be no assurance, however, that anticipated revenue growth will occur or that any such revenue growth will occur at a rate greater than the rate of growth in selling, general and administrative expenses.

AMORTIZATION OF INTANGIBLES

    As a result of Merck's (MERCK & CO., INC.) acquisition of Medco Containment Services, Inc. (MERIT'S PREVIOUS OWNER) in November 1993, Merit's financial statements include an allocation by Merck of the excess of its cost over fair market value of the net assets acquired. Accordingly, goodwill and other acquisition-related intangibles in the amount of $160.0 million were recorded on Merit's balance sheet as of November 1993 and are being amortized over various periods. A noncurrent deferred tax liability of $47.8 million was established to reflect the tax consequences of the difference between the financial and tax reporting bases of the identified intangibles. Merit's total goodwill also includes goodwill associated with Merit's acquisitions of Group Plan Clinic, Inc., and of BenesYs, Inc. (collectively, "BenesYs"), a Houston-based behavioral health managed care organization, and CMG. In addition, the payment made to Empire (EMPIRE BLUE CROSS AND BLUE SHIELD ("EMPIRE")) in connection with the Empire Joint Venture (MERIT'S JOINT VENTURE WITH EMPIRE IN SEPTEMBER 1995 (THE "EMPIRE JOINT VENTURE")), the acquisition of ProPsych, Inc. ("ProPsych") in December 1995, and various contingent consideration payments, together with the goodwill recognized from the BenesYs and CMG transactions, resulted in the incurrence of additional goodwill of approximately $117.8 million. Amortization of acquisition-related intangibles was $20.1 million in fiscal 1995, $23.0 million in fiscal 1996, and $23.8 million in fiscal 1997.

    Merit also capitalizes certain start-up expenses related to new contracts and amortizes these amounts over the life of the contracts. When Merit enters into a new contract or significantly expands services for an existing customer, Merit typically incurs up-front start-up costs that historically have ranged from $50,000 to $2.5 million per program. These start-up costs include, among other things, the costs of recruiting, interviewing and training providers and support staff, establishing offices and other facilities, acquiring furniture, computers and other equipment, and implementing information systems. As of September 30, 1997, Merit's balance sheet reflected $9.0 million of deferred start-up costs, net of amortization, categorized under long-term assets.

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
LIQUIDITY

    Merit's liquidity is affected by the one-to-four-month lag between the time Merit receives cash from capitation payments under new contracts and the time when Merit pays the claims for services rendered by third-party network providers and treatment facilities relating to such capitation payments. During the first few months of a new contract, Merit builds cash balances as capitation payments are received and also builds a payables balance as direct service costs are accrued based on expected levels of service. After the first several months of a contract, monthly claims payments typically increase to normal levels and the contract generates cash commensurate with the expected profit margin for that contract. When a contract is terminated, monthly capitation payments cease on contract termination, but claims for services rendered prior to termination continue to be received and paid for several months. This post contract termination period is often referred to as the "run-off" period. To date, contract terminations have not had a material impact on Merit's liquidity.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which will be effective for Merit beginning October 1, 1998. SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. Merit has not yet completed its analysis with respect to which operating segments of its business it will provide such information.

RESULTS OF OPERATIONS

SELECTED OPERATING RESULTS

    The following table sets forth certain statement of operations items of Merit expressed as a percentage of revenue:

                                                                                        THREE MONTHS ENDED
                                                      FISCAL YEAR ENDED SEPTEMBER 30,      DECEMBER 31,
                                                        1995       1996       1997       1996       1997
                                                      ---------  ---------  ---------  ---------  ---------
Revenue.............................................      100.0%     100.0%     100.0%     100.0%     100.0%
Direct service costs................................       79.1       79.0       80.9       80.0       82.4
                                                      ---------  ---------  ---------  ---------  ---------
  Direct profit margin..............................       20.9       21.0       19.1       20.0       17.6
Selling, general and administrative expenses........       13.8       14.1       12.2       12.9       12.4
Amortization of intangibles.........................        5.9        5.7        4.8        5.3        4.1
Restructuring charge................................         --        0.6         --         --         --
Income from joint ventures..........................         --         --         --         --       (0.9)
                                                      ---------  ---------  ---------  ---------  ---------
  Operating Income..................................        1.2        0.6        2.1        1.8        2.0
Other income........................................        0.4        0.6        0.6        0.6        0.6
Interest expense....................................         --       (5.2)      (4.5)      (4.8)      (4.1)
Loss on disposal of subsidiary......................         --         --       (1.2)        --         --
Merger costs and special charges....................         --       (0.8)      (0.2)        --       (0.3)
                                                      ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes and cumulative
  effect of accounting change.......................        1.6       (4.8)      (3.2)      (2.4)      (1.8)
Provision (benefit) for income taxes................        1.2       (1.1)      (0.7)      (0.2)      (0.3)
                                                      ---------  ---------  ---------  ---------  ---------
Income (loss) before cumulative effect of accounting
  change............................................        0.4%      (3.7)%      (2.5)%       2.2%       1.5%
                                                      ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------
Adjusted EBITDA margin..............................        9.4%       9.9%       9.8%      10.1%       9.8%

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
   (MERIT'S FORM 10-K ELSEWHERE INCLUDED THE FOLLOWING DEFINITIONS: "ADJUSTED
    EBITDA" REPRESENTS THE SUM OF OPERATING INCOME, DEPRECIATION AND AMORTIZATION, AND OTHER INCOME AND EXPENSE, EXCLUDING RESTRUCTURING CHARGES IN 1993 AND 1996. ADJUSTED EBITDA IS PRESENTED BECAUSE A SIMILAR MEASURE IS USED IN THE COVENANTS CONTAINED IN THE INDENTURE (FOR THE MERIT OUTSTANDING NOTES) AND MERIT BELIEVES THAT ADJUSTED EBITDA IS A WIDELY ACCEPTED FINANCIAL INDICATOR OF A COMPANY'S ABILITY TO SERVICE DEBT. HOWEVER, ADJUSTED EBITDA SHOULD NOT BE CONSTRUED AS AN ALTERNATIVE TO MERIT'S OPERATING INCOME, NET INCOME OR CASH FLOW FROM OPERATING ACTIVITIES (AS DETERMINED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) AND SHOULD NOT BE CONSTRUED AS AN INDICATION OF MERIT'S OPERATING PERFORMANCE OR AS A MEASURE OF MERIT'S LIQUIDITY. IN ADDITION, ITEMS EXCLUDED FROM EBITDA, SUCH AS RESTRUCTURING CHARGES AND DEPRECIATION AND AMORTIZATION, ARE SIGNIFICANT COMPONENTS IN UNDERSTANDING AND ASSESSING THE COMPANY'S FINANCIAL PERFORMANCE.

   "ADJUSTED EBITDA MARGIN" REPRESENTS ADJUSTED EBITDA AS A PERCENTAGE OF
    REVENUE.

   SEE "-- LIQUIDITY AND CAPITAL RESOURCES" FOR A COMPLETE DISCUSSION OF MERIT'S
    PROSPECTS RELATED TO NET INCOME, CASH FLOWS FROM OPERATIONS AND INVESTING AND FINANCING ACTIVITIES.)

THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THREE MONTHS ENDED DECEMBER 31,
  1996

    REVENUE. Revenue increased by $48.6 million, or 37.8%, to $177.2 million for the three months ended December 31, 1997 from $128.6 million for the three months ended December 31, 1996. Of this increase, $30.4 million was attributable to the inclusion of revenue from certain contracts that commenced during the prior fiscal year as well as additional revenue from existing customers generated by an increase in both the number of programs managed by Merit on behalf of such customers and an increase in the number of beneficiaries enrolled in such customers' programs; and $0.5 million was attributable to new customers commencing service in the current quarter. Also, Merit's acquisition of CMG on September 12, 1997 contributed an additional $32.6 million in revenue for the fiscal 1998 period. These revenue increases were partially offset by an $11.2 million decrease in revenue as a result of the termination of certain contracts, $11.0 million of which was due to terminations that occurred in various periods of the prior fiscal year. Also, Merit's disposition of Choate Health Management, Inc. and certain related companies (collectively "Choate") in September 1997 resulted in a revenue decrease of $3.7 million for the fiscal 1998 period. Contract price increases were not a material factor in the increase in revenue.

    DIRECT SERVICE COSTS. Direct service costs increased by $43.1 million, or 41.9% , to $146.0 million for the three months ended December 31, 1997 from $102.9 million for the three months ended December 31, 1996. As a percentage of revenue, direct service costs increased from 80.0% in the prior year period to 82.4% in the current year period. The increase in cost as a percentage of revenue was due primarily to the lower than average direct profit margins earned on contracts for the State of Montana and for the Delaware County Medicaid programs. In general, Merit's Medicaid contracts with governmental entities tend to have significant revenue levels, with direct profit margins which are lower than Merit's other contracts. The State of Montana contract was obtained through the CMG acquisition in September 1997. The Delaware County contract started in February 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $5.5 million, or 33.1%, to $22.1 million for the three months ended December 31, 1997 from $16.6 million for the three months ended December 31, 1996. The increase in total selling, general and administrative expenses was primarily attributable to (i) growth in marketing and sales administrative staff, corporate and regional management and support systems associated with the higher sales volume; (ii) inclusion of CMG's results of operation since the acquisition date; and (iii) expenses related to the planned deployment of Merit's new information systems. As a percentage of revenue, selling, general and administrative expenses decreased from 12.9% in the prior year period to 12.5% in the

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
current year period. This decline is due to Merit's efforts to contain such expenses as well as an allocation of such expenses over a larger revenue base.

    AMORTIZATION OF INTANGIBLES. Amortization of intangibles increased $0.4 million, or 6.4%, to $7.2 million for the three months ended December 31, 1997 from $6.8 million for the three months ended December 31, 1996. The increase was primarily due to an increase in amortization of goodwill and other intangibles recognized in connection with the acquisition of CMG.

    INCOME FROM JOINT VENTURES. For the three months ended December 31, 1997, Merit had income from joint ventures of $1.6 million. The majority of such income is from Merit's 50% interest in the CHOICE Behavioral Health Partnership, which Merit obtained in connection with the CMG acquisition.

    OTHER INCOME (EXPENSE). For the three months ended December 31, 1997, other income and expense consisted of (i) interest expense of $7.2 million related to debt incurred as a result of the merger of Merit and an affiliate of Kohlberg Kravis Roberts & Co. ("KKR") in October 1995 (the "1995 Merger"), and debt incurred in connection with the acquisition of CMG; (ii) interest and other income of $1.1 million relating primarily to investment earnings on Merit's short-term investments and restricted cash balances; and (iii) merger costs and special charges of $0.5 million relating primarily to expenses incurred for the Transactions. The year over year increase in interest expense of $1.0 million was primarily attributable to the interest expense incurred on the additional debt issued in September 1997 in order to finance the acquisition of CMG. The year over year increase in interest income of $0.3 million was primarily attributable to both an increase in average invested cash balances as compared to the prior year period and interest earned on advances to certain joint ventures.

    INCOME TAXES. Merit recorded a benefit for income taxes during the three months ended December 31, 1996 and 1997 based upon Merit's pre-tax loss for such periods.

FISCAL 1997 COMPARED TO FISCAL 1996

    REVENUE. Revenue increased by $97.9 million, or 21.4%, to $555.7 million for fiscal 1997 from $457.8 million for fiscal 1996. Of this increase, $71.3 million was attributable to the inclusion of revenue from certain contracts that commenced during the prior fiscal year as well as additional revenue from existing customers generated by an increase in both the number of programs managed by Merit on behalf of such customers and an increase in the number of beneficiaries enrolled in such customers' programs; and $65.8 million was attributable to new customers commencing service in the current year, a significant portion of which was derived from Merit's contract relating to CHAMPUS Regions 7 and 8, under which services commenced on April 1, 1997. In addition, Merit's acquisition of CMG on September 12, 1997 contributed an additional $7.0 million in revenue for fiscal 1997. These revenue increases were partially offset by a $46.2 million decrease in revenue as a result of the termination of certain contracts, $29.1 million of which was due to contract terminations that occurred in various periods of the prior fiscal year. Contract price increases were not a material factor in the increase in revenue.

    DIRECT SERVICE COSTS. Direct service costs increased by $87.9 million, or 24.3%, to $449.6 million for fiscal 1997 from $361.7 million for fiscal 1996. As a percentage of revenue, direct service costs increased from 79.0% in the prior year period to 80.9% in the current year period. The increase in cost as a percentage of revenue was due primarily to the lower than average direct profit margin earned on the TennCare Partners and the Delaware County Medicaid programs, partially offset by a year over year decline in healthcare treatment services utilization in Merit's overall business. In addition, the Delaware County carve-out program replaced a program under which beneficiaries previously received their mental health benefit through membership in various HMOs servicing this area. Direct profit margins under contracts that Merit held with certain of these HMOs, which terminated or membership in which decreased substantially as a result of the Delaware County program, were higher than the direct profit margins for the Delaware County program and Merit's overall average direct profit margins. Excluding

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
the effect of the TennCare Partners and the Delaware County contracts, however, Merit experienced a decline in the direct service cost percentage as a result of overall lower healthcare utilization in the current year period as compared to the prior year period, due to Merit's continued development and deployment of alternative treatment programs designed to achieve more cost-effective treatment and Merit's increased focus on clinical care techniques directed at patients requiring more intensive treatment services. Also positively impacting the direct cost percentage were the effect of (i) a nationwide recontracting program with providers which began in the second quarter of fiscal 1996, and (ii) the closing of certain underperforming staff offices pursuant to a plan implemented by Merit in the fourth quarter of 1996.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $2.9 million, or 4.5%, to $67.4 million for fiscal 1997 from $64.5 million for fiscal 1996. The increase in total selling, general and administrative expenses was primarily attributable to (i) growth in marketing and sales administrative staff, corporate and regional management and support systems associated with the higher sales volume, (ii) expenses associated with the expansion of both Merit's National Service Center located in St. Louis, Missouri and Merit's headquarters located in Park Ridge, New Jersey,
(iii) expenses related to the planned deployment of Merit's new information systems, and (iv) inclusion of CMG's results of operations since the acquisition date. As a percentage of revenue, selling, general and administrative expenses decreased from 14.1% in the prior year period to 12.2% in the current year period primarily as a result of these expenses being allocated over a larger revenue base. Contributing significantly to this decrease were the TennCare Partners and the Delaware County programs, which are large, self-contained programs requiring minimal selling, general and administrative expenses or Merit operational support, thereby mitigating, in large part, the effects of their lower than average direct service cost margins described above.

    AMORTIZATION OF INTANGIBLES. Amortization of intangibles increased by $1.0 million, or 4.0%, to $26.9 million for fiscal 1997 from $25.9 million for fiscal 1996. The increase was primarily due to an increase in amortization of goodwill recognized in connection with the acquisitions of ProPsych and CMG as well as to increases in the amortization of deferred contract start-up costs related to new contracts.

    OTHER INCOME (EXPENSE). For fiscal 1997, other income and expense consisted of (i) interest expense of $25.1 million related to debt incurred as a result of the 1995 Merger (OF MERIT AND AN AFFILIATE OF KOHLBERG KRAVIS ROBERTS & CO. ("KKR")) in October 1995 (THE "1995 MERGER"), (ii) interest and other income of $3.5 million relating primarily to investment earnings on Merit's short-term marketable securities and restricted cash and investment balances, (iii) a loss of $6.9 million recognized in September 1997 on the disposal of Choate (CHOATE HEALTH MANAGEMENT, INC. AND CERTAIN RELATED COMPANIES (COLLECTIVELY, "CHOATE")),
(iv) $0.7 million of expenses associated with uncompleted acquisition transactions, and (v) $0.6 million of nonrecurring employee benefit costs associated with the exercise of stock options by employees of Merit under plans administered by Merck. The year over year increase in interest expense of $1.2 million was primarily attributable to (i) the full period impact of the indebtedness incurred in October 6, 1995 by Merit in connection with the 1995 Merger; (ii) the full period impact of (THE MERIT OUTSTANDING) Notes, which bore interest at a higher rate than the bridge financing facility that the (MERIT OUTSTANDING) Notes replaced, and (iii) the increase in the senior credit facility as a result of the acquisition of CMG. The year over year increase in interest income of $0.7 million was primarily attributable to both an increase in average invested cash balances as compared to the prior year period and interest earned on advances to certain joint ventures.

    INCOME TAXES. Merit recorded a benefit for income taxes during fiscal 1997, based upon Merit's pre-tax loss in such period.

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
FISCAL 1996 COMPARED TO FISCAL 1995

    REVENUE. Revenue increased by $96.3 million, or 26.6%, to $457.8 million for fiscal 1996 from $361.5 million for fiscal 1995. Of this increase, $87.7 million was attributable to the inclusion of revenue for the entire period from certain contracts that commenced during the prior fiscal year as well as additional revenue from existing customers generated by an increase in both the number of programs managed by Merit on behalf of such customers and an increase in the number of beneficiaries enrolled in such customers' programs; and $26.4 million was attributable to new customers commencing service in the current year, the majority of which was derived from two contracts totaling $20.9 million. In addition, Merit's acquisitions of Choate and ProPsych contributed an additional $18.4 million in revenue for fiscal 1996. These revenue increases were partially offset by a $36.2 million decrease in revenue as a result of the termination of certain contracts, five of which accounted for $21.1 million of such decrease. Certain of these contracts had terminated in various periods of the prior fiscal year. Contract price increases were not a material factor in the increase in revenue.

    DIRECT SERVICE COSTS. Direct service costs increased by $75.7 million, or 26.5%, to $361.7 million for fiscal 1996 from $286.0 million for fiscal 1995. As a percentage of revenue, direct service costs decreased from 79.1% for fiscal 1995 to 79.0% for fiscal 1996. This net decrease in the direct service cost percentage was due to a variety of largely offsetting factors. The direct service cost percentage was positively impacted by lower inpatient utilization in fiscal 1996 as compared to the prior year related to a significant contract with an HMO focused on the Medicaid beneficiary population. Such decrease resulted from the implementation of changes in program management and modification of the clinical treatment protocols applicable to such contract. In addition, Merit started to realize the benefits in fiscal 1996 of a nationwide recontracting program with providers which began in the second quarter of such year. Merit is continuing its efforts to reduce direct service costs to mitigate the effects of pricing pressure, which is expected to continue in fiscal 1997, associated with the competitive bid process for new contracts and negotiations to extend existing contracts. The direct service cost percentage was adversely impacted by the loss in the fourth quarter of fiscal 1995 of two contracts with higher than average direct profit margins and a renewal of a significant contract on lower pricing terms. In addition, Merit earned a lower than average direct profit margin on a significant state Medicaid program which was not in effect for the entire twelve month period in the prior year. Furthermore, in the fourth quarter of fiscal 1996, Merit commenced providing services under the TennCare Partners program. Due to the unusual structure of the TennCare Partners program, the direct profit margin under such contract was lower than Merit's average direct profit margin for fiscal 1996 and is expected to continue to be lower in future periods.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $14.7 million, or 29.5%, to $64.5 million for fiscal 1996 from $49.8 million for fiscal 1995. The increase in total selling, general and administrative expenses was primarily attributable to (i) growth in marketing and sales administrative staff, corporate and regional management and support systems associated with the higher sales volume, (ii) expenses associated with the expansion of the National Service Center, which will allow for growth beyond Merit's current needs, and (iii) expenses related to the planned deployment of Merit's new information systems. As a percentage of revenue, selling, general and administrative expenses increased to 14.1% for fiscal 1996 from 13.8% for fiscal 1995. The increase in such expenses, coupled with unanticipated delays in the planned start dates of significant new contracts (including the TennCare Partners program) secured by Merit, contributed to the increase in selling, general and administrative expenses as a percentage of revenue.

    AMORTIZATION OF INTANGIBLES. Amortization of intangibles increased by $4.5 million, or 21.0%, to $25.9 million for fiscal 1996 from $21.4 million for fiscal 1995. The increase was primarily due to an increase in amortization of goodwill recognized in connection with the acquisitions of Choate and

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ProPsych and the Empire Joint Venture, as well as to increases in the amortization of deferred contract start-up costs related to new contracts.

    RESTRUCTURING CHARGE. Merit recorded a pre-tax restructuring charge of $3.0 million related to a plan, adopted and approved in the fourth quarter of 1996, to restructure its staff offices by exiting certain geographic markets and streamlining the field and administrative management organization of Continuum Behavioral Healthcare Corporation, a subsidiary of Merit. This decision was in response to the results of underperforming locations affected by the lack of sufficient patient flow in the geographic areas serviced by these offices and Merit's ability to purchase healthcare services at lower rates from its provider network. In addition, it was determined that Merit would be able to expand beneficiary access to specialists and other providers thereby achieving more cost-effective treatment and to favorably shift a portion of the economic risk, in some cases, of providing outpatient healthcare to the provider through the use of case rates and other alternative reimbursement methods. The restructuring charge was comprised primarily of accruals for employee severance, real property lease terminations and write-off of certain assets in geographic markets which were being exited. The restructuring plan was substantially completed during fiscal 1997.

    OTHER INCOME (EXPENSE). For fiscal 1996, other income and expense consisted of (i) interest expense of $23.8 million incurred as a result of the increase in long-term debt resulting from the 1995 Merger; (ii) merger expenses of $4.0 million consisting primarily of professional and advisory fees; and (iii) interest and other income of $2.8 million relating primarily from investment earnings on Merit's short-term investments and restricted cash balances.

    INCOME TAXES. Merit recorded a benefit for income taxes during fiscal 1996 based upon Merit's pre-tax loss in such period. The resulting income tax benefit has been partially offset by the nondeductible nature of certain merger costs.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

    Effective October 1, 1995, Merit changed its method of accounting for deferred start-up costs related to new contracts or expansion of existing contracts (i) to expense costs relating to start-up activities incurred after commencement of services under the contract, and (ii) to limit the amortization period for deferred start-up costs incurred prior to the commencement of services to the initial contract period. Prior to October 1, 1995, Merit capitalized start-up costs related to the completion of the provider networks and reporting systems beyond commencement of contracts and, in limited instances, amortized the start-up costs over a period that included the initial renewal term associated with the contract. Under the new policy, Merit does not defer contract start-up costs after contract commencement or include the initial renewal term in the amortization period. The change was made to increase the focus on controlling costs associated with contract start-ups.

    Merit recorded a pre-tax charge of $1.8 million ($1.0 million after taxes) in the first quarter of fiscal 1996 as a cumulative effect of a change in accounting. The pro forma impact of this change for the year ended September 30, 1995 would be to increase costs and expenses by $1.8 million ($1.0 after taxes). There was no pro forma effect on periods prior to fiscal 1995. The effect of the change on fiscal 1996 cannot be reasonably estimated.

LIQUIDITY AND CAPITAL RESOURCES


    GENERAL. For fiscal 1997, operating activities provided cash of $19.5 million, investing activities used cash of $70.7 million and financing activities provided cash of $75.2 million, resulting in a net increase in cash and cash equivalents of $24.1 million. Investing activities in fiscal 1997 consisted principally of (i) capital expenditures of $24.0 million related primarily to the continued development of Merit's new information systems and expansion of the National Service Center, (ii) payments totaling


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

$42.2 million (net of cash acquired) for the acquisition of CMG, (iii) payments totaling $2.6 million for funding under joint venture agreements, primarily with Empire Community Delivery Systems, LLC and Community Sector Systems, Inc., and
(iv) expenditures of $4.1 million for the purchase of short-term investments made to satisfy obligations under contracts held by Merit.


    ACQUISITION (OF CMG). On September 12, 1997, Merit acquired all of the outstanding capital stock of CMG for $48.7 million in cash and 739,358 shares of Merit's common stock valued at $5.5 million. In addition, Merit agreed to absorb certain expenses and other obligations of CMG totaling up to $5.4 million. CMG is a Maryland-based national managed care company serving over 30 customers through a network consisting of approximately 7,600 providers in 34 states. CMG currently provides behavioral health managed care services to 2.5 million people under full risk capitation, ASO and other funding arrangements. The clients include state and local governments, Blue Cross /Blue Shield organizations, HMOs and insurance companies. As additional consideration for the acquisition, Merit may be required to make certain future contingent cash and stock payments over the next two years to the former shareholders of CMG based upon the performance of certain CMG customer contracts. Such contingent cash payments are subject to an aggregate maximum of $23.5 million. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets acquired based on their estimated fair values. This treatment resulted in approximately $64.7 million of cost in excess of net tangible assets acquired as of September 30, 1997. Such excess is being amortized on a straight line basis over periods ranging up to 40 years. The inclusion of CMG from the date of acquisition did not have a significant impact on Merit's results of operations.

    SENIOR INDEBTEDNESS. As of September 30, 1997, $30.0 million of revolving loans and $8.3 million of letters of credit were outstanding under the revolving credit facility of the (MERIT EXISTING) Credit Agreement with The Chase Manhattan Bank, N.A. (the "(MERIT) Senior Credit Facility"), and approximately $46.7 million was available for future borrowing.

    ADJUSTED EBITDA. Adjusted EBITDA, a financial measure used in the (MERIT) Senior Credit Facility and the indenture (FOR THE MERIT OUTSTANDING NOTES), increased by $9.6 million, or 21.3%, to $54.7 million for fiscal 1997 from $45.1 million for 1996.


    CASH IN CLAIMS FUNDS AND RESTRICTED CASH. As of September 30, 1997, Merit had total cash, cash equivalents, restricted cash and investment balances of $95.2 million, of which $51.3 million was restricted under certain contractual, fiduciary and regulatory requirements; moreover, of such amount, $3.7 million was classified as a long-term asset on Merit's balance sheet. Under certain contracts, Merit is required to establish segregated claims funds into which a portion of its capitation fee is held until a reconciliation date (which reconciliation typically occurs annually). Until that time, cash funded under these arrangements is unavailable to Merit for purposes other than the payment of claims. In addition, California and Illinois state regulatory requirements restrict access to cash held by Merit's subsidiaries in such states. As of September 30, 1997, Merit also held surplus cash balances, classified as restricted cash and investments--current, as required by the contracts held by Merit relating to Medicaid programs for the States of Iowa and Montana and the TennCare Partners and Delaware County Medicaid programs described above.


    AVAILABILITY OF CASH. Prior to the 1995 Merger, Merit funded its operations primarily with cash generated from operations and through the funding of certain acquisitions, investments and other transactions by its former parent, Merck. Merit currently and in the future expects to finance its capital requirements through existing cash balances, cash generated from operations and borrowings under the revolving credit facility of the (MERIT) Senior Credit Facility. Based upon the current level of cash flow from operations and anticipated growth, Merit believes that available cash, together with available borrowings under the revolving credit facility and other sources of liquidity, will be adequate to meet Merit's anticipated future requirements for working capital, capital expenditures and scheduled payments of principal and interest on its indebtedness for the foreseeable future.

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
                                    INDUSTRY

OVERVIEW

    Behavioral healthcare costs have increased significantly in the United States in recent years. According to industry sources, direct medical costs of behavioral health problems, combined with the indirect costs, such as lost productivity due to mental illness and alcohol and drug abuse, were estimated at more than $300.0 billion in 1990, the latest year for which statistics are available. In addition, according to industry sources, in 1994 (the most recent year for which such information was available), direct behavioral healthcare services treatment costs amounted to approximately $81.0 billion, or approximately 8% of total healthcare industry spending. These direct costs have grown, in part, as society has begun to recognize and address behavioral health concerns and employers have realized that rehabilitation of employees suffering from substance abuse and relatively mild mental health problems can reduce losses due to absenteeism and decreased productivity.

    In response to these escalating costs, managed behavioral healthcare companies such as Green Spring, HAI and Merit have been formed. These companies focus on care management techniques with the goal of arranging for the provision of an appropriate level of care in a cost-efficient and effective manner by improving early access to care and assuring an effective match between the patient and the behavioral healthcare provider's specialty. As the growth of managed behavioral healthcare has increased, there has been a significant decrease in occupancy rates and average lengths of stay for inpatient psychiatric facilities and an increase in outpatient treatment and alternative care services.

    According to OPEN MINDS, as of January 1997, approximately 149.0 million beneficiaries were covered by some form of specialty managed behavioral healthcare plan and an additional 19.5 million beneficiaries were enrolled in internally-managed behavioral healthcare programs within HMOs. The number of covered beneficiaries has grown from approximately 86.0 million beneficiaries in 1993 to approximately 149.0 million in 1997, representing an approximate 15% compound annual growth rate since 1993. In addition, according to OPEN MINDS, beneficiaries covered under risk-based programs are growing even more rapidly, from approximately 13.6 million as of January 1993 to approximately 38.9 million as of January 1997, representing a compound annual growth rate of over 30%. OPEN MINDS estimates that the revenues of managed behavioral healthcare companies totaled approximately $3.5 billion in 1996.

SEGMENTATION

    OPEN MINDS divides the managed behavioral healthcare industry as of January 1997 into the following categories of care, based on services provided, extent of care management and level of risk assumption:

                                                                                            BENEFICIARIES     PERCENT
CATEGORY OF CARE                                                                            (IN MILLIONS)    OF TOTAL
-----------------------------------------------------------------------------------------  ---------------  -----------
Utilization Review/Care Management Programs..............................................          39.2           26.3%
Risk-Based Network Products..............................................................          38.9           26.1
Non-Risk-Based Network Products..........................................................          31.9           21.4
EAPs.....................................................................................          28.3           19.0
Integrated Programs......................................................................          10.7            7.2
                                                                                                  -----          -----
        Total............................................................................         149.0          100.0%
                                                                                                  -----          -----
                                                                                                  -----          -----

    Management believes the current trends in the behavioral healthcare industry include increased utilization of risk-based network managed care products and the integration of EAPs with such managed care products. Management believes that these trends have developed in response to the attempt by payors to reduce rapidly escalating behavioral healthcare costs and to limit their risk associated with

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
such costs while continuing to provide access to high quality care. According to OPEN MINDS, risk-based network products, integrated programs and EAPs are the most rapidly growing segments of the managed behavioral healthcare industry.

    UTILIZATION REVIEW/CARE MANAGEMENT PRODUCTS. Under utilization review/care management products, a managed behavioral healthcare company manages and often arranges for treatment, but does not maintain a network of providers or assume any of the responsibility for the cost of providing treatment services. The Company categorizes its products within this segment of the managed behavioral healthcare industry (as it is defined by OPEN MINDS) as ASO products. The Company does not expect this segment of the industry to experience significant growth, given the growth of risk-based products.

    NON-RISK-BASED NETWORK PRODUCTS. Under non-risk-based network products, the managed behavioral healthcare company provides a full array of managed care services, including selecting, credentialing and managing a network of providers (such as psychiatrists, psychologists, social workers and hospitals), and performs utilization review, claims administration and care management functions. The third-party payor remains responsible for the cost of providing the treatment services rendered. The Company categorizes its products within this segment of the managed behavioral healthcare industry (as it is defined by OPEN MINDS) as ASO products.

    RISK-BASED NETWORK PRODUCTS. Under risk-based network products, the managed behavioral healthcare company assumes all or a portion of the responsibility for the cost of providing a full or specified range of behavioral healthcare treatment services. Most of these programs have payment arrangements in which the managed care company agrees to provide services in exchange for a fixed fee per member per month that varies depending on the profile of the beneficiary population or otherwise shares the responsibility for providing all or some portion of the treatment services at a specific cost per person. Under these products, the managed behavioral healthcare company not only approves and monitors a course of treatment, but also arranges and pays for the provision of patient care (either through its third-party network providers or staff providers or some combination of network and staff providers). Therefore, the managed behavioral healthcare company must be proficient in contracting with, credentialing and managing a network of specialized providers and facilities that covers the complete continuum of care. The managed behavioral healthcare company must also ensure that the appropriate level of care is delivered in the appropriate setting. Given the ability of payors of behavioral healthcare benefits to reduce their risk with respect to the cost of treatment services through risk-based network products while continuing to provide access to high quality care, this market segment has grown rapidly in recent years. In addition to the expected growth in total beneficiaries covered under managed behavioral healthcare products, this shift of beneficiaries into risk-based network products should further contribute to revenue growth for the managed behavioral healthcare industry because such contracts generate significantly higher revenue than ASO contracts. The higher revenue is intended to compensate the managed behavioral healthcare company for bearing the financial responsibility for the cost of delivering care. The Company's risk-based products are risk-based network products as defined by OPEN MINDS.

    EMPLOYEE ASSISTANCE PROGRAMS. An EAP is a worksite-based program designed to assist in the early identification and resolution of productivity problems associated with behavioral conditions or other personal concerns of employees. Under an EAP, staff or network providers or other affiliated clinicians provide assessment and referral services to employee beneficiaries. These services consist of evaluating a patient's needs and, if indicated, providing limited counseling and/or identifying an appropriate provider, treatment facility or other resource for more intensive treatment services. The EAP industry developed largely out of employers' efforts to combat alcoholism and substance abuse problems afflicting workers. A 1990 industry survey estimated the total costs of this dependency at approximately $98.6 billion per year. Many businesses have implemented alcoholism and drug abuse

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
treatment programs in the workplace, and in some cases have expanded those services to cover a wider spectrum of personal problems experienced by workers and their families. As a result, EAP products now typically include consultation services, evaluation and referral services, employee education and outreach services. The Company believes that federal and state "drug-free workplace" measures and Federal Occupational Health and Safety Act requirements, taken together with the growing public perception of increased violence in the workplace, have prompted many companies to implement EAPs. Although EAPs originated as a support tool to assist managers in dealing with troubled employees, payors increasingly regard EAPs as an important component in the continuum of behavioral healthcare services.

    INTEGRATED EAP/MANAGED BEHAVIORAL HEALTHCARE PRODUCTS. EAPs are utilized in a preventive role and in facilitating early intervention and brief treatment of behavioral healthcare problems before more extensive treatment is required. Consequently, EAPs often are marketed and sold in tandem with managed behavioral healthcare programs through "integrated" product offerings. Integrated products offer employers comprehensive management and treatment of all aspects of behavioral healthcare. In an effort to both reduce costs and increase accessibility and ease of treatment, employers are increasingly attempting to consolidate EAP and managed behavioral healthcare services into a single product. Although integrated EAP/managed behavioral healthcare products are currently only a small component of the overall industry, the Company expects this market segment to grow.

AREAS OF GROWTH

    Management believes that the growth of the managed behavioral healthcare industry will continue, as payors of behavioral healthcare benefits attempt to reduce the costs of behavioral healthcare while maintaining high quality care. Management also believes that a number of opportunities exist in the managed behavioral healthcare industry for continued growth, primarily for risk-based products. The following paragraphs discuss factors contributing to the growth of risk-based products and the increase in the number of covered lives in certain markets.

    RISK-BASED PRODUCTS. According to OPEN MINDS, industry enrollment in risk-based products has grown from approximately 13.6 million covered lives in 1993 to approximately 38.9 million covered lives in 1997, a compound annual growth rate of over 30%. Despite this growth, only approximately 26% of total managed behavioral healthcare covered lives were enrolled in risk-based products in 1997. The Company believes that the market for risk-based products has grown and will continue to grow as payors attempt to reduce their responsibility for the cost of providing behavioral healthcare while ensuring an appropriate level of access to care. Risk-based products can generate significantly greater revenue per covered life than other non-risk product types. According to the OPEN MINDS survey, risk-based products account for approximately two-thirds of total managed behavioral healthcare industry premiums, but, as stated above, accounted for only approximately 26% of total covered lives in 1997.

    MEDICAID. Medicaid is a joint state and federal program to provide healthcare benefits to approximately 33.0 million low income individuals, including welfare recipients. According to the Health Care Financing Administration of the United States Department of Health and Human Services ("HCFA"), federal and state Medicaid spending increased from $69.0 billion in 1990 to an estimated $160.0 billion in 1996, at an average annual rate almost twice as fast as the annual increase in overall healthcare spending. Furthermore, according to HCFA, from 1991 to 1996 the number of Medicaid beneficiaries covered under full managed contracts grew at a compound annual rate of approximately 40% per year. The Company expects that the Budget Act will slow the growth of Medicaid spending by accelerating the trend of state Medicaid programs toward shifting beneficiaries into managed care programs in order to control rising costs.

    Despite the recent increase in managed care enrollment of Medicaid beneficiaries, Medicaid managed care enrollment as a percentage of all Medicaid beneficiaries remains small. As of June 1996,

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according to the National Institute for Health Care Management, only approximately 35% of all Medicaid beneficiaries were enrolled in some form of managed care program, and less than 7% were enrolled in risk-based programs. The Company expects the number of Medicaid recipients enrolled in managed behavioral healthcare programs to increase through two avenues: (i) subcontracts with HMOs and (ii) direct contracts with state agencies. As HMOs increase their penetration of the Medicaid market, the Company expects that many HMOs will continue to (or begin to) subcontract with managed behavioral healthcare companies to provide services for Medicaid beneficiaries. State agencies have also begun to contract directly with managed behavioral healthcare companies to provide behavioral healthcare services to their Medicaid beneficiaries. Iowa, Massachusetts, Nebraska, Maryland, Tennessee and Montana have decided to "carve out" behavioral healthcare from their overall Medicaid managed care programs and have contracted or are expected to contract directly with managed behavioral healthcare companies to provide such services. The Company expects that the Budget Act will accelerate the trend of states contracting directly with managed behavioral healthcare companies. See "Risk Factors-- Dependence on Government Spending for Managed Healthcare; Possible Impact of Healthcare Reform" and "Business--Regulation--Budget Act."

    MEDICARE. Medicare is a federally funded healthcare program for the elderly. Medicare has experienced an increase in its beneficiary population over the past several years, as well as rapidly escalating healthcare costs. According to HCFA, as of January 1, 1997, only approximately 4.9 million, or 13%, of the approximately 38.0 million eligible Medicare beneficiaries were enrolled in managed care programs. Although enrollment has increased from approximately 7% of the eligible Medicare beneficiaries in 1993, it is still considerably below that of the commercial population. The Budget Act contains provisions designed to increase enrollment of Medicare beneficiaries in managed care plans as a means of achieving projected savings in Medicare expenditures. Management believes that in response to increased healthcare costs and the Budget Act, the Medicare market will shift into managed care programs in the future, representing an opportunity for growth among managed behavioral healthcare companies. See "Business--Regulation--Budget Act."

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
                                    BUSINESS

OVERVIEW


    According to enrollment data reported in OPEN MINDS, the Company is the nation's largest provider of managed behavioral healthcare services, offering a broad array of cost-effective managed behavioral healthcare products. As of June 30, 1998, the Company had approximately 61.3 million covered lives under managed behavioral healthcare contracts and manages behavioral healthcare programs for over 4,000 customers. Through its current network of over 34,000 providers and 2,000 treatment facilities, the Company manages behavioral healthcare programs for Blue Cross/Blue Shield organizations, HMOs and other insurance companies, corporations, federal, state and local governmental agencies, labor unions and various state Medicaid programs. The Company believes it has the largest and most comprehensive behavioral healthcare provider network in the United States as a result of the Acquisition. In addition to the Company's managed behavioral healthcare products, the Company offers specialty managed care products related to the management of certain chronic conditions. The Company also offers a broad continuum of behavioral healthcare services to approximately 3,270 individuals who receive healthcare benefits funded by state and local governmental agencies through Mentor, its wholly-owned public-sector provider. Furthermore, the Company franchises the "CHARTER" System of behavioral healthcare to the Psychiatric Hospital Facilities and other facilities operated by CBHS, an entity in which the Company owns a 50% equity interest.


    The Company's professional care managers coordinate and manage the delivery of behavioral healthcare treatment services through the Company's network of providers, which includes psychiatrists, psychologists, licensed clinical social workers, marriage and family therapists and licensed clinical professional counselors. The treatment services provided by the Company's extensive behavioral provider network include outpatient programs (such as counseling and therapy), intermediate care programs (such as sub-acute emergency care, intensive outpatient programs and partial hospitalization services), inpatient treatment services and alternative care services (such as residential treatment, home and community-based programs and rehabilitative and support services). The Company provides these services through: (i) risk-based products, (ii) EAPs,
(iii) ASO products and (iv) products that combine features of some or all of these products. Under risk-based products, the Company arranges for the provision of a full range of behavioral healthcare services for beneficiaries of its customers' healthcare benefit plans through fee arrangements under which the Company assumes all or a portion of the responsibility for the cost of providing such services in exchange for a fixed per member per month fee. Under EAPs, the Company provides assessment services to employees and dependents of its customers, and if required, referral services to the appropriate behavioral healthcare service provider. Under ASO products, the Company provides services such as utilization review, claims administration and provider network management. The Company does not assume the responsibility for the cost of providing healthcare services pursuant to its ASO products. As a result of the Acquisition, based on total covered lives, the Company believes it is the industry leader with respect to risk-based, ASO, EAP and integrated products. For its fiscal year ended September 30, 1997, on a pro forma basis, risk-based, ASO, EAP and integrated products would have accounted for 73%, 12%, 9% and 5%, respectively, of the Company's managed behavioral healthcare net revenues.

    The Company conducts operations in four segments: managed care operations, public sector operations, franchise operations and provider operations. The following describes the Company's business segments:


    MANAGED CARE OPERATIONS. The managed care segment is the Company's primary operating segment. The Company's managed care subsidiaries are Green Spring, HAI, Allied and Merit. On a pro forma basis for fiscal 1997, revenue of the Company's managed care operations would have been $1.25 billion and salaries, cost of care and other operating expenses from its managed care operations would have been $1.13 billion.



    Green Spring is one of the largest companies in the managed behavioral healthcare industry and is the largest managed behavioral healthcare provider to the Blue Cross/Blue Shield networks. It currently covers approximately 23.4 million lives (29% of them pursuant to risk-based products) through a network


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
of more than 34,000 providers. Green Spring's client base includes 25 Blue Cross/Blue Shield plans, major HMOs and PPOs, state employee programs, Fortune 1000 corporations, labor unions and a growing number of state Medicaid programs.

    Merit is one of the leading managed behavioral healthcare providers in the nation, arranging for the provision of managed behavioral healthcare services to approximately 21.6 million people, including approximately 10.6 million risk-based lives. Merit manages behavioral healthcare programs for approximately 800 clients across all segments of the healthcare industry, with particularly strong positions in the corporate and HMO segment. Merit is also a leading provider to Blue Cross/Blue Shield organizations and other insurance companies, corporations and labor unions, federal, state and local governmental agencies and various state Medicaid programs.

    HAI was one of the first and is one of the largest providers of EAP products. It currently provides managed behavioral healthcare services to approximately 16.3 million lives. HAI has providers in all 50 states, operating through nine regional service centers. It serves many of the nation's largest companies, including Aetna, Avis, Exxon, JP Morgan, MCI, Northwest Airlines and Sears.


    The Company recently acquired Allied to establish its presence in the management of specialty healthcare services. Allied provides specialty risk-based products and administrative services to a variety of insurance companies and other customers, including Blue Cross of New Jersey, CIGNA and NYLCare, for its 5.0 million members. Allied has over 80 physician networks across the eastern United States. Allied's networks include physicians specializing in cardiology, oncology and diabetes.


    The Company's managed care operations also include certain physician practice management businesses and certain behavioral staff model operations. In fiscal 1997, the Company derived less than 2% of the pro forma revenues and expenses from its managed care operations from physician practice management and behavioral staff model operations. Therefore, the Company believes that such business and operations are not material to its managed care business.

    The Company's managed care operations are operated through two wholly owned subsidiaries of the Company: Magellan Behavioral Healthcare Organization, Inc. ("Magellan BHO") and Magellan Specialty Medical Care Holdings, Inc. ("Magellan Specialty Medical"). Magellan BHO is organized around three customer segments to manage the products offered by Green Spring, Merit, HAI and Magellan Public Solutions, as follows: (i) the HMO/Insurance Division, focusing on the needs of health insurance plans and their members; (ii) the Corporate Employer/Union Division, focusing on self-insured employers and unions and their employees and dependents; and (iii) the Public Sector Division, focusing on the needs of public purchasers of behavioral healthcare services and their constituents. Magellan Specialty Medical focuses on the needs of health plans to manage their specialty care networks and disease management programs in areas such as diabetes, asthma, oncology and cardiology. Magellan Specialty Medical manages the products offered by Allied and Care Management Resources, Inc.


    PUBLIC SECTOR OPERATIONS. The Company's public sector business provides specialty home-based behavioral healthcare services through Mentor to over 3,270 individuals in 95 programs in 20 states from 65 branches as of June 30, 1998. Mentor was founded in 1983 and was acquired by the Company in January 1995. Mentor's services include specialty home-based behavioral healthcare services, which feature individualized home and community-based health and human services delivered in highly structured and professionally monitored family environments or "mentor" homes. The mentor homes serve clients with chronic behavioral disorders and disabilities requiring long-term care, including children and adolescents with behavioral problems, individuals with mental retardation or developmental disabilities, and individuals with neurological impairment or other medical and behavioral frailties.



    FRANCHISE OPERATIONS. The Company's wholly-owned subsidiary Charter Advantage, LLC ("Charter Advantage") franchises the "CHARTER" System of behavioral healthcare to the Psychiatric Hospital Facilities and other facilities operated by CBHS. See "Charter Advantage."


    PROVIDER OPERATIONS. The Company's provider operations include the ownership and operation of two psychiatric hospitals in London, England (a 45-bed hospital and a 78-bed hospital) and a 69-bed psychiatric hospital in Nyon, Switzerland (collectively, the "European Facilities"). The Company's provider operations also include its interest in the Joint Ventures and the 50% ownership of CBHS. The Company's Joint Venture partner in four of the Joint Ventures is Columbia/HCA Healthcare Corporation. Although the Company is the managing member of each Joint Venture, it has delegated its management responsibilities to CBHS. The Company pays CBHS a fee for managing the Joint Ventures equal to the Company's share of the earnings of the Joint Ventures. The Company's provider operations also include a Puerto Rican provider management business.


COMPETITIVE STRENGTHS

    The Company believes it benefits from the competitive strengths described below with respect to its managed behavioral healthcare business, which should allow it to increase its revenues and cash flow. Furthermore, the Company believes it can leverage its competitive strengths to expand its service offerings into other specialty managed care products.

    INDUSTRY LEADERSHIP. As a result of the Acquisition, the Company is the nation's largest provider of managed behavioral healthcare services in the United States, according to enrollment data reported in OPEN MINDS. The Company believes, based on data reported in OPEN MINDS, that it also now has the number one market position in each of the major product markets in which it competes. The Company believes its industry leading position will enhance its ability to:
(i) provide a consistent level of high quality service on a nationwide basis;
(ii) enter into favorable agreements with behavioral healthcare providers that allow it to effectively control healthcare costs for its customers; and (iii) effectively market its managed-care products to large corporate, HMO and insurance customers, which, the Company believes, increasingly prefer to be serviced by a single-source provider on a national basis. See "Risk Factors--Highly Competitive Industry" and "--Reliance on Customer Contracts" for a discussion of the risks associated with the highly competitive nature of the managed behavioral healthcare industry and the Company's reliance on contracts with payors of behavioral healthcare benefits, respectively.

    BROAD PRODUCT OFFERING AND NATIONWIDE PROVIDER NETWORK. The Company offers a full spectrum of behavioral managed care products that can be designed to meet specific customer needs, including risk-based and partial risk-based products, integrated EAPs, stand-alone EAPs and ASO products. The Company's nationwide provider network encompasses over 34,000 providers and 2,000 treatment facilities in all 50 states. The Company believes that the combination of broad product offerings and its nationwide provider network allows the Company to meet virtually any customer need for managed behavioral healthcare on a nationwide basis, and positions the Company to capture incremental revenue opportunities resulting from the continued growth of the managed behavioral healthcare industry and the continued migration of its customers from ASO and EAP products to higher revenue risk-based products. See "Risk Factors--Risk-Based Products" for a discussion of the risks associated with risk-based products, which are the Company's primary source of revenue.

    BROAD BASE OF STRONG CUSTOMER RELATIONSHIPS. The Company enjoys strong customer relationships across all its markets, as evidenced by a contract renewal rate of over 90% during the last three fiscal years. Management believes that its strong customer relationships are attributable to the Company's broad product offering, nationwide provider network, commitment to quality care and ability to manage behavioral healthcare costs effectively. The Company's customers include: (i) Blue Cross/Blue Shield organizations; (ii) national HMOs and other large insurers, such as Aetna/US Healthcare, Humana and Prudential;
(iii) large corporations, such as IBM, Federal Express and AT&T; (iv) state and local governmental agencies through commercial, Medicaid and other programs; and
(v) the federal government through contracts pursuant to CHAMPUS and with the U.S. Postal Service. This broad base of strong customer relationships provides the Company with stable and diverse sources of revenue and cash flow and an established base from which to continue to increase covered lives and revenue. See "Risk Factors--Reliance on Customer Contracts" for a discussion of the risks associated with the Company's reliance on certain contracts with payors of behavioral healthcare benefits.


    PROVEN RISK MANAGEMENT EXPERIENCE. As a result of the Acquisition, the Company has approximately 18.7 million covered lives under risk-based contracts, making it the nation's industry leader in at-risk managed behavioral healthcare products, based on data reported in OPEN MINDS. The Company's experience with risk-based products covering a large number of lives (including the experience of Green Spring, HAI and Merit) has given it a broad base of data from which to analyze utilization rates. The Company believes that this broad database permits it to estimate utilization trends and costs more accurately than many of its competitors, which allows it to bid effectively. The Company believes that its experience has also allowed it to develop effective measures for controlling the cost of providing a unit of care to its covered lives. Among other cost control measures, the Company has developed or acquired clinical protocols, which permit the Company to assist its network providers to administer effective treatment in a cost efficient manner, and claims management technology, which permits the Company to reduce the cost of processing claims. As the Company integrates the managed care operations it acquired in the Acquisition with its pre-existing managed care operations, it will be able to select from the best practices of its subsidiaries to further enhance its utilization and cost control methodologies. See "Risk Factors--Integration of Operations" for a discussion of the risks associated with integrating the Company's recently acquired businesses, including the managed care operations it acquired in the Acquisition, with its existing operations.

BUSINESS STRATEGY

    INCREASE ENROLLMENT IN BEHAVIORAL MANAGED CARE PRODUCTS. The Company believes it has a significant opportunity to increase covered lives in all its behavioral managed care products. The Company believes its increased market presence following the Acquisition will further enhance its ability to increase ASO and EAP covered lives with large corporate, HMO and insurance customers. The Company further believes that it has a significant opportunity to increase revenues and cash flow by increasing lives covered by its risk-based products. As a result of the Acquisition, the Company became the industry's leading provider of risk-based products, according to data reported by OPEN MINDS, and believes that it is well positioned to benefit from the continuing shift to risk-based products. According to OPEN MINDS, industry enrollment in risk-based products has grown from approximately 13.6 million in 1993 to approximately 38.9 million in 1997, representing a compound annual growth rate of over 30%. Despite this growth, only approximately 26% of total managed behavioral healthcare enrollees were in risk-based products in 1997. The Company believes that the market for risk-based products has grown and will continue to grow as payors attempt to reduce their cost of providing behavioral healthcare while ensuring a high quality of care and an appropriate level of access to care. The Company believes enrollment in its risk-based products will increase through growth in new covered lives and through the transition of covered lives in ASO and EAP products to higher revenue risk-based products. On a pro forma basis for fiscal 1997, risk-based products accounted for 30% of the Company's covered lives but accounted for 73% of its total managed behavioral healthcare revenues. There are certain risks associated with increased enrollment in risk-based products. See "Risk Factors--Risk-Based Products."

    ACHIEVE SIGNIFICANT INTEGRATION EFFICIENCIES. The Company believes that the Acquisition has created opportunities for the Company to achieve significant cost savings. Management believes that cost saving opportunities will result from leveraging fixed overhead over a larger revenue base and an increased number of covered lives and from reducing duplicative corporate and regional selling, general and administrative expenses. As a result, the Company expects to achieve approximately $60.0 million of costs savings on an annual basis within eighteen months following the consummation of the Acquisition. There can be no assurance that the Company will be able to integrate its operations according to its plan. See "Risk Factors--Integration of Operations."

    PURSUE ADDITIONAL SPECIALTY MANAGED CARE OPPORTUNITIES. The Company believes that significant demand exists for specialty managed care products related to the management of certain chronic conditions. The Company believes its large number of covered lives, information systems infrastructure and demonstrated expertise in managing behavioral healthcare programs position the Company to provide customers with specialty managed care products. As a first major step in implementing this strategy, the Company acquired Allied, a provider of specialty managed care products for cardiology, oncology and diabetes patients, on December 5, 1997. See "Summary--Recent Developments." The

Company's highly leveraged financial position may prevent it from acquiring additional specialty managed care providers. See "Risk Factors--Substantial Leverage and Debt Service Obligations."

MANAGED BEHAVIORAL HEALTHCARE PRODUCTS AND SERVICES


    GENERAL. The following table sets forth the approximate number of covered lives as of June 30, 1998 and pro forma revenue for fiscal 1997 for each type of managed behavioral healthcare program offered by the Company:



PROGRAMS                                                             COVERED LIVES      PERCENT     REVENUE      PERCENT
-----------------------------------------------------------------  -----------------  -----------  ----------  -----------
                                                                              (IN MILLIONS, EXCEPT PERCENTAGES)
Risk-Based Products..............................................           18.7            30.5%  $    808.1        72.8%
EAPs.............................................................           11.5            18.8         99.7         9.0
Integrated Products..............................................            3.5             5.7         54.2         4.9
ASO Products.....................................................           24.4            39.8        134.6        12.1
Other............................................................            3.2             5.2         14.2         1.2
                                                                             ---           -----   ----------       -----
    Total........................................................           61.3           100.0%  $  1,110.8       100.0%
                                                                             ---           -----   ----------       -----
                                                                             ---           -----   ----------       -----



The number of the Company's covered lives fluctuates based on the number of the Company's customer contracts and as employee, HMO and insurance company subscriber and government program enrollee populations change from time to time. On a pro forma basis, the number of lives covered by the Company's managed behavorial healthcare products at September 30, 1995, 1996 and 1997 would have been 43.7 million, 45.7 million, and 51.7 million, respectively.


    RISK-BASED PRODUCTS. Under the Company's risk-based products, the Company typically arranges for the provision of a full range of outpatient, intermediate and inpatient treatment services to beneficiaries of its customers' healthcare benefit plans, primarily through arrangements in which the Company assumes all or a portion of the responsibility for the cost of providing such services in exchange for a per member per month fee. The Company's experience with risk-based contracts (including the experience of Green Spring, HAI and Merit) covering a large number of lives has given it a broad base of data from which to analyze utilization rates. The Company believes that this broad database permits it to estimate utilization trends and costs more accurately than many of its competitors, which allows it to bid effectively. The Company believes that its experience has also allowed it to develop effective measures for controlling the cost of providing a unit of care to its covered lives. Among other cost control measures, the Company has developed or acquired clinical protocols, which permit the Company to assist its network providers to administer effective treatment in a cost efficient manner, and claims management technology, which permits the Company to reduce the cost of processing claims. The Company's care managers are an essential element in its provision of cost-effective care. Except in emergencies, treatment is required to be authorized by a Company care manager. Care managers, in consultation with treating professionals, and using the Company's clinical protocols, authorize an appropriate level and intensity of services that can be delivered in a cost-efficient manner. See "Industry--Segmentation-- Risk-Based Network Products."

    EMPLOYEE ASSISTANCE PROGRAMS. The Company's EAP products typically provide assessment and referral services to employees and dependents of the Company's customers in an effort to assist in the early identification and resolution of productivity problems associated with the employees who are impaired by behavioral conditions or other personal concerns. For many EAP customers, the Company also provides limited outpatient therapy (typically limited to eight or fewer sessions) to patients requiring such services. For these services, the Company typically is paid a fixed fee per member per month; however, the Company is usually not responsible for the cost of providing care beyond these services. If further services are necessary beyond limited outpatient therapy, the Company will refer the beneficiary to an appropriate provider or treatment facility.

    INTEGRATED PRODUCTS. Under its integrated products, the Company typically establishes an EAP to function as the "front end" of a managed care program that provides a full range of services, including more intensive treatment services not covered by the EAP. The Company typically manages the EAP and accepts all or some of the responsibility for the cost of any additional treatment required upon referral out of the EAP, thus integrating the two products and using both the Company's care management and clinical care techniques to manage the provision of care. See "Industry--Segmentation--Integrated EAP/Managed Behavioral Healthcare Products."

    ASO PRODUCTS. Under its ASO products, the Company provides services ranging from utilization review and claims administration to the arrangement for and management of a full range of patient treatment services, but does not assume any of the responsibility for the cost of providing treatment services. Services include member assistance, management reporting and claims processing in addition to utilization review and care management. See "Industry--Segmentation--Utilization Review/Care Management Products" and "--Non-Risk-Based Network Products."

MANAGED BEHAVIORAL HEALTHCARE CUSTOMERS


    GENERAL. The following table sets forth the approximate number of covered lives as of June 30, 1998 and pro forma revenue for fiscal 1997 in each of the Company's market segments described below:



MARKET                                                               COVERED LIVES      PERCENT     REVENUE      PERCENT
-----------------------------------------------------------------  -----------------  -----------  ----------  -----------
                                                                              (IN MILLIONS, EXCEPT PERCENTAGES)
Corporations and Labor Unions....................................           18.9            30.8%  $    197.7        17.8%
HMOs.............................................................            7.1            11.6        226.4        20.3
Blue Cross/Blue Shield and Insurance Companies...................           23.8            38.8        323.0        29.2
Medicaid Programs................................................            4.0             6.5        265.4        23.9
Governmental Agencies (including CHAMPUS)........................            4.4             7.2         84.7         7.6
Other............................................................            3.1             5.1         13.6         1.2
                                                                             ---           -----   ----------       -----
    Total........................................................           61.3           100.0%  $  1,110.8       100.0%
                                                                             ---           -----   ----------       -----
                                                                             ---           -----   ----------       -----


    CORPORATIONS AND LABOR UNIONS. Corporations and, to a lesser extent, labor unions, account for a large number of the Company's contracts to provide managed behavioral healthcare services and, in particular, EAP and integrated EAP/managed care services. The Company has structured a variety of fee arrangements with corporate customers to cover all or a portion of the responsibility of the cost of providing treatment services. In addition, the Company operates a number of programs for corporate customers on an ASO basis. Management believes the corporate market is an area of potential growth for the Company, as corporations are anticipated to increase their utilization of managed behavioral healthcare services. In an effort to increase penetration of the corporate market, the Company intends to build upon Merit's experience in managing programs for large corporate customers (such as IBM, Federal Express and AT&T) and to market integrated programs to Merit's existing EAP customers and other prospective corporate clients.

    HMOS. The Company is a leader in the HMO market, providing managed behavioral healthcare services to HMO beneficiaries. HMO contracts are full, limited or shared risk contracts in which the Company accepts a fixed fee per member per month from the HMO in exchange for providing a full or specified range of behavioral healthcare services for a specific portion of the HMO's beneficiaries. Although certain large HMOs provide their own managed behavioral healthcare services, many HMOs "carve out" behavioral healthcare from their general healthcare services and subcontract such services to managed behavioral healthcare companies such as the Company. The Company anticipates that its business with HMOs will continue to grow.

    BLUE CROSS/BLUE SHIELD ORGANIZATIONS AND INSURANCE COMPANIES. The Company is the nation's leading provider of managed behavioral healthcare services to Blue Cross/Blue Shield organizations. Green Spring derived approximately $194.0 million, or 53%, of its revenue in fiscal 1997 from contracts with Blue Cross/Blue Shield organizations. The Company recently expanded its Blue Cross/Blue Shield relationships by entering into a contract with Blue Cross/Blue Shield of Michigan relating to 2.3 million covered lives.

    HAI has contracts with its former owner, Aetna, pursuant to which HAI provides managed behavioral healthcare products to Aetna, including focused psychiatric review (a type of utilization review product), risk-based HMO products, administrative services for Aetna's "Managed Choice" product and provider network management services. For the twelve months ended September 30, 1997, HAI would have derived approximately $58.9 million of revenue, or approximately 58% of its total revenue, from its contracts with Aetna, on a pro forma basis. Approximately 71% of HAI's covered lives are attributable to its contracts with Aetna.

    MEDICAID PROGRAMS. The Company provides managed behavioral healthcare services to Medicaid recipients through both direct contracts with state and local governmental agencies and through subcontracts with HMOs focused on Medicaid beneficiary populations. In addition to the Medicaid population, other public entitlement programs, such as Medicare and state insurance programs for the uninsured, offer the Company areas of potential future growth. The Company expects that governmental agencies will continue to implement a significant number of managed care Medicaid programs through contracts with HMOs and that many HMOs will subcontract with managed behavioral healthcare organizations, such as the Company, for behavioral healthcare services. The Company also expects that other states will continue the trend of "carving-out" behavioral healthcare services from their general healthcare benefit plans and contracting directly with managed behavioral healthcare companies such as the Company. See "Industry--Areas of Growth," "Risk Factors--Dependence on Government Spending for Managed Healthcare; Possible Impact of Healthcare Reform" and "--Regulation--Other Proposed Legislation."

    GOVERNMENTAL AGENCIES. The Company provides EAPs and other managed care products for employees and their dependents who are beneficiaries of federal, state and local governmental agencies' healthcare benefit plans. Governmental agencies' healthcare benefit plans have historically contracted for managed behavioral healthcare services as part of their general healthcare contracts with HMOs or indemnity insurers. In turn, HMOs or indemnity insurers have either provided managed behavioral healthcare services directly or subcontracted such services to managed behavioral healthcare companies such as the Company. The Company currently provides services to a number of government employees either directly pursuant to a contract with the government agency or as a subcontractor to HMOs. More recently, governmental agencies have begun to contract directly with managed behavioral healthcare companies to provide these services. In addition, the Company currently manages contracts for CHAMPUS beneficiaries and is actively pursuing new contracts and subcontracts under the CHAMPUS program. In this market, the Company often bids for such contracts together with HMOs to provide the behavioral healthcare services portion of the overall CHAMPUS healthcare contract.

MANAGED BEHAVIORAL HEALTHCARE CONTRACTS

    The Company's contracts with customers typically have terms of one to three years, and in certain cases contain renewal provisions (at the customer's option) for successive terms of between one and two years (unless terminated earlier). Substantially all of these contracts are immediately terminable with cause and many are terminable without cause by the customer or the Company either upon the giving of requisite notice and the passage of a specified period of time (typically between 60 and 180 days) or upon the occurrence of other specified events. In addition, the Company's contracts with federal, state and local governmental agencies, under both direct contract and subcontract arrangements with HMOs, generally are conditioned on legislative appropriations. These contracts, notwithstanding terms to the contrary, generally can be terminated or modified by the customer if such appropriations are not made. See "Risk Factors--Risk Based Programs" and "--Reliance on Customer Contracts."

    The specific terms of the Company's contracts are determined by whether the contracts are for risk-based, EAP, integrated or ASO products. Risk-based and EAP contracts provide for payment of a fixed per member per month fee to the Company. The customer remits this fee to the Company monthly. With respect to ASO products, the Company is generally paid on a per member per month basis. The Company bills its customer for such services on a monthly basis. The Company's billing arrangements for integrated products vary on a case by case basis.

MANAGED BEHAVIORAL HEALTHCARE NETWORK

    The Company's managed behavioral healthcare and EAP treatment services are provided by a network of third-party providers. The number and type of providers in a particular area depend upon customer preference, site, geographic concentration and demographic make-up of the beneficiary population in that area. Network providers include a variety of specialized behavioral healthcare personnel, such as psychiatrists, psychologists, licensed clinical social workers, substance abuse counselors and other professionals.


    As of June 30, 1998, the Company had contractual arrangements covering over 34,000 individual third-party network providers. The Company's network providers are independent contractors located throughout the local areas in which the Company's customer's beneficiary population resides. Network providers work out of their own offices, although the Company's personnel are available to assist them with consultation and other needs. Network providers include both individual practitioners, as well as individuals who are members of group practices or other licensed centers or programs. Network providers typically execute standard contracts with the Company for which they are typically paid by the Company on a fee-for-service basis. In some cases, network providers are paid on a "case rate" basis, whereby the provider is paid a set rate for an entire course of treatment, or through other risk sharing arrangements. A network provider's contract with the Company typically has a one-year term, with automatic renewal at the Company's option for successive one-year terms, and generally may be terminated without cause by the Company or the provider upon 30 to 90 days notice.



    As of June 30, 1998, the Company's managed behavorial healthcare network included contractual arrangements with approximately 2,000 third-party treatment facilities, including inpatient psychiatric and substance abuse hospitals, intensive outpatient facilities, partial hospitalization facilities, community health centers and other community-based facilities, rehabilitative and support facilities, and other intermediate care and alternative care facilities or programs. This variety of facilities enables the Company to offer patients a full continuum of care and to refer patients to the most appropriate facility or program within that continuum. Typically, the Company contracts with facilities on a per diem or fee-for-service basis and, in some cases, on a "case rate" or capitated basis. The contracts between the Company and inpatient and other facilities typically are for one year terms and, in some cases, are automatically renewable at the Company's option. Facility contracts are usually terminable by the Company or the facility owner upon 30 to 120 days notice. The Psychiatric Hospital Facilities and other facilities operated by CBHS are members of the Company's hospital provider network on the same terms as are generally applicable to unaffiliated third-party treatment facilities.

COMPETITION

    Each segment of the Company's business is highly competitive. With respect to its managed care business, the Company competes with large insurance companies, HMOs, PPOs, TPAs, IPAs, multi-disciplinary medical groups and other managed care companies. Many of the Company's competitors are significantly larger and have greater financial, marketing and other resources than the Company, and some of the Company's competitors provide a broader range of services. The Company may also encounter substantial competition in the future from new market entrants. Many of the Company's customers that are managed care companies may, in the future, seek to provide managed behavioral healthcare and EAP services to their employees or subscribers directly, rather than by contracting with the Company for such services. Because of competition, the Company does not expect to be able to rely on price increases to achieve revenue growth and expects to continue experiencing pressure on direct operating margins. See "Risk Factors--Highly Competitive Industry."

    The Company's public sector operations compete with various for profit and not-for-profit entities, including, but not limited to: (i) managed behavioral healthcare companies that have started managing human services for governmental agencies; (ii) home health care organizations; (iii) proprietary nursing home companies; and (iv) proprietary corrections companies. The Company believes that the most significant factors in a customer's selection of services include price and quality of services and outcomes. The pricing aspect of such services is especially important to attract public sector agencies looking to outsource public services to the private sector as demand for quality services escalates while budgeted dollars for healthcare services are reduced. The Company's management believes that it competes effectively with respect to these factors.

    The competitive environment affecting the Company's franchise and provider operations are discussed elsewhere. See "Charter Advantage--Competition."

INSURANCE

    The Company maintains a general and professional liability insurance policy with an unaffiliated insurer. The policy is written on a "claims made or circumstances reported" basis, subject to a $500,000 deductible per occurrence and an aggregate deductible of $1.5 million.

PROPERTIES

    MAGELLAN. The Company's principal executive offices are located in Atlanta, Georgia; the lease for the Company's headquarters expires in 1999. Green Spring leases its 83 offices with terms expiring between 1997 and 2020. Green Spring's headquarters are leased and are located in Columbia, Maryland with lease terms expiring between 1998 and 2002. Mentor and Public Solutions lease their 68 offices with terms expiring between 1998 and 2002. Mentor and Public Solutions' headquarters are leased and are located in Boston, Massachusetts with a lease term expiring in 2002. The Company owns two behavioral healthcare facilities in the United Kingdom, one of which is subject to a land-lease that expires in 2069, and a behavorial healthcare facility in Nyon, Switzerland. The Company has a controlling interest in six hospital-based Joint Ventures that operate or manage 10 behavioral healthcare facilities ("JV Hospitals"). The Joint Ventures own six of the JV Hospitals and lease two of the JV Hospitals from the respective Joint Venture owners. The remaining two JV Hospitals are owned by the respective Joint Venture owners.

    MERIT. Merit's principal executive offices were located in Park Ridge, New Jersey; the lease for Merit's headquarters expires in 2006. Merit leases a facility that comprises its National Service Center in St. Louis, Missouri, under three leases expiring between 2001 and 2003. In addition, Merit leases significant amounts of office space in New York City and San Francisco, California pursuant to leases that expire in 2008 and 2003, respectively. Merit also maintained at September 30, 1997, approximately 150 other offices in 32 states under leases that have terms of up to 10 years.

    HAI. HAI's principal executive offices are located in Sandy, Utah; the lease expires in 2005. HAI maintains 29 other offices in 17 states under leases that have terms of up to 4 years.

INTELLECTUAL PROPERTY

    The Company has developed and is marketing applications and systems for managing the delivery of care and measuring the outcome of treatment, including an integrated suite of applications that includes a "Speciality Care Management" component and an "Advanced Call Center" component. The Speciality Care Management component includes a suite of proprietary clinical protocols called "Specifications for Acceptable Care."

    These protocols were developed and are supported by recognized physician experts in the relevant specialities. Clinical protocols are detailed treatment plans for specific medical conditions. The Advanced Call Center component includes a nurse advice line application, which permits nurses to answer calls from managed care beneficiaries and to provide health information and care decision counseling. It also includes an application that initiates calls to managed care beneficiaries requiring information on care of chronic conditions, other information or screening. Finally, the Advanced Call Center component includes an application that facilitates precertification of beneficiaries, program referral or enrollment and after-hours back-up of the Speciality Care Management component. The Advanced Call Center assists the Company and other users to control costs by reducing unnecessary emergency room visits and by assisting network providers to monitor compliance with treatment plans. Green Spring, HAI and Merit have also developed or licensed clinical protocols and proprietary software applications for use in providing managed behavorial healthcare products.

EMPLOYEES

    At September 30, 1997, the Company had approximately 5,000 full-time and part-time employees. The Company believes it has satisfactory relations with its employees.

MANAGEMENT INFORMATION SYSTEMS

    Currently, each of the Company's operating units maintains its own information systems. The systems maintained and the applications software used varies depending on the business processes performed by the operating unit. Green Spring processes all claims on a centralized system using its proprietary "Claims Adjudication and Tracking System" software and two Compaq Proliant servers. Green Spring conducts utilization review functions on a decentralized client/server system, using proprietary "Care Utilization and Review Expediter" software. Each regional Green Spring office maintains its own complement of data base servers. Green Spring's information systems are relatively new and management believes that they have sufficient remaining capacity to accommodate Green Spring's foreseeable needs.

    The Company's information technology strategy is to establish and implement a common company-wide infrastructure in an attempt to facilitate the integration of future acquisitions, reduce information technology costs and enhance the Company's ability to share information internally and with its customers and business partners. The Company will also attempt to standardize software, equipment, training and support. An enterprise architecture standards working group has been formed to implement the strategy. The working group is currently developing the architecture and migration approach toward a Microsoft Windows NT environment and standards and implementation plans for hardware and software platforms and a wide-area network. Management believes that it could achieve significant cost savings by implementing common system architectures, shared applications systems and common business operating procedures throughout the Company, by consolidating back-office functions and by minimizing redundant systems.

    The Company's integration plan for the Acquisition includes an IT Department working group consisting of senior information technology executives from the Company, Green Spring, Merit and HAI. The Company's strategy for integrating the Company, Green Spring, Merit and HAI is being coordinated with the Company's ongoing efforts to establish and implement a common company-wide information technology infrastructure.

    The Company expects to be able to implement its company-wide information technology infrastructure, including the integration of Merit, by the end of calendar year 1999, without incurring material expenditures in excess of historical capital requirements.

LEGAL PROCEEDINGS

    The management and administration of the delivery of managed behavioral healthcare services, and the direct provision of behavioral health treatment services, entail significant risks of liability. In recent years, the Company, Merit, HAI and Allied and their respective network providers have been subject to a number of actions and claims alleging malpractice, professional negligence and other related legal theories. Many of these actions and claims seek substantial damages and therefore require the defendant to incur significant fees and costs related to their defense.

    From time to time, the Company, Merit, HAI and Allied are subject to various actions and claims arising from the acts or omissions of their respective employees, network providers or other parties. In the normal course of business, the Company, Merit, HAI and Allied receive reports relating to suicides and other serious incidents involving patients enrolled in their respective programs. Such incidents may give rise to malpractice, professional negligence and other related actions and claims against the Company, Merit, HAI or Allied or their respective employees and network providers. As the number of lives covered by the Company and such other entities grows, the number of providers under contract with them increases and the nature and scope of services provided by them in their respective managed care and EAP businesses expands, actions and claims against such entities (and, in turn, possible legal liability) predicated on malpractice, professional negligence or other related legal theories can be expected to increase. See "Risk Factors--Professional Liability; Insurance."

    To the extent customers of the Company, HAI, Allied or Merit are entitled to indemnification under their contracts with the relevant entity relating to liabilities they incur arising from the operation of the relevant entity's programs, such indemnification may not be covered under the relevant entity's insurance policies. In addition, to the extent that certain actions and claims seek punitive and compensatory damages arising from alleged intentional misconduct by the Company, HAI, Allied or Merit such damages, if awarded, may not be covered, in whole or in part, by the relevant entity's insurance policies. In the ordinary course of business, such entities are also subject to actions and claims with respect to their respective employees, network providers and suppliers of services. The Company does not believe that any pending action against the Company, Merit, HAI or Allied will have a material adverse effect on the Company. To date, claims and actions against the Company, Merit, HAI or Allied alleging professional negligence have not resulted in material liabilities to the Company, Merit, HAI or Allied; however, there can be no assurance that pending or future actions or claims for professional liability (including any judgments, settlements or costs associated therewith) will not have a material adverse effect on the Company. See "--Insurance" and "Risk Factors--Professional Liability; Insurance."

    From time to time, the Company, HAI, Allied and Merit receive notifications from and engage in discussions with various governmental agencies concerning their respective businesses and operations. As a result of these contacts with regulators, the relevant entity in many instances implements changes to its operations, revises its filings with such agencies and/or seeks additional licenses to conduct its business. In recent years, in response to governmental agency inquiries or discussions with regulators, Merit has determined to seek licensure as a single service HMO, TPA or utilization review agent in one or more jurisdictions.

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    In October 1996, a group of eight plaintiffs purporting to represent an uncertified class of psychiatrists, psychologists and clinical social workers brought an action under the federal antitrust laws in the United States District Court for the Southern District of New York against nine behavioral health managed care organizations, including Merit, CMG, Green Spring and HAI (collectively, the "Defendants"), entitled Edward M. Stephens, Jose A. Yaryura-Tobias, Judith Green, Ph.D., Fugen Neziroglu Ph.D., Ona Robinson, Ph.D., Laurie A. Baum, C.S.W., Agnes Wohl, C.S.W., and The On-Step Institute For Mental Health Research Inc., individually and on behalf of all others similarly situated v. CMG Health, FHC Options, Inc., Foundation Health PsychCare Services, Inc., Green Spring Health Services, Inc., Human Affairs International, Inc., Merit Behavioral Care Corp., MCC Behavioral Care Inc., United Behavioral Systems, Inc., and Value Behavioral Health, Inc., 96 Civ. 7798 (KMW) (the "Stephens Case"). The complaint alleges that the Defendants violated Section 1 of the Sherman Act by engaging in a conspiracy to fix the prices at which the Defendants purchase services from mental healthcare providers such as the plaintiffs. The complaint further alleges that the Defendants engaged in a group boycott to exclude mental healthcare providers from the Defendants' networks in order to further the goals of the alleged conspiracy. The complaint also challenges the propriety of the Defendants' capitation arrangements with their respective customers, although it is unclear from the complaint whether the plaintiffs allege that the Defendants unlawfully conspired to enter into capitation arrangements with their respective customers. The complaint seeks treble damages against the Defendants in an unspecified amount and a permanent injunction prohibiting the Defendants from engaging in the alleged conduct which forms the basis of the complaint, plus costs and attorneys' fees. On May 12, 1998, the District Court granted the Defendants' motion to dismiss the complaint with prejudice. On May 27, 1998, the plaintiffs filed a notice of appeal of the District Court's dismissal of their complaint with the United States Second Circuit Court of Appeals. The Defendants intend to vigorously contest this appeal and to further defend themselves in this litigation. However, there can be no assurance that the ultimate outcome of this litigation will be favorable to the Defendants. An unfavorable outcome could have a material adverse effect on the Company.

    On May 26, 1998, the counsel representing the plaintiffs in the Stephens Case filed an action in the United States District Court for the District of New Jersey on behalf of a group of thirteen plaintiffs who also purport to represent an uncertified class of psychiatrists, psychologists and clinical social workers. This complaint alleges substantially the same violations of federal antitrust laws by the same nine managed behavioral healthcare organizations that are the defendants in the Stephens Case. This claim is entitled Russell M. Holstein, Ph.D., Barbara I. Holstein, Ed.D., Tijen B. Eron, Ph.D., Roger Swift, C.S.W., Chuck Stannard, C.S.W., R. Anthony Moore, M.D., Maria T. Lymberis, M.D., the American Association of Private Practice Psychiatrists, Inc., the Black Psychiatrists of America, Inc. and the New Jersey Society for Clinical Social Work, Inc., individually and on behalf of their members and all others similarly situated, v. Green Spring Health Services, Inc., Human Affairs International, Inc., Merit Behavioral Care Corp., CMG Health, Inc., Options Healthcare, Inc., Value Behavioral Health, Inc., United Behavioral Health, Inc., Foundation Health Systems, Inc., and MCC Behavioral Care, Inc. The Defendants believe the factual and legal issues involved in this case are substantially similar to those involved in the Stephens Case. The Defendants intend to vigorously defend themselves in this litigation. However, there can be no assurance that the outcome of this litigation will be favorable to the Defendants. An unfavorable outcome could have a material adverse effect on the Company.

REGULATION

    GENERAL. The managed behavioral healthcare industry and the provision of behavioral healthcare services are subject to extensive and evolving state and federal regulation. The Company is subject to certain state laws and regulations, including those governing: (i) the licensing of insurance companies, HMOs, PPOs, TPAs and companies engaged in utilization review and (ii) the licensing of healthcare professionals, including restrictions on business corporations from practicing, controlling or exercising excessive influence over behavioral healthcare services through the direct employment of psychiatrists

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or, in a few states, psychologists and other behavioral healthcare professionals. These laws and regulations vary considerably among states and the Company may be subject to different types of laws and regulations depending on the specific regulatory approach adopted by each state to regulate the managed care business and the provision of behavioral healthcare treatment services. In addition, the Company is subject to certain federal laws as a result of the role the Company assumes in connection with managing its customers' employee benefit plans. The regulatory scheme generally applicable to the Company's managed care operations is described in this section. The Company's managed care operations are also indirectly affected by regulations applicable to the operations of behavioral healthcare clinics and facilities. See "Charter Advantage--Regulation."

    The Company believes its operations are structured to comply with applicable laws and regulations in all material respects and that it has received, or is in the process of applying for, all licenses and approvals that are material to the operation of its business. However, regulation of the managed healthcare industry is evolving, with new legislative enactments and regulatory initiatives at the state and federal levels being implemented on a regular basis. Consequently, it is possible that a court or regulatory agency may take a position under existing or future laws or regulations, or as a result of a change in the interpretation thereof, that such laws or regulations apply to the Company in a different manner than the Company believes such laws or regulations apply. Moreover, any such position may require significant alterations to the Company's business operations in order to comply with such laws or regulations, or interpretations thereof. Expansion of the Company's business to cover additional geographic areas, to serve different types of customers, to provide new services or to commence new operations could also subject the Company to additional licensure requirements and/or regulation.

    LICENSURE. Certain regulatory agencies having jurisdiction over the Company possess discretionary powers when issuing or renewing licenses or granting approval of proposed actions such as mergers, a change in ownership, transfer or assignment of licenses and certain intracorporate transactions. One or multiple agencies may require as a condition of such licensure or approval that the Company cease or modify certain of its operations in order to comply with applicable regulatory requirements or policies. In addition, the time necessary to obtain licensure or approval varies from state to state, and difficulties in obtaining a necessary license or approval may result in delays in the Company's plans to expand operations in a particular state and, in some cases, lost business opportunities. Compliance activities, mandated changes in the Company's operations, delays in the expansion of the Company's business or lost business opportunities as a result of regulatory requirements or policies could have a material adverse effect on the Company.

    INSURANCE, HMO AND PPO ACTIVITIES. To the extent that the Company operates or is deemed to operate in one or more states as an insurance company, HMO, PPO or similar entity, it may be required to comply with certain laws and regulations that, among other things, may require the Company to maintain certain types of assets and minimum levels of deposits, capital, surplus, reserves or net worth. In many states, entities that assume risk under contracts with licensed insurance companies or HMOs have not been considered by state regulators to be conducting an insurance or HMO business. As a result, the Company has not sought licensure as either an insurer or HMO in certain states. The National Association of Insurance Commissioners (the "NAIC") has undertaken a comprehensive review of the regulatory status of entities arranging for the provision of healthcare services through a network of providers that, like the Company, may assume risk for the cost and quality of healthcare services, but that are not currently licensed as an HMO or similar entity. As a result of this review, the NAIC developed a "health organizations risk-based capital" formula, designed specifically for managed care organizations, that establishes a minimum amount of capital necessary for a managed care organization to support its overall operations, allowing consideration for the organization's size and risk profile. The NAIC initiative also may result in the adoption of a model NAIC regulation in the area of health plan standards, which could be adopted by individual states in whole or in part, and could result in the Company being required to meet additional or new standards in connection with its existing operations.

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
Individual states have also recently adopted their own regulatory initiatives that subject entities such as the Company to regulation under state insurance laws. This includes, but is not limited to, requiring licensure as an insurance company or HMO and requiring adherence to specific financial solvency standards. State insurance laws and regulations may limit the ability of the Company to pay dividends, make certain investments and repay certain indebtedness. Licensure as an insurance company, HMO or similar entity could also subject the Company to regulations governing reporting and disclosure, mandated benefits, and other traditional insurance regulatory requirements. PPO regulations to which the Company may be subject may require the Company to register with a state authority and provide information concerning its operations, particularly relating to provider and payor contracting. Based on the information presently available to it, the Company does not believe that the imposition of requirements related to maintaining certain types of assets, prescribed levels of deposits, capital, surplus, reserves or net worth, or complying with other regulatory requirements applicable to its insurance company, HMO, PPO or similar operations, would have a material adverse effect on the Company. Notwithstanding the foregoing, the imposition of such requirements could increase the Company's cost of doing business and could delay the Company's conduct or expansion of its business in some areas. The licensure process under state insurance laws can be lengthy and, unless the applicable state regulatory agency allows the Company to continue to operate while the licensure process is ongoing, the Company could experience a material adverse effect on its operating results and financial condition while its licensure application is pending. In addition, failure by the Company to obtain and maintain required licenses typically also constitutes an event of default under the Company's contracts with its customers. The loss of business from one or more of the Company's major customers as a result of such an event of default or otherwise could have a material adverse effect on the Company.

    UTILIZATION REVIEW AND THIRD-PARTY ADMINISTRATOR ACTIVITIES. Numerous states in which the Company does business have adopted, or are expected to adopt, regulations governing entities engaging in utilization review and TPA activities. Utilization review regulations typically impose requirements with respect to the qualifications of personnel reviewing proposed treatment, timeliness and notice of the review of proposed treatment, and other matters. TPA regulations typically impose requirements regarding claims processing and payments and the handling of customer funds. Utilization review and TPA regulations may increase the Company's cost of doing business in the event that compliance requires the Company to retain additional personnel to meet the regulatory requirements and to take other required actions and make necessary filings. Although compliance with utilization review regulations has not had a material adverse effect on the Company, there can be no assurance that specific regulations adopted in the future would not have such a result, particularly since the nature, scope and specific requirements of such provisions vary considerably among states that have adopted regulations of this type.

    There is a trend among states to require licensure or certification of entities performing utilization review or TPA activities; however, certain federal courts have held that such licensure requirements are preempted by ERISA. ERISA preempts state laws that mandate employee benefit structures or their administration, as well as those that provide alternative enforcement mechanisms. The Company believes that its TPA activities performed for its self-insured employee benefit plan customers are exempt from otherwise applicable state licensing or registration requirements based upon federal preemption under ERISA and has relied on this general principle in determining not to seek licensure for certain of its activities in many states. Existing case law is not uniform on the applicability of ERISA preemption with respect to state regulation of utilization review or TPA activities. There can be no assurance that additional licensure will not be required with respect to utilization review or TPA activities in certain states.

    "ANY WILLING PROVIDER" LAWS. Several states in which the Company does business have adopted, or are expected to adopt, "any willing provider" laws. Such laws typically impose upon insurance companies, PPOs, HMOs or other types of third-party payors an obligation to contract with, or pay for the services of, any healthcare provider willing to meet the terms of the payor's contracts with similar

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providers. Compliance with any willing provider laws could increase the
Company's costs of assembling and administering provider networks and could, therefore, have a material adverse effect on its operations.

    LICENSING OF HEALTHCARE PROFESSIONALS. The provision of behavioral healthcare treatment services by psychiatrists, psychologists and other providers is subject to state regulation with respect to the licensing of healthcare professionals. The Company believes that the healthcare professionals who provide behavioral healthcare treatment on behalf of or under contracts with the Company are in compliance with the applicable state licensing requirements and current interpretations thereof; however, there can be no assurance that changes in such state licensing requirements or interpretations thereof will not adversely affect the Company's existing operations or limit expansion. With respect to the Company's crisis intervention program, additional licensure of clinicians who provide telephonic assessment or stabilization services to individuals who are calling from out-of-state may be required if such assessment or stabilization services are deemed by regulatory agencies to be treatment provided in the state of such individual's residence. The Company believes that any such additional licensure could be obtained; however, there can be no assurance that such licensing requirements will not adversely affect the Company's existing operations or limit expansion.

    PROHIBITION ON FEE SPLITTING AND CORPORATE PRACTICE OF PROFESSIONS. The laws of some states limit the ability of a business corporation to directly provide, control or exercise excessive influence over behavioral healthcare services through the direct employment of psychiatrists, psychologists, or other behavioral healthcare professionals. In addition, the laws of some states prohibit psychiatrists, psychologists, or other healthcare professionals from splitting fees with other persons or entities. These laws and their interpretations vary from state to state and enforcement by the courts and regulatory authorities may vary from state to state and may change over time. The Company believes that its operations as currently conducted are in material compliance with the applicable laws, however, there can be no assurance that the Company's existing operations and its contractual arrangements with psychiatrists, psychologists and other healthcare professionals will not be successfully challenged under state laws prohibiting fee splitting or the practice of a profession by an unlicensed entity, or that the enforceability of such contractual arrangements will not be limited. The Company believes that it could, if necessary, restructure its operations to comply with changes in the interpretation or enforcement of such laws and regulations, and that such restructuring would not have a material adverse effect on its operations.

    DIRECT CONTRACTING WITH LICENSED INSURERS. Regulators in several states in which the Company does business have adopted policies that require HMOs or, in some instances, insurance companies, to contract directly with licensed healthcare providers, entities or provider groups, such as IPAs, for the provision of treatment services, rather than with unlicensed intermediary companies. In such states, the Company's customary model of contracting directly with its customers may need to be modified so that, for example, the IPAs (rather than the Company) contract directly with the HMO or insurance company, as appropriate, for the provision of treatment services. The Company intends to work with a number of these HMO customers to restructure existing contractual arrangements, upon contract renewal or in renegotiations, so that the entity which contracts with the HMO directly is an IPA. The Company does not expect this method of contracting to have a material adverse effect on its operations.

    OTHER REGULATION OF HEALTHCARE PROVIDERS. The Company's business is affected indirectly by regulations imposed upon healthcare providers. Regulations imposed upon healthcare providers include provisions relating to the conduct of, and ethical considerations involved in, the practice of psychiatry, psychology, social work and related behavioral healthcare professions and, in certain cases, the common law duty to warn others of danger or to prevent patient self-injury. Confidentiality and patient privacy requirements are particularly strict in the field of behavioral healthcare services, and additional legislative initiatives relating to confidentiality are expected. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") included a provision that prohibits the wrongful disclosure of certain "individually

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identifiable health information." HIPAA requires the Secretary of the Department to adopt standards relating to the transmission of such health information by healthcare providers and healthcare plans. Although the Company believes that such regulations do not at present materially impair the Company's operations, there can be no assurance that such indirect regulation will not have a material adverse effect on the Company in the future.

    REGULATION OF CUSTOMERS. Regulations imposed upon the Company's customers include, among other things, benefits mandated by statute, exclusions from coverages prohibited by statute, procedures governing the payment and processing of claims, record keeping and reporting requirements, requirements for and payment rates applicable to coverage of Medicaid and Medicare beneficiaries, provider contracting and enrollee rights, and confidentiality requirements. Although the Company believes that such regulations do not at present materially impair the Company's operations, there can be no assurance that such indirect regulation will not have a material adverse effect on the Company in the future.

    ERISA. Certain of the Company's services are subject to the provisions of ERISA. ERISA governs certain aspects of the relationship between employer-sponsored healthcare benefit plans and certain providers of services to such plans through a series of complex laws and regulations that are subject to periodic interpretation by the Internal Revenue Service and the Department of Labor. In some circumstances, and under certain customer contracts, the Company may be expressly named as a "fiduciary" under ERISA, or be deemed to have assumed duties that make it an ERISA fiduciary, and thus be required to carry out its operations in a manner that complies with ERISA requirements in all material respects. Although the Company believes that it is in material compliance with the applicable ERISA requirements and that such compliance does not currently have a material adverse effect on the Company's operations, there can be no assurance that continuing ERISA compliance efforts or any future changes to the applicable ERISA requirements will not have a material adverse effect on the Company.

    THE BUDGET ACT. In August 1997, Congress enacted the Budget Act. The Medicare-related provisions of the Budget Act are designed to reduce Medicare expenditures over the next five years by $115 billion, compared to projected Medicare expenditures before adoption of the Budget Act. The Congressional Budget Office projected in July 1997 that $43.8 billion of the reductions would come from reduced payments to hospitals, $21.8 billion from increased enrollment in managed care plans and $11.7 billion from reduced payments to physicians and ambulatory care providers. The five-year savings in projected Medicare payments to physicians and hospitals would be achieved under the Budget Act by reduced fee-for-service reimbursement and by changes in managed care programs designed to increase enrollment of Medicare beneficiaries in managed care plans. The increase in Medicare enrollment in managed care plans would be achieved in part by allowing provider-sponsored organizations and preferred provider organizations to compete with Medicare health maintenance organizations for Medicare enrollees.

    Prior to adoption of the Budget Act, the states were prohibited from requiring Medicaid recipients to enroll in managed care products that covered only Medicaid recipients. The Medicaid laws required that the states enroll Medicaid recipients in products that also covered a specific number of commercial enrollees. This requirement of the Medicaid laws was intended to limit the ability of states to reduce coverage levels for Medicaid recipients below those offered to commercial enrollees. Under prior law, the Secretary of the Department could waive the prohibition. The Medicaid-related provisions of the Budget Act give states broad flexibility to require most Medicaid recipients to enroll in managed care products that only cover Medicaid recipients, without obtaining a waiver from the Secretary of the Department. The Budget Act also allows states to limit the number of managed care organizations with which the state will contract to deliver care to Medicaid beneficiaries. These changes could have a

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positive impact on the Company's business, if they result in increased enrollment of Medicaid beneficiaries in managed care organizations and increased Medicaid spending on managed care. However, these changes also may have an adverse effect on the Company if a number of states decide to limit the number of managed care organizations with which they will contract and to select the organization solely on the basis of the cost of care, which could result in increased cost competition for state contracts.

    The Company cannot predict the effect of the Budget Act, or other healthcare reform measures that may be adopted by Congress or state legislatures, on its managed care operations and no assurance can be given that either the Budget Act or other healthcare reform measures will not have an adverse effect on the Company.

    OTHER PROPOSED LEGISLATION. In the last five years, legislation has periodically been introduced at the state and federal level providing for new regulatory programs and materially revising existing regulatory programs. Any such legislation, if enacted, could materially adversely affect the Company's business, financial condition or results of operations. Such legislation could include both federal and state bills affecting the Medicaid programs which may be pending in or recently passed by state legislatures and which are not yet available for review and analysis. Such legislation could also include proposals for national health insurance and other forms of federal regulation of health insurance and healthcare delivery. It is not possible at this time to predict whether any such legislation will be adopted at the federal or state level, or the nature, scope or applicability to the Company's business of any such legislation, or when any particular legislation might be implemented. No assurance can be given that any such federal or state legislation will not have a material adverse effect on the Company.

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                               CHARTER ADVANTAGE

OVERVIEW


    On June 17, 1997, the Company consummated the Crescent Transactions, pursuant to which, among other things, it sold the Psychiatric Hospital Facilities to Crescent. In addition, the Company and COI, an affiliate of Crescent, formed a joint venture known as CBHS to operate the Psychiatric Hospital Facilities and certain other facilities transferred by the Company to CBHS. The Company and COI each own 50% of the equity interest of CBHS. The Company obtained its equity interest by contributing approximately $5 million of net assets, including five leased psychiatric hospitals, to CBHS. In fiscal 1997, subsequent to the initial capitalization of CBHS, the Company and COI each contributed an additional $17.5 million to the capital of CBHS. The Company has no obligation to make additional contributions to the capital of CBHS. The Company accounts for its 50% investment in CBHS under the equity method of accounting. In connection with the Crescent Transactions, the Company received approximately $417.2 million in cash (before costs of approximately $16.0 million) and warrants for the purchase of 2.5% of COI's common stock, exercisable over 12 years. The Company also issued 1,283,311 warrants to purchase shares of the Company's Common Stock to each of Crescent and COI at an exercise price of $30 per share. In related agreements, Crescent and CBHS entered into the facilities lease described below and the Company, CBHS and the Psychiatric Hospital Facilities and other facilities transferred by the Company to CBHS entered into the franchise agreements described below. Following the consummation of the Crescent Transactions, the Company formed a new business unit, "Charter Advantage," to franchise the "CHARTER" system of behavioral healthcare to operators of behavioral healthcare facilities. Currently, its primary customer is CBHS.



    The following discussion of Charter Advantage's operations, CBHS's facilities and the psychiatric hospital industry in general is relevant to an assessment of the factors having a bearing on CBHS's ability to pay Franchise Fees to the Company, the value of the Company's interest in the equity of CBHS and the future business prospects of CBHS.


FRANCHISE OPERATIONS

    FRANCHISE AGREEMENTS. Charter Advantage franchises the "CHARTER" System of behavioral healthcare to the Psychiatric Hospital Facilities and other facilities operated by CBHS. See "-- CBHS." Each facility has entered into a separate Franchise Agreement with Charter Advantage. Each franchisee is granted the right to engage in the business of providing behavioral healthcare utilizing the "CHARTER" System in a defined territory. Each franchisee is authorized to conduct a "Hospital/RTC Based Behavioral Healthcare Business," which is defined as the business of the operation of an acute care psychiatric hospital, part of an acute care general hospital operating an acute care psychiatric unit, a behavioral healthcare residential treatment center, a part of a facility operating a behavioral healthcare residential treatment center, or other similar facility providing 24-hour behavioral healthcare and the delivery of behavioral healthcare from such facility or other affiliated facilities; such behavioral healthcare to include inpatient hospitalization, partial hospitalization programs, outpatient therapy, intensive outpatient therapy, residential treatment, ambulatory detoxification, behavioral modification programs and related services. The "CHARTER" System is a system for the operation of Hospital/RTC Based Behavioral Healthcare Businesses under the "CHARTER" names and marks, and includes the right to use computer software, treatment programs and procedures, quality standards, quality assessment methods, performance improvement and monitoring programs, as well as advertising and marketing assistance, promotional materials, consultation and other matters relating to the operation of Hospital/RTC Based Behavioral Healthcare Businesses.

    The rights granted under each franchise agreement relate solely to a defined territory. The rights are non-exclusive except that Charter Advantage may not grant a franchise for, or itself operate, a facility located within a franchisee's territory using the "CHARTER" System. Charter Advantage, however, may

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grant franchises or licenses to individual physicians, psychologists or other mental healthcare professionals, to operate businesses for the delivery of behavioral healthcare utilizing the "CHARTER" System at facilities in the franchisee's territory other than at an in-patient facility. Charter Advantage also reserves the right to grant franchises to others to operate behavioral healthcare businesses utilizing the "CHARTER" System other than in the franchisee's territory and to otherwise use and grant to others the right to use the "CHARTER" name or any other name for other businesses. In addition, Charter Advantage reserves the right to: (i) provide behavioral healthcare services incidental to the managed behavioral healthcare businesses or any other business the principal purpose of which is not the operation of a Hospital/RTC Based Behavioral Healthcare Business and (ii) pursuant to contracts with federal, state and local governmental agencies, provide health and human services, including behavioral healthcare services, to the mentally retarded, the developmental disabled, the elderly, persons under the control or supervision of criminal/juvenile systems and other designated populations.

    During the term of each franchise agreement, Charter Advantage provides franchisees with: (i) advertising and marketing assistance, including consultation, access to media buying programs and access to broadcast and other advertising materials produced by Charter Advantage; (ii) risk management services, including risk financial planning, loss control and claims management;
(iii) outcomes monitoring; (iv) national and regional contracting services; and
(v) consultation by telephone or at Charter Advantage's offices with respect to matters relating to the franchisee's business in which Charter Advantage has expertise, including reimbursement, government relations, clinical strategies, regulatory matters, strategic planning and business development.

    FRANCHISE FEES; SUBORDINATION. The Company and CBHS are parties to a Master Franchise Agreement pursuant to which CBHS pays the Company annual Franchise Fees for granting the right to utilize the "CHARTER" System to the facilities operated by CBHS. CBHS is required by the Master Franchise Agreement to pay annual Franchise Fees equal to the greater of (i) $78.3 million, subject to increases for inflation, and (ii) $78.3 million, plus 3% of CBHS's gross revenues over $1 billion and not in excess of $1.2 billion and 5% of CBHS' gross revenues over $1.2 billion. The Company, CBHS and Crescent have entered into a Subordination Agreement pursuant to which the Franchise Fees are subordinated to base rent, minimum escalator rent and the first $10.0 million of additional rent under the Facilities Lease between Crescent and CBHS with respect to the facilities operated by CBHS. If CBHS (with the consent of the Company) informs Crescent that capital expenditures in excess of $10.0 million are required and Crescent funds or makes an irrevocable commitment to fund capital expenditures in excess of $10.0 million, then Franchise Fees are also subordinated to such expenditures or commitments in excess of $10.0 million.


    Based on projections of fiscal 1998 and fiscal 1999 operations prepared by management of CBHS and results of operations through June 30, 1998, the Company believes that CBHS will be unable to pay the full amount of the Franchise Fees it is contractually obligated to pay the Company during fiscal 1998 and fiscal 1999. The Company currently estimates that CBHS will be able to pay approximately $40.0 million to $45.0 million of the Franchise Fees in fiscal 1998, a $33.3 million to $38.3 million shortfall relative to amounts payable under the Master Franchise Agreement. The Company also estimates that CSHS will be able to pay $15.0 million to $25.0 million of the Franchise Fees in fiscal 1999, a $53.3 million to $63.3 million shortfall relative to amounts payable under the Master Franchise Agreement. If the amount of Franchise Fees not paid exceeds $6.0 million, but is less than $18.0 million, the Company has the right to prohibit CBHS from paying any incentive compensation to CBHS's management and may prohibit the vesting of any equity in CBHS to which management of CBHS may be entitled during the period when Franchise Fees remain unpaid. If the amount of Franchise Fees not paid exceeds $18.0 million, but is less than $24.0 million, the Company has the right to prohibit any salary increases for key personnel of CBHS, to prohibit any additional hiring by CBHS and to prohibit CBHS from making any hospital acquisitions or entering into any hospital joint ventures directly or indirectly during such period. If the amount of Franchise Fees not paid exceeds $24.0 million, the Company may require CBHS to reduce by 5% the expenses approved in its current budget, to seek approval of expenditures, including capital and operating expenditures, on a monthly basis, and to transfer control and management of CBHS and the Psychiatric Hospital Facilities to the Company. Notwithstanding the foregoing, the Company does not have the right to take any action, in connection with the exercise of remedies against CBHS, that could reasonably be expected to force CBHS into bankruptcy or receivership, or similar proceedings, with respect to any dispute that may arise among the parties with respect to payment or nonpayment of the Franchise Fees. Based on the amount of unpaid Franchise Fees to date, the Company has exercised certain of the rights available to it under the Master Franchise Agreement and is assisting CBHS management in improving profitability.


    The initial term of the Facilities Lease is twelve years. CBHS has the right to renew the lease for four additional terms of five years each. The base rent for the first year of the initial term is $41.7 million, which increases each year during the initial term by five percent compounded annually. CBHS is required by the Facilities Lease to pay Crescent in each lease year additional rent in the amount of $20.0 million. Crescent is obligated to use at least $10.0 million of the additional rent to pay for capital expenditures with respect to the Psychiatric Hospital Facilities in the time and manner directed by CBHS. Furthermore, CBHS has the right to require Crescent to use up to $10.0 million of additional rent to pay property taxes, insurance premiums and Franchise Fees. CBHS's failure to pay additional rent pursuant to the Facilities Lease is not a default with respect to the Facilities Lease, except to the extent that Crescent has made capital expenditures or advanced sums to pay taxes, insurance premiums, assessments or Franchise Fees that have not been reimbursed by additional rent payments.

    Notwithstanding the foregoing, if the accrued and unpaid Franchise Fees, including interest thereon, if any, equal or exceed $15.0 million, then CBHS's available cash would thereafter first be applied to base rent and minimum escalator rent, but not to additional rent, under the Facilities Lease. The remainder of CBHS's available cash would then be applied in such order of priority as CBHS may determine, in the reasonable discretion of its Board of Directors (half the members of which are appointed by the Company), to all other operating expenses of CBHS, including, without limitation, the current and accumulated Franchise Fees, additional rent due under the Facilities Lease and any other operating expenses. If CBHS (with the consent of the Company) informs Crescent that capital expenditures are required and Crescent funds or makes an irrevocable commitment to fund such capital expenditures, then CBHS's available cash will first be applied to base rent, minimum escalator rent and the amount of additional rent necessary to fund such capital expenditures; provided that Crescent will have no obligation to refund any amounts paid by CBHS as additional rent.

CBHS

    OVERVIEW. CBHS is the nation's largest operator of acute-care psychiatric hospitals and other behavioral care treatment facilities. CBHS's psychiatric hospitals are located in well-populated urban and suburban locations in 32 states. Seven of CBHS's hospitals are affiliated with medical schools for residency and other post-graduate teaching programs. Most of CBHS's hospitals offer a full continuum of behavioral care in their service area. The continuum includes inpatient hospitalization, partial hospitalization, intensive outpatient services and, in some markets, residential treatment services.

    CBHS's hospitals provide structured and intensive treatment programs for mental health and alcohol and drug dependency disorders in children, adolescents and adults. The specialization of programs enables the clinical staff to provide care that is specific to the patient's needs and facilitates monitoring of the patient's progress. A typical treatment program at a CBHS facility integrates physicians and other patient-care professionals with structured activities, providing patients with testing, adjunctive therapies (occupational, recreational and other), group therapy, individual therapy and educational programs. A treatment program includes one or more of the types of treatment settings provided by CBHS's continuum of care. For those patients who do not have a personal psychiatrist or other specialist, the hospital refers the patient to a member of its medical staff.

    A significant portion of hospital admissions are provided by referrals from former patients, local marketplace advertising, managed care organizations and physicians. Professional relationships are an important aspect of the ongoing business of a behavioral care facility. Management believes the quality of CBHS's treatment programs, staff employees and physical facilities are important factors in maintaining good professional relationships.

    CBHS's hospitals work closely with mental health professionals, non-psychiatric physicians, emergency rooms and community agencies that come in contact with individuals who may need treatment for mental illness or substance abuse. A portion of the Company's marketing efforts is directed at increasing general awareness of mental health and addictive disease and the services offered by the Company's franchisees.

    INDUSTRY TRENDS. CBHS's hospitals have been adversely affected by factors influencing the entire psychiatric hospital industry. Such factors include: (i) the imposition of more stringent length of stay and admission criteria and other cost containment measures by payors; (ii) the failure of reimbursement rate increases from certain payors that reimburse on a per diem or other discounted basis to offset increases in the cost of providing services; (iii) an increase in the percentage of business that CBHS derives from payors that reimburse on per diem or other discounted basis; (iv) a trend toward higher deductibles and co-insurance for individual patients; (v) a trend toward limited employee behavioral health benefits, such as reductions in annual and lifetime limits on behavioral health coverage; and (vi) pricing pressure related to an increasing rate of claims denials by third party payors. In response to these conditions, the Company believes that CBHS will (i) strengthen controls to minimize costs and capital expenditures; (ii) review its portfolio of hospitals and sell, close or lease hospitals or consolidate operations in certain locations; (iii) develop strategies to increase outpatient services and partial hospitalization programs to meet the demands of the marketplace; (iv) implement programs to contest third party denials relating to valid pre-certified treatment and admissions; and (v) renegotiate contracts with managed care organizations at increased rates.

    SOURCES OF REVENUE. Payments are made to CBHS by patients, by insurance companies and self-insured employers, by the federal and state governments under Medicare, Medicaid, CHAMPUS and other programs and by HMOs, PPOs and other managed care programs. Amounts received from most payors are less than the hospital's established charges. The approximate percentages of gross patient revenue (which is revenue before deducting contractual allowances and discounts from established charges) derived by CBHS and the Company from various payment sources for the last three fiscal years were as follows:

                                                                                      PERCENTAGE OF HOSPITAL GROSS
                                                                                                 PATIENT
                                                                                       REVENUE FOR THE YEAR ENDED
                                                                                              SEPTEMBER 30,
                                                                                     -------------------------------
                                                                                       1995       1996       1997
                                                                                     ---------  ---------  ---------
Medicare...........................................................................         26%        28%        27%
Medicaid...........................................................................         17         17         18
                                                                                           ---        ---        ---
                                                                                            43         45         45
HMOs and PPOs......................................................................         17         21         24
CHAMPUS............................................................................          4          3          2
Other Government Programs..........................................................          6          6          7
Other (primarily Blue Cross and other commercial insurance)........................         30         25         22
                                                                                           ---        ---        ---
  Total............................................................................        100%       100%       100%
                                                                                           ---        ---        ---
                                                                                           ---        ---        ---

    Most private insurance carriers reimburse their policyholders or make direct payments to the hospitals for charges at rates specified in their policies. The patient remains responsible to the hospital for any difference between the insurance proceeds and the total charges. Certain Blue Cross programs have negotiated reimbursement rates with certain of CBHS's hospitals which are less than the hospital's established charges.

    Most of CBHS's facilities have entered into contracts with HMOs, PPOs, certain self-insured employers and other managed care plans which provide for reimbursement at rates less than the hospital's normal charges. In addition to contracts entered into by individual hospitals with such managed care plans, CBHS has entered into regional and national contracts with HMOs, PPOs, self-insured employers and other managed care plans that apply to all of such franchisees in the geographic areas covered by a contract. CBHS is seeking to obtain additional regional and national contracts. The Company expects the percentage of revenue obtained by CBHS from these payor sources to increase in the future.

    Under the Medicare provisions of the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), costs per Medicare case are determined for each of the Company's franchisees. A target cost per case is established for each year (the "Target Rate"). If a hospital's costs per case are less than the Target Rate, the hospital receives a bonus of 50% of the difference between its actual costs per case and the Target Rate (limited to 5% of the Target Rate). Hospitals with costs which exceed the Target Rate are paid an additional amount equal to 50% of the excess, up to 10% of the Target Rate. These limits apply only to operating costs and do not apply to capital costs, including lease expense, depreciation and interest associated with capital expenditures. The Target Rate for each hospital is increased annually by the application of an "update factor." The Budget Act establishes caps on a hospital's Target Rate for cost reporting periods beginning on or after October 1, 1997 and before October 1, 2002 equal to no more than the 75th percentile of the Target Rate of such hospital for cost reporting periods ending during fiscal year 1996, subject to certain subsequent updates.

    Most of CBHS's hospitals participate in state-operated Medicaid programs. Current federal law prohibits Medicaid funding for inpatient services in freestanding psychiatric hospitals for patients between the ages of 21 and 64. Each state is responsible for establishing the Medicaid eligibility and coverage criteria, payment methodology and funding mechanisms which apply in that state, subject to federal guidelines. Accordingly, the level of Medicaid payments received by CBHS's hospitals varies from state to state. In addition to the basic payment level for patient care, several state programs include a financial benefit for hospitals which treat a disproportionately large volume of Medicaid patients as a percentage of the total patient population. The Company received approximately $11.0 million, $9.0 million and $5.0 million in Medicaid disproportionate share payments in fiscal 1994, 1995 and 1996, respectively, when it owned the facilities now operated by CBHS. The Company and CBHS received approximately $3.0 million in such payments in fiscal 1997. Disproportionate share payments will not apply to services rendered in fiscal 1998 and thereafter. See "--Risk Factors--Governmental Budgetary Constraints and Healthcare Reform."

    Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings and interpretations which may affect payments made under either or both of such programs. In addition, federal or state governments could reduce the future funds available under such programs or adopt additional restrictions on admissions and more stringent requirements for utilization of services. These types of measures could adversely affect CBHS's operations. Final determination of amounts payable under Medicare and certain Medicaid programs are subject to review and audit.

    Most of CBHS's hospitals receive revenues from the CHAMPUS program. Under various CHAMPUS programs, payments can either be based on contractually agreed upon rates or rates determined by regulatory formulas. CHAMPUS patients are subject to annual limits on the number of psychiatric days covered by CHAMPUS. Covered inpatient services are generally limited to 30 days for adult acute patients, 45 days for child and adolescent acute patients, and 150 days for residential treatment center patients.

    MEDICAL STAFFS. At September 30, 1997, approximately 1,300 licensed physicians were active members of the medical staffs of CBHS's hospitals. Many of these physicians also serve on the medical staffs of other hospitals. A number of physicians are independent contractors who have private practices in addition to their duties for CBHS, while certain of these physicians are employees of CBHS. The medical and professional affairs of each hospital are supervised by the medical staff of the hospital, under the control of its board of trustees. CBHS recruits physicians to serve in administrative capacities at its hospitals and to engage in private practice in communities where CBHS's hospitals are located. Registered nurses and certain other hospital employees are required to be licensed under the professional licensing laws of most states. CBHS's hospital subsidiaries require such employees to maintain such professional licenses as a condition of employment.

COMPETITION

    Each of CBHS's hospitals competes with other hospitals, some of which are larger and have greater financial resources. Some competing hospitals are owned and operated by governmental agencies, others by nonprofit organizations supported by endowments and charitable contributions and others by proprietary hospital corporations. The hospitals frequently draw patients from areas outside their immediate locale and, therefore, CBHS's hospitals may, in certain markets, compete with both local and distant hospitals. In addition, CBHS's hospitals compete not only with other psychiatric hospitals, but also with psychiatric units in general hospitals, and outpatient services provided by CBHS compete with private practicing mental health professionals, publicly funded mental health centers and partial hospitalization and other intensive outpatient services programs and facilities. The competitive position of a hospital is, to a significant degree, dependent upon the number and quality of physicians who practice at the hospital and who are members of its medical staff. The Company believes that CBHS competes effectively with respect to the aforementioned factors. However, there can be no assurance that CBHS will be able to compete successfully in the provider business in the future.

    Competition among hospitals and other healthcare providers for patients has intensified in recent years. During this period, hospital occupancy rates for inpatient behavioral care patients in the United States have declined as a result of cost containment pressures, changing technology, changes in reimbursement, changes in practice patterns from inpatient to outpatient treatment and other factors. In recent years, the competitive position of hospitals has been affected by the ability of such hospitals to obtain contracts with PPO's, HMO's and other managed care programs to provide inpatient and other services. Such contracts normally involve a discount from the hospital's established charges, but provide a base of patient referrals. These contracts also frequently provide for pre-admission certification and for concurrent length of stay reviews. The importance of obtaining contracts with HMO's, PPO's and other managed care companies varies from market to market, depending on the individual market strength of the managed care companies. In certain states, certificate of need laws place limitations on CBHS's and its competitors' ability to build new hospitals and to expand existing hospitals and services. As of September 30, 1997, the Company had joint ventures, which are managed by CBHS, that operated three hospitals in two states (Louisiana and New Mexico) and CBHS operated 34 hospitals in ten states (Arizona, Arkansas, California, Colorado, Indiana, Kansas, Louisiana, Nevada, Texas and Utah) that do not have certificate of need laws applicable to hospitals.

REGULATION

    The operation of psychiatric hospitals and other behavioral healthcare facilities and the provision of behavioral healthcare services are subject to extensive federal, state and local laws and regulations. These laws and regulations provide for periodic inspections or other reviews by state agencies, the Department and CHAMPUS to determine compliance with their respective standards of medical care, staffing, equipment and cleanliness necessary for continued licensing or participation in the Medicare, Medicaid or CHAMPUS programs. The admission and treatment of patients at psychiatric hospitals is also subject to substantial state regulation relating to involuntary admissions, confidentiality of patient medical information, patients' rights and federal regulation relating to confidentiality of medical records of substance abuse patients. Although CBHS believes that its facilities are currently in compliance with these federal, state, and local requirements, there can be no assurance that all facilities will continuously be operated in full compliance with the applicable requirements. The failure to obtain or renew any required regulatory approvals, the failure to satisfy the requirements for continued participation in the Medicare, Medicaid or CHAMPUS programs, or the failure to satisfy other state and federal regulatory requirements relating to the operation of psychiatric hospitals and other behavioral healthcare facilities and the provision of behavioral healthcare services could have a material adverse effect on the operations of CBHS.

    A number of states have adopted hospital rate review legislation, which generally provides for state regulation of rates charged for various hospital services. Such laws are in effect in the State of Florida, in which CBHS operates seven hospitals. In Florida, the Health Care Board approves a budget for each hospital, which establishes a permitted level of revenues per discharge. If this level of permitted revenues per discharge is exceeded by a hospital in a particular year by more than a specified amount, certain penalties, including cash penalties, can be imposed. Although the Company believes that CBHS's facilities in Florida currently are in compliance with the state hospital rate review laws, there can be no assurance that such facilities will not be subject to penalties under the hospital rate review laws in the future.

    CBHS is also subject to state certificate of need laws that regulate the construction of new hospitals and the expansion of existing hospital facilities and services. These laws require that the approval of a state agency be obtained prior to the construction of a new hospital or the expansion of the facilities or services of an existing hospital. Such approvals may require a finding of community need for the additional hospital facilities and services. In recent years, many states have repealed certificate of need laws or limited the scope of the facilities and services to which such certificate of need laws apply. There can be no assurance that state certificate of need laws will not limit CBHS's future expansion, or that increased competition as a result of the repeal or limitation in scope of existing certificate of need laws will not have a materially adverse effect on the existing operations of CBHS.

    Federal law contains numerous provisions designed to insure that services rendered by hospitals to Medicare and Medicaid patients are medically necessary and are of a quality that meets professionally recognized standards, and to insure that claims for reimbursement under the Medicare and Medicaid programs are properly filed. Among other things, services provided at CBHS's psychiatric hospitals are subject to periodic review by Peer Review Organizations ("PROs"). All hospitals which participate in the Medicare program are subject to review by PROs. PRO activities include review of certain admissions and services to determine medical necessity and to determine whether quality of care meets professionally recognized standards. PROs have the authority to recommend to the Department that a provider who is in substantial noncompliance with the medical necessity and quality of care standards of a PRO or who has grossly and flagrantly violated an obligation to render care be excluded from participation in the Medicare program or be required to reimburse the federal government for certain payments previously made to the provider under the Medicare program. The Company believes that CBHS's facilities are in material compliance with the applicable medical necessity and quality of care standards for Medicare and Medicaid patients, however, there can be no assurance that all CBHS facilities will continuously remain in material compliance with such standards.

    CBHS is subject to federal and state laws that govern financial and other arrangements between healthcare providers. Such laws include the illegal remuneration provisions of the Social Security Act (the "Anti-Kickback Statute") and the physician self-referral provisions of the Omnibus Budget Reconciliation Act of 1993 ("Stark II").

    The Anti-Kickback Statute prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration, in exchange for or which is intended to induce the referral of patients for services that will be paid for in whole or in part under any federal healthcare program, including Medicare and Medicaid. A violation of the Anti-Kickback Statute is a felony, punishable by a fine of up to $25,000, a term of imprisonment for up to five years, or both. In addition, an individual or entity convicted of a violation of the Anti-Kickback Statute may be subject to civil monetary penalties in an amount equal to $50,000 for each prohibited act, plus damages up to three times the total amount of remuneration offered, paid, solicited or received, and may be subject to exclusion from participation in any federal healthcare program.

    In order to provide guidance with respect to the Anti-Kickback Statute, Congress required the Department to issue regulations outlining business arrangements that would not be subject to prosecution under the Anti-Kickback Statute. These regulations include "safe harbors" for certain investment interests, leases of space and equipment, personal service arrangements, employment arrangements, personal services and management contracts, sale of physician practices, discounts, and waiver of beneficiary copayments and deductibles. Certain transactions and agreements of CBHS do not satisfy all of the applicable criteria contained in the safe harbor regulations that relate to such transactions and agreements. The Company believes that such transactions and agreements do not violate the Anti-Kickback Statute; however, there can be no assurance that (i) government enforcement agencies will not assert that certain of these arrangements are in violation of the Anti-Kickback Statute, or
(ii) the Anti-Kickback Statute and safe harbor regulations will not ultimately be interpreted by the courts in a manner inconsistent with CBHS's business practices.

    In 1989, Congress passed legislation, commonly referred to as the "Stark Law," which prohibits physicians who have a financial relationship with entities that furnish clinical laboratory services from referring patients to such entities for Medicare-reimbursed clinical laboratory services and which prohibits the entities for billing for services provided pursuant to such prohibited referrals. The Stark Law, which contains a number of exceptions to its general referral prohibition, became effective January 1, 1992. Proposed regulations implementing the Stark Law were first issued in March 1992, however, the final Stark regulations were issued on August 14, 1995.

    In 1993, Congress passed legislation commonly referred to as "Stark II," which expanded the prohibitions of the Stark Law to include referrals from physicians for a wide variety of designated health services, including inpatient/outpatient hospital services, and extended the referral prohibition to include services reimbursed under Medicaid. The limitations on referrals outlined in Stark II became effective January 1, 1995. A violation of Stark II may result in the imposition of civil monetary penalties of up to $15,000 for each service billed in violation of the statute and exclusion from participation in any federal healthcare program. Although the regulations implementing Stark II have not been issued it is anticipated that they will be similar to the original Stark regulations. The Company believes that the financial relationships between CBHS's hospitals and physicians do not violate the Stark Law and regulations. There can be no assurance however that (i) government enforcement agencies will not contend that certain of these financial relationships are in violation of the Stark legislation; (ii) that the Stark legislation will not ultimately be interpreted by the courts in a manner inconsistent with CBHS's practices; or (iii) regulations will be issued in the future that will result in an interpretation of the Stark Law or Stark II that is inconsistent with CBHS's practices.

    CBHS is also subject to state illegal remuneration and self-referral statutes and regulations that prohibit payments in exchange for referrals and referrals by physicians or other healthcare providers to persons or entities with which the physician or healthcare provider has a financial relationship. These state statutes generally apply to services reimbursed under both government programs and private health insurance plans. Violations of these laws may result in payment not being made for the items or services rendered, loss of the healthcare provider's license, fines, or criminal penalties. These statutes and regulations vary widely from state to state, are often vague and, in many states, have not been interpreted by courts or regulatory agencies. Although the Company has no reason to believe that CBHS is in violation of any such state statutes, there can be no assurance that CBHS's existing business arrangements will not be subject to challenge under these types of laws in one or more states.

    The Medicare and Medicaid Patient and Program Protection Act of 1987 expanded the authority of the Department to exclude from participation in the Medicare and Medicaid programs those individuals and entities that engage in defined prohibited activities. The Department is required under this Act to exclude from participation in the Medicare and Medicaid programs any individual or entity that has been convicted of a criminal offense relating to the delivery of services under Medicare and Medicaid or to the neglect or abuse of patients. In addition, the Department may exclude from participation in the Medicare and Medicaid programs individuals and entities under certain other circumstances. These include engaging in illegal remuneration arrangements with physicians and other healthcare providers, license revocation, exclusion from other government programs (such as CHAMPUS), filing claims for excessive charges or for unnecessary services, failure to comply with the Medicare conditions of participation and failure to disclose certain required information or to grant proper access to hospital books and records.

    The Department's exclusion authority was recently expanded under HIPAA and the Budget Act, which added additional grounds for exclusion, established minimum exclusion periods for certain offenses, and expanded the scope of the exclusion to include exclusion for all other federal and state healthcare programs, other than the Federal Employees Health Benefit Program.

    The Department also has the authority to impose civil monetary penalties for certain listed prohibited activities, including filing claims that are false or fraudulent or are for services that were not rendered as claimed. HIPAA increased the amount of authorized penalties from $2,000 per item or service claimed to $10,000 per item or service claimed and increased the assessment to which a person may be subject in lieu of damages from two times the amount claimed for each item or service to three times the amount claimed. Both HIPAA and the Budget Act also expanded the Department's authority to impose civil monetary penalties. Among other things, the new legislation prohibits the knowing submission of a claim for reimbursement that will result in a greater payment than is applicable to the item or service actually provided, and prohibits submitting claims to Medicare or Medicaid for a pattern of medical or other items or services that a person knows or should know are not medically necessary. The legislation also prohibits offering any inducements to beneficiaries in order to influence them to order or receive Medicare or Medicaid covered items or services from a particular provider or practitioner.

    Provisions contained in HIPAA and the Budget Act also created new criminal healthcare fraud offenses that are applicable to both government programs and private health insurance plans and added new programs and increased funding for fraud and abuse detection and enforcement activities. The new offenses created by HIPAA and the Budget Act, as well as the greater spending on healthcare fraud and abuse enforcement which will result from this legislation, may significantly increase the likelihood that any particular healthcare company will be scrutinized by federal, state and/or local law enforcement officials. In addition, the increased penalties will strengthen the ability of enforcement agencies to effect more numerous and larger monetary settlements with healthcare providers and businesses than was previously the case. Although the Company believes that CBHS's billing practices are consistent with the applicable Medicare and Medicaid requirements, those requirements are often vague and subject to interpretation. The Company also believes that CBHS is in compliance with the applicable federal laws described above, however, there can be no assurance that aggressive anti-fraud enforcement activities will not adversely affect the business of CBHS.

    Finally, CHAMPUS regulations authorize CHAMPUS to exclude from the CHAMPUS program any provider that has committed fraud or engaged in abusive practices. The regulations permit CHAMPUS to make its own determination of abusive practices without reliance on any actions of the Department. The term "abusive practices" is defined broadly to include, among other things, the provision of medically unnecessary services, the provision of care of inferior quality and the failure to maintain adequate medical or financial records. Although the Company believes that CBHS is in compliance with the applicable CHAMPUS regulations, exclusion from the CHAMPUS program could have a material adverse effect on the operations and financial condition of CBHS.

GENERAL AND PROFESSIONAL LIABILITY

    CBHS maintains a general and hospital professional liability insurance policy with an unaffiliated insurer. The policy is written on a "claims made or circumstances reported" basis, subject to a $1.5 million retention limit per occurrence and an aggregate retention limit of $8.8 million. The amount of expense relating to CBHS's malpractice insurance is based on estimated ultimate losses incurred during the year and may materially increase or decrease from year to year depending, among other things, on the nature and number of new reported claims against CBHS and amounts of settlements of previously reported claims. To date, CBHS has not experienced a loss in excess of policy limits. Management believes that its coverage limits are adequate. However, losses in excess of the limits described above or for which insurance is otherwise unavailable could have a material adverse effect upon the Company.

RISK FACTORS

    The following factors are relevant to an understanding of the risks associated with CBHS's business and the ability of CBHS to pay Franchise Fees to the Company.

    POTENTIAL REDUCTIONS IN REIMBURSEMENT BY THIRD-PARTY PAYORS AND CHANGES IN HOSPITAL PAYOR MIX. CBHS's hospitals have been adversely affected by factors influencing the entire psychiatric hospital industry. Such factors include: (i) the imposition of more stringent length of stay and admission criteria and other cost containment measures by payors; (ii) the failure of reimbursement rate increases from certain payors that reimburse on a per diem or other discounted basis to offset increases in the cost of providing services; (iii) an increase in the percentage of business that CBHS derives from payors that reimburse on a per diem or other discounted basis; (iv) a trend toward higher deductibles and co-insurance for individual patients; (v) a trend toward limiting employee behavorial health benefits, such as reductions in annual and lifetime limits on behavioral health coverage; and (vi) pricing pressure related to an increasing rate of claims denials by third party payors. Any of these factors may result in reductions in the amounts that CBHS's hospitals can expect to collect per patient day for services provided or the number of equivalent patient days.

    For the fiscal year ended September 30, 1997, CBHS derived approximately 24% of its gross psychiatric patient service revenue from managed care organizations (primarily HMOs and PPOs), 22% from other private payors (primarily commercial insurance and Blue Cross), 27% from Medicare, 18% from Medicaid, 2% from CHAMPUS and 7% from other government programs. Changes in the mix of CBHS's patients among the private-pay, Medicare and Medicaid categories, and among different types of private-pay sources, could significantly affect the profitability of CBHS's hospital operations. Moreover, there can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs of providing care to patients covered by such programs.

    GOVERNMENTAL BUDGETARY CONSTRAINTS AND HEALTHCARE REFORM. In the 1995 and 1996 sessions of the United States Congress, the focus of healthcare legislation was on budgetary and related funding mechanism issues. Both the Congress and the Clinton Administration have made proposals to reduce the rate of increase in projected Medicare and Medicaid expenditures and to change funding mechanisms and other aspects of both programs. The Budget Act, which was signed into law by President Clinton in August 1997, reduces federal spending by an estimated $140 billion. The majority of the spending reduction will come from Medicare cuts of $115.0 billion. The Congressional Budget Office projected in July 1997 that $43.8 billion of the reductions would come from reduced payments to hospitals, $21.8 billion from increased enrollment in managed care plans and $11.7 billion from reduced payments to physicians and ambulatory care providers. The five-year savings in projected Medicare payments to physicians and hospitals would be achieved under the Budget Act by reduced fee-for-service reimbursement and by changes in managed care programs designed to increase enrollment of Medicare beneficiaries in managed care plans. The increase in Medicare enrollment in managed care plans would be achieved in part by allowing provider-sponsored organizations and preferred provider organizations to compete with Medicare HMOs for Medicare enrollees.

    The Medicaid-related provisions of the Budget Act are designed to achieve net federal Medicaid savings of $14.6 billion over the next five years and $56.4 billion over the next ten years. The Budget Act achieves Federal Medicaid savings in three areas. First, two-thirds of the savings over the next ten years are attributable to limitations on federal matching payments to states for reimbursements to "disproportionate share" hospitals. The next largest source of federal savings is a provision allowing states to shift the cost of Medicaid deductibles and coinsurance requirements for low-income Medicaid beneficiaries from their Medicaid programs to physicians and other providers. Most of the remaining savings derive from the repeal of the "Boren Amendment" and other minimum payment guarantees for hospitals, nursing homes and community health centers that service Medicaid patients.

    CBHS management estimates that the Budget Act will reduce the amount of revenue and earnings that CBHS will receive for the treatment of Medicare and Medicaid patients. CBHS management estimates that such reductions will approximate $10.0 million in fiscal 1998, and due to the phase in effects of the bill, approximately $15.0 million in subsequent fiscal years.

    A number of states in which CBHS has operations have either adopted or are considering the adoption of healthcare reform proposals of general applicability or Medicaid reform proposals. Where adopted, these state reform laws have often not yet been fully implemented. The Company cannot predict the effect of these state healthcare reform proposals on CBHS's operations. The Company cannot predict the effect of other healthcare reform measures that may be adopted by Congress on the operations of CBHS and no assurance can be given that other federal healthcare reform measures will not have an adverse effect on CBHS.

    DEPENDENCE ON HEALTHCARE PROFESSIONALS. Physicians traditionally have been the source of a significant portion of the patients treated at CBHS's hospitals. Therefore, the success of CBHS's hospitals is dependent in part on the number and quality of the physicians on the medical staffs of the hospitals and their admission practices. A small number of physicians account for a significant portion of patient admissions at some of CBHS's hospitals. There can be no assurance that CBHS can retain its current physicians on staff or that additional physician relationships will be developed in the future. Furthermore, hospital physicians generally are not employees of CBHS and, in general, CBHS does not have contractual arrangements with hospital physicians restricting the ability of such physicians to practice elsewhere.

    POTENTIAL GENERAL AND PROFESSIONAL LIABILITY. In recent years, physicians, hospitals, and other healthcare professionals and providers have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories. Many of these lawsuits involve large claims and substantial defense costs. CBHS maintains a general and hospital professional liability insurance policy with an unaffiliated insurer. In addition, CBHS' hospitals require all physicians on each hospital's medical staff to maintain professional liability coverage. Management believes that its coverage limits are adequate, however, there can be no assurance that a future claim or claims will not exceed the limits of these existing insurance policies or that a loss or losses for which insurance is unavailable will not have a material adverse effect on CBHS.

    GOVERNMENT REGULATION. The operation of psychiatric hospitals and other behavioral healthcare facilities and the provision of behavioral healthcare services are subject to extensive federal, state and local laws and regulations. These laws and regulations provide for periodic inspections or other reviews by state agencies, the Department and CHAMPUS to determine compliance with their respective standards of medical care, staffing, equipment and cleanliness necessary for continued licensing or participation in the Medicare, Medicaid or CHAMPUS programs. The admission and treatment of patients at psychiatric hospitals is also subject to substantial state regulation relating to involuntary admissions, confidentiality of patient medical information, patients' rights and federal regulation relating to confidentiality of medical records of substance abuse patients. CBHS is also subject to state certificate of need laws that regulate the construction of new hospitals and the expansion of existing hospital facilities and services.

    CBHS also is subject to federal and state laws that govern financial and other arrangements between healthcare providers. Such laws include the Anti-Kickback Statute, Stark II and state illegal remuneration and self-referral statutes and regulations that prohibit payments in exchange for referrals and referrals by physicians or other healthcare providers to persons or entities with which the physician or other healthcare provider has a financial relationship.

    The Medicare and Medicaid Patient and Program Protection Act of 1987 expanded the authority of the Department to exclude from participation in the Medicare and Medicaid programs those individuals and entities that engage in defined prohibited activities. The Department's exclusion authority was recently expanded under HIPAA and the Budget Act, which added additional grounds for exclusion, established minimum exclusion periods for certain offenses and expanded the scope of the exclusion to include all federal health care programs. The Department also has the authority to impose civil monetary penalties for certain prohibited activities. HIPAA increased the amount of authorized penalties from $2,000 per item or service claimed to $10,000 per item or service claimed, and increased the assessment to which a person may be subject in lieu of damages from two times the amount claimed for each item or service to three times the amount claimed. Both HIPAA and the Budget Act expanded the Department's authority to impose civil monetary penalties by adding additional activities for which civil monetary penalties may be imposed.

    Provisions contained in HIPAA and the Budget Act also created new criminal healthcare fraud offenses that are applicable to both government programs and private health insurance plans and added new programs and increased funding for fraud and abuse detection and prevention.

    CHAMPUS regulations also authorize the exclusion of providers from the CHAMPUS program, if the provider has committed fraud or engaged in certain "abusive practices," which are defined broadly to include, among other things, the provision of medically unnecessary services, the provision of care of inferior quality and the failure to maintain adequate medical or financial records.

    State regulatory agencies responsible for the administration and enforcement of the laws and regulations to which CBHS' operations are subject have broad discretionary powers. A regulatory agency or a court in a state in which CBHS operates could take a position under existing or future laws or regulations, or change its interpretation or enforcement practices with respect thereto, that such laws or regulations apply to CBHS differently than CBHS believes such laws and regulations apply or should be enforced. The resultant compliance with, or revocation of, or failure to obtain, required licences and governmental approvals could result in significant alteration to CBHS' business operations, delays in the expansion of CBHS' business and lost business opportunities, any of which, under certain circumstances, could have a material adverse effect on CBHS. See "--Regulation."

INTELLECTUAL PROPERTY

    The Company owns certain intellectual property which is important to its franchise operation. The Company has registered as trademarks both the "CHARTER" name and "800-CHARTER." The Company also owns the "Charter System," which is a system for the operation of businesses specializing in the delivery of behavioral healthcare under the "CHARTER" names and marks. The Charter System includes treatment programs and procedures, quality standards, quality assessment methods, performance improvement and monitoring programs, advertising and marketing assistance, promotional materials, consultation and other matters related to the operation of businesses specializing in the delivery of behavioral healthcare.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name and certain other information about each director and executive officer of the Company:

NAME                                         AGE      POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Henry T. Harbin M.D....................          51   President, Chief Executive Officer and Director
Craig L. McKnight......................          46   Executive Vice President and Chief Financial Officer
John J. Wider, Jr......................          50   President and Chief Operating Officer of Magellan BHO
Clarissa C. Marques, Ph.D..............          46   Executive Vice President of Clinical and Quality Management of
                                                      Magellan BHO and Magellan Specialty Medical
Gregory T. Torres......................          48   President and Chief Executive Officer of Mentor
Raymond H. Kiefer......................          70   Director
Gerald L. McManis......................          61   Director
Andre C. Dimitriadis...................          57   Director
A.D. Frazier, Jr.......................          53   Director
G. Fred DiBona, Jr.....................          46   Director
Edwin M. Banks.........................          35   Director
Daniel S. Messina......................          42   Director
Robert W. Miller.......................          56   Chairman of the Board of Directors
Darla D. Moore.........................          43   Director
Jeffrey A. Sonnenfeld Ph.D.............          43   Director

    HENRY T. HARBIN, M.D. became President, Chief Executive Officer and a Director of the Company on March 18, 1998. Dr. Harbin served as President and Chief Executive Officer of Green Spring from 1994 to 1998. Dr. Harbin served as Executive Vice President of the Company from 1995 until becoming President and Chief Executive Officer of the Company. Dr. Harbin served as Executive Vice President and Chief Clinical Officer of Green Spring during 1993 and 1994.

    CRAIG L. MCKNIGHT became Executive Vice President and Chief Financial Officer of the Company in October 1995. From March 1995 through September 1995, he served as Executive Vice President-- Office of the President and Chairman. Mr. McKnight practiced public accounting with Coopers & Lybrand L.L.P. from 1985 through 1995. Coopers & Lybrand L.L.P. is an international accounting firm that provides accounting and auditing services, tax services and consulting services. As an audit partner at Coopers & Lybrand L.L.P., from 1985 to 1995, Mr. McKnight had responsibility for a wide range of hospital and managed-care engagements, as well as assisting clients with formulating financing options, financial restructurings and the purchase and sale of health plans and facilities.

    JOHN J. WIDER, JR. has served as President and Chief Operating Officer of Magellan BHO since March 1998. Mr. Wider served as Executive Vice President and Chief Operating Officer of Green Spring from 1997 to 1998. Mr. Wider was President and General Manager for Cigna Healthcare Corporation's ("Cigna") Mid-Atlantic region from 1996 to 1997. Mr. Wider served as Area Operations Officer for Cigna during 1995 and 1996 and as Vice President of Sales of Cigna's Midwest region from 1993 to 1995.

    CLARISSA C. MARQUES, PH.D. has served as Executive Vice President of Clinical and Quality Management of both Magellan BHO and Magellan Specialty Medical since March 1998. Dr. Marques served as Executive Vice President and Chief Clinical Officer of Green Spring during 1997 and 1998. Dr. Marques served as Senior Vice President of Green Spring from 1992 to 1997. Dr. Marques also serves as a director of Community Sector Systems.

    GREGORY T. TORRES is President and Chief Executive Officer of Mentor, positions he has held since 1996. Mr. Torres served as Senior Vice President for Public Affairs of Mentor from 1992 until 1996.

    RAYMOND H. KIEFER has been a Director of the Company since July 1992. Mr. Kiefer was President of Allstate Insurance Company from 1989 until he retired in 1992.

    GERALD L. MCMANIS has been a Director of the Company since February 1994. Mr. McManis is President of McManis Associates, Inc., a strategy development and management consulting firm for healthcare and healthcare related companies, a position he has occupied since 1965. Mr. McManis serves on the board of directors of MMI Companies, Inc.

    ANDRE C. DIMITRIADIS has been a Director since July 1992. Mr. Dimitriadis has been Chairman and Chief Executive Officer of LTC Properties, Inc., a healthcare real estate investment trust, since 1992. Mr. Dimitriadis is a director of Health Management, Inc. and Assisted Living Concepts, Inc.

    A.D. FRAZIER, JR. has been a Director since May 1995. He is currently President and Chief Executive Officer of Invesco, Inc., a registered investment advisor, a position he has held since 1996. Prior to joining Invesco, Mr. Frazier was Senior Executive Vice President and Chief Operating Officer for the Atlanta Committee for the Olympic Games, Inc., a position he occupied from 1991 through 1996. Mr. Frazier also serves on the board of directors of Invesco PLC and three registered investment companies of which Invesco PLC is the registered investment advisor.

    G. FRED DIBONA, JR. has been a Director since January 1996. Mr. DiBona has been President and Chief Executive Officer of and a director of Independence Blue Cross, a health insurance company, since 1990. Mr. DiBona serves on the board of directors of Philadelphia Savings Bank and Philadelphia Suburban Water Company.

    EDWIN M. BANKS has been a Director since July 1992. Mr. Banks has been a securities analyst with W.R. Huff Asset Management Co., LLC, a registered investment advisor, since 1988. Mr. Banks also serves on the board of directors of American Communications Services, Inc. and Del Monte Corporation.

    DANIEL S. MESSINA has been a Director since December 1997. Mr. Messina currently is Chief Financial Officer of Aetna U.S. Healthcare. Mr. Messina was Vice President-Business Strategy of Aetna U.S. Healthcare in 1997 and served as Deputy Chief Financial Officer of Aetna in 1996 and 1997. During 1995 and 1996, Mr. Messina served as Vice President Financial Relations and Chief of Staff to the Vice Chairman for Strategy, Finance and Administration of Aetna, Inc. Mr. Messina also was the Vice President and Controller of Aetna Health Plans from 1991 to 1995.

    ROBERT W. MILLER has been the Chairman of the Board since March 1998 and a Director since February 1998. Mr. Miller practiced law with the law firm King & Spalding in Atlanta from 1985 to 1997. In his practice, Mr. Miller specialized in representing health care clients in a variety of different capacities, including representations in mergers and acquisitions involving more than 75 hospitals, debt and equity restructurings and other corporate finance transactions.

    DARLA D. MOORE has been a Director since February 1996. Ms. Moore has been a private investor of Rainwater, Inc., a private investment firm, since 1994. From 1982 through 1994 she was a Managing Director of The Chase Manhattan Bank, N.A.

    JEFFREY A. SONNENFELD, PH.D. has been a Director since September 1997. Dr. Sonnenfeld has been President of The Chief Executive Institute (education) since December 1997. Dr. Sonnenfeld is a professor of organization and management and director of the Center for Leadership & Career Studies of the Goizueta Business School at Emory University. Dr. Sonnenfeld received his AB, MBA and doctorate degrees from Harvard University. Dr. Sonnenfeld also serves on the board of directors of Klaster Cruise Limited, Masely Securities Corporations, Transmedia-CBS, Inc. and U.S. Franchise Systems.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by the Company to the Company's Chief Executive Officer and the Company's four next most highly compensated executive officers (the "Named Executive Officers"), for the three fiscal years ended September 30, 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                                                ALL OTHER
                                                                                                             COMPENSATION (3)
                                                                                                            ------------------
                                                         ANNUAL COMPENSATION                  LONG-TERM
                                            ----------------------------------------------   COMPENSATION
     NAME AND PRINCIPAL          FISCAL                                    OTHER ANNUAL     --------------
          POSITIONS               YEAR        SALARY         BONUS       COMPENSATION (1)   OPTIONS(#) (2)
-----------------------------  -----------  -----------  -------------  ------------------  --------------
E. Mac Crawford (4)..........        1997   $   806,250  $   2,475,000     $         --          933,666       $    166,575
  Chairman of the Board,             1996       712,500        153,500               --          300,000            181,936
  President and Chief                1995       600,000             --          177,236               --            204,095
  Executive Officer

Craig L. McKnight (5)........        1997       378,688        150,000           59,743           65,000             45,158
  Executive Vice President           1996       361,250         50,000               --           25,000             73,891
  and Chief Financial Officer        1995       204,167             --           45,668          100,000             11,218

Steve J. Davis (6)...........        1997       337,500        150,000               --          167,500             43,750
  Executive Vice President-          1996       256,667         50,000               --           40,000             50,449
  Administrative Services and        1995       182,083             --           21,121               --             91,972
  General Counsel

Henry T. Harbin M.D. (7).....        1997       338,069        161,707               --          125,000             10,750
  Executive Vice President           1996       236,705        167,195               --          100,000             10,750
  and President and Chief
  Executive Officer of Green
  Spring

Danna Mauch Ph.D. (8)........        1997       304,500             --               --           --                 33,660
  Executive Vice President           1996       125,000         10,000               --           50,000             23,452
  and President and Chief
  Operating Officer of
  Magellan Public Solutions,
  Inc.

------------------------

(1) Other Annual Compensation for fiscal 1997 includes country club initiation fees and dues of $42,004 for Mr. McKnight. Other Annual Compensation for fiscal 1995 includes: (a) reimbursement of relocation expenses of $157,558 and $38,289 for Messrs. Crawford and McKnight, respectively, and (b) a car allowance of $12,000 for Mr. Davis.

(2) Represents the number of stock options granted under the Company's 1994 Stock Option Plan, 1996 Stock Option Plan and 1997 Stock Option Plan.

(3) All Other Compensation for fiscal 1997 includes: (a) contributions to the Company's 401(k) Plan of $5,250 for Messrs. Crawford and Davis, $3,000 for Mr. McKnight and contributions to the Green Spring 401(k) plan of $10,750 for Dr. Harbin; (b) amounts deposited in trust pursuant to the Company's Executive Benefits Plan ("EBP") of $151,816, $42,158, $38,500 and $33,660
    for Messrs. Crawford, McKnight, Davis and Dr. Mauch, respectively and (c) premiums paid for disability insurance of $9,509 for Mr. Crawford. All Other Compensation for fiscal 1996 includes: (a) contributions to the ESOP of $18,050, $22,795 and $22,795 for Messrs. Crawford,

    McKnight and Davis, respectively, which represents the Company's expense (the fair value of the ESOP shares on the date earned was $699, $883 and $883 for Messrs. Crawford, McKnight and Davis, respectively); (b) contributions to the Company's 401(k) Plan of $5,250 for Mr. Crawford and contributions to the Green Spring 401(k) Plan of $10,750 for Dr. Harbin; (c) amounts deposited in trust pursuant to the EBP of $137,191, $40,150, $23,375 and $23,452 for Messrs. Crawford, McKnight, Davis and Dr. Mauch, respectively; (d) premiums paid for life and disability insurance of $19,840, $10,260 and $3,595 for Messrs. Crawford, McKnight and Davis, respectively; and (e) term life insurance premiums of $1,605, $686 and $684 for Messrs. Crawford, McKnight and Davis, respectively. All Other Compensation for fiscal 1995 includes: (a) contributions to the ESOP of $20,408 and $18,560 for Messrs. Crawford and Davis, respectively, which represents the Company's expense (the fair value of the ESOP shares on the date earned was $465 and $424 for Messrs. Crawford, and Davis, respectively); (b) contributions to the Company's 401(k) Plan of $5,250 for Mr. Crawford; (c) amounts deposited in trust pursuant to the EBP of $104,877 and $25,897 for Messrs. Crawford and Davis, respectively; (d) premiums paid for life and disability insurance of $72,954, $11,010 and $4,410 for Messrs. Crawford, McKnight and Davis, respectively; (e) term life insurance premiums of $606, $208 and $685 for Messrs. Crawford, McKnight and Davis, respectively; and (f) amounts paid to Mr. Davis of $42,420 pursuant to Mr. Davis achieving performance goals set relating to his employment with the Company.

(4) Mr. Crawford resigned his position with the Company on March 18, 1998.

(5) Mr. McKnight became an employee of the Company effective March 1, 1995.

(6) In November, 1997, Mr. Davis resigned his position with the Company to become President and Chief Executive Officer of CBHS.

(7) Dr. Harbin became an executive officer of the Company effective December 13, 1995.

(8) Dr. Mauch became an employee of the Company effective May 1, 1996.

                          OPTION GRANTS IN FISCAL 1997

    The following table sets forth certain information with respect to grants of options to the Named Executive Officers who were granted options during fiscal 1997 and the potential realizable value of such options on September 30, 1997:

                                                                  INDIVIDUAL GRANTS
                           -----------------------------------------------------------------------------------------------
                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                              NUMBER OF       PERCENTAGE OF                                     ANNUAL RATES OF STOCK
                              SECURITIES      TOTAL OPTIONS                                       PRICE APPRECIATION
                              UNDERLYING       GRANTED TO                                          FOR OPTION TERM
                           OPTIONS GRANTED    EMPLOYEES IN       PRICE        EXERCISE      ------------------------------
          NAME                   (#)           FISCAL 1997     PER SHARE   EXPIRATION DATE        5%             10%
-------------------------  ----------------  ---------------  -----------  ---------------  --------------  --------------
E. Mac Crawford (1)......         183,666(2)         11.2%     $  20.875        12/17/06    $    2,411,199  $    6,110,453
                                  750,000(4)         45.7         24.375         2/28/07        11,496,980      29,135,604
Craig L. McKnight........          15,000(2)          0.9         20.875        12/17/06           196,923         499,041
                                   50,000(3)          3.0         23.438        11/30/05           631,648       1,570,244
Steve J. Davis...........          67,500(2)          4.1         20.875        12/17/06           886,152       2,245,683
                                  100,000(3)          6.1         23.438        11/30/05         1,263,296       3,140,488
Henry T. Harbin M.D......          25,000(2)          1.5         20.875        12/17/06           328,204         831,734
                                  100,000(4)          6.1         30.438         2/28/07         1,796,152       4,492,103

------------------------

(1) Mr. Crawford resigned his position with the Company on March 18, 1998.

(2) Options granted under the 1994 Stock Option Plan which become exercisable over three years at the rate of 33 1/3% of the total number of options per year.

(3) Options granted under the 1996 Stock Option Plan which became exercisable on June 17, 1997.

(4) Options granted under the 1997 Stock Option Plan, which become exercisable over three years at the rate of 33 1/3% of the total number of options per year.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1997
                     AND OPTION VALUES AT SEPTEMBER 30,1997

    The following table sets forth certain information with respect to options exercised by the Named Executive Officers during fiscal 1997, and the number and value of options held on September 30, 1997:

                                                                                         VALUE OF UNEXERCISED
                                                               NUMBER OF                     LN-THE-MONEY
                                                          UNEXERCISED OPTIONS                 OPTIONS AT
                              SHARES        VALUE        AT SEPTEMBER 30, 1997         SEPTEMBER 30, 1997($)(1)
                           ACQUIRED ON    REALIZED    ----------------------------  ------------------------------
          NAME             EXERCISE (#)      ($)      EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------  ------------  -----------  ------------  --------------  --------------  --------------
E. Mac Crawford (2)......           --    $      --       755,440         933,666   $   14,791,046   $  7,528,618
Craig L. McKnight........           --           --       141,667          48,333        1,648,996        611,054
Steve J. Davis...........           --           --       157,500          67,500        1,526,563        734,063
Henry T. Harbin M.D......           --           --       100,000         125,000        1,287,500        403,125
Danna Mauch Ph.D.........           --           --        50,000              --          437,500             --

------------------------

(1) The closing price for the Common Stock as reported on September 30, 1997 was $31.75. The value of unexercised in-the-money options is the difference between the per share option exercise price and $31.75, multiplied by the number of shares of Common Stock underlying in-the-money options.

(2) Mr. Crawford resigned his position with the Company on March 18, 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS. The following table sets forth certain information as of April 15, 1998 (except as otherwise noted) with respect to any person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock:

                                                                                 AMOUNT AND NATURE      PERCENT OF
NAME AND ADDRESS                                                              OF BENEFICIAL OWNERSHIP      CLASS
----------------------------------------------------------------------------  -----------------------  -------------
Richard E. Rainwater(1).....................................................           4,440,431              13.3%
  777 Main Street
  Suite 2700
  Ft. Worth, TX 76102
Rainwater-Magellan Holdings, L.P.(2)........................................           1,970,653               5.9%
  777 Main Street
  Suite 2700
  Ft. Worth, TX 76102
Wellington Management Company, LLP(3).......................................           3,205,850              10.2%
  75 State Street
  Boston, MA 02109
Lazard Freres & Co., LLC(4).................................................           2,422,575               7.7%
  30 Rockefeller Plaza
  New York, NY 10020
First Pacific Advisors, Inc.(5).............................................           1,592,500               5.1%
  11400 West Olympic Blvd.
  Suite 1200
  Los Angeles, CA 90064

------------------------

(1) Includes 1,970,653 shares of Common Stock that Rainwater-Magellan has the right to acquire pursuant to the Rainwater-Magellan Warrant and 12,500 shares that Darla D. Moore, a director of the Company and spouse of Richard
    E. Rainwater, has the right to acquire upon the exercise of options. Information concerning beneficial ownership of securities by Richard E. Rainwater is based on his Form 13 D/A dated April 20, 1998.

(2) Includes 1,970,653 shares of Common Stock that Rainwater-Magellan has the right to acquire pursuant to the Rainwater-Magellan Warrant. Under the rules of the SEC, Rainwater, Inc., the general partner of Rainwater-Magellan and Richard E. Rainwater, the sole owner and sole director of Rainwater, Inc., are also deemed to be beneficial owners of the shares owned by Rainwater-Magellan. Information concerning beneficial ownership of securities by Rainwater-Magellan is based on its Form 13 D/A, dated April 20, 1997.

(3) Information concerning beneficial ownership of securities by Wellington Management Company, LLP is based on its Form 13F, dated May 12, 1998.

(4) Information concerning beneficial ownership of securities by Lazard Freres & Co., LLC is based on its Form 13F, dated May 13, 1998.

(5) Information concerning beneficial ownership of securities by First Pacific Advisors, Inc. is based on its Form 13F, dated April 1, 1998.

    Wellington Management Company, LLP is an institutional investment manager and possesses sole dispositive power over 3,149,100 shares of Common Stock and shares dispositive power over 56,750 shares of Common Stock owned by it. Wellington Management Company, LLP possesses sole voting authority over 2,101,700 shares of Common Stock, shared voting power over 56,750 shares of Common Stock and no voting power over 1,047,400 shares of Common Stock.

    Lazard Freres & Co., LLC is an institutional money manager and possesses sole dispositive power and sole voting authority over all shares of Common Stock owned by it.

    First Pacific Advisors, Inc. is an institutional money manager and possesses sole dispositive power over 1,200,000 of the shares of Common Stock owned by it and shares dispositive power over 392,500 of such shares. It possesses no voting power over 1,200,000 of such shares and shares voting power over 392,500 of such shares.

    SECURITY OWNERSHIP OF MANAGEMENT. The following table sets forth certain information concerning the beneficial ownership of Common Stock by (i) directors, (ii) the Named Executive Officers and other executive officers and
(iii) directors and executive officers as a group, as of March 1, 1998:

                                                                            AMOUNT AND NATURE
                                                                              OF BENEFICIAL         PERCENT OF
NAME                                                                        OWNERSHIP (1)(2)     TOTAL OUTSTANDING
-------------------------------------------------------------------------  -------------------  -------------------
E. Mac Crawford(3).......................................................         1,067,016                3.3%
Craig L. McKnight........................................................           180,037                  *
Henry T. Harbin M.D......................................................           108,333                  *
John J. Wider, Jr........................................................                --                  *
Clarissa C. Marques, Ph.D. ..............................................            20,168                  *
Gregory T. Torres........................................................            60,915                  *
Edwin M. Banks(4)........................................................            39,500                  *
G. Fred DiBona, Jr.(5)...................................................           901,956                2.8
Andre C. Dimitriadis.....................................................            39,000                  *
A.D. Frazier, Jr.........................................................            28,500                  *
Raymond H. Kiefer........................................................            40,000                  *
Gerald L. McManis........................................................            39,000                  *
Darla D. Moore(6)........................................................         5,841,328               17.5
Robert W. Miller.........................................................                --                  *
Jeffrey A. Sonnenfeld Ph.D...............................................                --                  *
Daniel S. Messina........................................................                --(7)               *
All directors and executive officers as a group (16 persons).............         8,365,753(8)            23.2

------------------------

* Less than 1% of total outstanding.

(1) Includes 1,066,662, 180,000, 108,333, 35,000 and 20,000 shares that Messrs.
    Crawford, McKnight, Harbin, Torres and Ms. Marques, respectively, have the right to acquire upon the exercise of options and warrants within 60 days of March 1, 1998.

(2) Includes 39,000 shares that each of Messrs. Dimitriadis, Kiefer, Banks and McManis have the right to acquire, 28,500 shares that Mr. Frazier has the right to acquire, and 12,500 shares that each of Mr. DiBona and Ms. Moore have the right to acquire within 60 days of March 1, 1998.

(3) Mr. Crawford resigned his position with the Company on March 18, 1998.

(4) Does not include shares owned by W.R. Huff Asset Management Co., LLC, a registered investment advisor ("Huff"), of which Mr. Banks disclaims beneficial ownership. Mr. Banks is a securities analyst with Huff.

(5) Includes 889,456 shares that Independence Blue Cross owns. See "Certain Relationships and Related Transactions." Mr. DiBona is a director and the President and Chief Executive Officer of Independence Blue Cross and disclaims beneficial ownership of all securities attributed to him because of his positions with Independence Blue Cross.

(6) Includes 3,885,832 shares owned by Rainwater-Magellan and 1,942,966 shares that Rainwater-Magellan had the right to acquire as of March 1, 1988 pursuant to the Rainwater-Magellan Warrant. Ms. Moore is the spouse of Richard F. Rainwater, the sole stockholder and sole director of Rainwater, Inc., which is the sole general partner of Rainwater-Magellan.

(7) In accordance with Aetna U.S. Healthcare's policy, Mr. Messina will not accept any option grants for serving as a director.

(8) Includes 1,556,162 shares that the directors and executive officers have the right to acquire upon the exercise of options, 889,456 shares that Independence Blue Cross owns and 1,942,996 shares that Rainwater-Magellan, L.P. has the right to acquire upon the exercise of the Rainwater-Magellan Warrant, all of which are exercisable within 60 days of March 1, 1998.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Gerald L. McManis, a director of the Company, is the President of McManis Associates, Inc. ("MAI"), a strategy development and management consulting firm for healthcare and health-related companies. During fiscal 1997, MAI provided consulting services to the Company with respect to the development of strategic plans and a review of the Company's business processes. The Company paid approximately $825,000 in fees for such services during fiscal 1997 and reimbursed MAI approximately $60,000 for expenses.

    G. Fred DiBona, Jr., a director of the Company, is a director and the President and Chief Executive Officer of Independence Blue Cross. As of November 30, 1997, Independence Blue Cross had a 12.25% equity interest in Green Spring.

    The Company acquired a 51% equity interest in Green Spring on December 13, 1995 for approximately $68.9 million in cash, the issuance of Common Stock valued at approximately $4.3 million and the contribution of Group Practice Affiliates, Inc., a wholly-owned subsidiary of the Company ("GPA"), to Green Spring. The Exchange Agreement provided that the minority stockholders of Green Spring, including Independence Blue Cross, had the option (the "Exchange Option") under certain circumstances, to exchange their equity interests in Green Spring for 2,831,516 shares of Common Stock or $65.1 million in subordinated notes. In the event of an exchange, the Company could have elected to pay cash in lieu of issuing subordinated notes. Each of the Exchange Options has been exercised. The consideration paid and terms of the Exchange Option were determined through arm's length negotiations that considered, among other factors, the historical and projected income of Green Spring and the value of GPA. The consideration paid by the Company was determined by the Board with the advice of management and the Company's investment bankers. On December 20, 1995, the Company acquired an additional 10% equity interest in Green Spring for $16.7 million in cash as a result of the exercise of the Exchange Option by a minority stockholder of Green Spring. The Company had a 61% equity interest in Green Spring as of November 30, 1997.

    On December 13, 1995, as part of the Company's initial investment in Green Spring, Independence Blue Cross sold a 4.42% equity interest in Green Spring, in which it had a cost basis of $3.2 million, to the Company for $5.4 million in cash. The Exchange Option gave Independence Blue Cross the right, until December 13, 1998, to exchange its remaining equity interest in Green Spring for a maximum of 889,565 shares of Common Stock or $20.5 million in subordinated notes. Independence Blue Cross converted its equity interest in Green Spring into 889,456 shares of Common Stock during January 1998 in connection with the Company's announced acquisition of Merit and related transactions.

    Independence Blue Cross and its affiliated entities contract with Green Spring for provider network, care management and medical review services pursuant to contractual relationships entered into on July 7, 1994, with terms of up to five years. During fiscal 1997, Independence Blue Cross and its affiliated entities paid Green Spring approximately $48.0 million for such services. As of September 30, 1997, Independence Blue Cross and its affiliated entities owed Green Spring approximately $13.6 million. Green Spring recorded revenue of approximately $47.4 million from Independence Blue Cross during fiscal 1997.

    On July 7, 1994, Independence Blue Cross sold a subsidiary to Green Spring in exchange for a $15.0 million promissory note. As of November 30, 1997, $6.0 million remained outstanding under such promissory note and is due and payable in equal installments on July 7, 1998 and 1999.


    Daniel S. Messina, a director of the Company, is the Chief Financial Officer of Aetna. On December 4, 1997, the Company consummated the purchase of HAI, formerly a unit of Aetna, for approximately $122.1 million, which the Company funded from cash on hand. HAI manages the care of 16.3 million covered lives, primarily through EAPs and other non-risk-based managed behavioral healthcare plans. The Company may be required to make additional contingent payments of up to $60.0 million annually to Aetna over the five-year period subsequent to closing. The amount and timing of the payments will be contingent upon net increases in the number of HAI's covered lives in specified products. For the twelve months ended September 30, 1997, HAI had revenue of $117.0 million. The consideration paid was determined through arm's length negotiations that considered, among other factors, the historical and projected income of HAI. The consideration paid by the Company was determined by the Board with the advice of management and the Company's investment bankers. A contract between HAI and Aetna represents 21% of the Company's pro forma covered lives and would represent 5% of its pro forma managed behavioral healthcare revenues for fiscal 1997.


    Richard E. Rainwater and certain of his affiliates have a significant interest in Crescent and the Company. Set forth below is a summary of the interests of such persons.

    On June 17, 1997, the Company sold the Psychiatric Hospital Facilities to Crescent for $417.2 million in cash (before costs of approximately $16 million) and warrants for the purchase of 2.5% of the common stock of COI. Simultaneously with the sale of the Psychiatric Hospital Facilities to Crescent, the Company and COI formed CBHS to conduct the operations of the Psychiatric Hospital Facilities and certain other facilities transferred to CBHS by the Company. The Company owns a 50% interest in CBHS, which it obtained by contributing approximately $5 million of certain net assets to CBHS. The Company franchises the "CHARTER" System of behavioral healthcare to each of the Psychiatric Hospital Facilities and other facilities operated by CBHS. In exchange, CBHS pays certain franchise fees to the Company.

    Crescent is the operating partnership of Crescent Real Estate Equities ("CEI"). Mr. Rainwater is the Chairman of the Board of Directors of CEI. The sole general partner of Crescent is Crescent Real Estate Equities ("Crescent GP"), which is a wholly-owned subsidiary of CEI. Mr. Rainwater owns beneficially 12.5% of Crescent, which interests consist of common stock in CEI (including common stock of CEI that may be acquired pursuant to the exercise of options) and units of ownership in Crescent. Mr. Rainwater is an affiliate of Crescent, Crescent GP, COI and CEI.

    A total of 4,000,000 shares of Common Stock and warrants for an additional 2,000,000 shares of Common Stock were acquired by Rainwater-Magellan from the Company in a Private Placement pursuant to a Stock and Warrant Purchase Agreement and certain related agreements (the "Private Placement Agreements").

    Rainwater-Magellan owns 27,657 shares of Common Stock and holds a portion of the Rainwater-Magellan Warrant, which gives Rainwater-Magellan the right to purchase an additional 1,942,996 shares of Common Stock. Rainwater, Inc. is the sole general partner of Rainwater-Magellan. Richard E. Rainwater is the sole stockholder and a director of Rainwater, Inc. Mr. Rainwater has sole voting and dispositive power over the shares of Common Stock owned by Rainwater-Magellan and the shares of Common Stock underlying the Rainwater-Magellan Warrant. As a result of such relationships, Mr. Rainwater is deemed to be the beneficial owner of the shares of Common Stock held by Rainwater-Magellan, including the shares of Common Stock which can be purchased under the Rainwater-Magellan Warrant.

    Mr. Rainwater owns beneficially approximately 62.8% of Rainwater-Magellan. Mr. Rainwater's three children own beneficially an additional 4.8% of Rainwater-Magellan through a limited partnership of which Mr. Rainwater is general partner and an additional 1.2% each through trusts which are managed by an unaffiliated trustee.

    The Rainwater-Magellan Warrant entitles the holders to purchase in the aggregate, at any time prior to its January 25, 2000 expiration date, up to 2,000,000 shares of Common Stock at a purchase price of $26.15 per share. The Private Placement Agreements provide, among other things, for the adjustment of the number of shares of Common Stock that can be purchased under the Rainwater-Magellan Warrant and the purchase price, respectively, for certain dilutive events, for registration rights for the shares of Common Stock owned by Rainwater-Magellan, including those underlying the Rainwater-Magellan Warrant (which registration rights, as mentioned below, have been exercised), and for a variety of other customary provisions, including, without limitation, certain restrictions on Rainwater-Magellan's private sale of such shares, certain preemptive rights of Rainwater-Magellan to acquire additional securities issued by the Company for cash in a private placement transaction and standstill covenants restricting the purchase of additional shares of Common Stock by Rainwater-Magellan and its affiliates in certain circumstances.

    Darla D. Moore, a director of the Company, is the spouse of Richard E. Rainwater. Under the terms of the Private Placement Agreements, Rainwater-Magellan has the right to designate a nominee acceptable to the Company for election as a director of the Company for so long as the Rainwater Group continues to own beneficially a specified minimum number of shares of Common Stock. Rainwater-Magellan proposed Ms. Moore as its nominee for director, and Ms. Moore was elected a director by the Board in February 1996. For purposes of this Prospectus, any reference to the "Rainwater Group" includes Rainwater Magellan, Rainwater, Inc., Richard E. Rainwater, Darla D. Moore and their affiliates and associates.

    As of April 15, 1998, Rainwater-Magellan beneficially owned 1,970,653 shares of Common Stock (including the 1,942,996 shares which can be purchased under the Rainwater-Magellan Warrant), which represents in the aggregate 5.9% of the Common Stock.

    Under the terms of the Private Placement Agreements, the Company agreed (i) to pay a transaction fee of $150,000; (ii) to reimburse certain expenses of Rainwater, Inc. in connection with the Private Placement; (iii) to pay the Rainwater Group an annual monitoring fee of $75,000 commencing on March 31, 1996; and (iv) to reimburse the Rainwater Group for reasonable fees and expenses (up to a maximum of $25,000 annually) incurred in connection with its ownership of the Common Stock and the Rainwater-Magellan Warrant. The Company also agreed under the Private Placement Agreements to reimburse the Rainwater Group in the future for one additional filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if a filing under such act is required in connection with an exercise of the Rainwater-Magellan Warrant.

    Rainwater-Magellan purchased the Common Stock and the Rainwater-Magellan Warrant on January 25, 1996. During fiscal 1997, the Company paid an aggregate of $77,019 for the annual monitoring fee and fees and expenses incurred in connection with Rainwater-Magellan's ownership of the Common Stock and Rainwater-Magellan Warrant. Excluded from these amounts are directors' fees and expense reimbursement paid to Ms. Moore in her capacity as a director of the Company. The Company has incurred costs to date of approximately $55,000 in connection with its registration of the shares and approximately $40,000 in costs to register the shares of Common Stock underlying the Rainwater-Magellan Warrant.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    The Company sold the Old Notes to the Initial Purchaser on February 12, 1998 pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Old Notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act or pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S under the Securities Act. As a condition to the Purchase Agreement, the Company entered into the Registration Rights Agreement, pursuant to which the Company agreed, for the benefit of all holders of the Old Notes, that it would, at its expense, (i) as soon as practicable after the initial issuance of the Old Notes, file a registration statement with the Commission with respect to a registered offer to exchange the Old Notes for the New Notes and (ii) use its best efforts to cause such registration statement to be declared effective under the Securities Act by July 10, 1998. The Company also agreed that upon effectiveness of the Registration Statement, it would offer to all holders of the Old Notes an opportunity to exchange their securities for an equal principal amount of the New Notes. Further, the Company agreed that it would keep the Exchange Offer open for acceptance for not less than 30 business days (subject to any extensions required by applicable law) after the date such Registration Statement was declared effective and would comply with Regulation 14E and Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the filing requirements of Rule 13e-4). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement.

    Based on existing interpretations of the Staff with respect to similar transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that such New Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the New Notes. Each broker or dealer receiving New Notes in the Exchange Offer in exchange for Old Notes acquired by the broker-dealer for its own account in market-making or other trading activities ("Participating Broker-Dealers") will be subject to a prospectus delivery requirement with respect to resales of such New Notes. Each Participating Broker-Dealer must acknowledge that it will deliver a resale prospectus in connection with any resale of such New Notes. The Letter of Transmittal which accompanies this Prospectus states that by so acknowledging and by delivering a resale prospectus, a Participating Broker-Dealer will not be deemed to admit to be acting in the capacity of an "underwriter" (within the meaning of Section 2(11) of the Securities Act). This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as result of market-making or other trading activities. Any broker-dealer that receives New Notes for its own account in exchange for Old Notes acquired directly from the Company may not rely on the interpretations of the Staff of the Commission referred to above and, in connection with the resale of any such New Notes, must comply with the registration and prospectus delivery requirements of the Securities Act, including the requirement that such broker-dealer be named as a selling Noteholder in the resale prospectus. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers to use this Prospectus in connection with the resale of such New Notes for a period of 180 days from the date on which the Registration Statement of which this Prospectus is a part is first declared effective.

    Each holder of the Old Notes who wishes to exchange its Old Notes for New Notes in the Exchange Offer will be required to make certain representations to the Company in the accompanying Letter of Transmittal, including that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it is not participating in, does not intend to participate in and has no arrangement with any person to participate in a public distribution (within the meaning of the Securities Act) of the New Notes, and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act of the Company, or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it. In addition, each holder who is not a broker-dealer will be required to represent that it is not engaged in, and does not intend to engage in, a public distribution of the New Notes. Each Participating Broker-Dealer who receives New Notes for its own account in exchange for Old Notes that were acquired by it as a result of market-making or other trading activities, will be required to acknowledge that it will deliver this Prospectus in connection with any resale by it of such New Notes.

    Accordingly, subject to the aforementioned interpretations of the Staff with respect to the free transferability of the New Notes received by holders in exchange for their Old Notes pursuant to the Exchange Offer and, as set forth in such interpretations, the ability of certain holders to participate in the Exchange Offer, holders of Old Notes otherwise eligible to participate in the Exchange Offer and receive pursuant thereto freely tradeable New Notes but who elect not to tender their Old Notes for exchange, will not have any further registration rights under the Registration Rights Agreement and the Old Notes not so exchanged will remain "restricted securities" (within the meaning of the Securities Act) and subject to restrictions on transfer under the Securities Act.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (together, the "Exchange Offer"), the Company will accept for exchange and exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

    The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes have been registered under the Securities Act and will not bear legends restricting the transfer thereof, (ii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, which rights will terminate when the Exchange Offer is terminated and (iii) the New Notes have been given a series designation to distinguish the New Notes from the Old Notes. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

    As of the date of this Prospectus, all $625,000,000 outstanding principal amount of the Old Notes were evidenced by global securities, registered in the name of CEDE & Co., as nominee for DTC, and held by Marine Midland Bank as securities custodian for CEDE & Co. As indicated elsewhere in this Prospectus, the Old Notes have been included in the PORTAL Market for trading among "qualified institutional buyers" pursuant to Rule 144A under the Securities Act.

    For purposes of administration, the Company has fixed the close of business
on [        ], 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the accompanying Letter of Transmittal will be mailed initially. There will be no fixed record date for determining generally registered holders of Old Notes entitled to participate in the Exchange Offer.

    Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with Regulation 14E and Rule 13e-4 under the Exchange Act (other than the filing requirements of Rule 13e-4).

    The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company.

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein under "--Conditions" or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date. See "--Procedures for Tendering."

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
[        ], 1998, unless the Company, in its sole discretion, extends the
Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

    In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will notify the registered Holders as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of (a) an amendment to the Registration Statement of which this Prospectus is a part and (b) a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer, in accordance with applicable rules of the Commission and published interpretations of the Staff, for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

    Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

    Each New Note will bear interest from its date of original issuance. Holders of Old Notes that are accepted for exchange and exchanged for New Notes will receive, in cash, accrued interest thereon to, but not including, the original issuance date of the New Notes. The Old Notes will bear interest at a rate per annum of 9% through the date next preceding the date of the original issuance of the New Notes. Such interest will be paid on the first interest payment date for the New Notes. Interest on the Old Notes accepted for exchange and exchanged in the Exchange Offer will cease to accrue on the date next preceding the date of original issuance of the New Notes. The New Notes will bear interest (as do the Old Notes) at a rate per annum of 9%, which interest will be payable semi-annually on each February 15 and August 15, commencing on August 15, 1998.

PROCEDURES FOR TENDERING

    Only a Holder of Old Notes may participate in the Exchange Offer. The tender to the Exchange Agent of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) a timely Book-Entry Confirmation (as hereinafter defined) of such Old Notes into the Exchange Agent's account at the Depositary (the "Book Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent prior to the Expiration Date or (ii) the Holder must comply with the guaranteed delivery procedures described below.

    By executing the accompanying Letter of Transmittal, each Holder will thereby make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

    The tender by a Holder and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal.

    THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. See "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the Letter of Transmittal.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such person must submit a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    The Exchange Agent and DTC have confirmed to the Company that any financial institution that maintains a direct account with DTC (a "Participant") may utilize DTC's Automated Tender Offer Program ("ATOP") to tender Old Notes for exchange in the Exchange Offer. The Exchange Agent will request that DTC establish an account with respect to the Old Notes for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any Participant may effect book-entry delivery of Old Notes by causing DTC to record the transfer of the tendering Participant's beneficial interests in the global Old Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for such transfer. However, the exchange of New Notes for Old Notes so tendered only will be made after timely confirmation (a "Book-Entry Confirmation") of such book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as defined below) and any other documents required by the Letter of Transmittal. The term "Agent's Message" as used herein means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering Old Notes for exchange which are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms and conditions of the Letter of Transmittal, and that the Company may enforce such agreement against such Participant.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and (i) who cannot deliver the Letter of Transmittal or any other required documents to the Exchange Agent or
(ii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

        (a) the tender is made through an Eligible Institution;

        (b) prior to the Expiration Date, the Exchange Agent receives from such Holder and such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

        (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

    Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange, will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

        (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

        (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer; or

        (c) any law, statute, rule, regulation or interpretation by the Staff is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

        (d) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

    If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of
(a) an amendment to the Registration Statement of which this Prospectus is a part and (b) a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer, in accordance with applicable rules of the Commission and published interpretation of the Staff, for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

EXCHANGE AGENT

    Marine Midland Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    Marine Midland Bank
    140 Broadway, Level A
    New York, New York 10005-1180
    Attention: Corporate Trust Operations

    Telephone: (212) 658-6433

    Facsimile: (212) 658-6425

FEES AND EXPENSES

    The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

    The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will reimburse the Holders of the Old Notes for the reasonable fees and expenses of not more than one firm of counsel designated by the holders of a majority in principal amount of the Old Notes outstanding within the meaning of the Indenture to act as counsel for all Holders of Old Notes in connection therewith and will reimburse the Holders of the Old Notes for the reasonable fees and expenses of not more than one firm of counsel designated by the holders of a majority in principal amount of the Old Notes outstanding within the meaning of the Indenture to act as counsel for all Holders of Old Notes in connection therewith.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

    The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

    The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be be recognized.

TERMINATION OF CERTAIN RIGHTS

    Holders of the New Notes will not be entitled to the benefits of the Registration Rights Agreement, pursuant to which the Company agreed, for the benefit of holders of the Old Notes, that it would, at its expense, (i) as soon as practicable after the initial issuance of the Old Notes, file a registration statement with the Commission with respect to a registered offer to exchange the Old Notes for the New Notes and (ii) use its best efforts to cause such registration statement to be declared effective under the Securities Act by July 10, 1998.

    In addition, pursuant to the Registration Rights Agreement, if (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, the Company is not permitted to effect the Exchange Offer as contemplated hereby, (ii) any Old Notes validly tendered pursuant to the Exchange Offer are not exchanged for New Notes by September 10, 1998, (iii) the Initial Purchaser so requests with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Old Notes to participate in the Exchange Offer, (v) any holder of Old Notes that participates in the Exchange Offer does not receive freely transferable New Notes in exchange for tendered Old Notes, or (vi) the Company so elects, then the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged for a freely transferable New Note in the Exchange Offer; (ii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act. The Company will use its reasonable best efforts to have the Shelf Registration Statement declared effective by the Commission as promptly as practicable after the filing thereof and to keep the Shelf Registration Statement continuously effective until February 12, 2000. The Company, at its expense, will provide to each holder of the Old Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes from time to time. A holder of Old Notes who sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

    Pursuant to the Registration Rights Agreement, the Company agreed that, in the event that the Exchange Offer is not consummated on or prior to September 10, 1998, the Company will be obligated to pay liquidated damages to each holder of the Old Notes in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes held by such holder until the Exchange Offer is consummated. See "--Purpose and Effect of the Exchange Offer."

CONSEQUENCES OF FAILURE TO EXCHANGE

    The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain "restricted securities" (within the meaning of the Securities
Act). Accordingly, prior to the date that is two years after the later of the date of the original issue thereof and the last date on which the Company or any affiliate of the Company was the owner of such Old Notes (the "Resale Restriction Termination Date"), such Old Notes may be resold only (i) to the Company, (ii) to a person whom the seller reasonably believes is a "qualified institutional buyer" purchasing for its own account or for the account of another "qualified institutional buyer" in compliance with the resale limitations of Rule 144A, (iii) to an "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) that is an institution (an "Institutional Accredited Investor") that, prior to such transfer, furnishes to the Trustee a written certification containing certain representations and agreements relating to the restrictions on transfer of the Notes (the form of which letter can be obtained from the Trustee), (iv) pursuant to the limitations on resale provided by Rule 144 under the Securities Act (if available), (v) pursuant to the resale provisions of Rule 904 of Regulation S under the Securities Act, (vi) pursuant to an effective registration statement under the Securities Act or (vii) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such account be at all times within its control and to compliance with applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.

RESALES OF THE NEW NOTES

    With respect to resales of New Notes, based on existing interpretations of the Staff, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act; provided such New Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in any public distribution of the New Notes. Each Participating Broker-Dealer receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such New Notes. Each Participating Broker-Dealer must acknowledge that it will deliver a resale prospectus in connection with any resale of such New Notes. The Letter of Transmittal which accompanies this Prospectus states that by so acknowledging and by delivering a resale prospectus, a Participating

Broker-Dealer will be deemed not to be acting in the capacity of an "underwriter" (within the meaning of Section 2(11) of the Securities Act). This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes for a period of 180 days from the date on which the Registration Statement of which this Prospectus is a part is first declared effective.

    Each holder of the Old Notes who wishes to exchange its Old Notes for New Notes in the Exchange Offer will be required to make certain representations to the Company in the accompanying Letter of Transmittal, including that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in a public distribution (within the meaning of the Securities Act) of the New Notes, and
(iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act of the Company, or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it. In addition, each holder who is not a broker-dealer will be required to represent that it is not engaged in, and does not intend to engage in, a public distribution of the New Notes. Each Participating Broker-Dealer who receives New Notes for its own account in exchange for Old Notes that were acquired by it as a result of market-making or other trading activities, will be required to acknowledge that it will deliver a Prospectus in connection with any resale by it of such Old Notes. For a description of the procedures for certain resales by broker-dealers, see "Plan of Distribution."

                              PLAN OF DISTRIBUTION

    Each Participating Broker-Dealer that holds Old Notes that were acquired for its own account as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company), may exchange such Old Notes for New Notes pursuant to the Exchange Offer. However, a Participating Broker-Dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and, therefore, will be required to deliver a prospectus satisfying the requirements of the Act in connection with any resales by it of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes in satisfaction of such prospectus-delivery requirement. The delivery by a Participating Broker-Dealer of this Prospectus in connection with resales of New Notes shall not be deemed to be an admission by such Participating Broker-Dealer that it is an "underwriter" within the meaning of the Act. The Company has agreed that it shall cause the Registration Statement of which this Prospectus is a part to remain current and continuously effective for a period of 180 days from the date on which such Registration Statement was first declared effective and that it shall supplement or amend from time to time this Prospectus to the extent necessary to permit this Prospectus (as so supplemented or amended) to be delivered by Participating Broker-Dealers in connection with their resales of New Notes.

    The Company will not receive any proceeds from any sale of New Notes by Participating Broker-Dealers or otherwise. New Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through dealers who may receive compensation in the form of commissions, concessions or allowances from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Broker-Dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions, concessions or allowances received by any such persons may be deemed to be underwriting compensation under the Securities Act. The accompanying Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period 180 days from the date on which the Registration Statement of which this Prospectus is a part is first declared effective, the Company will deliver to each holder of New Notes, without charge, as many copies of this Prospectus and any amendment or supplement to this Prospectus as such person may reasonably request. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions, concessions or allowances of any brokers or dealers and certain transfer taxes and will indemnify the holders of the New Notes (including any Participating Broker-Dealers) against certain liabilities, including liabilities under the Securities Act, or to the extent such indemnification is unavailable or insufficient, to contribute to any payments that such Participating Broker-Dealers may be required to make in respect thereof.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

    The New Notes will be issued under the Indenture, dated February 12, 1998, between the Company and Marine Midland Bank, as trustee (the "Trustee"), pursuant to which the Old Notes were issued. For purposes of the following summary, the Old Notes and the New Notes shall be collectively referred to as the "Notes." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below and those terms made a part thereof by the Trust Indenture Act. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Copies of the Indenture will be made available to holders of Notes upon request.

    The Notes will be general unsecured senior subordinated obligations of the Company. The Notes are limited in aggregate principal amount to $625 million and will mature on February 15, 2008. Interest on the Notes will accrue at the rate of 9% per annum and will be payable semi-annually on each February 15 and August 15, commencing on August 15, 1998, to the holders of record on the immediately preceding February 1 and August 1, whether or not a business day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year, comprised of twelve 30-day months. Interest and principal on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City of New York, Borough of Manhattan or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Unless otherwise designated by the Company, the Company's office or agency maintained for such purpose in the City of New York, Borough of Manhattan will be the office of the Trustee located at 140 Broadway, New York, New York 10005. The Notes will be issued only in fully registered form, without coupons in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

    The Notes are not redeemable at the option of the Company prior to February 15, 2003. The Notes will be redeemable at the option of the Company on or after such date, in whole or in part, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each holder's registered address, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

                                                                                   REDEMPTION
YEAR                                                                                 PRICES
--------------------------------------------------------------------------------  ------------
2003............................................................................     104.500%
2004............................................................................     103.000%
2005............................................................................     101.500%
2006 and thereafter.............................................................     100.000%

    In addition, at any time and from time to time prior to February 15, 2001, the Company may, at its option, redeem up to 35% of the original aggregate principal amount of Notes at a redemption price (expressed as a percentage of the principal amount) of 109%, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more

Equity Offerings; PROVIDED that at least 65% of such original aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption; and PROVIDED, FURTHER, that such redemption shall occur within 60 days of the date of the closing of any such Equity Offering.

SINKING FUND

    The Notes are not subject to the benefit of any sinking fund.

SELECTION AND NOTICE

    If less than all of the Notes are to be redeemed at any time, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, provided that Notes shall be redeemed in principal amounts of $1,000 or integral multiples thereof. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the repurchase of such holder's Notes in whole or in part pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Within 10 days following any Change of Control, the Company shall mail a notice (along with any other instructions determined by the Company, consistent with this covenant, that a holder must follow in order to have its Notes purchased) to the Trustee and to each holder stating: (i) that the Change of Control Offer is being made pursuant to the "Change of Control" provision of the Indenture and that all Notes tendered and not subsequently withdrawn will be accepted for payment and paid for by the Company; (ii) the purchase price and the purchase date (which shall not be less than 30 days nor more than 60 days after the date such notice is mailed) (the "Change of Control Payment Date"); (iii) that any Note not tendered will continue to accrue interest and shall continue to be governed by the terms of the Indenture in all respects; (iv) that, unless the Company defaults in the payment thereof, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; (v) that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to be purchased to the Paying Agent at the address specified in the notice prior to the close of business on the business day next preceding the Change of Control Payment Date; (vi) that holders will be entitled to withdraw their election on the terms and conditions set forth in such notice; and (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each such new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

    On (or, in the case of clause (ii) of this paragraph, at the Company's election, before) the Change of Control Payment Date, the Company shall (i) accept for payment all Notes or portions thereof tendered and not theretofore withdrawn, pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent immediately available funds sufficient to pay the purchase price of all Notes or portions thereof accepted for payment, and (iii) deliver or cause to be delivered to the Trustee all Notes so tendered, together with

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
an officer's certificate specifying the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of Notes so tendered payment in an amount equal to the purchase price for such Notes, and the Trustee shall promptly authenticate and mail to such holder one or more certificates evidencing new Notes equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    If at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the second preceding paragraph, the Company shall (i) repay in full all Bank Indebtedness or offer to repay in full all Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) (x) obtain any requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of Notes as provided for in this covenant or (y) deliver to the Trustee an officer's certificate signed by a responsible financial officer of the Company that no such consent is required.

    The Company will comply with the requirements of Regulation 14E and Rule 13e-4 (other than the filing requirements of such rule) under the Exchange Act, and any other securities laws and regulations thereunder that are applicable in connection with the repurchase of the Notes resulting from a Change of Control.

    The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

    One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets under certain circumstances. This phrase has no clearly established meaning under New York law (which governs the Indenture), has been the subject of limited judicial interpretations, and will be interpreted based upon the particular facts and circumstances of each case in which it arises. As a result, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase and, therefore, whether such court would deem a Change of Control to have occurred.

    The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the New Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

SUBORDINATION

    The indebtedness evidenced by the Notes will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of the Company, will rank PARI PASSU in right of payment with all existing and

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future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes will also be effectively subordinated to any Secured Indebtedness of the Company and its subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations (as defined in the Indenture) held in any defeasance trust described under "Defeasance and Discharge of the Indenture and the Notes" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.


    Currently, substantially all of the operations of the Company are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company. At June 30, 1998, the total liabilities (including indebtedness but excluding subsidiary guarantees of amounts outstanding under the New Credit Agreement) of the Company's subsidiaries were approximately $393.2 million, plus trade payables. Although the Indenture limits the incurrence of indebtedness and preferred stock of certain of the Company's subsidiaries, such limitation is subject to a number of significant qualifications.



    As of June 30, 1998, (i) the aggregate amount of the Company's outstanding Senior Indebtedness was $580.7 million (exclusive of unused commitments), substantially all of which would have been Secured Indebtedness and would have been guaranteed by substantially all of the Company's subsidiaries, (ii) the Company would have had no Senior Subordinated Indebtedness other than the Notes and no Indebtedness that is subordinate or junior in right of payment to the Notes and (iii) the outstanding indebtedness of the Company's subsidiaries (excluding guarantees of the Company's indebtedness) would have been $342.8 million, substantially all of which would have been Secured Indebtedness.


    Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes. The Notes will in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

    Upon any distribution to creditors upon any liquidation, dissolution, winding up, bankruptcy, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities, insolvency, receivership or similar proceedings relating to the Company, the holders of Senior Indebtedness will be entitled to receive payment in full of all obligations with respect to Senior Indebtedness before the holders of Notes receive any direct or indirect payment (excluding certain permitted equity or subordinated securities) on account of principal of, premium, if any, or interest on the Notes.

    The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance and Discharge of the Indenture and the Notes" below and may not otherwise purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Specified Senior Indebtedness is not paid when due or (ii) any other default on Specified Senior Indebtedness occurs which results in the maturity of such Specified Senior Indebtedness being accelerated in accordance with its terms unless, in either case, the default has been cured or waived or any such acceleration has been rescinded or such Specified Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Specified Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default

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(other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Specified Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the Specified Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) by repayment in full of such Specified Senior Indebtedness or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph), unless the holders of such Specified Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Specified Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults that may exist or occur with respect to Specified Senior Indebtedness during such period. However, subject to the following sentence, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Specified Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this Section, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Specified Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Specified Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

CERTAIN COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of the Company's or any of its Restricted Subsidiaries' Capital Stock or other Equity Interests, including any such payment in connection with any merger or consolidation (other than dividends or distributions payable to the Company or any of its Restricted Subsidiaries or payable in shares of Capital Stock or other Equity Interests of the Company other than Redeemable Stock), (ii) purchase, repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Subsidiaries from any Person (other than from the Company or any of its Restricted Subsidiaries); (iii) purchase, repurchase, redeem, prepay, defease, or otherwise acquire or retire for value
(A) any Subordinated Obligations prior to scheduled maturity, repayment or sinking fund payment or (B) any Indebtedness of any Unrestricted Subsidiary or
(iv) make any Investment other than a Permitted Investment (the foregoing actions set forth in clauses (i) through (iv) being referred to as "Restricted Payments"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

        (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

        (b) such Restricted Payment (the amount so expended, if other than in cash and if greater than $20 million, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors), together with the aggregate of all other Restricted Payments made on or after the Closing Date, exceeds the sum of (A) $15 million,

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
    (B) 50% of the Consolidated Net Income of the Company accrued on a cumulative basis for the period beginning on the first day of the first month following the Closing Date and ending on the last day of the last month immediately preceding the month in which such Restricted Payment occurs (or, if aggregate cumulative Consolidated Net Income for such period is a deficit, minus 100% of such deficit), (C) 100% of the aggregate net cash proceeds received by the Company after the Closing Date from the issuance or sale of Capital Stock or other Equity Interests of the Company (other than such Capital Stock or other Equity Interests issued or sold to a Subsidiary of the Company or an employee stock ownership plan or similar trust established by the Company or any of its Subsidiaries and other than Redeemable Stock), (D) the aggregate net cash proceeds received on or after the Closing Date by the Company from the issuance or sale of debt securities of the Company that have subsequently been converted into or exchanged for Capital Stock or other Equity Interests of the Company (other than Redeemable Stock) plus the aggregate net cash proceeds received by the Company at the time of such conversion or exchange less the amount of any cash or other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange, (E) 100% of the aggregate net cash proceeds received by the Company after the Closing Date upon the exercise of options, warrants or similar instruments or rights (whether issued prior to or after the Closing Date) to purchase the Company's Capital Stock (other than Redeemable Stock) and (F) 100% of the aggregate net cash proceeds received by the Company or any Restricted Subsidiary after the Closing Date from (i) the sale or other disposition of Investments (other than Permitted Investments) made by the Company and its Restricted Subsidiaries in an Unrestricted Subsidiary or (ii) a dividend from, or the sale of the stock of, an Unrestricted Subsidiary; or

        (c) the Company would not be permitted to incur $1.00 of additional Indebtedness pursuant to the first paragraph of "--Limitation on Additional Indebtedness" below.

    The foregoing provisions will not prohibit (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) to the extent required under applicable law, rule, order or regulation or if the failure to do so would create a material risk of disqualification of the ESOP under the Internal Revenue Code, the acquisition by the Company of its common stock from the ESOP or from participants and beneficiaries of the ESOP; (iii) the acquisition or retirement of Capital Stock of the Company held by any future, present or former employee, director or consultant of the Company or any Subsidiary of the Company pursuant to any management or employee equity, stock option or other benefit plan or any other agreement in an amount not to exceed $5 million in any fiscal year; (iv) the acquisition by the Company or any of its Restricted Subsidiaries of Equity Interests of the Company or such Restricted Subsidiary, if the exclusive consideration for such acquisition is the issuance by the Company or such Restricted Subsidiary of its Equity Interests (other than Redeemable Stock); (v) the purchase, redemption or acquisition by the Company of rights under the Rights Plan prior to such time as such rights have become exercisable not to exceed $2 million in the aggregate; (vi) the redemption, repurchase, acquisition or retirement of Indebtedness of the Company or its Restricted Subsidiaries being concurrently refinanced by Refinancing Indebtedness permitted under "--Limitation on Additional Indebtedness" below; (vii) the purchase, repayment, redemption, prepayment, defeasance, acquisition or retirement of any Indebtedness, if the exclusive consideration therefor is the issuance by the Company of its Equity Interests (other than Redeemable Stock); (viii) the redemption, repurchase, acquisition or retirement of Equity Interests in a Permitted Joint Venture of the Company or of a Restricted Subsidiary, provided that (A) if the Company or any of its Restricted Subsidiaries incurs Indebtedness in connection with such redemption, repurchase, acquisition or retirement, after giving effect to such incurrence and such redemption, repurchase, acquisition or retirement, the Company could incur $1.00 of additional Indebtedness pursuant to the first paragraph of "--Limitation on Additional Indebtedness" below and (B) no Default or Event of Default has occurred and is continuing or would result therefrom; (ix) dividend payments to the holders of interests in Permitted Joint Ventures of the Company or of a Restricted Subsidiary, ratably in accordance with their respective Equity Interests or, if not ratably, then in accordance with the priorities set forth in the respective organizational documents for, and agreements among holders of Equity Interests in, such Permitted Joint Ventures; (x) the acquisition or retirement of options, warrants and similar instruments and rights upon the exercise thereof; (xi) any purchase, redemption or other acquisition of Equity Interests of a Healthcare Service Business which is required by applicable law, regulation, rule, order, approval, license, permit or similar restriction (in each case issued by a governmental authority) to be purchased, redeemed or otherwise acquired by the Company or one of its Restricted Subsidiaries; (xii) the acquisition or retirement for value of any Equity Interests of the Company, or the making of any Investments in Charter Behavioral Health Systems, LLC or any Subsidiaries of Charter Behavioral Health Systems, LLC consisting of loans, advances, or other extensions of credit, in any case as acquired, retired or made as part of the consideration for the sale by the Company of Equity Interests in Charter Behavioral Health Systems, LLC and certain Subsidiaries and joint ventures of the Company and related transactions, where the aggregate value of such Equity Interests of the Company and the aggregate amount of such Investments do not collectively exceed a total of $40 million; or (xiii) other Restricted Payments (excluding Investments that were Restricted Payments when made but are no longer outstanding at the time of determination of Restricted Payments permitted by this clause (xiii), but not excluding Investments made in accordance with this clause (xiii) that are subsequently sold or otherwise disposed of, to the extent such sale or other disposition increases the amount of Restricted Payments permitted to be made in accordance with clause (F) of paragraph (b) above) made after the Closing Date in an aggregate amount not to exceed $25 million.

    The Company shall deliver to the Trustee within 60 days after the end of each of the Company's first three fiscal quarters (and 120 days after the end of the Company's fiscal year) in which a Restricted Payment is made under the first paragraph of this covenant, an officer's certificate setting forth each Restricted Payment made in such fiscal quarter, stating that each such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the "Limitation on Restricted Payments" covenant were computed, which calculations may be based on the Company's financial statements included in filings required under the Exchange Act for such quarter or such year. For purposes of calculating the aggregate amount of Restricted Payments that are permitted under clause (b) of the first paragraph of "--Limitation on Restricted Payments," the amounts expended for Restricted Payments permitted under clauses (ii) through (xiii) above shall be excluded.

    LIMITATION ON PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, from and after the Closing Date, directly or indirectly, create or otherwise cause or permit to exist or become effective or enter into any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (A) pay dividends or make any other distributions on its Equity Interests, the Equity Interests of any of its Restricted Subsidiaries or on any other interest or participation in, or measured by, its profits, which interest or participation is owned by the Company or any of its Restricted Subsidiaries; (B) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (C) make loans or advances to the Company or any of its Restricted Subsidiaries; or (D) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries except, in each case, for such encumbrances or restrictions existing under or by reason of (1) applicable law, regulation, rule, order, approval, license, permit or similar restriction, in each case issued by a governmental authority; (2) the Indenture and the Notes; (3) contractual encumbrances or restrictions in effect on the Closing Date, including, without limitation, pursuant to the New Credit Agreement and its related documentation;
(4) in the case of clause (D), by reason of customary non-assignment or subletting provisions in leases entered into in the ordinary course of business;
(5) Prior Purchase Money Obligations; (6) Indebtedness or Capital Stock of Restricted Subsidiaries that are acquired by or merged with or into the Company or any of its Restricted Subsidiaries after the Closing Date; PROVIDED that such Indebtedness or Capital Stock is in existence prior to the time of such acquisition or merger and was not incurred, assumed or issued by the Person so acquired or merged in contemplation of such acquisition or merger or to provide all or any portion of the funds or credit support utilized to consummate such acquisition or merger; provided further that such restrictions only apply to such Restricted Subsidiary and its Subsidiaries; (7) contracts for the sale of assets not otherwise prohibited by the Indenture, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;
(8) in the case of clause (D), secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "--Limitation on Additional Indebtedness" and "--Limitation on Liens" that limit the right of the debtor to sell, lease, transfer or otherwise dispose of the assets securing such Indebtedness; (9) customary provisions contained in leases or other agreements entered into in the ordinary course of business or in Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to the provisions of the covenant described under "--Limitation on Additional Indebtedness", in each case which do not limit the ability of any Restricted Subsidiary to take any of the actions described in clauses (A) through (D) above with respect to a material amount of dividends, distributions, Indebtedness, loans, advances or sales, leases or transfers of properties or assets, as applicable; (10) provisions in joint venture agreements and other similar agreements in each case related to Permitted Joint Ventures of the Company or of a Restricted Subsidiary that are materially similar to customary provisions entered into by parties to joint ventures in the Healthcare Service Business at the time of such joint venture or similar agreement; (11) restrictions on cash or other deposits or net worth or similar type restrictions imposed by customers under contracts entered into in the ordinary course of business; and (12) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, in whole or in part, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

    LIMITATION ON ADDITIONAL INDEBTEDNESS. The Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness; PROVIDED, HOWEVER, the Company may incur Indebtedness if, after giving pro forma effect to the incurrence of such Indebtedness and the application of any of the proceeds therefrom to repay Indebtedness, the Consolidated Cash Interest Coverage Ratio of the Company for the four most recent consecutive fiscal quarters for which financial statements are available prior to the date such additional Indebtedness is incurred will be at least (i)
2.00 to 1.00x if such Indebtedness is incurred on or prior to the second anniversary of the Closing Date and (ii) 2.25 to 1.00x if such Indebtedness is incurred thereafter. Any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary of the Company (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such person at the time it becomes a Subsidiary of the Company.

    Notwithstanding the foregoing paragraph, the Company and its Restricted Subsidiaries may incur the following Indebtedness: (i) Indebtedness under the New Credit Agreement and any replacements, refundings, refinancings and substitute facility or facilities thereof, in whole or in part, and additional facility or facilities (provided that Indebtedness under the New Credit Agreement and any such replacements, refundings, refinancings and substitute and additional facility or facilities, including unused commitments, shall not at any time exceed $700 million in aggregate outstanding principal amount (including the available undrawn amount of any letters of credit issued under the New Credit Agreement and any such replacements, refundings, refinancings, and substitute and additional facility or facilities); (ii) Indebtedness of the Company and its Restricted Subsidiaries, which Indebtedness is in existence on the Closing Date (including any existing or future Guarantees of the Company's 11.25% Series A Senior

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Subordinated Notes due 2004, but excluding Indebtedness permitted by clause (i)
above); (iii) Indebtedness represented by the Notes; (iv) Indebtedness of the Company and its Restricted Subsidiaries incurred in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund, in whole or in part, Indebtedness (subject to the following proviso, "Refinancing Indebtedness") permitted by clauses (ii) and (iii) of this covenant; PROVIDED, HOWEVER, that (A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness (including unused commitments) so extended, refinanced, renewed, replaced, substituted or refunded (plus costs of issuance), (B) such Refinancing Indebtedness ranks, relative to the Notes, no more senior than the Indebtedness being refinanced thereby (excluding the effect of the granting of security for any Senior Indebtedness), (C) such Refinancing Indebtedness bears interest at a market rate, (D) such Refinancing Indebtedness (1) shall have an Average Life equal to or greater than the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded and (2) shall not have a Stated Maturity prior to the Stated Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded, (E) such Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary (other than Guarantees by a Restricted Subsidiary of (i) Senior Indebtedness or
(ii) Refinancing Indebtedness the proceeds of which are used to extend, refinance, renew, replace, substitute or refund Indebtedness that was Guaranteed by such Restricted Subsidiary) that refinances Indebtedness of the Company or
(y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; (v) Indebtedness of the Company or any Restricted Subsidiary to any Restricted Subsidiary or to the Company; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof; (vi) Indebtedness arising from Guarantees, letters of credit, and bid, performance or surety bonds or similar bonds or instruments securing any obligations of the Company or any Restricted Subsidiary incurred in the ordinary course of business, which Guarantees, letters of credit, bonds or similar instruments do not secure other Indebtedness; (vii) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) (whether through the direct purchase, lease or improvement of assets or purchase of the Equity Interests of any Person owning such assets) in an aggregate principal amount outstanding not to exceed 5% of Total Assets of the Company at the time of any incurrence thereof (including any Refinancing Indebtedness with respect thereto); (viii) Non-Recourse Indebtedness incurred in connection with the acquisition of real and/or personal property by the Company or its Restricted Subsidiaries; provided that such Indebtedness was in existence prior to the time of such acquisition and was not incurred by the Person from whom such property was acquired in contemplation of such acquisition or in order to provide all or any portion of the funds or credit support utilized to consummate such acquisition; (ix) Guarantees of any Senior Indebtedness; (x) Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Company and not for speculative purposes; PROVIDED, HOWEVER, that such Hedging Obligations do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates, as applicable, or by reason of fees, indemnities and compensation payable thereunder; and (xi) Indebtedness other than that permitted pursuant to the foregoing clauses (i) through (x) provided that the aggregate outstanding amount of such additional Indebtedness does not at any time exceed $50 million, all or any portion of which Indebtedness, notwithstanding clause
(i) above, may be incurred pursuant to the New Credit Agreement and any replacements, refinancings, refundings, and substitute facility or facilities thereof, in whole or in part, and additional facility or facilities.

    LIMITATION ON LIENS. The Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of their respective assets, now owned or hereinafter acquired, securing any Indebtedness that is PARI

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PASSU with or subordinated in right of payment to the Notes, unless the Notes are equally and ratably secured; provided that, if such Indebtedness is by its terms expressly subordinate or junior in right of payment to the Notes, the Lien securing such subordinate or junior Indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such subordinated or junior Indebtedness shall have with respect to the Notes. The Company and its Restricted Subsidiaries may at any time, directly or indirectly, create, incur, assume or suffer to exist any Lien on any of their respective assets, now owned or hereafter acquired, securing any Senior Indebtedness permitted under the covenant described under "--Limitation on Additional Indebtedness" above.

    LIMITATION ON USE OF PROCEEDS FROM ASSET SALES. The Indenture provides that the Company and its Restricted Subsidiaries shall not, directly or indirectly, consummate any Asset Sale with or to any Person other than the Company or a Restricted Subsidiary, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of any such Asset Sale at least equal to the fair market value of the asset sold or otherwise disposed of,
(ii) at least 70% of the net proceeds from such Asset Sale are received in Cash at closing (unless (A) such Asset Sale is a lease, or (B) such Asset Sale is in connection with the creation of, Investment in, or issuance or sale of Equity Interests by, a Permitted Joint Venture of the Company or of a Restricted Subsidiary or other Permitted Investment) and (iii) with respect to any Asset Sale involving the Equity Interest of any Restricted Subsidiary (unless such Restricted Subsidiary is, or as a result of such Asset Sale would be, a Permitted Joint Venture of the Company or of a Restricted Subsidiary or other Permitted Investment), the Company shall sell all of the Equity Interests of such Restricted Subsidiary it owns. Within 365 days after the receipt of Net Cash Proceeds in respect of any Asset Sale, the Company must use all such Net Cash Proceeds either to invest in properties and assets used in a Healthcare Service Business (including, without limitation, a capital investment in any Person which becomes a Restricted Subsidiary) or to reduce Senior Indebtedness; PROVIDED, that when any non-Cash proceeds are liquidated, such proceeds (to the extent they are Net Cash Proceeds) will be deemed to be Net Cash Proceeds at that time. When the aggregate amount of Excess Proceeds (as defined below) exceeds $20 million, the Company shall make an offer (the "Excess Proceeds Offer") to apply the Excess Proceeds to repurchase the Notes at a purchase price equal to 100% of the principal amount of such Notes, plus accrued and unpaid interest to the date of purchase. The Excess Proceeds Offer shall be made substantially in accordance with the procedures for a Change of Control Offer described under "--Change of Control" above. To the extent that the aggregate principal amount of the Notes (plus accrued interest thereon) tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency, or a portion thereof, for general corporate purposes. If the aggregate principal amount of the Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Company shall select the Notes to be purchased in accordance with the procedures described above under "--Selection and Notice." "Excess Proceeds" shall mean any Net Cash Proceeds from an Asset Sale that is not invested or used to reduce Senior Indebtedness as provided in the second sentence of this paragraph. Notwithstanding the foregoing, any Asset Sale which results in Net Cash Proceeds of less than $5 million and all Asset Sales (including any Asset Sale which results in Net Cash Proceeds of less than $5 million) in any twelve consecutive-month period which result in Net Cash Proceeds of less than $10 million in the aggregate shall not be subject to the requirement of clause (ii) of the first sentence of this paragraph.

    The Company will comply with the requirements of Regulation 14E and Rule 13e-4 (other than the filing requirements of such rule) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Excess Proceeds Offer.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") (i) on terms that are materially less

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favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $15 million, are not in writing and have not been approved by a majority of the Disinterested Directors. In addition, if such Affiliate Transaction involves an amount in excess of $30 million, a fairness opinion must be provided by a nationally recognized appraisal or investment banking firm.

    (b) The provisions of the foregoing paragraph (a) will not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) loans or advances to employees in the ordinary course of business in accordance with past practices of the Company, but in any event not to exceed $7.5 million in the aggregate outstanding at any one time, (iv) the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries, (v) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or (vi) arrangements in existence as of the date hereof with Persons that employ staff providers and which provide service exclusively on behalf of the Company and its Subsidiaries, which arrangements are not material to the Company and its Subsidiaries taken as a whole.

    MERGER, CONSOLIDATION OR SALE OF ASSETS. The Indenture provides that the Company shall not consolidate with, merge with or into, or transfer all or substantially all of its assets (in one transaction or a series of related transactions) to, any Person or permit any party to merge with or into it unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) (the "Successor Company") formed by such consolidation or into or with which the Company is merged or to which the properties and assets of the Company are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture and the Indenture remains in full force and effect; (ii) immediately before and immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company, the Successor Company or any Restricted Subsidiary as a result of such transaction as having been incurred by the Company, the Successor Company or such Restricted Subsidiary at the time of such transaction), no Event of Default or Default shall have occurred and be continuing; (iii) except in the case of a merger of the Company with a wholly-owned subsidiary (which does not have assets or liabilities in excess of $1 million) of a newly-formed holding company for the sole purpose of forming a holding company structure, the Company or the Successor Company, as applicable, could, after giving pro forma effect to such transaction, incur $1.00 of Indebtedness pursuant to the first paragraph of "--Limitation on Additional Indebtedness" and (iv) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Notwithstanding the foregoing clauses (ii) and (iii), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

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    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will be released from all obligations under the Indenture, including, without limitation, any obligation to pay the principal of and interest on the Notes.

    PAYMENT FOR CONSENT. The Indenture provides that neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to obtaining any consent, waiver or amendment of, or direction in respect of, any of the terms or provisions of the Indenture or the Notes, unless such consideration is offered or agreed to be paid, and paid, to all holders of the Notes which so consent, waive, agree or direct to amend in the time frame set forth in solicitation documents relating to such consent, waiver, agreement or direction.

    PROVISIONS OF REPORTS AND OTHER INFORMATION. The Indenture provides that at all times while any Note is outstanding, the Company shall timely file with the Commission and furnish to each holder of Notes all such reports and other information as required by Section 13 or 15(d) of the Exchange Act, including, without limitation, Forms 10-K, 10-Q and 8-K. At such time as the Company is not subject to the reporting requirements of the Exchange Act, promptly after the same would be required to be filed with the Commission if the Company then were subject to Section 13 or 15(d) of the Exchange Act, the Company will file with the Trustee and supply to each holder of the Notes and, upon request, to any prospective purchaser of Notes, without cost, copies of its financial statements and certain other reports or information comparable to that which the Company would have been required to report pursuant to Sections 13 and 15(d) of the Exchange Act, including, without limitation, the information that would be required by Forms 10-K, 10-Q and 8-K.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in payment of interest on the Notes, whether or not prohibited by provisions described under "--Subordination" above; (ii) default in payment when due of principal of or premium, if any, on the Notes, whether at maturity, or upon acceleration, redemption or otherwise, whether or not prohibited by provisions described under "--Subordination" above; (iii) failure by the Company to comply with its obligations under the covenant described under "--Merger, Consolidation or Sale of Assets" above, (iv) failure by the Company to comply in any respect with any of its other agreements in the Indenture or the Notes which failure continues for 30 days after receipt of a written notice from the Trustee or holders of at least 25% of the aggregate principal amount of the Notes then outstanding, specifying such Default and requiring that it be remedied; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness is now existing or hereafter created, which default results from the failure to pay any such Indebtedness at its stated final maturity or results in the acceleration of such Indebtedness prior to its stated final maturity and the principal amount of such Indebtedness is at least $20 million, or the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been accelerated, aggregates $35 million or more; (vi) failure by the Company or any Restricted Subsidiary to pay final judgments aggregating in excess of $20 million which judgments are not paid, discharged or stayed within 60 days after their entry; and (vii) certain events of bankruptcy or insolvency with respect to the Company and its Restricted Subsidiaries.

    If an Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Event of Default within 90 days after it becomes known to the Trustee, unless such Event of Default has been cured or waived. Except in the case of an Event of Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the

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notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interest of the holders of the Notes.

    If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the holders of at least 25% of the principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by such holders) (the "Acceleration Notice"), may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on such Notes to be due and payable immediately. Upon a declaration of acceleration, such principal, premium, if any, and accrued interest shall be due and payable. If an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization occurs, all unpaid principal of, premium, if any, and accrued interest on the Notes then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Company, the Trustee or any holder. The holders of a majority of the aggregate principal amount of the Notes outstanding by notice to the Trustee may rescind an acceleration and its consequences, except an acceleration due to default in payment of principal or interest on the Notes upon conditions provided in the Indenture. Subject to certain restrictions set forth in the Indenture, the holders of a majority of the aggregate principal amount of the outstanding Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default in the payment of principal of, premium, if any, or interest on, such Notes or a Default under a provision which requires consent of all holders to amend. When a Default or Event of Default is waived, it is cured and ceases to exist, but no waiver shall extend to any subsequent or other Default or impair any consequent right. A holder of Notes may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the holder gives to the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in principal amount of such Notes outstanding make a written request to the Trustee to pursue the remedy; (iii) such holder or holders offer to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;
(iv) the Trustee does not comply with the request within 30 days after receipt thereof and the offer of indemnity or security; and (v) during such 30-day period the holders of a majority of the aggregate principal amount of the outstanding Notes do not give the Trustee a direction which is inconsistent with the request.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver a statement to the Trustee specifying such Default or Event of Default.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

    The Indenture provides that the Company may, at its option and at any time, elect to have the obligations of the Company discharged with respect to the outstanding Notes ("legal defeasance"). Such legal defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive solely out of the trust described below payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the obligations of the Company with respect to the Notes concerning issuing temporary Notes, registration of Notes, replacing mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture.

    The Company may, at its option and at any time, elect to have its obligations under the provisions "Certain Covenants" and "Change of Control" discharged with respect to the outstanding Notes ("covenant defeasance"). Such covenant defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such provisions and such omission to comply shall not constitute a Default or an Event of Default.

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    In order to exercise defeasance, (i) the Company must have irrevocably deposited with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. Dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity of such principal (and premium, if any) or installment of interest or upon redemption; (ii) the Company shall have delivered to the Trustee an opinion of counsel stating that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, which such opinion, in the case of legal defeasance, will also state that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling to such effect or (B) since the Closing Date there has been a change in the applicable federal income tax laws or regulations to such effect or (C) there exists controlling precedent to such effect; (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance shall not result in a breach or violation of or constitute a default under any material agreement or instrument to which the Company is a party or by which it is bound; and (v) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance have been satisfied.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee or stockholder of the Company shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to register a transfer or exchange of any Note selected for redemption except for the unredeemed portion of any Note being redeemed in part. Also, the Registrar is not required to register a transfer or exchange of any Note for a period of 15 days before the mailing of a notice of redemption offer. The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the holders of a majority of the aggregate principal amount of the Notes then outstanding, and any existing Default or compliance with any provision may be waived (other than a continuing Default or Event of Default in the payment of principal or interest on any Note) with the consent of the holders of a majority of the aggregate principal amount of the then outstanding Notes.

    Without the consent of each holder affected, an amendment, supplement or waiver may not (i) reduce the percentage of principal amount of the Notes whose holders must consent to an amendment, supplement or waiver, (ii) change the stated maturity or the time or currency of payment of the principal of, premium, if any, or any interest on, or reduce the rate of interest on or principal of or premium payable on any Note or alter the redemption provisions with respect thereto, (iii) make any change in the subordination provisions of the Indenture that adversely affects the rights of any holder of the Notes under the subordination provisions of the Indenture, (iv) impair the right of any holder to institute suit for

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the enforcement of any payment on or with respect to such holder's Notes, (v)
waive a default in the payment of the principal of, premium, if any, or interest on, any Note, (vi) make any change to the provisions of the Indenture relating to the Excess Proceeds Offer, (vii) make any change to the "--Payment for Consent" covenant of the Indenture, or (viii) make any change in the provision of the Indenture containing the terms described in this paragraph.

    Notwithstanding the foregoing, without the consent of any holder of the Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for certificated or uncertificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code) to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the Commission in connection with the qualification of the Indenture or the Trustee under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or apply to the Commission for permission to continue or resign.

    The holders of a majority of the aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes, unless they shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

    The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. A Person shall be deemed to "control" (including the correlative meanings, the terms "controlling," "controlled by," and "under common control with") another Person if the controlling Person (a) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by agreement or otherwise, or (b) owns, directly or indirectly, 10% or more of any class of the issued and outstanding equity securities of the controlled Person.

    "Asset Sale" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-and-leaseback and including the sale or other transfer of any Equity Interests in any Restricted Subsidiary) which results in proceeds with a fair market value of $1 million or more. However, the following shall not constitute an Asset Sale: (i) unless part of a disposition including other assets or operations, (A) dispositions of Cash, Cash Equivalents and Investment Grade Securities, (B) payments on or in respect of non-Cash proceeds of Asset Sales, and (C) dispositions of Investments by foreign subsidiaries of the Company in Cash and instruments or securities or in certificates of deposit (or comparable instruments) with banks or similar institutions; (ii) the lease of space in the ordinary course of business and in a manner consistent with either past practices or the healthcare industry generally; or (iii) the issuance or sale by the Company of any Equity Interests in the Company.

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment (assuming the exercise by the obligor of such Indebtedness of all unconditional (other than as to the giving of notice) extension options of each such scheduled payment date) of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

    "Bank Indebtedness" means any and all amounts payable under or in respect of the New Credit Agreement (and any substitutes, refundings, refinancings and replacements thereof, in whole or in part) and all related documentation, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

    "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease which would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

    "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock (including, without limitation, common and preferred stock), excluding warrants, options or similar instruments or other rights to acquire Capital Stock.

    "Cash" means money or currency or a credit balance in a Deposit Account.

    "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency, instrumentality or sponsored corporation thereof which are rated at least A or the equivalent thereof by Standard and Poor's Ratings Services ("S&P") or at least A-2 or the equivalent thereof by Moody's Investor Services, Inc. ("Moody's") (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), and in each case having maturities of not more than one year from the date of acquisition, (ii) time deposits, certificates of deposit, Eurodollar time deposits, and overnight bank deposits with any commercial bank of recognized standing, having capital and surplus in excess of $250 million and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (iii) repurchase obligations with a term of not more than ninety-two days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the qualifications specified in clause (ii) above, (iv) other investment instruments

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offered or sponsored by financial institutions having capital and surplus in excess of $250 million and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (v) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (vi) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition and (vii) other money market investments with a weighted average maturity of less than one year in an aggregate amount not to exceed $10 million at any time outstanding.

    "Change of Control" means (a) the sale, lease, transfer or other disposition in one or more related transactions of all or substantially all of the Company's assets, or the sale of substantially all of the Capital Stock or assets of the Company's Subsidiaries that constitutes a sale of substantially all of the Company's assets, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (b) the merger or consolidation of the Company with or into another corporation, or the merger of another corporation into the Company or any other transaction, with the effect, in any such case, that the stockholders of the Company immediately prior to such transaction hold 50% or less of the total voting power entitled to vote in the election of directors, managers or trustees of the surviving corporation or, in the case of a triangular merger, the parent corporation of the surviving corporation resulting from such merger, consolidation or such other transaction, (c) any Person (except for the parent corporation of the surviving corporation in a triangular merger) or group acquires beneficial ownership of a majority in interest of the voting power or voting Capital Stock of the Company, or (d) the liquidation or dissolution of the Company; PROVIDED, HOWEVER, that in no event shall the sale of any Equity Interests in, or assets of, Charter Behavioral Health Systems, LLC, Charter Advantage, LLC, or Charter System, LLC, be deemed to constitute a sale of all or substantially all of the Company's assets.

    "Closing Date" means February 12, 1998.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Consolidated Cash Interest Coverage Ratio" means the ratio of (i) Consolidated Net Income plus the sum of Consolidated Interest Expense, income tax expense, depreciation expense, amortization expense and other non-cash charges of the Company and its Restricted Subsidiaries (to the extent such items were deducted in computing Consolidated Net Income of the Company) (collectively, "EBITDA") for the preceding four fiscal quarters to (ii) the Consolidated Cash Interest Expense of the Company and its Restricted Subsidiaries for the preceding four fiscal quarters; PROVIDED that (without duplication) (A) if the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Cash Interest Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Cash Interest Coverage Ratio is made or if the transaction giving rise to the need to calculate the Consolidated Cash Interest Coverage Ratio is an incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, then the Consolidated Cash Interest Coverage Ratio will be calculated giving pro forma effect to any such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, as if the same had occurred at the beginning of the applicable period, (B) if the Company or any Restricted Subsidiary shall have made any Material Asset Sale subsequent to the commencement of the period for which the Consolidated Cash Interest Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Cash Interest Coverage Ratio is made, the

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EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Material Asset Sale for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense for such period directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Material Asset Sale (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (C) if the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which Investment or acquisition of assets constitutes all or substantially all an operating unit of a business subsequent to the commencement of the period for which the Consolidated Cash Interest Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Cash Interest Coverage Ratio is made, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence, assumption, Guarantee, repayment or redemption of any Indebtedness and any pro forma expense and cost reductions that are directly attributable to such transaction), as if such Investment or acquisition occurred at the beginning of the applicable period and
(D) if subsequent to the commencement of the period for which the Consolidated Cash Interest Coverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Cash Interest Coverage Ratio is made any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Material Asset Sale or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (B) or (C) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Material Asset Sale, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is given for a transaction, the pro forma calculation shall be made in good faith by a responsible financial or accounting officer of the Company. In making such calculations on a pro forma basis, interest attributable to Indebtedness bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period.

    "Consolidated Cash Interest Expense" of any Person means, for any period for which the determination thereof is to be made, the Consolidated Interest Expense of such Person less, to the extent incurred, assumed or Guaranteed by such Person and its Subsidiaries in such period and included in such Consolidated Interest Expense (i) deferred financing costs and (ii) other noncash interest expense; PROVIDED, HOWEVER, that amortization of original issue discount shall be included in Consolidated Cash Interest Expense.

    "Consolidated Interest Expense" of any Person means, for any period for which the determination thereof is to be made, the total interest expense of such Person and its consolidated Restricted Subsidiaries, plus, without duplication, to the extent incurred, assumed or Guaranteed by such Person and its Subsidiaries in such period but not included in such interest expense,
(A)(i) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (ii) all but the principal component of rentals in respect of Capital Lease Obligations, paid, accrued or scheduled to be paid or accrued by such Person during such period,
(iii) capitalized interest, (iv) amortization of original issue discount and deferred financing costs, (v) noncash interest expense, (vi) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by such Person or any of its Restricted Subsidiaries; PROVIDED that payment of such

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amounts by the Company or any Restricted Subsidiary is being made to, or is sought by, the holders of such Indebtedness pursuant to such guarantee, (vii) net costs (benefits) associated with Hedging Obligations relating to interest rate protection (including amortization of fees), (viii) Preferred Stock dividends in respect of all Preferred Stock of the Subsidiaries of such Person and Redeemable Stock of such Person held by Persons other than such Person or a Wholly-owned Subsidiary of such Person, and (ix) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person) in connection with Indebtedness incurred, assumed or Guaranteed by such plan or trust, all as determined in accordance with GAAP, less (B) interest expense of the type described in clause (A) above attributable to Unrestricted Subsidiaries of such Person to the extent the related Indebtedness is not Guaranteed or paid by such Person or any Restricted Subsidiary of such Person.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, plus the sum of the amount allocated to excess reorganization value, employee stock ownership plan expense and consolidated stock option expense (to the extent such items were taken into account in computing the Net Income of such Person and its Subsidiaries); PROVIDED, HOWEVER, that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions actually paid in cash to the referent Person or its Restricted Subsidiaries, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iii) the cumulative effect of a change in accounting principles shall be excluded and (iv) any net income (loss) of any Restricted Subsidiary of such Person if such Restricted Subsidiary of such Person is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to such Person that violate the covenant described under "--Limitation on Payment Restrictions Affecting Restricted Subsidiaries" (without giving effect to clause
(6) thereof with respect to any Indebtedness) shall be excluded, except that (A) such Persons's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or otherwise (subject, in the case of a dividend or distribution that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income.

    Notwithstanding the foregoing, for the purpose of the covenant described under "--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets or other amounts from or in respect of Unrestricted Subsidiaries to such Person or a Restricted Subsidiary of such Person to the extent such dividends, repayments or transfers or other amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause
(F) of paragraph (b) thereof.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Deposit Account" means a demand, savings, passbook, money market or like account with or sponsored by a commercial bank, financial institution, investment bank or brokerage firm, savings and loan association or like organization or a government securities dealer, other than an account evidenced by a negotiable certificate of deposit.

    "Disinterested Director" means, with respect to any specific transaction, any director of the Company that does not have a direct or indirect interest (other than any interest resulting solely from such director's ownership of Equity Interests in the Company) in such transaction.

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    "Equity Interests" means (a) Capital Stock, warrants, options or similar instruments or other rights to acquire Capital Stock (but excluding any debt security which is convertible into, or exchangeable for, Capital Stock), and (b) limited and general partnership interests, interests in limited liability companies, joint venture interests and other ownership interests in any Person.

    "Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act or a private primary offering of common stock of the Company.

    "ESOP" means the Employee Stock Ownership Plan of the Company as established on September 1, 1988, and effective as of January 1, 1988, as from time to time amended, and/or the trust created in accordance with such plan pursuant to the Trust Agreement between the Company and the trustee named therein, executed as of September 1, 1988, as amended, as the context in which the term "ESOP" is used permits.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, as in effect on the Closing Date.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by arrangements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) obligations under preferred provider arrangements with Charter Behavioral Health Systems, LLC and its Affiliates related to the purchase of minimum amounts of behavioral healthcare services at market rates. The term "Guarantee" used as a verb has a corresponding meaning.

    "Healthcare Service Business" means a business, the majority of whose revenues are derived from providing or arranging to provide or administering, managing or monitoring healthcare services or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

    "Indebtedness" of any Person means, without duplication at the date of determination thereof, (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money (including in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments) or for the deferred purchase price of property or services (other than (a) trade payables on terms of 365 days or less incurred in the ordinary course of business, (b) deferred earn-out and other performance-based payment obligations incurred in connection with acquisitions of Healthcare Service Businesses and (c) obligations under preferred provider arrangements with Charter Behavioral Health Systems, LLC and its Affiliates related to the purchase of minimum amounts of behavioral healthcare services at market rates), all as determined in accordance with GAAP, (ii) all Capital Lease

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Obligations of such Person, (iii) all Guarantees of such Person in respect of
Indebtedness of others, (iv) the aggregate amount of all unreimbursed drawings in respect of letters of credit or other similar instruments issued for the account of such Person (less the amount of Cash, Cash Equivalents or Investment Grade Securities on deposit securing reimbursement obligations in respect of such letters of credit or similar instruments), (v) all indebtedness, obligations or other liabilities of such person or of others for borrowed money secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Stock and, with respect to any Subsidiary of the Company, any Preferred Stock (but excluding, in each case, any accrued dividends); and (vii) to the extent not otherwise included in this definition actual (rather than notional) liabilities under Hedging Obligations of such Person; PROVIDED, HOWEVER, that all or any portion of Indebtedness that becomes the subject of a defeasance (whether a "legal" defeasance or a "covenant" or "in substance" defeasance) shall, at all times that such defeasance remains in effect, cease to be treated as Indebtedness for purposes of the Indenture.

    "Investment" means, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of cash or property (other than Equity Interests in the Company) to others or payments for property or services for the account or use of others, or otherwise) to any other Person, or any direct or indirect purchase or other acquisition by such Person of a beneficial interest in capital stock, bonds, notes, debentures or other securities issued by any other Person, or any Guarantee by such Person of the Indebtedness of any other Person (in which case such Guarantee shall be deemed an Investment in such other Person in an amount equal to the aggregate amount of Indebtedness so guaranteed). For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in the case of property with a fair market value of up to $15 million, as determined in good faith by a responsible financial officer of the Company, and in the case of property with a fair market value in excess of $15 million, as determined in good faith by the Board of Directors.

    "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB- or higher by S&P, Baa3 or higher by Moody's or Class (2) or higher by NAIC or the equivalent of such rating by such rating organization, or, if no rating of S&P, Moody's or NAIC then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries, and (iii) investments in any fund that invests exclusively in investments of the type described in clauses
(i) and (ii) which fund may also hold immaterial amounts of Cash or Cash Equivalents pending investment and/or distribution.

    "Lien" means any mortgage, pledge, security interest, charge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing

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and the filing of any financing statement, other than notice or precautionary filings not perfecting a security interest, under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign, in respect of any of the foregoing).

    "Material Asset Sale" means any Asset Sale exceeding $25 million of all or substantially all of an operating unit of a business.

    "NAIC" means National Association of Insurance Commissioners.

    "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of Cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest, component thereof) when received in the form of Cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company), casualty loss insurance proceeds, condemnation awards and proceeds from the conversion of other property received when converted to Cash or Cash Equivalents, net of (i) brokerage commissions and other fees and expenses related to such Asset Sale, (ii) provision for all taxes as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either, (A) in the case of a sale of all of the Equity Interests in any Restricted Subsidiary, is a direct obligation of such Restricted Subsidiary or
(B) is secured by the asset subject to such sale or was incurred to finance the acquisition or construction of, improvements on, or operations related to, the assets subject to such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to Sale/Leaseback Transactions) not in the ordinary course of business, and excluding any extraordinary, unusual, non-recurring or similar type of gain or loss, together with any related provision for taxes.

    "New Credit Agreement" means (a) the Credit Agreement, to be dated as of the Closing Date, among the Company, the banks and other financial institutions named therein and The Chase Manhattan Bank, as Administrative Agent, and (b) each note, guaranty, mortgage, pledge agreement, security agreement, indemnity, subrogation and contribution agreement, and other instruments and documents from time to time entered into pursuant to or in respect of either such credit agreement or any such guaranty, as each such credit agreement and other documents may be amended, restated, supplemented, extended, renewed, increased, replaced, substituted, refunded, refinanced or otherwise modified from time to time, in whole or in part.

    "Non-Recourse Indebtedness" shall mean any Indebtedness of the Company or any of its Restricted Subsidiaries if the holder of such Indebtedness has no recourse, direct or indirect, absolute or contingent, to the general assets of the Company or any of its Restricted Subsidiaries.

    "Permitted Asset Swap" means any one or more transactions in which the Company or any of its Restricted Subsidiaries exchanges assets for consideration consisting of Equity Interests in or assets of a Person engaged in a Healthcare Service Business or assets of a Person the Company or any of its Restricted Subsidiaries intends to use in a Healthcare Service Business, and, to the extent necessary to equalize the value of the assets being exchanged, cash; PROVIDED that cash does not exceed 30% of the

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sum of the amount of the cash and the fair market value of the Equity Interests or assets received or given by the Company and its Restricted Subsidiaries in such transaction.

    "Permitted Investments" means (a) any Investment in the Company, any Restricted Subsidiary or any Permitted Joint Venture of the Company or of a Restricted Subsidiary that in each case is a Healthcare Service Business; (b) any Investment in Cash and Cash Equivalents or Investment Grade Securities; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in the Healthcare Service Business if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or a Permitted Joint Venture of the Company or of a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary or a Permitted Joint Venture of the Company or of a Restricted Subsidiary; (d) any Investment in securities or other assets not constituting Cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "--Limitation on Use of Proceeds from Asset Sales" or any other disposition of assets not constituting an Asset Sale; (e) any Investment existing on the Closing Date; (f) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of clause (ii) of paragraph (b) of the covenant described under "--Limitation on Transactions with Affiliates"; (g) any Investment in Healthcare Service Businesses having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (g) that are at that time outstanding (and not including any Investments outstanding on the Closing Date), not to exceed 5% of Total Assets of the Company at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (h) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries of the Company that are not Restricted Subsidiaries in Subsidiaries of the Company that are not Restricted Subsidiaries; (i) advances to employees in the ordinary course of business not in excess of $7.5 million outstanding at any one time; (j) any Investment acquired by the Company or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (k) Hedging Obligations; (l) Investments the payment for which consists exclusively of Equity Interests (other than Redeemable Stock) of the Company; (m) Investments made in connection with Permitted Asset Swaps; and (n) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (n) that are at that time outstanding, not to exceed $30 million at the time of such Investment (with fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

    "Permitted Joint Venture" means, with respect to any Person, (i) any corporation, association, limited liability company or other business entity (other than a partnership) (A) of which 50% or more of the total voting power of shares of Capital Stock or other Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and (B) which is either managed or controlled by such Person or any of its Restricted Subsidiaries and (ii) any partnership of which (x) 50% or more of the general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and (y) which is either managed or controlled by such Person or any of its Restricted Subsidiaries, and which in the case of each of clauses
(i) and (ii) is engaged in a Healthcare Service Business; PROVIDED, HOWEVER, that none of Charter Behavioral Health Systems, LLC or any of its Affiliates shall in any event be deemed to be a Permitted Joint Venture of the Company or of a Restricted Subsidiary (provided that for

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the purposes of this proviso the Company and its Subsidiaries shall not be considered Affiliates of Charter Behavioral Health Systems, LLC).

    "Person" means any individual, corporation, partnership, joint venture, incorporated or unincorporated association, joint-stock company, limited liability company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

    "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "Prior Purchase Money Obligations" means purchase money obligations relating to property acquired by the Company or any of its Restricted Subsidiaries in the ordinary course of business that existed prior to the acquisition of such property by the Company or any of its Restricted Subsidiaries and that impose restrictions of the nature described under "--Limitation on Payment Restrictions Affecting Restricted Subsidiaries" on the property so acquired.

    "Redeemable Stock" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Redeemable Stock or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to four months after the stated maturity of the Notes.

    "Representative" means the trustee, agent or representative (if any) for an issue of Specified Senior Indebtedness.

    "Restricted Subsidiary" means each of the Subsidiaries of the Company that has not been designated an Unrestricted Subsidiary.

    "Rights Plan" means the Company's Share Purchase Rights Plan, dated July 21, 1992, as amended, restated, supplemented or otherwise modified from time to time.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly-owned Subsidiary or between Wholly-owned Subsidiaries.

    "Secured Indebtedness" means any Indebtedness secured by a Lien.

    "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank PARI PASSU with the Notes and is not subordinated by its terms to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

    "Senior Indebtedness" means the principal of and premium, if any, and interest on (such interest on Senior Indebtedness, wherever referred to in the Indenture, is deemed to include interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law in accordance with and at the rate (including any rate applicable upon any default or event of default, to the extent lawful) specified in any document evidencing the Senior Indebtedness, whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law) and other amounts (including, but not limited to, fees, expenses, reimbursement obligations in respect of letters of credit and indemnities) due or payable from time to time on or in connection with any Indebtedness of the Company incurred pursuant to the first paragraph of the "Limitation on Additional Indebtedness" covenant described above or permitted under clauses (i), (ii), (iv), (vi), (vii), (viii),
(ix), (x) and (xi) of the
second paragraph under "--Limitation on Additional Indebtedness" described above, in each case whether outstanding on the Closing Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not include (a) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (b) any Indebtedness incurred after the Closing Date that is contractually subordinated in right of payment to any Senior Indebtedness, (c) amounts owed (except to banks and other financial institutions) for goods, materials or services purchased in the ordinary course of business or for compensation to employees, (d) any liability for Federal, state, local or other taxes owed or owing by the Company, (e) any obligations with respect to any Capital Stock, or
(f) any Indebtedness incurred, assumed or Guaranteed in violation of the Indenture, except where at the time of such incurrence, assumption or Guarantee, a responsible financial officer of the Company has delivered a certification as to its compliance at such time with the first paragraph of the covenant described under "--Limitation on Additional Indebtedness" above, and the holder of such Indebtedness or its trustee, agent or representative is not aware of facts or circumstances such that such Person could not rely in good faith on such certification.

    "Specified Senior Indebtedness" means (i) Bank Indebtedness under the New Credit Agreement and any replacements, refinancings, refundings, and substitute facility or facilities thereof, and additional facility or facilities permitted by clause (i) of the second paragraph of the covenant described under "--Limitation on Additional Indebtedness" and (ii) each single issue of other Senior Indebtedness having an outstanding principal balance of $50 million or more and which is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Specified Senior Indebtedness" for purposes of the Indenture.

    "Stated Maturity" means, with respect to any Indebtedness, the date or dates specified in such Indebtedness as the fixed date or dates on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, it being understood that if an issue of Indebtedness has more than one fixed date on which the payment of principal is due and payable, each such fixed date shall be a separate Stated Maturity with respect to the principal amount of Indebtedness due on such date.

    "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter incurred, assumed or Guaranteed) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

    "Subsidiary" means with respect to any Person, (i) any corporation, association, limited liability company or other business entity (other than a partnership) of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) any partnership of which more than 50% of the general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and
(iii) any Permitted Joint Venture of such Person.

    "Total Assets" means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any Equity Interests or Indebtedness (other than any Indebtedness incurred in connection with services performed in the ordinary course of business by such Subsidiary for the Company or any of its Restricted Subsidiaries) of, or owns, or holds any Lien on, any property of, the Company or any Restricted Subsidiary of the Company, provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenants described under "--Limitation on Restricted Payments" and (c) each of (I) the Subsidiary to be designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) the Company could incur $1.00 of additional Indebtedness under the first paragraph of the covenant described under "--Limitation on Additional Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means, with respect to any Person, any class or series of Capital Stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency.

    "Wholly-owned Subsidiary" of any Person means any Restricted Subsidiary of such Person of which 95% or more of the outstanding Equity Interests of such Restricted Subsidiary are owned by such Person (either directly or indirectly through Wholly-owned Subsidiaries).

                        SUMMARY OF NEW CREDIT AGREEMENT

    Concurrently with the sale of the Old Notes on February 12, 1998, the Company paid all amounts outstanding pursuant to the Existing Credit Agreements and entered into a $700 million Credit Agreement with the banks and other financial institutions named therein and The Chase Manhattan Bank, as administrative agent (the "New Credit Agreement"). The following is a summary of the material terms of the New Credit Agreement. This summary is not a complete description of the New Credit Agreement and is qualified in its entirety by reference to the terms of the New Credit Agreement.

    Pursuant to the terms of the New Credit Agreement, The Chase Manhattan Bank and such other banks and financial institutions committed to provide to the Company and certain of its wholly owned domestic subsidiaries, subject to certain terms and conditions, the credit facilities described below in an aggregate principal amount equal to $700.0 million. At the closing of the Transactions, (a) $550.0 million was borrowed under the Term Loan Facility described below and (b) $20.0 million was drawn under the Revolving Facility described below and $17.5 million of availability was reserved for certain letters of credit. The initial loans under the New Credit Agreement were made to the Company and Merit to finance the Transactions.

THE FACILITIES

    STRUCTURE. The New Credit Agreement provides for (a) a term loan facility in an aggregate principal amount of $550 million (the "Term Loan Facility"), consisting of an approximately $183.3 million Tranche A Term Loan (the "Tranche A Term Loan"), an approximately $183.3 million Tranche B Term Loan (the "Tranche B Term Loan") and an approximately $183.3 million Tranche C Term Loan (the "Tranche C Term Loan") and (b) a revolving credit facility providing for revolving loans to the Company and the "Subsidiary Borrowers" (as defined therein) and the issuance of letters of credit for the account of the Company and the Subsidiary Borrowers in an aggregate principal amount (including the aggregate stated amount of letters of credit) of $150 million (the "Revolving Facility").

    AVAILABILITY. The availability of the credit facilities is subject to various conditions precedent typical of bank loans. The full amount of the Term Loan Facility was drawn at the closing of the Transactions and amounts repaid or prepaid under the Term Loan Facility may not be reborrowed. The Company borrowed $20.0 million under the Revolving Facility to finance, in part, the Transactions. Amounts repaid under the Revolving Facility may be reborrowed. The amount available pursuant to the Revolving Facility is available for general corporate purposes.

COMMITMENT REDUCTIONS AND REPAYMENTS

    The Tranche A Term Loan and the Revolving Facility matures on February 12, 2004. The Tranche B Term Loan matures on February 12, 2005 and the Tranche C Term Loan matures on February 12, 2006. The Tranche A Term Loan amortizes in installments in each fiscal year in amounts equal to $16.5 in 1999, $28.0 million in 2000, $34.5 million in 2001, $45.0 million in 2002, $48.0 million in 2003, and $11.3 million in 2004. The Tranche B Term Loan amortizes in installments in each fiscal year in amounts equal to $1.7 in 1999, $2.2 million in each of 2000 through 2002, $41.8 in 2003, $103.4 million in 2004, and $29.8 million in 2005. The Tranche C Term Loan amortizes in installments in each fiscal year in amounts equal to $1.7 in 1999, $2.2 million in each of 2000 through 2003, $41.8 in 2004, $101.9 million in 2005, and $29.1 million in 2006.
In addition, the credit facilities are subject to mandatory prepayment and reductions (to be applied first to the Term Loan Facility) in an amount equal to
(a) 100% of the net proceeds of certain offerings of equity securities by the Company or any of its subsidiaries, (b) 100% of the net proceeds of certain debt issuances of the Company or any of its subsidiaries, (c) 75% of the Company's excess cash flow and (d) 100% of the net proceeds of certain asset sales or other dispositions of property of the Company and its subsidiaries, in each case subject to certain limited exceptions.

INTEREST

    At the Company's election, the interest rates per annum applicable to the loans under the New Credit Agreement are a fluctuating rate of interest measured by reference to either (a) an adjusted

London inter-bank offered rate ("LIBOR") plus a borrowing margin or (b) an alternate base rate ("ABR") (equal to the highest of The Chase Manhattan Bank's published prime rate and the Federal Funds effective rate plus 1/2 of 1%) plus a borrowing margin. The borrowing margins applicable to the Tranche A Term Loan and loans under the Revolving Facility are currently 1.25% for ABR loans and 2.25% for LIBOR loans, and are subject to reduction if the Company's financial results satisfy certain leverage tests. The borrowing margins applicable to the Tranche B Term Loan and the Tranche C Term Loan are 1.50% and 1.75%, respectively, for ABR loans and 2.50% and 2.75%, respectively, for LIBOR loans, and are not subject to reduction. Amounts outstanding under the credit facilities not paid when due bear interest at a default rate equal to 2.00% above the rates otherwise applicable to each of the loans under the Term Loan Facility and the Revolving Facility.

FEES

    The Company has agreed to pay certain fees with respect to the credit facilities, including (i) fees on the unused commitments of the lenders equal to 3/8 to 1/2% on the undrawn portion of the commitments in respect of the facilities; (ii) letter of credit fees on the aggregate face amount of outstanding letters of credit equal to the then applicable borrowing margin for LIBOR Revolving Loans plus a 1/8 of 1% per annum fronting bank fee for the letter of credit issuing bank; (iii) annual administration fees; and (iv) agent, arrangement and other similar fees.

SECURITY; GUARANTEES

    The obligations of the Company and the Subsidiary Borrowers under the New Credit Agreement are unconditionally and irrevocably guaranteed by, subject to certain exceptions, each wholly owned domestic subsidiary and, to the extent no adverse tax consequences would result, each foreign subsidiary of the Company (excluding certain subsidiaries that are prohibited by law or any applicable regulation, rule, order, approval, license or other restriction of any governmental authority (collectively, "Regulations")). In addition, the Credit Facilities and the guarantees thereunder are secured by security interests in and pledges of or liens on substantially all the material tangible and intangible assets of the Company and the guarantors (subject to certain limitations to be agreed upon), including pledges of all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of the Company (except to the extent any such pledge or lien would violate any applicable Regulations) and, subject to limited exceptions, 65% of the capital stock of, or other equity interests in, each foreign subsidiary of the Company.

AFFIRMATIVE, NEGATIVE AND FINANCIAL COVENANTS

    The New Credit Agreement contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur or guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries, make capital expenditures, or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the New Credit Agreement requires the Company to comply with specified financial ratios and tests, including minimum interest coverage ratios, maximum leverage ratios, maximum senior debt ratios, minimum "EBITDA" (as defined in the New Credit Agreement) and minimum net worth tests.

EVENTS OF DEFAULT

    The New Credit Agreement contains customary events of default, including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities and change of control.

                        FEDERAL INCOME TAX CONSEQUENCES
                             OF THE EXCHANGE OFFER

    In the opinion of the Company's counsel, King & Spalding, the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not constitute a material modification of the Old Notes and, therefore, such exchange will not constitute an exchange for federal income tax purposes. Accordingly, such exchange will have no federal income tax consequences to holders of Old Notes, either to those who exchange their Old Notes for New Notes or those who do not so exchange their Old Notes.

                                 LEGAL MATTERS

    The legality of the New Notes offered hereby will be passed upon for the Company by King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303-1763. King & Spalding has also rendered an opinion regarding the federal income tax consequences of the exchange of Old Notes for New Notes.

                                    EXPERTS

    The audited consolidated financial statements and schedule of the Company as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997, included in this Prospectus and elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein, and are included herein in reliance upon the authority of said firm, as experts in giving said report.

    The consolidated financial statements of Merit as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein which report expresses an unqualified opinion and includes an explanatory paragraph which refers to the change in the method of accounting for deferred contract start-up costs related to new contracts or expansion of existing contracts and are included herein in reliance upon the authority of said firm, as experts in accouning and auditing.

    The audited consolidated financial statements and schedule of CBHS as of September 30, 1997 and for the 106 days ended September 30, 1997, included in this Prospectus and elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein, and are included herein in reliance upon the authority of said firm, as experts in giving said report.

    The audited consolidated financial statements of HAI as of December 31, 1995 and 1996 and for each of the years in the two year period ended December 31, 1996, have been included in this Prospectus in reliance on the report of KPMG Peat Marwick LLP, certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the Registration of the New Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration

Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Company is subject to the information requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Copies of such material can be obtained from the Public Reference Section of the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. In addition, such reports, proxy statements and other information can be inspected and copied at the public reference facility referred to above and at Regional Offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov. The Company's Common Stock is listed for trading on the New York Stock Exchange and reports, proxy statements and other information concerning the Company may be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York. If, at any time, the Company is not subject to the information requirements of the Exchange Act, the Company has agreed to furnish to holders of New Notes and prospective purchasers of New Notes designated by holders of New Notes, upon request of such holders or such prospective purchasers financial statements, including notes thereto and with respect to annual reports, an auditor's report by an accounting firm of established national reputation and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," and any other information that would be required by Form 10-K, Form 10-Q and Form 8-K.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                            ---------
MAGELLAN HEALTH SERVICES, INC.
    Report of independent public accountants..............................................................        F-2
    Consolidated balance sheets as of September 30, 1996 and 1997 and June 30, 1998 (unaudited)...........        F-3
    Consolidated statements of operations for the years ended September 30, 1995, 1996 and 1997 and for
     the nine months ended June 30, 1997 (unaudited) and 1998 (unaudited).................................        F-5
    Consolidated statements of changes in stockholders' equity for the years ended September 30, 1995,
     1996 and 1997........................................................................................        F-6
    Consolidated statements of cash flows for the years ended September 30, 1995, 1996 and 1997 and for
     the nine months ended June 30, 1997 (unaudited) and 1998 (unaudited).................................        F-7
    Notes to consolidated financial statements............................................................        F-8

MERIT BEHAVIORAL CARE CORPORATION
    Report of independent public accountants..............................................................       F-57
    Consolidated balance sheets as of September 30, 1996 and 1997 and December 31, 1997 (unaudited).......       F-58
    Consolidated statements of operations for the years ended September 30, 1995, 1996 and 1997 and for
     the three months ended December 31, 1996 (unaudited) and 1997 (unaudited)............................       F-59
    Consolidated statements of stockholders' equity for the years ended September 30, 1995, 1996 and
     1997.................................................................................................       F-60
    Consolidated statements of cash flows for the years ended September 30, 1995, 1996 and 1997 and for
     the three months ended December 31, 1996 (unaudited) and 1997 (unaudited)............................       F-61
    Notes to consolidated financial statements............................................................       F-62

CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
    Report of independent public accountants..............................................................       F-82
    Consolidated balance sheet as of September 30, 1997 and June 30, 1998 (unaudited).....................       F-83
    Consolidated statement of operations for the 106 days ended September 30, 1997, for the nine months
     ended June 30, 1998 (unaudited) and for the 14 days ended June 30, 1997 (unaudited)..................       F-85
    Consolidated statement of changes in members' capital for the 106 days ended September 30, 1997.......       F-86
    Consolidated statement of cash flows for the 106 days ended September 30, 1997 and for the nine months
     ended June 30, 1998 (unaudited) and for the 14 days ended June 30, 1997 (unaudited)..................       F-87
    Notes to consolidated financial statements............................................................       F-88

HUMAN AFFAIRS INTERNATIONAL, INCORPORATED
    Independent Auditors' Report..........................................................................       F-96
    Consolidated balance sheets as of December 31, 1995 and 1996 and as of September 30, 1997
     (unaudited)..........................................................................................       F-97
    Consolidated statements of income for the years ended December 31, 1995 and 1996 and the nine months
     ended September 30, 1996 (unaudited) and 1997 (unaudited)............................................       F-98
    Consolidated statements of stockholders' equity for the years ended December 31, 1995 and 1996 and the
     nine months ended September 30, 1997 (unaudited).....................................................       F-99
    Consolidated statements of cash flows for the years ended December 31, 1995 and 1996 and the nine
     months ended September 30, 1996 (unaudited) and 1997 (unaudited).....................................      F-100
    Notes to consolidated financial statements............................................................      F-101


    The following financial statement schedule of the Registrant and its subsidiaries is submitted herewith in response to Item 14(a)2:

                                                                                                                PAGE
                                                                                                                -----
Schedule II--Valuation and qualifying accounts.............................................................         S-1

    The following financial statement schedule for Charter Behavioral Health Systems, LLC and its subsidiaries is submitted herewith in response to Item 14(a)2:

                                                                                                                PAGE
                                                                                                                -----
Schedule II--Valuation and qualifying accounts.............................................................         S-2

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Magellan Health Services, Inc:

    We have audited the accompanying consolidated balance sheets of Magellan Health Services, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Magellan Health Services, Inc. and subsidiaries as of September 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                       ARTHUR ANDERSEN LLP

Atlanta, Georgia

November 14, 1997

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                               SEPTEMBER 30,
                                                                         --------------------------    JUNE 30,
                                                                             1996          1997          1998
                                                                         -------------  -----------  -------------
                                                                                                      (UNAUDITED)
                                              ASSETS
Current Assets:
  Cash, including cash equivalents of $54,631 at September 30, 1996 and
    $319,823 at September 30, 1997 at cost, which approximates market
    value..............................................................  $     120,945  $   372,878  $      89,846
  Accounts receivable, less allowance for doubtful accounts of $50,548
    at September 30, 1996 and $40,311 at September 30, 1997............        189,878      107,998        204,137
  Restricted cash and investments......................................             --           --         60,548
  Refundable income taxes..............................................          1,323        2,466             --
  Other current assets.................................................         26,004       23,696         34,847
                                                                         -------------  -----------  -------------
      Total Current Assets.............................................        338,150      507,038        389,378

Assets restricted for settlement of unpaid claims and other
 long-term liabilities.................................................        105,303       87,532         40,253

Property and Equipment:
  Land.................................................................         83,431       11,667         10,817
  Buildings and improvements...........................................        388,821       70,174         75,425
  Equipment............................................................        146,915       63,719        144,448
                                                                         -------------  -----------  -------------
                                                                               619,167      145,560        230,690
  Accumulated depreciation.............................................       (126,053)     (37,038)       (53,720)
                                                                         -------------  -----------  -------------
                                                                               493,114      108,522        176,970
  Construction in progress.............................................          2,276          692            746
                                                                         -------------  -----------  -------------
      Total property and equipment.....................................        495,390      109,214        177,716
                                                                         -------------  -----------  -------------

Deferred income taxes..................................................             --        1,158         68,614
Investment in CBHS.....................................................             --       16,878             --
Other long-term assets.................................................         30,755       20,893         49,194

Goodwill, net of accumulated amortization of $9,151 at September 30,
 1996 and $14,006 at September 30, 1997................................        128,012      114,234        934,651

Other intangible assets, net of accumulated amortization of $10,393 at
 September 30, 1996 and $5,855 at September 30, 1997...................         42,527       38,673        242,405
                                                                         -------------  -----------  -------------
                                                                         $   1,140,137  $   895,620  $   1,902,211
                                                                         -------------  -----------  -------------
                                                                         -------------  -----------  -------------

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               SEPTEMBER 30,
                                                                         --------------------------    JUNE 30,
                                                                             1996          1997          1998
                                                                         -------------  -----------  -------------
                                                                                                      (UNAUDITED)

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.....................................................  $      78,966  $    45,346  $      42,148
  Accrued liabilities..................................................        189,599      170,429        381,666
  Current maturities of long-term debt and capital lease obli-
    gations............................................................          5,751        3,601         16,585
                                                                         -------------  -----------  -------------
      Total Current Liabilities........................................        274,316      219,376        440,399

Long-term debt and capital lease obligations...........................        566,307      391,693      1,189,131

Deferred income tax liabilities........................................         12,368           --             --

Reserve for unpaid claims..............................................         73,040       49,113         33,374

Deferred credits and other long-term liabilities.......................         39,769       16,110         16,244

Minority Interest......................................................         52,520       61,078         32,268

Commitments and Contingencies
Stockholders' Equity:
  Preferred stock, without par value
    Authorized--10,000 shares
    Issued and outstanding--none.......................................             --           --             --
  Common Stock, par value $.25 per share
    Authorized--80,000 shares
    Issued and outstanding--33,007 shares at September 30, 1996
      and 33,439 shares at September 30, 1997..........................          8,252        8,361          8,423
Other Stockholders' Equity:
  Additional paid-in capital...........................................        327,681      340,645        353,125
  Accumulated deficit..................................................       (129,457)    (129,955)      (150,224)
  Warrants outstanding.................................................             54       25,050         25,050
  Common Stock in treasury, 4,424 shares at September 30, 1996 and at
    September 30, 1997.................................................        (82,731)     (82,731)       (42,413)
  Cumulative foreign currency adjustments..............................         (1,982)      (3,120)        (3,166)
                                                                         -------------  -----------  -------------
    Total stockholders' equity.........................................        121,817      158,250        190,795
                                                                         -------------  -----------  -------------
                                                                         $   1,140,137  $   895,620  $   1,902,211
                                                                         -------------  -----------  -------------
                                                                         -------------  -----------  -------------


          The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                              FOR THE NINE MONTHS
                                                                                                     ENDED
                                                             YEAR ENDED SEPTEMBER 30,               JUNE 30,
                                                        ----------------------------------  ------------------------
                                                           1995        1996        1997        1997         1998
                                                        ----------  ----------  ----------  -----------  -----------
                                                                                            (UNAUDITED)  (UNAUDITED)
Net revenue...........................................  $1,151,736  $1,345,279  $1,210,696   $1,021,662   $1,063,099
                                                        ----------  ----------  ----------  -----------  -----------
Costs and expenses:
  Salaries, cost of care and other operating
    expenses..........................................     863,598   1,064,445     978,513     830,248      909,353
  Bad debt expense....................................      92,022      81,470      46,211      47,456        2,972
  Depreciation and amortization.......................      38,087      48,924      44,861      38,231       37,649
  Amortization of reorganization value in excess of
    amounts allocable to identifiable assets..........      26,000          --          --          --           --
  Interest, net.......................................      55,237      48,017      45,377      39,324       49,336
  ESOP expense........................................      73,527          --          --          --           --
  Stock option expense (credit).......................        (467)        914       4,292       3,214       (3,527)
  Managed care integration costs......................          --          --          --          --       12,314
  Equity in loss of CBHS..............................          --          --       8,122         399       24,221
  Loss on Crescent Transactions.......................          --          --      59,868      59,868           --
  Unusual items, net..................................      57,437      37,271         357         357       (3,000)
                                                        ----------  ----------  ----------  -----------  -----------
                                                         1,205,441   1,281,041   1,187,601   1,019,097    1,029,318
                                                        ----------  ----------  ----------  -----------  -----------
Income (loss) before income taxes, minority interest
  and extraordinary items.............................     (53,705)     64,238      23,095       2,565       33,781
Provision for (benefit from) income taxes.............     (11,082)     25,695       9,238       1,025       15,972
                                                        ----------  ----------  ----------  -----------  -----------
Income (loss) before minority interest and
  extraordinary items.................................     (42,623)     38,543      13,857       1,540       17,809
Minority interest.....................................         340       6,160       9,102       6,948        5,063
                                                        ----------  ----------  ----------  -----------  -----------
Income (loss) before extraordinary items..............     (42,963)     32,383       4,755      (5,408)      12,746
Extraordinary items--losses on early extinguishments
  of debt (net of income tax benefit of $3,503) for
  the year ended September 30, 1997...................          --          --      (5,253)     (5,253)     (33,015)
                                                        ----------  ----------  ----------  -----------  -----------
Net income (loss).....................................  $  (42,963) $   32,383  $     (498)  $ (10,661)   $ (20,269)
                                                        ----------  ----------  ----------  -----------  -----------
                                                        ----------  ----------  ----------  -----------  -----------
Average number of common shares outstanding--basic....      27,870      31,014      28,781      28,715       30,505
                                                        ----------  ----------  ----------  -----------  -----------
                                                        ----------  ----------  ----------  -----------  -----------
Average number of common shares outstanding--diluted..      27,870      31,596      29,474      28,715       31,099
                                                        ----------  ----------  ----------  -----------  -----------
                                                        ----------  ----------  ----------  -----------  -----------
Income (loss) per common share--basic:
  Income (loss) before extraordinary items............  $    (1.54) $     1.04  $     0.17   $   (0.19)   $    0.42
                                                        ----------  ----------  ----------  -----------  -----------
                                                        ----------  ----------  ----------  -----------  -----------
  Extraordinary losses on early extinguishments of
    debt..............................................  $       --  $       --  $    (0.18)  $   (0.18)   $   (1.08)
                                                        ----------  ----------  ----------  -----------  -----------
                                                        ----------  ----------  ----------  -----------  -----------
  Net income (loss)...................................  $    (1.54) $     1.04  $    (0.02)  $   (0.37)   $   (0.66)
                                                        ----------  ----------  ----------  -----------  -----------
                                                        ----------  ----------  ----------  -----------  -----------
Income (loss) per common share--diluted:
  Income (loss) before extraordinary items............  $    (1.54) $     1.02  $     0.16   $   (0.19)   $    0.41
                                                        ----------  ----------  ----------  -----------  -----------
                                                        ----------  ----------  ----------  -----------  -----------
  Extraordinary losses on early extinguishments of
    debt..............................................  $       --  $       --  $    (0.18)  $   (0.18)   $   (1.06)
                                                        ----------  ----------  ----------  -----------  -----------
                                                        ----------  ----------  ----------  -----------  -----------
  Net income (loss)...................................  $    (1.54) $     1.02  $    (0.02)  $   (0.37)   $   (0.65)
                                                        ----------  ----------  ----------  -----------  -----------
                                                        ----------  ----------  ----------  -----------  -----------


          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                                                 -------------------------------
                                                                                   1995       1996       1997
                                                                                 ---------  ---------  ---------

                                                                                         (IN THOUSANDS)
Common Stock:
  Balance, beginning of period.................................................  $   6,725  $   7,101  $   8,252
  Exercise of options and warrants.............................................         24         97        109
  Green Spring Health Services, Inc. acquisition...............................         --         54         --
  Pooling of Mentor............................................................        352         --         --
  Issuance of Common Stock, net of issuance costs..............................         --      1,000         --
                                                                                 ---------  ---------  ---------
  Balance, end of period.......................................................      7,101      8,252      8,361
                                                                                 ---------  ---------  ---------
Additional Paid-in Capital:
  Balance, beginning of period.................................................    244,339    253,295    327,681
  Stock option expense (credit)................................................       (467)       914      4,292
  Green Spring Health Services, Inc. acquisition...............................         --      4,263         --
  Exercise of options and warrants.............................................        624      1,636      8,156
  Issuance of Common Stock, net of issuance costs..............................         --     67,573         --
  Pooling of Mentor............................................................      8,799         --         --
  Other........................................................................         --         --        516
                                                                                 ---------  ---------  ---------
  Balance, end of period.......................................................    253,295    327,681    340,645
                                                                                 ---------  ---------  ---------
Accumulated Deficit:
  Balance, beginning of period.................................................   (119,042)  (161,840)  (129,457)
  Net income (loss)............................................................    (42,963)    32,383       (498)
  Pooling of Mentor............................................................        165         --         --
                                                                                 ---------  ---------  ---------
  Balance, end of period.......................................................   (161,840)  (129,457)  (129,955)
                                                                                 ---------  ---------  ---------
Unearned Compensation under ESOP:
  Balance, beginning of period.................................................    (73,527)        --         --
  ESOP expense.................................................................     73,527         --         --
                                                                                 ---------  ---------  ---------
  Balance, end of period.......................................................         --         --         --
                                                                                 ---------  ---------  ---------
Warrants Outstanding:
  Balance, beginning of period.................................................        180         64         54
  Exercise of warrants.........................................................       (116)       (10)        (4)
  Issuance of warrants to Crescent and COI.....................................         --         --     25,000
                                                                                 ---------  ---------  ---------
  Balance, end of period.......................................................         64         54     25,050
                                                                                 ---------  ---------  ---------
Common Stock in treasury:
  Balance, beginning of period.................................................         --     (9,238)   (82,731)
  Purchases of treasury stock..................................................     (5,349)   (73,493)        --
  Reacquisition of shares under shareholder note...............................     (3,889)        --         --
                                                                                 ---------  ---------  ---------
  Balance, end of period.......................................................     (9,238)   (82,731)   (82,731)
                                                                                 ---------  ---------  ---------
Cumulative Foreign Currency Adjustments:
  Balance, beginning of period.................................................     (2,454)      (822)    (1,982)
  Foreign currency translation gain (loss).....................................      1,632     (1,160)    (1,138)
                                                                                 ---------  ---------  ---------
  Balance, end of period.......................................................       (822)    (1,982)    (3,120)
                                                                                 ---------  ---------  ---------
Total Stockholders' Equity.....................................................  $  88,560  $ 121,817  $ 158,250
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             NINE MONTHS ENDED
                                                            YEAR ENDED SEPTEMBER 30,              JUNE 30,
                                                         -------------------------------  ------------------------
                                                           1995       1996       1997        1997         1998
                                                         ---------  ---------  ---------  -----------  -----------

                                                                 (IN THOUSANDS)           (UNAUDITED)  (UNAUDITED)
Cash Flows From Operating Activities
  Net income (loss)....................................  $ (42,963) $  32,383  $    (498)  $ (10,661)   $ (20,269)
                                                         ---------  ---------  ---------  -----------  -----------
    Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operating activities:
      Loss (gain) on sale of assets....................     (2,961)    (2,062)    (5,747)     (5,747)      (3,000)
      Depreciation and amortization....................     64,087     48,924     44,861      38,231       37,649
      Non-cash portion of unusual items and Managed
        Care integration costs.........................     45,773     31,206         --          --        2,160
      Equity in loss of CBHS...........................         --         --      8,122         399       24,221
      Loss on Crescent Transactions....................         --         --     59,868      59,868           --
      ESOP expense.....................................     73,527         --         --          --           --
      Stock option expense (credit)....................       (467)       914      4,292       3,214       (3,527)
      Non-cash interest expense........................      2,735      2,424      1,710       1,297        1,984
      Extraordinary losses on early extinguishments of
        debt...........................................         --         --      8,756       8,756       55,025
    Cash flows from changes in assets and liabilities,
      net of effects from sales and acquisitions of
      businesses:
      Accounts receivable, net.........................      7,280     15,495     60,675      18,521      (28,360)
      Other current assets.............................      9,533        129      4,708       5,978        3,341
      Restricted cash and investments..................         --         --         --          --       (8,268)
      Other long-term assets...........................     (5,813)     6,569      3,156       2,431      (11,333)
      Accounts payable and accrued liabilities.........    (11,645)    (7,516)   (60,659)    (67,540)     (18,428)
      Income taxes payable and deferred income taxes...    (16,761)    14,925    (14,669)    (17,985)     (16,544)
      Reserve for unpaid claims........................     (5,885)   (29,985)   (26,553)    (20,679)     (16,083)
      Other liabilities................................    (21,127)   (18,968)   (23,038)    (17,400)      (7,239)
      Minority interest, net of dividends paid.........         22      6,406      9,633       7,498        4,354
      Other............................................        285      1,022     (1,018)       (965)      (1,084)
                                                         ---------  ---------  ---------  -----------  -----------
      Total adjustments................................    138,583     69,483     74,097      15,877       14,868
                                                         ---------  ---------  ---------  -----------  -----------
        Net cash provided by (used in) operating
          activities...................................     95,620    101,866     73,599       5,216       (5,401)
                                                         ---------  ---------  ---------  -----------  -----------
Cash Flows From Investing Activities:
  Capital expenditures.................................    (20,224)   (38,801)   (33,348)    (28,113)     (26,938)
  Acquisitions and investments in businesses, net of
    cash acquired......................................    (61,980)   (50,918)   (50,876)    (28,840)  (1,033,155)
  Decrease (increase) in assets restricted for
    settlement of unpaid claims and other
    long-term liabilities..............................    (19,606)   (17,732)    17,209      12,551       46,943
  Proceeds from sale of assets.........................      5,879      5,248     18,270      15,463       18,088
  Proceeds from sale of property and equipment to
    Crescent and CBHS,
    net of transaction costs...........................         --         --    380,425     384,041       (6,070)
  Other................................................     (1,050)        --         --          --           --
                                                         ---------  ---------  ---------  -----------  -----------
        Net cash provided by (used in) investing
          activities...................................    (96,981)  (102,203)   331,680     355,102   (1,001,132)
                                                         ---------  ---------  ---------  -----------  -----------
Cash Flows From Financing Activities:
  Payments on debt and capital lease obligations.......    (46,779)   (85,835)  (390,254)   (389,406)    (438,563)
  Proceeds from issuance of debt, net of issuance
    costs..............................................     28,869    104,800    203,643     203,643    1,169,887
  Proceeds from issuance of common stock...............         --     68,573         --          --           --
  Proceeds from exercise of stock options and
    warrants...........................................        531      3,401      8,265       5,743        4,633
  Proceeds from issuance of warrants...................         --         --     25,000      25,000           --
  Purchases of treasury stock..........................     (5,349)   (73,493)        --          --      (12,456)
  Income tax payments made on behalf of stock
    optionee...........................................         --     (1,678)        --          --           --
                                                         ---------  ---------  ---------  -----------  -----------
        Net cash provided by (used in) financing
          activities...................................    (22,728)    15,768   (153,346)   (155,020)     723,501
                                                         ---------  ---------  ---------  -----------  -----------
Net increase (decrease) in cash and cash equivalents...    (24,089)    15,431    251,933     205,298     (283,032)
Cash and cash equivalents at beginning of period.......    129,603    105,514    120,945     120,945      372,878
                                                         ---------  ---------  ---------  -----------  -----------
Cash and cash equivalents at end of period.............  $ 105,514  $ 120,945  $ 372,878   $ 326,243    $  89,846
                                                         ---------  ---------  ---------  -----------  -----------
                                                         ---------  ---------  ---------  -----------  -----------


          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The consolidated financial statements of Magellan Health Services, Inc., a Delaware corporation, ("Magellan" or the "Company") include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    On June 2, 1992, the Company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. The prepackaged plan of reorganization (the "Plan") effected a restructuring of the Company's debt and equity capitalization. The Company's Plan was confirmed on July 8, 1992, and became effective on July 21, 1992, (effective on July 31, 1992, for financial reporting purposes). The consolidated financial statements for the three years in the period ended September 30, 1997, are presented for the Company after the consummation of the Plan. These financial statements were prepared under the principles of fresh start accounting. (See Note 3.)

    The Company's primary segment of operations, as of September 30, 1997, was the provision of a broad array of managed behavioral healthcare services to Blue Cross/Blue Shield organizations, health maintenance organizations and other insurance companies, corporations, federal, state and local government agencies, labor unions and various state Medicaid programs. The Company operates in three other segments. Through its public-sector operations, the Company also provides a broad continuum of behavioral healthcare services to individuals who receive healthcare benefits funded by state and local government agencies. The Company's franchise operations segment franchises the "CHARTER" system of behavioral healthcare to psychiatric hospitals and other facilities operated by Charter Behavioral Health Systems, LLC ("CBHS"). See Note 4. The Company's provider segment includes the ownership and operation of two psychiatric hospitals in London, England, a 69-bed psychiatric hospital in Switzerland, hospital-based joint ventures (See Note 2) and the 50% ownership of CBHS.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


    The unaudited consolidated financial statements of the Company as of June 30, 1998 and for the nine month periods ended June 30, 1997 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, certain information and footnotes required by generally accepted accounting principles for complete financial statements have been condensed or omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. The results of operations for the period ended June 30, 1998 are not necessarily indicative of the expected results for the year ended September 30, 1998.


    MANAGED CARE REVENUE

    Managed care revenue is recognized over the applicable coverage period on a per member basis for covered members and as earned and estimable for performance based revenues. Deferred revenue is recorded when premium payments are received in advance of the applicable coverage period.

    FRANCHISE REVENUE

    Continuing annual franchise fees are recognized as the fees are earned and become receivable from the franchisee. Costs relating to continuing franchise fees are expensed as incurred. Individual franchise sales are recognized when all material services or conditions relating to the sale have been substantially performed or satisfied by the Company. Direct costs relating to franchise sales are deferred until the related revenue is recognized up to the amount of anticipated revenue less estimated additional related costs.

    PROVIDER NET REVENUE

    Provider net revenue is based on established billing rates, less estimated allowances for patients covered by Medicare and other contractual reimbursement programs, and discounts from established billing rates. Amounts received by the Company for treatment of patients covered by Medicare and other contractual reimbursement programs, which may be based on cost of services provided or predetermined rates, are generally less than the established billing rates of the Company's hospitals. Final determination of amounts earned under contractual reimbursement programs is subject to review and audit by the applicable agencies. The Company recorded net revenue in fiscal 1995, 1996 and 1997 of $35.6 million, $28.3 million and $27.4 million, respectively, for the settlement and adjustment of reimbursement issues related to earlier fiscal periods. Management believes that adequate provision has been made for any adjustments that may result from such reviews.

    ADVERTISING COSTS

    The production costs of advertising are expensed as incurred. The Company does not consider any of its advertising costs to be direct-response and, accordingly, does not capitalize such costs. Advertising costs consist primarily of radio and television air time, which is amortized as utilized, and printed media services. Advertising expense was approximately $33.5 million, $30.5 million and $19.2 million for the years ended September 30, 1995, 1996 and 1997, respectively.

    CHARITY CARE

    The Company provides healthcare services without charge or at amounts less than its established rates to patients who meet certain criteria under its charity care policies. Because the Company does not pursue collection of amounts determined to be charity care, they are not reported as revenue. For the years ended September 30, 1995, 1996 and 1997, the Company provided, at its established billing rates, approximately $41.2 million, $37.9 million and $19.5 million, respectively, of such care.

    INTEREST, NET

    The Company records interest expense net of interest income. Interest income for the years ended September 30, 1995, 1996, and 1997 was approximately $3.7 million, $10.5 million and $10.1 million, respectively.

    CASH AND CASH EQUIVALENTS

    Cash equivalents are short-term, highly liquid interest-bearing investments with a maturity of three months or less when purchased, consisting primarily of money market instruments.

    RESTRICTED CASH AND INVESTMENTS



    Restricted cash and investments at June 30, 1998 (unaudited) include approximately $60.5 million that is held for the payment of claims under the terms of certain behavioral managed care contracts and for regulatory purposes related to the payment of claims in certain jurisdictions.


    CONCENTRATION OF CREDIT RISK

    Franchise fee revenue and related receivables subject the Company to a concentration of credit risk with franchisees. The Company establishes an allowance for doubtful accounts based upon current and projected financial performance of franchisees. No franchise fee receivables existed as of September 30, 1997.

    Accounts receivable from patient revenue subject the Company to a concentration of credit risk with third party payors that include insurance companies, managed healthcare organizations and governmental entities. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific payors, historical trends and other information. Management believes the allowance for doubtful accounts is adequate to provide for normal credit losses.

    ASSETS RESTRICTED FOR THE SETTLEMENT OF UNPAID CLAIMS AND OTHER LONG-TERM
     LIABILITIES

    Assets restricted for the settlement of unpaid claims and other long-term liabilities include investments which are carried at fair market value. Transfer of such investments from the Company's insurance subsidiaries to Magellan or any of its other subsidiaries is subject to approval by certain regulatory authorities.

    The investments are classified into three categories: (i) held to maturity;
(ii) available for sale; and (iii) trading. Unrealized holding gains or losses are recorded for trading and available for sale securities. The Company's investments are classified as available for sale. The unrealized gain or loss on investments available for sale was not material at September 30, 1996 and 1997.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, except for assets that have been impaired, for which the carrying amount is reduced to estimated fair value. Expenditures for renewals and improvements are charged to the property accounts. Replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. Amortization of capital lease assets is included in depreciation expense. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is generally 10 to 40 years for buildings and improvements and three to ten years for equipment. Depreciation expense was $35.1 million, $40.0 million and $34.1 million for the years ended September 30, 1995, 1996 and 1997, respectively.

    INTANGIBLE ASSETS

    Intangible assets are composed principally of (i) goodwill, (ii) customer lists, (iii) non-compete agreements and (iv) deferred financing costs. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net identifiable assets at the date of acquisition and is amortized using the straight-line method over 25 to 40 years. Customer lists are amortized using the straight-line method over their estimated useful lives of 5 to 25 years. Non-compete agreements and deferred financing costs are amortized over the term of the related agreements.

    The Company continually monitors events and changes in circumstances that could indicate carrying amounts of intangible assets may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of intangible assets may not be recoverable, the Company assesses the recoverability of intangible assets by determining whether the carrying value of such intangible assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition. No impairment losses on intangible assets were recorded by the Company in 1996. Impairment losses of approximately $4.0 million and $14.4 million were recorded in fiscal 1995 and fiscal 1997, respectively. (See Note 4 and 6)

    MEDICAL CLAIMS PAYABLE

    Medical claims payable represent the liability for healthcare services authorized, incurred and not yet reported to the Company's managed care business. Medical claims payable are estimated based upon authorized healthcare services, past claim payment experience for member groups and other factors. While Management believes the liability for medical claims payable is adequate, actual results could differ from such estimates.

    FOREIGN CURRENCY

    Changes in the cumulative translation of foreign currency assets and liabilities are presented as a separate component of stockholders' equity. Gains and losses resulting from foreign currency transactions, which were not material, are included in operations as incurred.

    NET INCOME (LOSS) PER COMMON SHARE

    Net income (loss) per common share is computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents, which include unexercised stock options and warrants, were anti-dilutive in fiscal 1995 and not material in fiscal 1996. Accordingly, they were excluded from the fiscal 1995 and fiscal 1996 calculations.


    The Exchange Option, as hereinafter defined (see Note 2), is classified as a potentially dilutive security for fiscal 1996 and 1997 and for the six month periods ended March 31, 1997 and 1998 for the purpose of computing diluted income per common share. The Exchange Option was anti-dilutive for fiscal 1996, fiscal 1997 and for the nine month periods ended June 30, 1997 and 1998 and, therefore, was excluded from the respective calculations.


    STOCK-BASED COMPENSATION

    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("FAS 123") "Accounting for Stock-Based Compensation," which became effective for fiscal years beginning after December 15, 1995 (fiscal 1997 for the Company). FAS 123 established new financial accounting and reporting standards for stock-based compensation plans. Entities are allowed to measure compensation cost for stock-based compensation under FAS 123 or APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share as if the provisions of FAS 123 had been applied. The Company has adopted FAS 123 on a pro forma disclosure basis (see
Note 9).

    RECLASSIFICATIONS

    Certain reclassifications have been made to fiscal 1996 amounts to conform to fiscal 1997 presentation.

2. ACQUISITIONS AND JOINT VENTURES

    ACQUISITIONS

    On December 13, 1995, the Company acquired a 51% ownership interest in Green Spring Health Services, Inc. ("Green Spring") for approximately $68.9 million in cash, the issuance of 215,458 shares of Magellan Common Stock valued at approximately $4.3 million and the contribution of Group Practice Affiliates, Inc. ("GPA"), a wholly-owned subsidiary of the Company, which became a wholly-owned subsidiary of Green Spring. On December 20, 1995, the Company acquired an additional 10% ownership interest in Green Spring for approximately $16.7 million in cash as a result of an exercise by a minority stockholder of its Exchange Option (as hereinafter defined) for a portion of the stockholder's interest in Green Spring. The Company has a 61% ownership interest in Green Spring. As of September 30, 1997, Green Spring provided managed behavioral healthcare services, which includes utilization management, care management and employee assistance programs, through a 50-state provider network for approximately 16.6 million people nationwide.


    The minority stockholders of Green Spring consist of four Blue Cross/Blue Shield organizations (the "Blues") that are key customers of Green Spring. In addition, two other Blues organizations that formerly owned a portion of Green Spring are customers of Green Spring. As of September 30, 1997 and December 31, 1997, the minority stockholders of Green Spring had the option, under certain circumstances, to exchange their ownership interests ("Exchange Option") in Green Spring for 2,831,516 shares of the Company's Common Stock or $65.1 million in subordinated notes. The Company may elect to pay cash in lieu of issuing the subordinated notes. The Exchange Option expires December 13, 1998. The Exchange Option, if exercised by the minority stockholders of Green Spring, would be recorded at the fair value of the consideration paid. See Note 18 for a discussion regarding the Exchange Option conversion.


    The Company recorded the investments in Green Spring using the purchase method of accounting. Green Spring's results of operations have been included in the consolidated financial statements since the acquisition date, less minority interest.

    The cost of the investments in Green Spring have been allocated to the estimated fair value of assets acquired and liabilities assumed to the extent acquired by the Company. The remaining portion of Green Spring's assets and liabilities has been recorded at the historical cost basis of the minority stockholders. The purchase price allocation for the investments in Green Spring and the historical cost basis of the minority stockholders of Green Spring, in aggregate, resulted in goodwill of approximately $89 million and identifiable intangible assets of approximately $24 million.

    At each reporting date, the Company must assess the fair value of the Exchange Option in relation to the redemption price available to the minority stockholders. In any period that the fair value of the Exchange Option is determined to be less than the redemption price, the difference must be recognized as an adjustment to minority interest. Subsequent increases in the fair value of the Exchange Option can be recognized only to the extent of previously recognized losses. No losses were recorded in fiscal 1996 and 1997 as a result of changes in the fair value of the Exchange Option.

    In February 1995, the Company acquired Westwood Pembroke Health System, which included two psychiatric hospitals and a professional group practice. The Company accounted for the acquisition using the purchase method of accounting.

    In January 1995, the Company acquired National Mentor, Inc. ("Mentor") by issuing 1,409,978 shares of Common Stock. Mentor provides specialized health services in mentor homes. The acquisition was accounted for as a pooling of interests, effective January 1, 1995. The consolidated financial statements of the Company were not restated for periods prior to January 1, 1995, as the effect of restatement would not have been material to such periods.

    During fiscal 1994, the Company agreed to acquire 40 psychiatric hospitals (the "Acquired Hospitals") from Tenet Healthcare Corporation, formerly known as National Medical Enterprises. The purchase price for the Acquired Hospitals was approximately $120.4 million in cash plus an additional cash amount of approximately $51 million, subject to adjustment, for the net working capital of the Acquired Hospitals (the "Hospital Acquisition").

    On June 30, 1994, the Company completed the purchase of 27 of the Acquired Hospitals for a cash purchase price of approximately $129.6 million, which included approximately $39.3 million, subject to adjustment, for the net working capital of the facilities. On October 31, 1994, the Company completed the purchase of three additional Acquired Hospitals for a cash purchase price of approximately $5 million, which included approximately $2.2 million related to the net working capital of the facilities. On November 30, 1994, the Company completed the purchase of the remaining ten Acquired Hospitals for a cash purchase price of approximately $36.8 million, including approximately $9.5 million related to the net working capital of ten Acquired Hospitals. The Company accounted for the Hospital Acquisition using the purchase method of accounting. The operating results of the Acquired Hospitals are included in the Company's Consolidated Statements of Operations from the respective dates of acquisition.

    JOINT VENTURES

    The Company has entered into four hospital-based joint ventures ("Columbia JV's") with Columbia/ HCA Healthcare Corporation. Generally, each member of the joint venture leased and/or contributed certain assets in each respective market to the joint venture with the Company becoming the managing member.

    The Columbia JV's results of operations have been included in the consolidated financial statements since inception, less minority interest. A summary of the Columbia JV's is as follows:

                                                                  OWNERSHIP
MARKET                                            DATE           PERCENTAGE
------------------------------------------  ----------------  -----------------
Albuquerque, NM...........................      May 1995                 67%
Raleigh, NC...............................     June 1995                 50%
Lafayette, LA.............................    October 1995               50%
Anchorage, AK.............................    August 1996                57%

    The Company's ownership interests in the Columbia JV's and other hospital-based joint ventures have been managed by CBHS (as defined in Note 1) for a fee equivalent to Magellan's portion of the joint ventures earnings since June 17, 1997.

3. THE RESTRUCTURING AND FRESH START REPORTING

    The consummation of the Plan discussed in Note 1 resulted in, among other things, (i) a reduction of approximately $700 million in long-term debt, (ii) elimination of $233 million of preferred stock and

(iii) the issuance of approximately 24.8 million shares of Common Stock to certain holders of debt securities, the preferred stockholders and common stockholders.

    As a result of the consummation of the Plan, the financing under the $880 Million Credit Agreement between the Company and certain banks dated September 1, 1988 was replaced by new facilities under the Amended and Restated Credit Agreement, dated July 21, 1992, among the Company and certain banks (the "Credit Agreement").

    Upon consummation of the Plan, the Company recognized an extraordinary gain on debt discharge of approximately $731 million which represented forgiveness of debt, principal and interest, reduced by the estimated fair value of Common Stock issued to certain debtholders of the Company. The Company's long-term debt was stated at the present value of amounts to be paid, based on market interest rates on July 31, 1992. This adjustment to present value resulted in an aggregate carrying amount for the Company's long-term debt which was less than the aggregate principal amount thereof, and resulted in the amortization of the difference into interest expense over the terms of the debt instruments and, upon extinguishment of the debt prior to scheduled maturity, resulted in a loss on debt extinguishment.

    Under the principles of fresh start accounting, the Company's total assets were recorded at their assumed reorganization value, with the reorganization value allocated to identifiable tangible assets on the basis of their estimated fair value. Accordingly, the Company's property and equipment were reduced and its intangible assets were written off. In addition, the Company's accumulated deficit, common stock in treasury and cumulative foreign currency adjustments were eliminated. The excess of the reorganization value over the value of identifiable assets was reported as "reorganization value in excess of amounts allocable to identifiable assets" (the "Excess Reorganization Value").

    The total reorganization value assigned to the Company's assets was estimated by calculating projected cash flows before debt service requirements, for a five-year period, plus an estimated terminal value of the Company (calculated using a multiple of approximately six (6) on projected EBDIT (which is net revenue less operating and bad debt expenses)), each discounted back to its present value using a discount rate of 12% (representing the estimated after-tax weighted cost of capital). This amount was approximately $1.2 billion and was increased by (i) the estimated net realizable value of assets to be sold and (ii) estimated cash in excess of normal operating requirements. The above calculations resulted in an estimated reorganization value of approximately $1.3 billion, of which the Excess Reorganization Value was $225 million, of which $129 million related to continuing operations. The Excess Reorganization Value was amortized over the three-year period ended July 31, 1995.

4. CRESCENT TRANSACTIONS

    On June 17, 1997, the Company consummated a series of transactions including the sale of substantially all of its domestic hospital real estate and related personal property (the "Assets") to Crescent Real Estate Equities Limited Partnership ("Crescent") and CBHS. In addition, CBHS was formed as a joint venture to operate the domestic portion of the Company's provider business segment. CBHS is owned equally by Magellan and Crescent Operating, Inc., an affiliate of Crescent ("COI"). The Company accounts for its 50% investment in CBHS under the equity method of accounting (See Note 5). The Company received approximately $417.2 million in cash (before costs estimated to be $16.0 million) and warrants in COI for the purchase of 2.5% of COI's common stock at $18.32, which are exercisable over 12 years. The Company also issued 1,283,311 warrants each to Crescent and COI (the "Crescent Warrants") for the purchase of Magellan common stock at an exercise price of $30 per share. (See Note 9.)

    In related agreements, (i) Crescent leased the hospital real estate and related assets to CBHS for annual rent beginning at approximately $41.7 million with a 5% annual escalation clause compounded annually (the "Facilities Lease") and (ii) CBHS will pay Magellan approximately $78.3 million in annual franchise fees, subject to increase, for the use of assets retained by Magellan and for support in certain areas. The franchise fees to be paid by CBHS to the Company are subordinated to the lease obligations in favor of Crescent. The assets retained by Magellan include, but are not limited to, the "CHARTER" name, intellectual property, protocols and procedures, clinical quality management, operating processes and the "1-800-CHARTER" telephone call center. Magellan provides CBHS ongoing support in areas including advertising and marketing assistance, risk management services, outcomes monitoring, and consultation on matters relating to reimbursement, government relations, clinical strategies, regulatory matters, strategic planning and business development.


    The Company initially used a portion of the proceeds from the sale of the Assets to reduce its long-term debt, including borrowings under its then existing credit agreement (See Note 8.) In December 1997, the Company used the remaining proceeds from the sale of the Assets to acquire additional managed care businesses (See Note 18).


    The Company recorded a loss before income taxes of approximately $59.9 million as a result of the Crescent Transactions, which consisted of the following (in thousands):

Accounts receivable collection fees...............................  $  21,400
Impairment losses on intangible assets............................     14,408
Exit costs and construction obligation............................     12,549
Loss on the sale of property and equipment........................     11,511
                                                                    ---------
                                                                    $  59,868
                                                                    ---------
                                                                    ---------

    Accounts receivable collection fees represent the reduction in the net realizable value of accounts receivable for estimated collection fees on retained hospital-based receivables for CBHS pursuant to a contractual obligation with CBHS, whereby CBHS receives a fee equal to 5% of collections for the first 120 days after consummation of the Crescent Transaction and estimated bad debt agency fees of 40% for receivables collected subsequent to 120 days after the consummation of the Crescent Transaction.

    The Company disposed of a significant portion of its provider business segment as part of the Crescent Transactions. The impairment loss on intangible assets results from reducing the book value of the Company's investment in CBHS to its approximate fair value at the consummation date. The fair value of CBHS was determined by the Company's financial advisors using a discounted cash flows analysis. The impairment losses represent the carrying amount of goodwill and other intangible assets related to the divested or contributed CBHS operations.

    The $5.0 million of exit costs accrued as a result of the Crescent transactions include incremental staffing, consulting and related costs to prepare and coordinate audits of terminating Medicare cost reports, prepare and file income tax, property tax, sales and use tax and other tax returns and perform accounting functions related to the divested businesses (CBHS). The Company incurred approximately $0.6 million of such costs during the year ended September 30, 1997.

    The Company is constructing a hospital in Philadelphia as required by the Crescent Real Estate Purchase Agreement to replace the existing Philadelphia hospital operated by CBHS. The Company has incurred approximately $2.7 million in construction costs as of September 30, 1997 and expects to incur up to $4.9 million in additional construction costs before completion.

    The Company's Consolidated Statement of Operations for the years ended September 30, 1996 and 1997 include the operations of businesses divested as part of the Crescent Transactions through June 16, 1997. The following unaudited pro forma information for the years ended September 30, 1996 and 1997 has been prepared assuming the Crescent Transactions were consummated on October 1, 1995. The pro forma information does not purport to be indicative of the results which would have actually been obtained had the Crescent Transactions been consummated on October 1, 1995 or which may be attained in future periods (in thousands, except per share data).

                                                                             PRO FORMA
                                                                        FOR THE YEARS ENDED
                                                                           SEPTEMBER 30,
                                                                      ------------------------
                                                                         1996         1997
                                                                      -----------  -----------
Net revenue.........................................................  $   628,249  $   710,835
Income before extraordinary items(1)................................       20,481       32,149
Net income(1).......................................................       20,481       26,896
Income per common share--basic:
  Income before extraordinary items(1)..............................         0.72         1.12
  Net income(1).....................................................         0.72         0.93
Income per common share--diluted:
  Income before extraordinary items(1)..............................         0.71         1.09
  Net income(1).....................................................         0.71         0.91

------------------------

(1) Excludes the loss on the Crescent Transactions and assumes the excess proceeds from the Crescent Transactions are not invested.

5. INVESTMENT IN CBHS

    The Company became a 50% owner of CBHS upon consummation of the Crescent Transactions on June 17, 1997. The Company accounts for its investment in CBHS using the equity method.

    A summary of financial information for CBHS is as follows (in thousands):


                                                          SEPTEMBER 30, 1997    JUNE 30, 1998
                                                         --------------------  ---------------
                                                                                 (UNAUDITED)
Current assets.........................................      $    148,537        $   156,385
Property and equipment, net............................            18,424             14,917
Other noncurrent assets................................             8,633             10,211
                                                               ----------      ---------------
  Total Assets.........................................      $    175,594        $   181,513
                                                               ----------      ---------------
                                                               ----------      ---------------
Current liabilities....................................      $     68,497        $   112,681
Long-term debt.........................................            65,860             65,000
Other noncurrent liabilities...........................             7,481             28,889
Members' capital (deficiency)..........................            33,756            (25,057)
                                                               ----------      ---------------
  Total Liabilities and Members' Capital...............      $    175,594        $   181,513
                                                               ----------      ---------------
                                                               ----------      ---------------



                                                                                NINE MONTHS
                                          106 DAYS ENDED      14 DAYS ENDED        ENDED
                                        SEPTEMBER 30, 1997    JUNE 30, 1997    JUNE 30, 1998
                                       --------------------  ---------------  ---------------
                                                               (UNAUDITED)      (UNAUDITED)

Net revenue..........................      $    213,730        $    29,865      $   553,370
                                             ----------      ---------------  ---------------
Operating expenses...................           228,382             30,565          605,462
Interest, net........................             1,592                 98            3,975
                                             ----------      ---------------  ---------------
  Net loss before preferred member
    distribution.....................      $    (16,244)       $      (798)     $   (56,067)
                                             ----------      ---------------  ---------------
                                             ----------      ---------------  ---------------
Cash used in operating activities....      $    (67,831)       $   (13,996)     $    (4,553)
                                             ----------      ---------------  ---------------
                                             ----------      ---------------  ---------------
Magellan's portion of net loss.......      $     (8,122)       $      (399)     $   (28,034)
Intercompany loss elimination........                --                 --            3,813(1)
                                             ----------      ---------------  ---------------
Magellan equity loss.................      $     (8,122)       $      (399)     $   (24,221)
                                             ----------      ---------------  ---------------
                                             ----------      ---------------  ---------------

    The Company's transactions with CBHS and related balances are as follows (in thousands):

                                106 DAYS ENDED     14 DAYS ENDED       NINE MONTHS ENDED
                              SEPTEMBER 30, 1997   JUNE 30, 1997         JUNE 30, 1998
                             --------------------  --------------  --------------------------
                                                    (UNAUDITED)           (UNAUDITED)
Franchise Fee revenue......       $   22,739         $    3,164            $   51,100(1)
                                    --------            -------              --------
Costs:
  Accounts receivable
    collection fees........            4,993              1,426                 1,862
  Hospital-based joint
    venture management
    fees...................            1,853                417                 5,191


                              SEPTEMBER 30, 1997   JUNE 30, 1998
                             --------------------  --------------
                                                                           (UNAUDITED)
Due to CBHS, net............................       $   (5,090)              $   (4,384)(2)
                                                     --------                 --------
                                                     --------                 --------
Franchise fees receivable...................       $       --               $   20,500 (3
                                                     --------                 --------
                                                     --------                 --------
Equity in loss of CBHS in excess of
  investment................................       $       --               $   (7,344)
                                                     --------                 --------
                                                     --------                 --------
Prepaid CHARTER call center management
  fees......................................       $       --               $    3,937
                                                     --------                 --------
                                                     --------                 --------


------------------------

(Unaudited)


(1) Based on the original terms of the CBHS Transactions (as defined), the Franchise Fees were reduced to $5.0 million per month from approximately $6.5 million per month, effective February 1, 1998, through the consummation date of the CBHS Transactions. In the event that the CBHS Transactions are not consummated, no adjustment will be made to the Franchise Fees. The Company's Franchise Fee revenue for the nine months ended June 30, 1998, reflects the reduced Franchise Fee revenue, since February 1, 1998, while CBHS recorded Franchise Fee expense of approximately $6.5 million per month in its financial statements. Accordingly, the Company has eliminated the intercompany loss for the proportionate share of the difference between Franchise Fee revenue and expense reflected in the Company's financial statements and CBHS' financial statements.



(2) The nature of hospital accounts receivable billing and collection processes have resulted in the Company and CBHS receiving remittances from payors which belong to the other party. Additionally, the Company and CBHS have established a settlement and allocation process for the accounts receivable related to those patients who were not yet discharged from their treatment on June 16, 1997. In an effort to settle these amounts on a timely basis, and in light of CBHS start up operations and cash flow requirements, the Company made advances to CBHS periodically during the nine months ending June 30, 1998, which have been repaid by CBHS. Such advances, net of all settlement activity and certain other amounts due to CBHS for certain shared services and related matters, resulted in the amount shown above as due to CBHS.



(3) CBHS did not pay all of its Franchise Fee obligation for February 1998 through June 1998.

6. UNUSUAL ITEMS

    GENERAL

    The following table summarizes unusual items recorded during the three years in the period ended September 30, 1997 (in thousands):

                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
Insurance Settlements........................................  $  29,800  $  30,000  $      --
Facility Closures............................................      3,624      4,116      4,201
Asset impairments............................................     26,973      1,207         --
Gains on the Sale of Psychiatric Hospitals, net..............     (2,960)        --     (5,388)
Other........................................................         --      1,948      1,544
                                                               ---------  ---------  ---------
                                                               $  57,437  $  37,271  $     357
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    INSURANCE SETTLEMENTS

    Unusual items included the resolutions of disputes between the Company and insurance carriers concerning certain billings for services.

    In November 1994, the Company and a group of insurance carriers resolved a billing dispute that arose in the fourth quarter of fiscal 1994 related to claims paid predominantly in the 1980's. As part of the resolution, the Company agreed to pay the insurance carriers approximately $31 million plus interest, for a total of $37.5 million in four installments over a three year period. As part of the settlement, the Company and the insurance carriers agreed to continue to do business at the same or similar general levels as prior to the settlement. Furthermore, the parties will seek additional business opportunities that will serve to enhance their present relationships.

    In March 1995, the Company and a group of insurance carriers resolved a billing dispute which arose in fiscal 1995 related to matters arising predominately in the 1980's. As part of the settlement, the Company agreed to pay the insurance carriers $29.8 million payable in five installments over a three year period. As part of the settlement, the Company and the insurance carriers have agreed to continue to do business at the same or similar general levels and to seek additional business opportunities that will serve to enhance their present relationships.

    In August 1996, the Company and a group of insurance carriers resolved a billing dispute which arose in fiscal 1996 related to matters originating in the 1980's. As part of the settlement of these claims, certain related payer matters and associated legal fees, the Company recorded a charge of approximately $30.0 million during the quarter ended June 30, 1996. The Company will pay the insurance settlement amount in twelve installments over a three year period, beginning August 1996. As part of the settlement, the Company and the insurance carriers agreed that the dispute and settlement would not negatively impact any present or pending business relationships nor would it prevent the parties from negotiating in good faith concerning additional business opportunities available to, and future relationships between, the parties.

    Amounts payable in future periods for insurance settlements are as follows (in thousands):

1998...........................................................  $  12,788
1999...........................................................      5,985

    FACILITY CLOSURES

    During fiscal 1995, 1996 and 1997, the Company consolidated, closed or sold fifteen, nine and three psychiatric facilities and its one general hospital (the "Closed Facilities"), respectively, exclusive of the Crescent Transactions. The three psychiatric facilities closed in 1997 were sold as part of the Crescent Transactions. The Closed Facilities that are still owned by the Company will be sold, leased or used for alternative purposes depending on the market conditions in each geographic area and are recorded as other long-term assets in the accompanying balance sheets.

    The Company recorded charges of approximately $3.6 million, $4.1 million and $4.2 million related to facility closures in fiscal 1995, 1996 and 1997, respectively, as follows (in thousands):

                                                                   1995       1996       1997
                                                                 ---------  ---------  ---------
Severance and related benefits.................................  $   2,132  $   2,334  $   2,976
Contract terminations and other................................      1,492      1,782      1,225
                                                                 ---------  ---------  ---------
                                                                 $   3,624  $   4,116  $   4,201
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    Approximately 500, 620 and 700 employees were terminated at the facilities closed in fiscal 1995, 1996 and 1997, respectively. Severance and related benefits have been substantially paid as of September 30, 1997. Other exit costs paid and applied against the resulting liabilities were approximately $0.2 million, $1.4 million and $0.1 million in fiscal 1995, 1996 and 1997, respectively.

    The following table presents net revenue, salaries, cost of care and other operating expenses and bad debt expenses and depreciation and amortization of the Closed Facilities (in thousands):

                                                               YEAR ENDED SEPTEMBER 30,
                                                           ---------------------------------
                                                              1995        1996       1997
                                                           -----------  ---------  ---------
Net revenue..............................................  $   149,428  $  82,568  $  19,582
Salaries, cost of care and other operating expense and
  bad debt expenses......................................      145,720     86,426     23,263
Depreciation and amortization............................        3,509      2,015        349

    The Company also recorded a charge of approximately $2.0 million in fiscal 1996 related to severance and related benefits for approximately 275 employees who were terminated pursuant to planned overhead reductions.

    ASSET IMPAIRMENTS

    During fiscal 1995, the Company recorded impairment losses on property and equipment and intangible assets of approximately $23.0 million and $4.0 million, respectively. During fiscal 1996, the Company recorded impairment losses on property and equipment of approximately $1.2 million. Such losses resulted from changes in the manner that certain of the Company's assets were to be used in future periods and current period operating losses at certain of the Company's operating facilities combined with projected future operating losses. Fair values of the long-lived assets that have been written down were determined using the best available information in each individual circumstance, which included quoted market price, comparable sales prices for similar assets or valuation techniques utilizing present value of estimated expected cash flows. Most of the impaired assets were sold as part of the Crescent Transactions.

    OTHER

    During fiscal 1995 and 1997, the Company recorded gains of approximately $3.0 million and $5.4 million, respectively, related to the sales of psychiatric hospitals and other real estate. The Company also recorded a charge of approximately $1.6 million during fiscal 1997 for costs incurred related primarily to the expiration of its agreement to sell its three European Hospitals.

7. BENEFIT PLANS

    The Company maintains an Employee Stock Ownership Plan (the "ESOP"), a noncontributory retirement plan that enables eligible employees to participate in the ownership of the Company.

    The Company had recorded unearned compensation to reflect the cost of Common Stock purchased by the ESOP but not yet allocated to participants' accounts. In the period that shares are allocated or projected to be allocated to participants, ESOP expense is recorded and unearned compensation is reduced. All shares had been allocated to the participants as of September 30, 1995. The ESOP distributed 103,332 shares to participants who were transferred to CBHS as a result of the Crescent Transactions in fiscal 1997.

    The Internal Revenue Service has ruled that the ESOP qualifies under Section 401 of the Internal Revenue Code of 1986, as amended. Such determination allowed the Company to deduct its contributions to the ESOP for federal income tax purposes.

    During fiscal 1992, the Company reinstated a defined contribution plan (the "Magellan 401-K Plan"). Effective January 1, 1997, the plan was amended to allow participants to contribute up to 15% of their compensation to the Magellan 401-K Plan. The Company makes a discretionary contribution of 2% of each employee's compensation and matches 50% of each employee's contribution up to 3% of their compensation. During the years ended September 30, 1995, 1996 and 1997, the Company made contributions of approximately $5.8 million, $5.3 million and $5.7 million, respectively, to the Magellan 401-K Plan.

    Green Spring also maintains a defined contribution plan (the "Green Spring 401-K Plan"). Employee participants can elect to voluntarily contribute up to 6% or 12% of their compensation, depending upon each employee's compensation level, to the Green Spring 401-K Plan. Green Spring matches up to 3% of each employee's compensation. Employees vest in employer contributions over five years. During the years ended September 30, 1996 and 1997, Green Spring contributed approximately $0.8 million and $1.3 million, respectively, to the Green Spring 401-K Plan.

8. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS


    Information with regard to the Company's long-term debt and capital lease obligations at September 30, 1996 and 1997 and June 30, 1998 is as follows (in thousands):



                                              SEPTEMBER 30,   SEPTEMBER 30,      JUNE 30,
                                                   1996            1997            1998
                                              --------------  --------------  --------------
                                                                               (UNAUDITED)
Magellan Existing Credit Agreement due
  through 2002..............................   $    105,593    $         --    $         --
11.25% Series A Senior Subordinated Notes
  due 2004..................................        375,000         375,000              --
New Credit Agreement (unaudited):
  Revolving Facility (7.91% at June 30,
    1998) due through 2004..................             --              --          20,000
  Term Loan Facility (7.91% to 8.41% at June
    30, 1998) due through 2006..............             --              --         550,000
9.0% Senior Subordinated Notes due 2008
  (unaudited)...............................             --              --         625,000
6.71% to 11.5% Mortgage and other notes
  payable through 2005......................         12,163           7,721           4,278
Variable rate secured notes.................         60,875              --              --
7.5% Swiss Bonds............................          6,443           6,443              --
3.9% Capital lease obligations due through
  2014......................................         12,333           6,438           6,438
                                              --------------  --------------  --------------
                                                    572,407         395,602       1,205,716
  Less amounts due within one year..........          5,751           3,601          16,585
  Less debt service funds...................            349             308              --
                                              --------------  --------------  --------------
                                               $    566,307    $    391,693    $  1,189,131
                                              --------------  --------------  --------------
                                              --------------  --------------  --------------


    The aggregate scheduled maturities of long-term debt and capital lease obligations during the five years subsequent to September 30, 1997 are as follows (in thousands): 1998--$3,601; 1999--$3,252; 2000--$28; 2001--$6,165 and
2002--$28.

    The 11.25% Series A Senior Subordinated Notes (the "Magellan Outstanding Notes"), which are carried at cost, had a fair value of approximately $405 million and $417 million at September 30, 1996 and 1997, respectively, based on market quotes. The Company's remaining debt is also carried at cost, which approximates fair market value.

    NEW REVOLVING CREDIT AGREEMENTS

    On October 28, 1996, the Company entered into a credit agreement with certain financial institutions for a five-year Senior Secured reducing revolving credit facility in an aggregate committed amount of $400 million. The Company borrowed approximately $121.0 million under such credit agreement in October 1996 to (i) repay the existing borrowings outstanding under their existing credit agreement and (ii) pay for fees and expenses related to the credit agreement.

    The loans outstanding under the credit agreement bore interest (subject to certain potential adjustments) at a rate per annum equal to one, two, three or six-month LIBOR plus 1.25% or the Prime Lending Rate.

    The Company recorded an extraordinary loss from the early extinguishment of debt of approximately $3.0 million, net of tax, during the quarter ended December 31, 1996 to write off unamortized deferred financing costs related to the previous credit agreement.

    On June 17, 1997, the Company entered into a new credit agreement with certain financial institutions for a five-year senior secured revolving credit facility in an aggregate committed amount of $200 million (the "Magellan Existing Credit Agreement"). The Company repaid approximately $191.8 million of borrowings outstanding under the previous credit agreement, which included borrowings to retire approximately $66 million of variable rate secured notes and other long-term debt, with proceeds from the Crescent Transactions.

    The loans outstanding under the Magellan Existing Credit Agreement bear interest (subject to certain potential adjustments) at a rate per annum equal to one, two, three or six-month LIBOR plus 1.25% or the Alternative Base Rate ("ABR"), as defined, plus .25%. Interest on ABR loans is payable at the end of each fiscal quarter. Interest on LIBOR-based loans is payable at the end of their respective terms, but a minimum of every three months.

    The Company recorded an extraordinary loss of approximately $2.3 million, net of tax, during the quarter ended June 30, 1997 to write off unamortized deferred financing costs related to the previous credit agreement and for costs related to repaying the variable rate secured notes.

    SENIOR SUBORDINATED NOTES

    On May 2, 1994, the Company issued $375 million of 11.25% Series A Senior Subordinated Notes which mature on April 15, 2004 and are general unsecured obligations of the Company. Interest on the Magellan Outstanding Notes is payable semi-annually on each April 15 and October 15. Proceeds of $181.8 million from the sale of the Magellan Outstanding Notes were used to decrease, and, subsequently on June 9, 1994, to redeem the Company's outstanding 7.5% Senior Subordinated Debentures due 2003. Certain remaining proceeds were used, along with proceeds from the credit agreement, to finance the Hospital Acquisition. The Magellan Outstanding Notes are guaranteed on an unsecured senior subordinated basis by substantially all of the Company's existing subsidiaries and certain subsidiaries created after the issuance of the Magellan Outstanding Notes.

    The Magellan Outstanding Notes are not redeemable at the option of the Company prior to April 15, 1999. Thereafter, the Magellan Outstanding Notes will be subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning April 15 of the years indicated below:

                                                               REDEMPTION
YEAR                                                             PRICE
------------------------------------------------------------  ------------
1999........................................................      105.625%
2000........................................................      103.750%
2001........................................................      101.875%
2002 and thereafter.........................................      100.000%

    COVENANTS

    The Magellan Existing Credit Agreement and the indenture for the Magellan Outstanding Notes contain a number of restrictive covenants, which, among other things, limit the ability of the Company and certain of its subsidiaries to incur other indebtedness, engage in transactions with affiliates, repurchase shares of the Company's common stock above specified levels, incur liens, make certain restricted payments, and enter into certain business combination and asset sale transactions. The Magellan Existing Credit Agreement also requires the Company to maintain certain specified financial ratios. The Company was in compliance with all debt covenants under the Magellan Existing Credit Agreement and the Magellan Outstanding Notes at September 30, 1997.

    LEASES

    The Company leases certain of its operating facilities, some of which may be purchased during the term or at expiration of the leases. The book value of capital leased assets was approximately $3.5 million at September 30, 1997. The leases, which expire at various dates through 2069, generally require the Company to pay all maintenance, property tax and insurance costs.

    At September 30, 1997, aggregate amounts of future minimum payments under operating leases were as follows: 1998--$12.4 million; 1999--$10.8 million; 2000--$8.9 million; 2001--$7.1 million; 2002--$5.2 million; subsequent to 2002--$47.7 million.

    Rent expense for the years ended September 30, 1995, 1996 and 1997 was $15.4 million, $18.7 million and $19.2 million, respectively.

    See Note 18--"Subsequent Events--Effect of the Merit Acquisition on Long-Term Debt."

9. STOCKHOLDERS' EQUITY

    Pursuant to the Company's Restated Certificate of Incorporation, the Company is authorized to issue 80 million shares of common stock, $.25 par value per share, and 10 million shares of preferred stock, without par value. No shares of preferred stock have been issued as of September 30, 1997.

    COMMON STOCK

    The Company is prohibited from paying dividends on its Common Stock under the terms of the New Revolving Credit Agreement except under certain limited circumstances.

    1992 STOCK OPTION PLAN

    The 1992 Stock Option Plan provided for the issuance of approximately 3.4 million options to purchase shares of Common Stock. A summary of changes in options outstanding and other related information is as follows:

                                                      YEAR ENDED SEPTEMBER 30,
                                        ----------------------------------------------------
                                              1995              1996              1997
                                        ----------------  ----------------  ----------------
Balance, beginning of period..........           772,516           715,516           368,990
  Canceled............................           (10,500)        --                --
  Exercised...........................           (46,500)         (346,526)        --
                                        ----------------  ----------------  ----------------
Balance, end of period................           715,516           368,990           368,990
                                        ----------------  ----------------  ----------------
                                        ----------------  ----------------  ----------------

Option prices, end of period..........  $    4.36-$22.75  $    4.36-$22.75  $    4.36-$22.75
Price range of exercised options......  $    4.36-$14.19  $   4.36-$16.875         --
Average exercise price................             $6.26             $4.59         --

    The exercise price of certain options would be reduced upon termination of employment of a certain optionee without cause. The Company records compensation expense for the difference between the exercise price of these options and the fair value of the Company's common stock until the measurement date is known. Such compensation expense is included in stock option expense (credit) in the Company's statements of operations.

    Options issued pursuant to the 1992 Stock Option Plan are exercisable upon vesting and expire through October 2000. As of September 30, 1997, 100% of the options outstanding were vested.

    1994 STOCK OPTION PLAN

    The 1994 Stock Option Plan provided for the issuance of approximately 1.3 million options to purchase shares of Common Stock. Officers and key employees of the Company are eligible to participate. The options have an exercise price which approximates fair market value of the Common

Stock at the date of grant. A summary of changes in options outstanding and other related information is as follows:

                                                  YEAR ENDED SEPTEMBER 30,
                                -------------------------------------------------------------
                                       1995                 1996                 1997
                                -------------------  -------------------  -------------------
Balance, beginning of
  period......................              876,500            1,162,331              948,669
  Granted.....................              495,000              161,000              341,166
  Canceled....................             (209,169)            (330,162)             (87,498)
  Exercised...................          --                       (44,500)            (173,843)
                                -------------------  -------------------  -------------------
Balance, end of period........            1,162,331              948,669            1,028,494
                                -------------------  -------------------  -------------------
                                -------------------  -------------------  -------------------

Option prices, end of
  period......................  $    15.625-$27.875  $    15.687-$27.875  $    15.687-$27.718
  Price range of exercised
    options...................          --           $    15.625-$22.875  $    15.687-$27.875
  Average exercise price......          --                        $20.70               $22.20

    Options granted under the 1994 Stock Option Plan are exercisable to the extent vested. An option vests at the rate of 33 1/3% of the shares covered by the option on each of the first three anniversary dates of the grant of the option if the optionee is an employee of the Company on such dates. Options must be exercised no later than ten years after the date of grant. As of September 30, 1997, 50.6% of the options outstanding were vested.

    1996 STOCK OPTION PLAN

    The 1996 Stock Option Plan (the "1996 Plan") provides for the issuance of
1.75 million options to purchase shares of the Company's Common Stock. Options must be granted on or before December 31, 1999. Officers and key employees of the Company are eligible to participate. The options have an exercise price which approximates fair market value of the Common Stock at the date of grant. A summary of changes in options outstanding and other related information is as follows:

                                                             YEAR ENDED SEPTEMBER 30
                                                     ----------------------------------------
                                                            1996                 1997
                                                     -------------------  -------------------
Balance, beginning of period.......................          --                     1,298,500
  Granted..........................................            1,413,000              310,667
  Canceled.........................................             (114,500)             (96,125)
  Exercised........................................          --                      (101,750)
                                                     -------------------  -------------------
Balance, end of period.............................            1,298,500            1,411,292
                                                     -------------------  -------------------
                                                     -------------------  -------------------

Option prices, end of period.......................  $      15.75-$24.00  $     15.75-$30.875
Price range of exercised options...................          --           $    18.125-$18.875
Average exercise price.............................          --                       $18.348

    Options granted under the 1996 Plan are exercisable to the extent vested. An option vests at the rate of 25% of the shares covered by the option on each of the four anniversary dates of the grant of the option if the optionee is an employee of the Company on such dates. Options must be exercised no later than November 30, 2005.

    The 1996 Plan provides that the options granted thereunder, upon the occurrence of certain events, vest and become fully exercisable upon the "sale, lease, transfer of other disposition...of all or substantially all" of the Company's assets. Based upon a review of relevant Delaware case law, the Company believes that substantial uncertainty existed regarding whether the Crescent Transactions, which are described in Note 4, constituted a "sale ... of all or substantially all" of the Company's assets. Accordingly, the Company's Board of Directors determined it should treat the Crescent Transactions as such an event in order to eliminate the risk of a dispute. Options outstanding under the 1996 Plan immediately vested upon closing the Crescent Transactions. As of September 30, 1997, 96.5% of the options outstanding under the 1996 Plan were vested.

    1997 STOCK OPTION PLAN

    The 1997 Stock Option Plan provides for the issuance of 1.5 million options to purchase shares of the Company's Common Stock. Options must be granted on or before December 31, 2000. Officers and key employees of the Company are eligible to participate. The options have an exercise price which approximates fair market value of the Common Stock at the date of grant. A summary of changes in options outstanding and other related information is as follows:

                                                                                YEAR ENDED
                                                                              SEPTEMBER 30,
                                                                                   1997
                                                                            ------------------
Balance, beginning of period..............................................          --
Granted...................................................................             988,333
Canceled..................................................................          --
                                                                            ------------------
Balance, end of period....................................................             988,333
                                                                            ------------------

Option prices, end of period..............................................  $    24.375-$31.00

    Options granted under the 1997 Stock Option Plan are exercisable to the extent vested. An option vests at the rate of 33 1/3% of the shares covered by the option on each of the three anniversary dates of the grant of the option if the optionee is an employee of the Company on such dates. Options must be exercised no later than February 28, 2007. As of September 30, 1997, none of the options outstanding were vested. Certain of the options granted under the 1997 stock option plan were granted prior to the stockholder approval date. The measurement date for purposes of measuring compensation expense for such grants under the 1997 Stock Option Plan was the date of stockholder approval, which resulted in compensation expense of approximately $0.5 million in fiscal 1997.

    1994 EMPLOYEE STOCK PURCHASE PLAN

    The 1994 Employee Stock Purchase Plan (the "1994 ESPP") covered 600,000 shares of Common Stock that could be purchased by eligible employees of the Company.

    The initial offering period began on April 1, 1994 and expired on March 31, 1995. The second offering period began on April 1, 1995 and ended March 31, 1996. On the first date of these offering periods, each participant was granted an option to purchase shares of Common Stock at a purchase price equal to 85% of the fair value of a share of Common Stock on such date. Total options granted on April 1, 1994 and April 1, 1995 were 85,115 and 41,565, respectively, with option prices of $21.144 and $15.831, respectively. A total of 4,872 and 22,065 options were exercised at the end of the first and second offering periods, respectively.

    Effective August 1, 1995, the Company amended the 1994 ESPP to change the option price in subsequent offering periods to the lesser of (i) 85% of the fair value of a share of Common Stock on the first day of the offering period or (ii) 85% of the fair value of a share of Common Stock on the last day of the offering period. Holders of the options from the second offering period as of July 31, 1995 were given the choice of (i) canceling their options to purchase shares of Common Stock, (ii) exercising the option to purchase shares of Common Stock at a purchase price of $15.831 or
(iii) keeping their options. A total of 11,870 options were exercised on July 31, 1995. The third offering period began August 1, 1995 and ended December 31, 1995. A total of 29,217 options were exercised at a purchase price of $16.681 at the end of the third offering period.

    The fourth offering period began January 1, 1996 and ended on June 30, 1996. A total of 68,146 options were exercised at a purchase price of $18.275 at the end of the fourth offering period. The fifth offering period began July 1, 1996 and ended on December 31, 1996. A total of 80,018 options were exercised at a purchase price of $17.85 at the end of the fifth and final offering period.

    1997 EMPLOYEE STOCK PURCHASE PLAN

    The 1997 Employee Stock Purchase Plan (the "1997 ESPP") covers 600,000 shares of Common Stock that can be purchased by eligible employees of the Company. The 1997 ESPP offering periods will have a term not less than three months and not more than 12 months. The first offering period under the 1997 ESPP began January 1, 1997 and the last offering period will end on or before December 31, 1999. The option price of each offering period will be the lesser of (i) 85% of the fair value of a share of Common Stock on the first day of the offering period or (ii) 85% of the fair value of a share of Common Stock on the last day of the offering period.

    The first offering period began January 1, 1997 and ended on June 30, 1997. A total of 73,410 options were exercised at a purchase price of $19.125. The second offering period began August 1, 1997 and will end on December 31, 1997. The number of options granted and the option price for the second offering period will be determined on December 31, 1997 when the option price is known.

    1992 DIRECTORS' STOCK OPTION PLAN AND DIRECTORS' UNIT AWARD PLAN

    The 1992 Directors' Stock Option Plan provides for the grant of options to non-employee members of the Company's Board of Directors to purchase up to 175,000 shares of the Company's Common Stock, subject to adjustments to reflect certain changes in capitalization. The options have an exercise price which approximates the fair market value of the Common Stock on the date of grant. During fiscal 1995, 25,000 options were granted at an exercise price of $18.875 per share. During fiscal 1996 and 1997, no options were granted. As of September 30, 1997, 125,000 options were outstanding. No options were exercised during fiscal 1995, 1996 and 1997.

    Options granted can be exercised from the date of vesting until February 1, 2003. No options can be granted after December 31, 1995. Options vest 20% when granted and an additional 20% on each successive February 1 for a period of four years, if the optionee continues to serve as a non-employee director on the applicable February 1. Unvested options vest in full in certain instances of termination. As of September 30, 1997, 88.0% of the options outstanding were vested.

    In addition, during fiscal 1994, the Company approved the Directors' Unit Award Plan (the "Unit Plan") which provides for the award of a maximum of 15,000 units (the "Units") that, upon vesting under the terms of the Unit Plan, would result in the issuance of an aggregate of 15,000 shares of Common Stock in settlement of Units.

    The Unit Plan provides for the award to each director who is not an employee of the Company of 2,500 Units. Upon vesting of the Units awarded to a director, the Company will settle the Units by issuing to the director, with no exercise price, a number of shares of the Company's Common Stock equal to the number of vested Units.

    1996 DIRECTORS' STOCK OPTION PLAN

    The 1996 Directors' Stock Option Plan provides for the grant of options to non-employee members of the Company's Board of Directors to purchase up to 250,000 shares of the Company's Common Stock, subject to adjustments to reflect certain changes in capitalization. The options have an exercise price which approximates the fair market value of a share of the Common Stock on the date of grant. During fiscal 1996, 175,000 options were granted at exercise prices ranging from $18.25 to $23.375. During fiscal 1997, 25,000 options were granted at an exercise price of $30.812. No options were exercised during fiscal 1996 or 1997.

    Options granted can be exercised from the date of vesting until November 30, 2005. No options can be granted after December 31, 1999. Options vest at the rate of 25% of the shares covered on each of the four anniversary dates of the grant of the option if the optionee continues to serve as a non-employee director on such dates. Options vest in full in certain instances of termination. As of September 30, 1997, 21.9% of the options outstanding were vested.

    RIGHTS PLAN

    Also upon consummation of the Plan, the Company adopted a Share Purchase Rights Plan (the "Rights Plan"). Pursuant to the Rights Plan, each share of Common Stock also represents one Share Purchase Right (collectively, the "Rights"). The Rights trade automatically with the underlying shares of Common Stock. Upon becoming exercisable, but prior to the occurrence of certain events, each Right initially entitles its holder to buy one share of Common Stock from the Company at an exercise price of $60.00. The Rights will be distributed and become exercisable only if a person or group acquires, or announces its intention to acquire, Common Stock exceeding certain levels, as specified in the Rights Plan. Upon the occurrence of such events, the exercise price of each Right reduces to one-half of the then current market price. The Rights also give the holder certain rights in an acquiring company's common stock. The Company is entitled to redeem the Rights at a price of $.01 per Right at any time prior to the distribution of the Rights. The Rights have no voting power until exercised.

    COMMON STOCK WARRANTS

    In connection with the Plan, the Company issued 114,690 warrants, which expire on June 30, 2002 (the "2002 Warrants") to purchase one share each of the Company's Common Stock. The 2002 Warrants have an exercise price of $5.24 per share. During fiscal 1995, 1996 and 1997, 47,392, 4,320 and 1,397 shares were issued, respectively, upon the exercise of 2002 Warrants.


    The 2006 Warrants, which expire on September 1, 2006, were adjusted as a result of the Plan, and accordingly, 146,791 of such warrants are currently outstanding with an exercise price of $38.70 per share. The Company records compensation expense related to warrants when the exercise price changes, which results in a new measurement date. No compensation expense related to warrants is included in the statement of operations.


    Crescent and COI each have the right to purchase 1,283,311 shares of Common Stock (2,566,622 shares in aggregate) at a warrant exercise price of $30 per share (subject to adjustment pursuant to antidilution provisions). The Crescent Warrants will be exercisable at the following times and in the following amounts:

                      NUMBER OF SHARES OF
                          COMMON STOCK
     DATE FIRST          ISSUABLE UPON             END OF
    EXERCISABLE             EXERCISE          EXERCISE PERIOD
      JUNE 17             OF WARRANTS             JUNE 17
--------------------  --------------------  --------------------
        1998                   30,000               2001
        1999                   62,325               2002
        2000                   97,114               2003
        2001                  134,513               2004
        2002                  174,678               2005
        2003                  217,770               2006
        2004                  263,961               2007
        2005                  313,433               2008
        2006                  366,376               2009
        2007                  422,961               2009
        2008                  483,491               2009

    Crescent's and COI's rights with respect to the Crescent Warrants will not be contingent on or subject to the satisfaction or completion of any obligation that Crescent or COI may have to CBHS, or that CBHS may have to the Company, or by any subordination of fees otherwise payable to the Company by CBHS.

    The Crescent Warrants contain provisions relating to adjustments in the number of shares covered by the Crescent Warrants and the warrant exercise price in the event of stock splits, stock dividends, mergers, reorganizations and similar transactions.

    The Crescent Warrants were recorded at $25 million upon issuance, or their approximate fair value upon execution of the Warrant Purchase Agreement in January 1997.

    PRIVATE PLACEMENT TRANSACTION

    On January 25, 1996, the Company issued 4 million shares of Common Stock (the "Shares") along with a warrant to purchase an additional 2 million shares of Common Stock (the "Warrant") pursuant to a Stock and Warrant Purchase Agreement. The Warrant entitles the holders to purchase such additional shares of Common Stock at a per share price of $26.15 subject to adjustment for certain dilutive events, and provides registration rights for the shares of Common Stock underlying the Warrant. The aggregate purchase price for the Shares and the Warrant was approximately $69.73 million. The Warrant became exercisable on January 25, 1997 and expires on January 25, 2000.

    Approximately $68.0 million of the proceeds were used to repay outstanding borrowings under the then existing credit agreement.

    TREASURY STOCK TRANSACTIONS

    During fiscal 1995, the Company purchased approximately 327,000 shares of its Common Stock in the open market for approximately $5.6 million. Approximately 17,000 of such shares were reissued related to 1994 ESPP exercises for approximately $291,000.

    On August 15, 1996, the Company commenced a "Dutch Auction" self-tender offer to stockholders for the repurchase of 1,891,891 shares of its own Common Stock. On September 5, 1996, the Company increased the self-tender offer to 3,300,000 shares. Under the terms of the offer, stockholders were invited to tender their shares by September 18, 1996 at prices ranging from $16.50 to $18.50 per share as specified by each stockholder.

    At the conclusion of the offer, the Company repurchased 3,961,505 shares on September 27, 1996 at $18.375 per share for a total cost of approximately $73.5 million, including transaction costs. The total shares repurchased represent approximately 12.0% of the outstanding Common Stock at such date.

    The transaction was financed through cash on hand and borrowings under the then existing credit agreement.

    INCOME PER COMMON SHARE


    The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), effective October 1, 1997. Income per common share for the years ended September 30, 1996 and 1997 and for the nine months ended June 30, 1997 have been restated to conform to FAS 128 as required. Income per common share for the year ended September 30, 1995 was not restated due to the anti-dilutive nature of common stock equivalents due to the Company's net loss. The effect of adopting FAS 128 was not material.


    The following table presents the components of weighted average common shares outstanding-- diluted:


                                                                   YEAR ENDED            NINE MONTHS ENDED
                                                                 SEPTEMBER 30,               JUNE 30,
                                                              --------------------  ---------------------------
                                                                1996       1997          1997          1998
                                                              ---------  ---------  --------------  -----------
                                                                                     (UNAUDITED)    (UNAUDITED)
Weighted average common shares outstanding-- basic..........     31,014     28,781        28,715        30,505
Common stock equivalents--stock options.....................        563        676        --               578
Common stock equivalents--warrants..........................         19         17        --                16
                                                              ---------  ---------  --------------  -----------
Weighted average common shares outstanding-- diluted........     31,596     29,474        28,715        31,099
                                                              ---------  ---------  --------------  -----------
                                                              ---------  ---------  --------------  -----------


    Options to purchase approximately 112,000 shares of common stock at $25.44 to $31.00 per share were outstanding during fiscal 1997 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options, which expire between fiscal 2006 and 2007, were still outstanding at September 30, 1997.

    Warrants to purchase approximately 4,713,000 shares of common stock at $26.15 to $38.70 per share were outstanding during fiscal 1997 but were not included in the computation of diluted EPS because the warrants' exercise price was greater than the average market price of the common shares. The warrants, which expire between fiscal 2000 and 2009, were still outstanding at September 30, 1997.

    The Company owned a 61% equity interest in Green Spring Health Services, Inc. ("Green Spring") during the periods presented above. The four minority stockholders of Green Spring had the option to exchange their ownership interests in Green Spring for 2,831,516 shares of the Company's common stock or $65.1 million of subordinated notes (the "Exchange Option"). The Exchange Option was considered a potentially dilutive security since the Company acquired Green Spring in December 1995 for the purpose of computing diluted income per common share. The Exchange Option was anti-dilutive for all periods presented and, therefore, was excluded from the respective diluted income per common share calculations.


    Each of the minority stockholders of Green Spring exercised the Exchange Option in January 1998, which resulted in the issuance of 2,831,516 shares of the Company's common stock. See Note 18-- "Subsequent Events--Green Spring Minority Shareholder Conversion".


    Common stock equivalents of approximately 612,000 were excluded from the diluted income per common share calculation for the year ended September 30, 1995 due to their anti-dilutive nature as a result of the Company's loss for such period.


    UNAUDITED



    Options to purchase approximately 457,000 shares of common stock at $25.16 to $31.06 per share were outstanding during the nine months ended June 30, 1998, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options, which expire between fiscal 2006 and fiscal 2008, were still outstanding at June 30, 1998.



    Warrants to purchase approximately 4,713,000 shares of common stock at $26.15 to $38.70 per share were outstanding during the nine months ended June 30, 1998 but were not included in the computation of diluted EPS because the warrants' exercise price was greater than the average market price of the common shares. The warrants, which expire between fiscal 2000 and fiscal 2009, were still outstanding at June 30, 1998.



    Common stock equivalents of approximately 582,000 were excluded from the income per common share calculation for the nine months ended June 30, 1997, due to their anti-dilutive nature as a result of the Company's losses for such periods.


    STOCK BASED COMPENSATION

    Effective October 1, 1996, the Company adopted the disclosure requirements of FAS 123. FAS 123 requires disclosure of pro forma net income and pro forma net income per share as if the fair value-based method of accounting for stock options had been applied in measuring compensation cost for stock-based awards granted in fiscal 1996 and 1997. Pro forma amounts are not representative of the effects of stock-based awards on future pro forma net income and pro forma net income per share because those pro forma amounts exclude the pro forma compensation expense related to unvested stock options granted before fiscal 1996.

    Reported and pro forma net income and net income per share amounts are set forth below (in thousands, except per share data):

                                                                           1996       1997
                                                                         ---------  ---------
Reported:
  Income before extraordinary items....................................  $  32,383  $   4,755
  Net income (loss)....................................................  $  32,383  $    (498)
Income (loss) per common share--basic:
  Income before extraordinary items....................................  $    1.04  $    0.17
  Net income...........................................................  $    1.04  $   (0.02)
Income (loss) per common share--diluted:
  Income before extraordinary items....................................  $    1.02  $    0.16
  Net income (loss)....................................................  $    1.02  $   (0.02)
Pro Forma:
  Income (loss) before extraordinary items.............................  $  28,835  $  (3,721)
  Net income (loss)....................................................  $  28,835  $  (8,974)
Income (loss) per common share--basic:
  Income (loss) before extraordinary items.............................  $    0.93  $   (0.13)
  Net income (loss)....................................................  $    0.93  $   (0.31)
Income (loss) per common share--diluted:
  Income (loss) before extraordinary items.............................  $    0.91  $   (0.13)
  Net income (loss)....................................................  $    0.91  $   (0.31)

    The fair values of the stock options and ESPP options granted were estimated on the date of their grant using the Black-Scholes option pricing model based on the following weighted average assumptions:

                                                                      1996        1997
                                                                    ---------  -----------
Risk-free interest rate...........................................          6%           6%
Expected life.....................................................    5 years    5.5 years
Expected volatility...............................................         35%          30%
Expected dividend yield...........................................          0%           0%

    The weighted average fair value of options granted during fiscal 1996 and 1997 was $6.85 and $9.67, respectively.

    Stock option activity for all plans for 1995, 1996 and 1997 was as follows:

                                                                 YEAR ENDED SEPTEMBER 30,
                                       ----------------------------------------------------------------------------
                                                 1995                      1996                      1997
                                       ------------------------  ------------------------  ------------------------

                                                     WEIGHTED                  WEIGHTED                  WEIGHTED
                                                      AVERAGE                   AVERAGE                   AVERAGE
                                                     EXERCISE                  EXERCISE                  EXERCISE
                                         OPTIONS       PRICE       OPTIONS       PRICE       OPTIONS       PRICE
                                       -----------  -----------  -----------  -----------  -----------  -----------
Balance, beginning of period.........    1,749,016   $   14.42     2,002,847   $   15.32     2,916,159   $   17.92
Granted..............................      520,000       20.95     1,749,000       19.05     1,665,166       24.24
Canceled.............................     (219,669)      23.55      (444,662)      21.20      (183,623)      20.84
Exercised............................      (46,500)       6.09      (391,026)       6.37      (275,593)      20.26
                                       -----------               -----------               -----------
Balance, end of period...............    2,002,847       15.32     2,916,159       17.92     4,122,109       20.13
                                       -----------               -----------               -----------
Exercisable, end of period...........    1,025,988        9.61       926,195       14.75     2,419,711       17.65
                                       -----------               -----------               -----------
                                       -----------               -----------               -----------

    Stock options outstanding on September 30, 1997:

                            OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
----------------------------------------------------------------------------  ------------------------
                                                   WEIGHTED
                                                    AVERAGE       WEIGHTED                  WEIGHTED
            RANGE OF                               REMAINING       AVERAGE                   AVERAGE
            EXERCISE                              CONTRACTUAL     EXERCISE                  EXERCISE
              PRICE                  OPTIONS         LIFE           PRICE       OPTIONS       PRICE
---------------------------------  -----------  ---------------  -----------  -----------  -----------
$4.36-$18.25                       1,377,444            7.81      $   14.32     1,256,200   $   13.97
$18.31-$22.88                      1,378,166            7.68      $   20.87       870,756   $   20.84
$23.00-$31.00                      1,366,499            9.18      $   25.33       292,755   $   23.94
                                   -----------                                -----------
$4.36-$31.00                       4,122,109            8.21      $   20.13     2,419,711   $   17.65
                                   -----------                                -----------
                                   -----------                                -----------

10. INCOME TAXES

    The provision (benefit) for income taxes consisted of the following (in thousands):

                                                                YEAR ENDED SEPTEMBER 30,
                                                            --------------------------------
                                                               1995       1996       1997
                                                            ----------  ---------  ---------
Income taxes currently payable:
  Federal.................................................  $      658  $   6,900  $  11,148
  State...................................................       1,851     (1,139)     3,959
  Foreign.................................................       1,188      3,779      3,678
Deferred income taxes:
  Federal.................................................     (12,931)    15,313     (6,670)
  State...................................................      (1,848)       807     (2,569)
  Foreign.................................................          --         35       (308)
                                                            ----------  ---------  ---------
                                                            $  (11,082) $  25,695  $   9,238
                                                            ----------  ---------  ---------
                                                            ----------  ---------  ---------

    A reconciliation of the Company's income tax provision (benefit) to that computed by applying the statutory federal income tax rate is as follows (in thousands):

                                                                YEAR ENDED SEPTEMBER 30,
                                                            --------------------------------
                                                               1995       1996       1997
                                                            ----------  ---------  ---------
Income tax provision (benefit) at federal statutory income
  tax rate................................................  $  (18,798) $  22,483  $   8,083
State income taxes, net of federal income tax benefit.....         (16)      (216)       904
Foreign income taxes, net of federal income tax benefit...         772      2,479      2,190
Amortization of excess reorganization value...............       9,100         --         --
Other--net................................................      (2,140)       949     (1,939)
                                                            ----------  ---------  ---------
Income tax provision (benefit)............................  $  (11,082) $  25,695  $   9,238
                                                            ----------  ---------  ---------
                                                            ----------  ---------  ---------

    As of September 30, 1997, the Company has estimated tax net operating loss ("NOL") carryforwards of approximately $278 million available to reduce future federal taxable income. These NOL carryforwards expire in 2006 through 2011 and are subject to examination by the Internal Revenue Service. The Company has recorded a valuation allowance against the entire amount of the NOL deferred tax asset and certain other deferred tax assets, that in management's opinion, are not likely to be recovered.

    Components of the net deferred income tax (assets) liabilities at September 30, 1996 and 1997 are as follows (in thousands):

                                                                          SEPTEMBER 30,
                                                                    --------------------------
                                                                        1996          1997
                                                                    ------------  ------------
Deferred tax liabilities:
  Insurance settlements...........................................  $         --  $      8,460
  Property and depreciation.......................................        23,970            --
  Long-term debt and interest.....................................        63,516        54,820
  ESOP............................................................        11,616        11,112
  Other...........................................................        14,133        17,449
                                                                    ------------  ------------
    Total deferred tax liabilities................................       113,235        91,841
                                                                    ------------  ------------
Deferred tax assets:
  Property and depreciation.......................................            --        (7,123)
  Operating loss carry forwards...................................      (102,229)     (111,251)
  Insurance settlements...........................................        (3,649)           --
  Self-insurance reserves.........................................       (44,234)      (30,918)
  Restructuring costs.............................................       (26,695)      (22,990)
  Other...........................................................       (48,033)      (45,709)
                                                                    ------------  ------------
  Total deferred tax assets.......................................      (224,840)     (217,991)
                                                                    ------------  ------------
  Valuation allowance.............................................       123,973       124,992
                                                                    ------------  ------------
  Deferred tax assets after valuation allowance...................      (100,867)      (92,999)
                                                                    ------------  ------------
  Net deferred tax (assets) liabilities...........................  $     12,368  $     (1,158)
                                                                    ------------  ------------
                                                                    ------------  ------------

    The Internal Revenue Service is currently examining the Company's income tax returns for fiscal 1989 through 1992 and expects a report to be issued during fiscal 1998. In management's opinion, adequate provisions have been made for any adjustments which may result from these examinations, including a potential reduction in the amount of NOL carryforwards. The Company believes the examinations could result in a reduction in NOL carryforwards available to offset future taxable income.

11. ACCRUED LIABILITIES

    Accrued liabilities consist of the following (in thousands):


                                                                                SEPTEMBER 30,          JUNE 30,
                                                                           ------------------------  ------------
                                                                              1996         1997          1998
                                                                           -----------  -----------  ------------
                                                                                                     (UNAUDITED)
Salaries, wages and other benefits.......................................  $    39,841  $    21,647   $   18,928
Amounts due health insurance programs....................................       27,223       14,126       10,457
Medical claims payable...................................................       26,552       36,508      198,558
Interest.................................................................       20,348       19,739       22,915
Crescent Transactions....................................................           --       14,648        4,385
Other....................................................................       75,635       63,761      126,423
                                                                           -----------  -----------  ------------
                                                                           $   189,599  $   170,429   $  381,666
                                                                           -----------  -----------  ------------
                                                                           -----------  -----------  ------------


12. SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information is as follows (in thousands):


                                                                                         NINE MONTHS ENDED
                                                       YEAR ENDED SEPTEMBER 30,               JUNE 30,
                                                    -------------------------------  --------------------------
                                                      1995       1996       1997         1997          1998
                                                    ---------  ---------  ---------  ------------  ------------
                                                                                     (UNAUDITED)   (UNAUDITED)
Income taxes paid, net of refunds received........  $   4,682  $   9,299  $  18,406   $   14,419    $    8,572
Interest paid, net of amounts capitalized.........     54,302     56,248     54,378       53,945        53,686
Long-term debt assumed in connection with
  acquisitions....................................         --     12,100         --           --            --
Non-cash Transactions:
Initial capital contribution to CBHS, primarily
  property and equipment, less assumed
  liabilities.....................................  $      --  $      --  $   5,281   $    5,281    $       --
Common Stock in Treasury issued in connection with
  the purchase of the remaining 39% interest in
  Green Spring Health Services, Inc...............         --         --         --           --        63,496


    The non-cash portion of unusual items for fiscal 1995 and 1996 includes the unpaid portion of the $29.8 million and $30.0 million insurance settlements that were recorded during the quarters ended March 31, 1995 and June 30, 1996, respectively. The payments of the insurance settlements are included in accounts payable and other accrued liabilities in the statement of cash flows for fiscal 1995, 1996 and 1997.

13. COMMITMENTS AND CONTINGENCIES

    The Company is self-insured for a substantial portion of its general and professional liability risks. The reserves for self-insured general and professional liability losses, including loss adjustment expenses, are included in reserve for unpaid claims in the Company's balance sheet and are based on actuarial estimates that are discounted at an average rate of 6% to their present value based on the Company's historical claims experience adjusted for current industry trends. The undiscounted amount of the reserve for unpaid claims at September 30, 1996 and 1997 was approximately $84.3 million and

$56.1 million, respectively. The carrying amount of accrued medical malpractice claims was $70.6 million and $47.7 million at September 30, 1996 and 1997, respectively. The reserve for unpaid claims is adjusted periodically as such claims mature, to reflect changes in actuarial estimates based on actual experience. During fiscal 1996 and 1997, and the nine months ended June 30, 1997 and 1998 (unaudited) the Company recorded reductions in malpractice claim reserves of approximately $15.3 million, $7.5 million, $7.5 million and $4.1 million, respectively, as a result of updated actuarial estimates. These reductions resulted primarily from updates to actuarial assumptions regarding the Company's expected losses for more recent policy years. These revisions are based on changes in expected values of ultimate losses resulting from the Company's claim experience, and increased reliance on such claim experience. While management and its actuaries believe that the present reserve is reasonable, ultimate settlement of losses may vary from the amount recorded.


    Certain of the Company's subsidiaries are subject to or parties to claims, civil suits and governmental investigations and inquiries relating to their operations and certain alleged business practices. In the opinion of management, based on consultation with counsel, resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

    In January 1996, the Company settled an ongoing dispute with the Resolution Trust Corporation ("RTC"), for itself or in its capacity as conservator or receiver for 12 financial institutions, which formerly held certain debt securities that were issued by the Company in 1988. In connection with the settlement, the Company, denying any liability or fault, paid $2.7 million to the RTC in exchange for a release of all claims.

    On August 1, 1996, the United States Department of Justice, Civil Division, filed an Amended Complaint in a civil QUI TAM action initiated in November 1994 against the Company and its Orlando South hospital subsidiary ("Charter Orlando") by two former employees. The First Amended Complaint alleges that Charter Orlando violated the federal False Claims Act (the "Act") in billing for inpatient treatment provided to elderly patients. The Court granted the Company's motion to dismiss the government's First Amended Complaint yet granted the government leave to amend its First Amended Complaint. The government filed a Second Amended Complaint on December 12, 1996 which, similar to the First Amended Complaint, alleges that the Company and its subsidiary violated the Act in billing for the treatment of geriatric patients. Like the First Amended Complaint, the Second Amended Complaint is based on disputed clinical and factual issues which the Company believes do not constitute a violation of the Act. On the Company's motion, the Court has ordered the parties to participate in mediation of the matter. As a result of the mediation, the parties are engaged in settlement discussions which may lead to a resolution of the matter. The Company has offered to settle for $3.5 million, which the Company has accrued. The government has made a counter demand of $5.9 million plus penalties. Nonetheless, the Company and its subsidiary deny the allegations made in the Second Amended Complaint and will vigorously defend against its claims. The Company does not believe this matter will have a material adverse effect on its financial position or results of operations.

    In October 1996, a group of eight plaintiffs purporting to represent an uncertified class of psychiatrists, psychologists and social workers brought an action under the federal antitrust laws in the United States District Court for the Southern District of New York (the "District Court") against nine managed behavioral healthcare organizations, including Green Spring (collectively, "Defendants"). The complaint alleges that Defendants violated Section 1 of the Sherman Act by engaging in a conspiracy to fix the prices at which Defendants purchase services from managed behavioral healthcare providers such as plaintiffs. The complaint further alleges that Defendants engaged in a group boycott to exclude mental healthcare providers from Defendants' networks in order to further the goals of the alleged conspiracy. The complaint also challenges the propriety of Defendant's capitation arrangements with their respective customers, although it is unclear from the complaint whether plaintiffs allege that Defendants unlawfully conspired to enter into capitation arrangements with their respective customers. The complaint seeks treble damages against Defendants in an unspecified amount and a permanent injunction prohibiting defendants from engaging in the alleged conduct which forms the basis of the complaint, plus costs and attorneys' fees. In January 1997, Defendants filed a motion to dismiss the complaint. On July 21, 1997, a court-appointed magistrate judge issued a report and recommendation to the District Court recommending that Defendants' motion to dismiss the complaint with prejudice be granted. On August 5, 1997, plaintiffs filed objections to the magistrate judge's report and recommendation; such objections have not yet been heard. Green Spring intends to vigorously defend itself in this litigation. The Company does not believe this matter will have a material adverse effect on its financial position or results of operations. See Note 18--"Subsequent Events--Contingencies."

14. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Gerald L. McManis, a director of the Company, is the President of McManis Associates, Inc. ("MAI"), a healthcare development and management consulting firm. During fiscal 1995, 1996 and 1997, MAI provided consulting services to the Company with respect to the development of strategic plans and a review of the Company's business processes. The Company incurred approximately $158,000, $274,000 and $825,000 in fees for such services during fiscal 1995, 1996 and 1997, respectively, and reimbursed MAI for approximately $21,000, $13,000 and $60,000, respectively, for expenses.

    G. Fred DiBona, Jr., a director of the Company, is a Director and the President and Chief Executive Officer of Independence Blue Cross ("IBC"), a health insurance company. As of September 30, 1997, IBC owned 12.25% of Green Spring.

    IBC owned 16.67% of Green Spring prior to December 13, 1995. On December 13, 1995, IBC sold 4.42% of its ownership interest in Green Spring to the Company for $5,376,000 in cash. IBC had a cost basis of $3,288,000 in the 4.42% ownership interest sold to the Company. The Exchange Option described previously gives IBC the right to exchange its ownership interest in Green Spring for a maximum of 889,456 shares of Common Stock or $20,460,000 in subordinated notes through December 13, 1998.

    IBC and its affiliated entities contract with Green Spring for provider network, care management and medical review services pursuant to contractual relationships entered into on July 7, 1994 with terms of up to five years. During the period beginning December 14, 1995 through September 30, 1996 and fiscal 1997, IBC and its affiliated entities made payments to Green Spring of approximately $29.2 million and $48.0 million and owed Green Spring approximately $13.6 million at September 30, 1997. Green Spring recorded revenue of approximately $32.8 million and $47.4 million from IBC during fiscal 1996 and 1997, respectively.

    On July 7, 1994, IBC sold a subsidiary to Green Spring in exchange for a $15 million promissory note. As of September 30, 1997, $6 million remained outstanding under such promissory note and is due and payable in equal installments on July 7, 1998 and 1999.

    Darla D. Moore, a director of the Company since February 1996, is the spouse of Richard E. Rainwater, Chairman of the Board of Crescent and the largest stockholder of the Company (18.8% beneficial ownership as of October 31, 1997). Because of her relationship to Mr. Rainwater, Ms. Moore did not participate in any Board action taken with respect to the Crescent Transactions.

15. BUSINESS SEGMENT INFORMATION

    The Company operates through four principal subsidiaries engaging in, (i) the managed care business, (ii) the public sector business, (iii) the healthcare franchising business and (iv) the provider business. Intersegment sales are not material. Operating profit represents net revenue less salaries, cost of care and other operating expenses, bad debt expense, depreciation, amortization, stock option expense and unusual items (excluding gains on sale of closed psychiatric hospitals) and excludes interest, net, equity in loss of CBHS, loss on Crescent Transactions, income taxes, minority interest and extraordinary items. Identifiable assets are those used in the Company's operations in each segment, excluding goodwill. Depreciation and amortization for the managed care business includes the amortization expense related to the step-up in asset basis for the acquisition of Green Spring in December 1995. Corporate assets consist primarily of cash and cash equivalents, investments and assets not employed in operations.

    Prior to fiscal 1996, the Company's managed care, public sector and healthcare franchising businesses were not material. Accordingly, no comparable segment information is presented for fiscal 1995. Operating profit for the provider segment and corporate overhead include unusual items of $36.1 million (facility closures, insurance settlement, severance, impairment loss) and $1.2 million (severance), respectively, for fiscal 1996. Operating profit for the provider segment includes unusual items of $5.7 million (facility closures, European sale termination) in fiscal 1997. See Note 6 for further information regarding unusual items. The Company classified juvenile justice facilities operations as public sector in its 1996 financial statements. Such amounts are classified as provider business in the following presentation.

                                        MANAGED                    HEALTHCARE
                                         CARE      PUBLIC SECTOR  FRANCHISING     PROVIDER     CORPORATE
                                       BUSINESS      BUSINESS       BUSINESS      BUSINESS      OVERHEAD   CONSOLIDATED
                                      -----------  -------------  ------------  -------------  ----------  -------------
1996
Net revenue.........................  $   229,859   $    70,709    $       --   $   1,044,711  $       --   $ 1,345,279
Operating profit....................       16,866         6,942            --         128,400     (39,953)      112,255
Depreciation and amortization.......        9,111         2,580            --          34,201       3,032        48,924
Identifiable assets.................      116,501        15,487            --         791,536      88,601     1,012,125
Capital expenditures................        6,018         1,964            --          21,737       9,082        38,801

1997
Net revenue.........................  $   363,883   $    94,422    $   22,739   $     729,652  $       --   $ 1,210,696
Operating profit....................       26,861         4,935        18,927         114,474     (34,123)      131,074
Depreciation and amortization.......       13,016         2,904           160          24,528       4,253        44,861
Identifiable assets.................      137,372        24,035         2,256         286,155     331,568       781,386
Capital expenditures................        9,183         2,245           195          18,739       2,986        33,348

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a summary of the quarterly results of operations for the years ended September 30, 1996 and 1997. The third and fourth quarters of fiscal 1996 include unusual items of approximately $34.0 million and $3.3 million, respectively. The second quarter and third quarter of fiscal 1997 include unusual items of approximately $1.4 million and ($1.0) million, respectively. The third quarter of fiscal 1997 also includes a $59.9 million loss on the Crescent Transactions. See Notes 4 and 6 for an explanation of these charges. The fourth quarter of 1997 includes increases to income before income taxes and minority interest for revenue and bad debt expense adjustments of approximately $6.4 million relating to a change in estimate for contractual allowances and allowance for doubtful accounts in the Company's provider business.

                                                                                FISCAL QUARTERS
                                                               --------------------------------------------------
                                                                  FIRST       SECOND        THIRD       FOURTH
                                                               -----------  -----------  -----------  -----------

                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1996
Net revenue..................................................  $   295,665  $   354,953  $   346,379  $   348,282
Net income (loss)............................................        9,748       20,069       (5,722)       8,288
Net income (loss) per common share:
  Basic......................................................         0.35         0.64        (0.18)        0.26
  Diluted....................................................         0.34         0.59        (0.18)        0.25

1997
Net revenue..................................................  $   346,819  $   349,922  $   324,921  $   189,034
Income (loss) before extraordinary items.....................        7,141       11,892      (24,441)      10,163
Net income (loss)............................................        4,191       11,892      (26,744)      10,163
Income (loss) per common share--basic:
  Income (loss) before extraordinary items...................         0.25         0.41        (0.85)        0.35
  Net income (loss)..........................................         0.15         0.41        (0.93)        0.35
Income (loss) per common share--diluted:
  Income (loss) before extraordinary items...................         0.25         0.41        (0.85)        0.33
  Net income (loss)..........................................         0.14         0.41        (0.93)        0.33

17. GUARANTOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                           SEPTEMBER 30, 1996
                                                -------------------------------------------------------------------------
                                                                                MAGELLAN
                                                                                 HEALTH
                                                                                SERVICES,
                                                                                  INC.       CONSOLIDATED
                                                 GUARANTOR     NONGUARANTOR      (PARENT      ELIMINATION   CONSOLIDATED
                                                SUBSIDIARIES   SUBSIDIARIES   CORPORATION)      ENTRIES         TOTAL
                                                ------------  --------------  -------------  -------------  -------------

                                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                                         ASSETS
Current Assets
  Cash and cash equivalents...................   $   29,751     $   79,552     $    11,642    $        --    $   120,945
  Accounts receivable, net....................      139,523         44,904           5,451             --        189,878
  Other current assets........................       12,470            515          14,342             --         27,327
                                                ------------  --------------  -------------  -------------  -------------
    Total Current Assets......................      181,744        124,971          31,435             --        338,150
Assets restricted for settlement of unpaid
  claims and other long-term liabilities......           --         78,542          26,761             --        105,303
Property and Equipment
  Land........................................       74,790          6,657           1,984             --         83,431
  Buildings and improvements..................      350,187         33,493           5,141             --        388,821
  Equipment...................................      112,748         25,206           8,961             --        146,915
                                                ------------  --------------  -------------  -------------  -------------
                                                    537,725         65,356          16,086             --        619,167
  Accumulated depreciation....................     (111,556)       (10,313)         (4,184)            --       (126,053)
  Construction in progress....................        1,586            621              69             --          2,276
                                                ------------  --------------  -------------  -------------  -------------
                                                    427,755         55,664          11,971             --        495,390
Other Long-Term Assets(1).....................       98,191        (56,176)      1,187,042     (1,155,775)        73,282
Goodwill, net.................................       20,645         94,682          12,685             --        128,012
                                                ------------  --------------  -------------  -------------  -------------
                                                 $  728,335     $  297,683     $ 1,269,894    $(1,155,775)   $ 1,140,137
                                                ------------  --------------  -------------  -------------  -------------
                                                ------------  --------------  -------------  -------------  -------------

                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable............................   $   32,644     $   34,057     $    12,265    $        --    $    78,966
  Accrued liabilities and income tax
    payable...................................       57,948         55,208          76,443             --        189,599
  Current maturities of long-term debt and
    capital lease obligations.................        2,620          3,131              --             --          5,751
                                                ------------  --------------  -------------  -------------  -------------
    Total Current Liabilities.................       93,212         92,396          88,708             --        274,316
Long-Term Debt and Capital Lease
  Obligations.................................     (455,333)         8,815       1,012,825             --        566,307
Deferred Income Tax Liabilities...............           --         (4,252)         16,620             --         12,368
Reserve for Unpaid Claims.....................           --         72,494             546             --         73,040
Deferred Credits and Other Long-Term
  Liabilities(1)..............................      352,044         43,565          29,378       (385,218)        39,769
Minority interest.............................           --             --              --         52,520         52,520
Stockholders' Equity
  Common Stock, par value $0.25 per share;
    Authorized--80,000 shares
    Issued and outstanding--33,007 shares.....        2,764           (483)          8,252         (2,281)         8,252
Committments and contingencies
Other Stockholders' Equity
  Additional paid-in capital..................      609,627         30,237         327,681       (639,864)       327,681
  Retained earnings (Accumulated deficit).....      126,826         58,932        (129,457)      (185,758)      (129,457)
  Warrants outstanding........................           --             --              54             --             54
  Common Stock in treasury, 4,424 shares......           --         (4,736)        (82,731)         4,736        (82,731)
  Cumulative foreign currency adjustments.....         (805)           715          (1,982)            90         (1,982)
                                                ------------  --------------  -------------  -------------  -------------
                                                    738,412         84,665         121,817       (823,077)       121,817
                                                ------------  --------------  -------------  -------------  -------------
                                                 $  728,335     $  297,683     $ 1,269,894    $(1,155,775)   $ 1,140,137
                                                ------------  --------------  -------------  -------------  -------------
                                                ------------  --------------  -------------  -------------  -------------

------------------------
(1) Elimination entry related to intercompany receivables and payables and investment in consolidated subsidiaries.

     The accompanying Notes to Condensed Consolidating Financial Statements
                 are an integral part of these balance sheets.

                 MAGELLAN HEALTH SERVICES INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                         SEPTEMBER 30, 1997
                                              -------------------------------------------------------------------------
                                                                              MAGELLAN
                                                                               HEALTH
                                                                              SERVICES,
                                                                                INC.       CONSOLIDATED
                                               GUARANTOR     NONGUARANTOR      (PARENT      ELIMINATION   CONSOLIDATED
                                              SUBSIDIARIES   SUBSIDIARIES   CORPORATION)      ENTRIES         TOTAL
                                              ------------  --------------  -------------  -------------  -------------

                                                         (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                                        ASSETS
Current Assets
  Cash and cash equivalents.................   $  102,419     $   62,326     $   208,133    $        --     $ 372,878
  Accounts receivable, net..................       46,652         60,185           1,161             --       107,998
  Other current assets......................        2,346         10,215          13,601             --        26,162
                                              ------------  --------------  -------------  -------------  -------------
    Total Current Assets....................      151,417        132,726         222,895             --       507,038
Assets restricted for settlement of unpaid
  claims and other long-term liabilites.....           --         71,501          16,031             --        87,532
Property and Equipment
  Land......................................        5,406          5,389             872             --        11,667
  Buildings and improvements................       35,789         31,517           2,868             --        70,174
  Equipment.................................       19,704         35,023           8,992             --        63,719
                                              ------------  --------------  -------------  -------------  -------------
                                                   60,899         71,929          12,732             --       145,560
  Accumulated depreciation..................      (15,168)       (17,288)         (4,582)            --       (37,038)
  Construction in progress..................            4            611              77             --           692
                                              ------------  --------------  -------------  -------------  -------------
                                                   45,735         55,252           8,227             --       109,214
Investment in CBHS..........................       16,878             --              --             --        16,878
Deferred Income Taxes.......................           --          4,428          (3,270)            --         1,158
Other Long-Term Assets (1)..................      114,642         (5,757)        978,588     (1,027,907)       59,566
Goodwill, net...............................       17,966         96,268              --             --       114,234
                                              ------------  --------------  -------------  -------------  -------------
                                               $  346,638     $  354,418     $ 1,222,471    $(1,027,907)    $ 895,620
                                              ------------  --------------  -------------  -------------  -------------
                                              ------------  --------------  -------------  -------------  -------------

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable..........................   $   23,057     $   17,097     $     5,192    $        --     $  45,346
  Accrued liabilities and income tax
    payable.................................       27,800         73,586          69,043             --       170,429
  Current maturities of long-term debt and
    capital lease obligations...............          466          3,135              --             --         3,601
                                              ------------  --------------  -------------  -------------  -------------
    Total Current Liabilities...............       51,323         93,818          74,235             --       219,376
Long-Term Debt and Capital Lease
Obligations.................................     (793,325)         3,913       1,181,105             --       391,693
Reserve for Unpaid Claims...................           --         56,339          (7,226)            --        49,113
Deferred Credits and Other Long-Term
Liabilities (1).............................        8,393          6,290        (183,893)       185,320        16,110
Minority interest...........................           --             --              --         61,078        61,078
Stockholders' Equity
  Common Stock, par value $0.25 per share;
    Authorized--80,000 shares Issued and
    outstanding 33,439 shares...............        2,752           (483)          8,361         (2,269)        8,361
Commitments and contingencies
Other Stockholders' Equity
  Additional paid-in capital................    1,000,935        125,624         340,645     (1,126,559)      340,645
  Retained earnings (Accumulated deficit)...       76,035         71,317        (129,955)      (147,352)     (129,955)
  Warrants outstanding......................           --             --          25,050             --        25,050
  Common Stock in treasury 4,424 shares.....           --             --         (82,731)            --       (82,731)
  Cumulative foreign currency adjustments...          525         (2,400)         (3,120)         1,875        (3,120)
                                              ------------  --------------  -------------  -------------  -------------
                                                1,080,247        194,058         158,250     (1,274,305)      158,250
                                              ------------  --------------  -------------  -------------  -------------
                                               $  346,638     $  354,418     $ 1,222,471    $(1,027,907)    $ 895,620
                                              ------------  --------------  -------------  -------------  -------------
                                              ------------  --------------  -------------  -------------  -------------

------------------------

(1) Elimination entry related to intercompany receivables and payables and investment in consolidated subsidiaries.

     The accompanying Notes to Condensed Consolidating Financial Statements
                 are an integral part of these balance sheets.

                MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                                                                         SEPTEMBER 30, 1995
                                              -------------------------------------------------------------------------
                                                                              MAGELLAN
                                                                               HEALTH
                                                                              SERVICES,
                                                                                INC.       CONSOLIDATED
                                               GUARANTOR     NONGUARANTOR      (PARENT      ELIMINATION   CONSOLIDATED
                                              SUBSIDIARIES   SUBSIDIARIES   CORPORATION)      ENTRIES         TOTAL
                                              ------------  --------------  -------------  -------------  -------------
                                                                           (IN THOUSANDS)
Net revenue.................................   $1,099,039     $   79,702      $  (2,792)    $   (24,213)   $ 1,151,736
Costs and expenses
  Salaries, cost of care and other operating
    expenses................................      789,850         74,449         22,934         (23,635)       863,598
  Bad debt expense..........................       91,945          2,088         (2,011)             --         92,022
  Depreciation and amortization.............       35,769          2,073            823            (578)        38,087
  Amortization of reorganization value in
    excess of amounts allocable to
    identifiable assets.....................           --             --         26,000              --         26,000
  Interest, net.............................      (32,975)            32         88,180              --         55,237
  ESOP expense..............................       55,497             70         17,960              --         73,527
  Stock option expense......................           --             --           (467)             --           (467)
  Unusual items.............................       26,640          3,957         26,840              --         57,437
                                              ------------  --------------  -------------  -------------  -------------
                                                  966,726         82,669        180,259         (24,213)     1,205,441
                                              ------------  --------------  -------------  -------------  -------------

Income (loss) before income taxes and equity
  in earnings (loss) of subsidiaries........      132,313         (2,967)      (183,051)             --        (53,705)
Provision for (benefit from) income taxes...        6,139         (2,418)       (14,803)             --        (11,082)
                                              ------------  --------------  -------------  -------------  -------------
Income (loss) before equity in earnings
  (loss) of subsidiaries....................      126,174           (549)      (168,248)             --        (42,623)
Equity in earnings (loss) of continuing
  subsidiaries..............................        3,680             --        125,285        (129,305)          (340)
                                              ------------  --------------  -------------  -------------  -------------
Net income (loss)...........................   $  129,854     $     (549)     $ (42,963)    $  (129,305)   $   (42,963)
                                              ------------  --------------  -------------  -------------  -------------
                                              ------------  --------------  -------------  -------------  -------------


                                    CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Cash provided by (used in) operating
  activities................................   $   82,863     $   28,223      $ (15,466)    $        --    $    95,620
                                              ------------  --------------  -------------  -------------  -------------
Cash Flows from Investing Activities:
  Capital expenditures......................      (17,729)        (1,177)        (1,318)             --        (20,224)
  Acquisition of businesses.................      (57,882)        (4,098)            --              --        (61,980)
  Increase in assets restricted for the
    settlement of unpaid claims.............           --        (16,713)        (2,893)             --        (19,606)
  Proceeds from the sale of assets..........           --             --          5,879              --          5,879
  Other.....................................       (1,050)            --             --              --         (1,050)
                                              ------------  --------------  -------------  -------------  -------------
Cash provided by (used in) investing
  activities................................      (76,661)       (21,988)         1,668              --        (96,981)
                                              ------------  --------------  -------------  -------------  -------------
Cash Flows from Financing Activities:
  Proceeds from the issuance of debt........       28,869             --             --              --         28,869
  Payments on debt and capital lease
    obligations.............................      (46,202)           (31)          (546)             --        (46,779)
  Purchases of treasury stock...............           --         (4,531)          (818)             --         (5,349)
  Cash flows from other financing
    activities..............................           --             --            531              --            531
                                              ------------  --------------  -------------  -------------  -------------
Cash provided by (used in) financing
  activities................................      (17,333)        (4,562)          (833)             --        (22,728)
                                              ------------  --------------  -------------  -------------  -------------
Net increase (decrease) in cash and cash
  equivalents...............................      (11,131)         1,673        (14,631)             --        (24,089)
Cash and cash equivalents at beginning of
  period....................................       71,850          8,606         49,147              --        129,603
                                              ------------  --------------  -------------  -------------  -------------
Cash and cash equivalents at end of
  period....................................   $   60,719     $   10,279      $  34,516     $        --    $   105,514
                                              ------------  --------------  -------------  -------------  -------------
                                              ------------  --------------  -------------  -------------  -------------

     The accompanying Notes to Condensed Consolidating Financial Statements
                   are an integral part of these statements.

                  MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                                                                         SEPTEMBER 30, 1996
                                              -------------------------------------------------------------------------
                                                                              MAGELLAN
                                                                               HEALTH
                                                                              SERVICES,
                                                                                INC.       CONSOLIDATED
                                               GUARANTOR     NONGUARANTOR      (PARENT      ELIMINATION   CONSOLIDATED
                                              SUBSIDIARIES   SUBSIDIARIES   CORPORATION)      ENTRIES         TOTAL
                                              ------------  --------------  -------------  -------------  -------------

                                                                           (IN THOUSANDS)
Net revenue.................................   $1,012,448     $  349,910      $     975     $   (18,054)   $ 1,345,279
Costs and expenses
  Salaries, cost of care and other operating
    expenses................................      767,317        300,919         14,263         (18,054)     1,064,445
  Bad debt expense..........................       76,784          5,379           (693)             --         81,470
  Depreciation and amortization.............       35,801         11,969          1,154              --         48,924
  Interest, net.............................      (42,935)        (1,038)        91,990              --         48,017
  Stock option expense......................           --             --            914              --            914
  Unusual items.............................        4,897          1,265         31,109              --         37,271
                                              ------------  --------------  -------------  -------------  -------------
                                                  841,864        318,494        138,737         (18,054)     1,281,041
                                              ------------  --------------  -------------  -------------  -------------
Income (loss) before income taxes and equity
  in earnings (loss) of subsidiaries........      170,584         31,416       (137,762)             --         64,238
Provision for (benefit from) income taxes...      (14,543)         9,317         30,921              --         25,695
                                              ------------  --------------  -------------  -------------  -------------
Income (loss) before equity in earnings
  (loss) of subsidiaries....................      185,127         22,099       (168,683)             --         38,543
Equity in earnings (loss) of continuing
  subsidiaries..............................         (997)        (4,772)       201,066        (201,457)        (6,160)
                                              ------------  --------------  -------------  -------------  -------------
Net income (loss)...........................   $  184,130     $   17,327      $  32,383     $  (201,457)   $    32,383
                                              ------------  --------------  -------------  -------------  -------------
                                              ------------  --------------  -------------  -------------  -------------

                                    CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Cash provided byoperating activities........   $    8,028     $   67,865      $  25,973     $        --    $   101,866
                                              ------------  --------------  -------------  -------------  -------------
Cash Flows from Investing Activities:
  Capital expenditures......................      (27,543)        (5,687)        (5,571)             --        (38,801)
  Acquisition of businessess................         (820)        35,792        (85,890)             --        (50,918)
  Increase in assets restricted for the
    settlement of unpaid claims.............           --        (28,543)        10,811              --        (17,732)
  Proceeds from the sale of assets..........        2,663          2,585             --              --          5,248
                                              ------------  --------------  -------------  -------------  -------------
Cash provided by (used in) investing
  activities................................      (25,700)         4,147        (80,650)             --       (102,203)
                                              ------------  --------------  -------------  -------------  -------------
Cash Flows from Financing Activities:
  Payments on debt and capital lease
    obligations.............................      (13,296)        (4,539)       (68,000)             --        (85,835)
  Proceeds from the issuance of debt........           --          1,800        103,000              --        104,800
  Proceeds from the issuance of common
    stock, net of issuance costs............           --             --         68,573              --         68,573
  Purchase of treasury stock................           --             --        (73,493)             --        (73,493)
  Income tax payments made on behalf of
    stock optionee..........................           --             --         (1,678)             --         (1,678)
  Proceeds from exercise of stock options &
    warrants................................           --             --          3,401              --          3,401
                                              ------------  --------------  -------------  -------------  -------------
Cash provided by (used in) financing
  activities................................      (13,296)        (2,739)        31,803              --         15,768
                                              ------------  --------------  -------------  -------------  -------------
Net increase (decrease) in cash and cash
  equivalents...............................      (30,968)        69,273        (22,874)             --         15,431
Cash and cash equivalents at beginning of
  period....................................       60,719         10,279         34,516              --        105,514
                                              ------------  --------------  -------------  -------------  -------------
Cash and cash equivalents at end of
  period....................................   $   29,751     $   79,552      $  11,642     $        --    $   120,945
                                              ------------  --------------  -------------  -------------  -------------
                                              ------------  --------------  -------------  -------------  -------------

     The accompanying Notes to Condensed Consolidating Financial Statements
                   are an integral part of these statements.

                         MAGELLAN HEALTH SERVICES, INC.

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                                                                         SEPTEMBER 30, 1997
                                              -------------------------------------------------------------------------
                                                                              MAGELLAN
                                                                               HEALTH
                                                                              SERVICES,
                                                                                INC.       CONSOLIDATED
                                               GUARANTOR     NONGUARANTOR      (PARENT      ELIMINATION   CONSOLIDATED
                                              SUBSIDIARIES   SUBSIDIARIES   CORPORATION)      ENTRIES         TOTAL
                                              ------------  --------------  -------------  -------------  -------------

                                                                           (IN THOUSANDS)

Net revenue.................................   $  733,604     $  477,186      $     865     $      (959)   $ 1,210,696
Costs and expenses
    Salaries, cost of care and other
      operating expenses....................      543,297        399,726         36,449            (959)       978,513
    Bad debt expense........................       42,427          4,228           (444)             --         46,211
    Depreciation and amortization...........       26,194         15,695          2,972              --         44,861
    Interest, net...........................      (60,735)        (2,372)       108,484              --         45,377
    Stock option expense....................           --             --          4,292              --          4,292
    Equity in loss of CBHS..................        8,122             --             --              --          8,122
    Loss on Crescent Transactions...........       13,684             14         46,170              --         59,868
    Unusual items...........................       (1,188)            --          1,545              --            357
                                              ------------  --------------  -------------  -------------  -------------
                                                  571,801        417,291        199,468            (959)     1,187,601
                                              ------------  --------------  -------------  -------------  -------------
Income (loss) before income taxes, equity in
  earnings (loss) of subsidiaries and
  extraordinary items.......................      161,803         59,895       (198,603)             --         23,095
Provision for (benefit from) income taxes...        8,424          8,929         (8,115)             --          9,238
                                              ------------  --------------  -------------  -------------  -------------

Income (loss) before equity in earnings
  (loss) of subsidiaries and extraordinary
  items.....................................      153,379         50,966       (190,488)             --         13,857
Equity in earnings (loss) of continuing
  subsidiaries..............................         (930)        (7,985)       195,243        (195,430)        (9,102)
                                              ------------  --------------  -------------  -------------  -------------
Income (loss) before extraordinary item.....      152,449         42,981          4,755        (195,430)         4,755
Extraordinary item--loss on early
  extinguishment of debt (net of income tax
  benefit of $3,503)........................       (2,103)            --         (5,253)          2,103         (5,253)
                                              ------------  --------------  -------------  -------------  -------------
Net income (loss)...........................   $  150,346     $   42,981      $    (498)    $  (193,327)   $      (498)
                                              ------------  --------------  -------------  -------------  -------------
                                              ------------  --------------  -------------  -------------  -------------

                                    CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Cash provided by (used in) operating
  activities................................   $   58,324     $    9,964      $   5,311     $        --    $    73,599
                                              ------------  --------------  -------------  -------------  -------------
Cash Flows from Investing Activities:
    Capital expenditures....................      (18,300)       (13,225)        (1,823)             --        (33,348)
    Acquisitions and investments in
      businesses, net of cash acquired......      (37,066)       (13,186)          (624)             --        (50,876)
    Decrease (increase) in assets restricted
      for the settlement of unpaid claims...           --          4,652         12,557              --         17,209
    Proceeds from the sale of assets........       18,270             --             --              --         18,270
    Proceeds from the sale of property and
      equipment to Crescent and CBHS........      196,066             --        184,359              --        380,425
                                              ------------  --------------  -------------  -------------  -------------
Cash provided by (used in) investing
  activities................................      158,970        (21,759)       194,469              --        331,680
                                              ------------  --------------  -------------  -------------  -------------
Cash Flows from Financing Activities:
    Payments on debt and capital lease
      obligations...........................     (273,060)        (5,431)      (111,763)             --       (390,254)
    Proceeds from the issuance of debt......      128,434             --         75,209              --        203,643
    Proceeds from the exercise of stock
      options & warrants....................           --             --          8,265              --          8,265
    Proceeds from the issuance of warrants
      to Crescent and COI...................           --             --         25,000              --         25,000
                                              ------------  --------------  -------------  -------------  -------------
Cash provided by (used in) financing
  activities................................     (144,626)        (5,431)        (3,289)             --       (153,346)
                                              ------------  --------------  -------------  -------------  -------------
Net increase (decrease) in cash and cash
  equivalents...............................       72,668        (17,226)       196,491              --        251,933
Cash and cash equivalents at beginning of
  period....................................       29,751         79,552         11,642              --        120,945
                                              ------------  --------------  -------------  -------------  -------------
Cash and cash equivalents at end of
  period....................................   $  102,419     $   62,326      $ 208,133     $        --    $   372,878
                                              ------------  --------------  -------------  -------------  -------------
                                              ------------  --------------  -------------  -------------  -------------

     The accompanying Notes to Condensed Consolidating Financial Statements
                   are an integral part of these statements.

NOTES TO THE CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

    General--These condensed consolidating financial statements reflect the Guarantors under the Magellan Outstanding Notes as of 9/30/97 (the "Guarantor"). The direct and indirect Guarantors are wholly owned by the Company or a Guarantor of the Company. Separate financial statements of the Guarantors are not presented because the Guarantors are jointly, severally and unconditionally liable under the guarantees, which are full, unconditional, joint and several and the Company believes the condensed consolidating financial statements presented are more meaningful in understanding the financial position of the Guarantor, and the separate financial statements are deemed not material to investors.

    Distributions--There are no restrictions on the ability of the Guarantor to make distributions to the Company.

    Transfers from Guarantors to Nonguarantors--The Magellan Existing Credit Agreement permits the Company to contribute certain assets to joint ventures that conduct a healthcare business, provided that certain conditions are satisfied and that the aggregate fair market value of all such assets contributed to joint ventures with respect to which the Company and its wholly-owned subsidiaries have less than 50% of the equity interests or do not control such joint ventures does not exceed $35 million. Furthermore, the Magellan Existing Credit Agreement permits the Company and its Subsidiaries to make investments in controlled joint ventures up to $35 million plus the amount permitted but not used for uncontrolled joint ventures. The indenture related to the Magellan Outstanding Notes also contains provisions that permit the Company and its Restricted Subsidiaries (as defined in the indenture for the Magellan Outstanding Notes) to make investments in non-guarantors subject to limits.

    The Company intends to make investments in Permitted Non-Control Investments (as defined in the Magellan Existing Credit Agreement) and Permitted Non-Guarantor Transactions (as defined in the Magellan Existing Credit Agreement) to the extent it believes doing so will be consistent with its business strategy. To the extent the Company or its Restricted Subsidiaries make investments of the type described above, the assets available for debt payments and guarantee obligations could be diminished.

18. SUBSEQUENT EVENTS (UNAUDITED)

    MERIT ACQUISITION. On February 12, 1998, the Company acquired all of the outstanding stock of Merit Behavioral Care Corporation ("Merit") for approximately $448.9 million in cash plus the repayment of Merit's debt. The Company refinanced its $375 million 11.25% Senior Subordinated Notes as part of the Merit acquisition. The Company accounted for the Merit acquisition using the purchase method of accounting. Merit provides managed health care services for approximately 21.6 million covered lives across all segments of the healthcare industry, including HMOs, Blue Cross/Blue Shield organizations and other insurance companies, corporations and labor unions, federal, state and local government agencies, and various state Medicaid programs.

    The following table sets forth the sources and uses of funds for the Transactions at closing (in thousands):

SOURCES:
Cash and cash equivalents......................................  $   59,290
New Credit Agreement:
  Revolving Facility (1).......................................      20,000
  Term Loan Facility...........................................     550,000
The Notes......................................................     625,000
                                                                 ----------
  Total sources................................................  $1,254,290
                                                                 ----------
                                                                 ----------

USES:
Cash paid to Merit shareholders................................  $  448,867
Repayment of Merit Existing Credit Agreement (2)...............     196,357
Purchase of Magellan Outstanding Notes (3).....................     432,102
Purchase of Merit Outstanding Notes (4)........................     121,651
Transaction costs (5)..........................................      55,313
                                                                 ----------
Total uses.....................................................  $1,254,290
                                                                 ----------
                                                                 ----------

------------------------

(1) The Revolving Facility provides for borrowings of up to $150.0 million. The Company had approximately $112.5 million available for borrowing pursuant to the Revolving Facility after consummating the Transactions, excluding approximately $17.5 million of availability reserved for certain letters of credit.

(2) Includes principal amount of $193.6 million and accrued interest of $2.7 million.

(3) Includes principal amount of $375.0 million, tender premium of $43.4 million and accrued interest of $13.7 million.

(4) Includes principal amount of $100.0 million, tender premium of $18.9 million and accrued interest of $2.8 million.

(5) Transaction costs include, among other things, expenses payable at closing associated with the tender offers for the Magellan Outstanding Notes and the Merit Outstanding Notes, the Notes, the Merit acquisition and the New Credit Agreement.


    The purchase price allocation for the Merit Acquisition reflected in the June 30, 1998 balance sheet is tentative and subject to adjustment pending final valuations on property and equipment and identifiable intangible assets, determination of final valuation allowances on deferred tax assets, integration plan matters and certain other matters. The Company expects the purchase price allocation to be finalized by December 31, 1998.

    EFFECT OF THE MERIT ACQUISITION ON LONG-TERM DEBT

    In connection with the acquisition of Merit on February 12, 1998, the Company (i) terminated the Magellan Existing Credit Agreement; (ii) repaid all loans outstanding pursuant to Merit's existing credit agreement; (iii) completed a tender offer for its 11.25% Series A Senior Subordinated Notes due 2004; (iv) completed a tender offer for Merit's 11.50% Senior Subordinated Notes due 2005 (the "Merit Outstanding Notes"); (v) entered into a new senior secured bank credit agreement (the "New Credit Agreement") with the Chase Manhattan Bank and a syndicate of financial institutions, providing for Credit Facilities of up to $700 million, and (vi) issued $625 million in 9.0% Senior Subordinated Notes due 2008 (the "New Notes").


    The Company recognized a net extraordinary loss from the early extinguishment of debt of approximately $33.0 million, net of income tax benefit, during the nine months ended June 30, 1998 to write off unamortized deferred financing costs related to terminating the Magellan Existing Credit Agreement and extinguishing the Magellan Outstanding Notes, to record the tender premium and related costs of extinguishing the Magellan Outstanding Notes and to record the gain on extinguishment of the 7.5% Swiss Bonds.


    The New Credit Agreement provides for a Term Loan Facility in an aggregate principal amount of $550 million, consisting of an approximately $183.3 million Tranche A Term Loan (the "Tranche A Term Loan"), an approximately $183.3 million Tranche B Term Loan (the "Tranche B Term Loan") and an approximately $183.3 million Tranche C Term Loan (the "Tranche C Term Loan"), and a Revolving Facility providing for revolving loans to the Company and the "Subsidiary Borrowers" (as defined therein) and the issuance of letters of credit for the account of the Company and the Subsidiary Borrowers in an aggregate principal amount (including the aggregate stated amount of letters of credit) of $150 million.

    The Tranche A Term Loan and the Revolving Facility matures on February 12, 2004. The Tranche B Term Loan matures on February 12, 2005 and the Tranche C Term Loan matures on February 12, 2006. The Tranche A Term Loan amortizes in installments in each fiscal year in amounts equal to $16.5 million in 1999, $28.0 million in 2000, $34.5 million in 2001, $45.0 million in 2002, $48.0 million in 2003, and $11.3 million in 2004. The Tranche B Term Loan amortizes in installments in amounts equal to $1.7 million in 1999, $2.2 million in each of 2000 through 2002, $41.8 million in 2003, $103.4 million in 2004, and $29.8 million in 2005. The Tranche C Term Loan amortizes in installments in amounts equal to $1.7 million in 1999, $2.2 million in each of 2000 through 2003, $41.8 million in 2004, $101.9 million in 2005, and $29.1 million in 2006. In addition, the credit facilities are subject to mandatory prepayment and reductions (to be applied first to the Term Loan Facility) in an amount equal to (a) 100% of the net proceeds of certain offerings of equity securities by the Company or any of its subsidiaries, (b) 100% of the net proceeds of certain debt issuances of the Company or any of its subsidiaries, (c) 75% of the Company's excess cash flow and (d) 100% of the net proceeds of certain asset sales or other dispositions of property of the Company and its subsidiaries, in each case subject to certain limited exceptions.

    The New Credit Agreement contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, incur or guarantee obligations, prepay other indebtedness or amend other debt instruments (including the Indenture for the New Notes), pay dividends, create liens on assets, make investments, loans or advances, redeem or repurchase common stock, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries and make capital expenditures. In addition, the New Credit Agreement requires the Company to comply with specified financial ratios and tests, including minimum coverage ratios, maximum leverage ratios, maximum senior debt ratios, minimum "EBITDA" (as defined in the New Credit Agreement) and minimum net worth tests.

    At the Company's election, the interest rates per annum applicable to the loans under the New Credit Agreement are a fluctuating rate of interest measured by reference to either (a) an adjusted London inter-bank offered rate ("LIBOR") plus a borrowing margin or (b) an alternate base rate ("ABR") (equal to the higher of the Chase Manhattan Bank's published prime rate and the Federal Funds effective rate plus 1/2 of 1%) plus a borrowing margin. The borrowing margins applicable to the Tranche A Term Loan and loans under the Revolving Facility are currently 1.25% for ABR loans and 2.25% for LIBOR loans, and are subject to reduction if the Company's financial results satisfy certain leverage tests. The borrowing margins applicable to the Tranche B Term Loan and the Tranche C Term Loan are 1.50% and 1.75%, respectively, for ABR loans and 2.50% and 2.75%, respectively, for LIBOR loans, and are not subject to reduction. Amounts outstanding under the credit facilities not paid when due bear interest at a default rate equal to 2.00% above the rates otherwise applicable to each of the loans under the Term Loan Facility and the Revolving Facility.

    The obligations of the Company and the Subsidiary Borrowers under the New Credit Agreement are unconditionally and irrevocably guaranteed by, subject to certain exceptions, each wholly owned domestic subsidiary and, subject to certain exceptions, each foreign subsidiary of the Company. In addition, the Credit Facilities and the guarantees are secured by security interests in and pledges of or liens on substantially all the tangible and intangible assets of the guarantors, subject to certain exceptions.


    The New Notes are general unsecured senior subordinated obligations of the Company. The New Notes are limited in aggregate principal amount to $625 million and will mature on February 15, 2008. Interest on the New Notes will accrue at the rate of 9.0% per annum and will be payable semi-annually on each February 15 and August 15, commencing on August 15, 1998. The Company entered into an Exchange and Registration Rights Agreement in connection with the issuance of the New Notes. The Company agreed, pursuant to such agreement, to use its reasonable best efforts to file with the Securities and Exchange Commission (the "Commission") an exchange offer registration statement and to have this registration statement declared effective as promptly as practicable after filing it. Furthermore, the Company agreed to offer to the holders of the New Notes the opportunity to exchange the New Notes for an issue of a second series of notes that are identical in all material respects to the New Notes and that would be registered under the Securities Act of 1933, as amended (the "Securities Act"). Under the Commission's interpretations of the Securities Act, holders of the New Notes who accept the exchange offer would receive, subject to certain exceptions, securities that could be freely transferred. The Company also agreed that, if the exchange offer were not consummated by July 13, 1998, it would pay liquidated damages in an amount equal to $0.192 per week per $1,000 principal amount of the New Notes commencing on July 13, 1998, and continuing until such exchange offer is consummated. The Company has not had its exchange offer registration statement declared effective by the Commission and, therefore, could not consummate the exchange offer on the scheduled date. Therefore, the Company became obligated to pay the liquidated damages on the New Notes on July 13, 1998 and will continue to be obligated to pay such liquidated damages until the exchange offer is consummated.


    The New Notes are not redeemable at the option of the Company prior to February 15, 2003. The New Notes will be redeemable at the option of the Company on or after such date, in whole or in part, at the redemption prices (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest, during the twelve-month period beginning on February 15 of the years indicated below:

                                                               REDEMPTION
YEAR                                                             PRICES
------------------------------------------------------------  -------------
2003........................................................        104.5%
2004........................................................        103.0%
2005........................................................        101.5%
2006 and thereafter.........................................        100.0%

    In addition, at any time and from time to time prior to February 15, 2001, the Company may, at its option, redeem up to 35% of the original aggregate principal amount of New Notes at a redemption price (expressed as a percentage of the principal amount) of 109%, plus accrued and unpaid interest with the net cash proceeds of one or more equity offerings; provided that at least 65% of the original aggregate principal amount of New Notes remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 60 days of the date of the closing of any such equity offering.

    The Indenture for the New Notes limits, among other things: (i) the incurrence of additional indebtedness by the Company and its Restricted Subsidiaries (as defined); (ii) the payment of dividends on, and redemption or repurchase of, capital stock of the Company and its Restricted Subsidiaries and the redemption of certain Subordinated Obligations of the Company; (iii) certain other restricted payments, including investments; (iv) sales of assets; (v) certain transactions with affiliates; (vi) the creation of liens; and (vii) consolidations, mergers and transfers of all or substantially all the Company's assets. The Indenture for the New Notes also prohibits certain restrictions on distributions from Restricted Subsidiaries. However, all such limitations and prohibitions are subject to certain qualifications and exceptions.

    GREEN SPRING MINORITY SHAREHOLDER CONVERSION. The four minority shareholders of Green Spring converted their ownership interests into 2,831,516 shares of Magellan common stock in accordance with the terms in the Green Spring Exchange Agreement at various dates during January 1998. The Company accounted for the Green Spring Minority Shareholder Conversion as a purchase of the minority interests in Green Spring at the fair value of the consideration paid of approximately $63.5 million. The fair value of the consideration paid was based on the closing price of the Company's Common Stock on the date each minority shareholder formally elected to convert their interests in Green Spring to the Company's Common Stock.


    ALLIED HEALTH GROUP, INC. ACQUISITION. On December 5, 1997, the Company purchased the assets of Allied Health Group, Inc. and certain affiliates ("Allied"). Allied provides specialty risk-based products and administrative services to a variety of insurance companies and other customers for its 5.0 million members. Allied manages over 80 physician networks across the eastern United States. Allied's networks include physicians specializing in cardiology, oncology and diabetes. The Company paid $70 million for Allied, of which $50 million was paid to the sellers at closing with the remaining $20 million placed in escrow.


    The Company funded the acquisition of Allied with cash on hand and has accounted for the acquisition of Allied using the purchase method of accounting. The escrowed amount is payable if Allied achieves specified earnings targets during the three years following the closing. Additionally, the purchase price may be increased during the three year period by $40 million if Allied's performance exceeds specified earnings targets. The maximum purchase price payable is $110 million.

    The purchase price the Company paid for Allied is subject to increase or decrease based on the operating performance of Allied during the three year period following the closing. The adjustments will be computed based on EBITDA (as defined in the Allied Purchase Agreement) from the consolidated operations of Allied during each of the Year 1 Earn-Out Period, the Year 2 Earn-Out Period and the Year 3 Earn-Out Period (each, as defined). "EBITDA," as defined in the Allied Purchase Agreement, means the aggregate net revenue from the operations of Allied, minus all expenses incurred in operating the business of Allied but before interest, income taxes, depreciation and amortization, prepared in accordance with generally accepted accounting principles, consistently applied, subject to specified adjustments. "Year 1 Earn-Out Period" means the 12-month period ending on November 30, 1998. "Year 2 Earn-Out Period" means the 12-month period ending on November 30, 1999. "Year 3 Earn-Out Period" means the 12-month period ending on November 30, 2000.

    With respect to the Year 1 Earn-Out Period, in the event the EBITDA for the Year 1 Earn-Out Period (the "Year 1 EBITDA") is less than $10.0 million, then the adjustment to the purchase price with respect to such period is an amount equal to seven multiplied by the difference between the Year 1 EBITDA and $10.0 million. Such amount shall be paid to the Company from the portion of the purchase price paid for Allied that was placed in escrow. In the event the Year 1 EBITDA is equal to or less than $11.0 million and equal to or greater than $10.0 million, then there will be no adjustment to the purchase price with respect to such period. In the event the Year 1 EBITDA is greater than $11.0 million, then the adjustment to the purchase price with respect to such period is an amount equal to six multiplied by the difference between the Year 1 EBITDA and $11.0 million. Such amount shall be paid in escrow for the benefit of the sellers.

    With respect to the Year 2 Earn-Out Period, in the event the EBITDA for the Year 2 Earn-Out Period (the "Year 2 EBITDA") is equal to or less than the greater of (i) $11.0 million or (ii) the Year 1 EBITDA (the greater of which being the "Year 2 Threshold"), then the adjustment to the purchase price with respect to such period is an amount equal to the sum of (i) six multiplied by the difference between the Year 2 Threshold and the greater of (x) $11.0 million or (y) the Year 2 EBITDA, plus (ii) an amount equal to seven multiplied by the amount, if any, by which the Year 2 EBITDA is less than $10.0 million. Such amount shall be paid to the Company from the portion of the purchase price paid for Allied that was placed in escrow. In the event the Year 2 EBITDA is greater than the Year 2 Threshold, then the adjustment to the purchase price with respect to such period is the amount equal to six multiplied by the difference between the Year 2 EBITDA and the Year 2 Threshold. Such amount shall be paid in escrow for the benefit of the Sellers. If the Year 2 EBITDA is equal to or greater than $10.0 million but less than or equal to $11.0 million, there will be no adjustment to the purchase price with respect to such period.

    With respect to the Year 3 Earn-Out Period, in the event the EBITDA for the Year 3 Earn-Out Period (the "Year 3 EBITDA") is equal to or less than the greater of (i) $11.0 million, (ii) the Year 1 EBITDA, or (iii) the Year 2 EBITDA (the greatest of which being the "Year 3 Threshold"), then the adjustment to the purchase price with respect to such period is an amount equal to the sum of (i) four multiplied by the difference between the Year 3 Threshold and the greater of (x) $11.0 million or (y) the Year 3 EBITDA, plus (ii) an amount equal to seven multiplied by the amount, if any, by which the Year 3 EBITDA is less than $10.0 million. Such amount shall be paid to the Company from the portion of the purchase price paid for Allied that was placed in escrow. In the event the Year 3 EBITDA is greater than the Year 3 Threshold, then the adjustment to the purchase price with respect to such period is the amount equal to four multiplied by the difference between the Year 3 EBITDA and the Year 3 Threshold. Such amount shall be paid to the Seller. If the Year 3 EBITDA is equal to or greater than $10.0 million but less than or equal to $11.0 million, there will be no adjustment to the purchase price with respect to such period.

    The Company would record contingent consideration payable, if any, as additional goodwill.

    The preliminary allocation of the Allied purchase price to goodwill and identifiable intangible assets was based on the Company's preliminary valuations, which are subject to change upon receiving independent appraisals of identifiable intangible assets. The Company expects the Allied purchase price allocation to be finalized by September 30, 1998.

    HAI ACQUISITION. On December 4, 1997, the Company acquired the outstanding common stock of Human Affairs International, Incorporated ("HAI"), a wholly-owned subsidiary of Aetna Insurance Company of Connecticut and a unit of Aetna U.S. Healthcare ("Aetna"), for approximately $122.1 million. HAI provides managed care services to approximately 16.3 million covered lives, primarily through employee assistance programs and other managed behavioral healthcare plans. The Company funded the acquisition of HAI with cash on hand and has accounted for the acquisition of HAI using the purchase method of accounting.

    The Company may be required to make additional contingent payments of up to $300 million to Aetna (the "Contingent Payments") over the five-year period (each year a "Contract Year") subsequent to closing. The amount and timing of the Contingent Payments will depend upon HAI's receipt of additional covered lives as computed, under two separate calculations. Under the first calculation, the Company may be required to pay up to $25 million per year for each of five years following the acquisition based on the net annual growth in the number of lives covered in specified HAI products. Under the second calculation, the Company may be required to pay up to $35 million per Contract Year, based on the net cumulative increase in lives covered by certain other HAI products.

    The Company is obligated to make contingent payments under two separate calculations (as previously described) as follows: In respect of each Contract Year, the Company may be required to pay to Aetna the "Tranche 1 Payments" (as defined) and the "Tranche 2 Payments" (as defined).

    Upon the expiration of each Contract Year, the Tranche 1 Payment shall vest with respect to such Contract Year in an amount equal to the produce of (i) the Tranche 1 Cumulative Incremental Members (as defined) for such Contract Year and
(ii) the Tranche 1 Multiplier (as defined) for such Contract Year. The vested amount of Tranche 1 Payment shall be zero with respect to any Contract Year in which the Tranche 1 Cumulative Incremental Members is a negative number. Furthermore, in the event that the number of Tranche 1 Cumulative Incremental Members with respect to any Contract Year is a negative number due to a decrease in the number of Tranche 1 Cumulative Incremental Members for such Contract Year (as compared to the immediately preceding Contract Year), Aetna will forfeit the right to receive a certain portion (which may be none or all) of the vested and unpaid amounts of the Tranche 1 Payment relating to preceding Contract years.

    "Tranche 1 Cumulative Incremental Members" means, with respect to any Contract Year, (i) the number of Equivalent Members (as defined) serviced by the Company during such Contract Year for Tranche 1 Members, minus (9)(A) for each Contract Year other than the Initial Contract Year, the number of Equivalent Members serviced by the Company for Tranche 1 Members during the Immediately preceding Contract Year or (B) for the Initial Contract Year, the number of Tranche 1 Members as of September 30, 1997, subject to certain upward adjustments. There were 3,761,253 Tranche 1 Members for the initial Contract Year, prior to such upward adjustments. "Tranche 1 Members" are members of managed behavioral healthcare plans for whom the Company provides services in any of specified categories of products or services. "Equivalent Members" for any Contract Year equals the aggregate Member Months for which the Company provides services to a designated category or categories of members during the applicable Contract Year divided by 12. "Member Months" means, for each member, the number of months for which the Company provides services and is compensated. The "Tranche 1 Multiplier" is $80, $50, $40, $25, and $20 for the Contract Years 1998, 1999, 2000, 2001, and 2002, respectively.

    For each Contract Year, the Company is obligated to pay to Aetna the lesser of (i) the vested portion of the Tranche 1 Payment for such Contract Year and the vested and unpaid amount relating to prior Contract Years as of the end of the immediately preceding Contract Year and (ii) $25.0 million. To the extent that the vested and unpaid portion of the Tranche 1 Payment exceeds $25.0 million, the Tranche 1 Payment remitted to Aetna shall be deemed to have been paid first from any vested but unpaid amounts from previous Contract Years in order from the earliest Contract Year for which vested amounts remain unpaid to the most recent Contract Year at the time of such calculation. Except with respect to the Contract Year ending in 2002, any vested but unpaid portion of the Tranche 1 Payment shall be available for payment to Aetna in future Contract Years, subject to certain exceptions. All vested but unpaid amounts of Tranche 1 Payments shall expire following the payment of the Tranche 1 Payment in respect to the Contract Year ending in 2002, subject to certain exceptions. In no event shall the aggregate Tranche 1 Payments to Aetna exceed $125.0 million.

    Upon the expiration of each Contract Year, the Tranche 2 Payment shall be an amount equal to the lesser of: (a)(i) the product of (A) the Tranche 2 Cumulative Members (as defined) for such Contract Year and (B) the Tranche 2 Multiplier (as defined) applicable to such number of Tranche 2 Cumulative Members, minus (ii) the aggregate of the Tranche 2 Payments paid to Aetna for all previous Contract Years and (b) $35.0 million. the amount shall be zero with respect to any Contract Year in which the Tranche 2 Cumulative Members is a negative number.

    "Tranche 2 Cumulative Members" means, with respect to any Contract Year; (I) the Equivalent Members serviced by the Company during such Contract Year for Tranche 2 Members, minus (II) the Tranche 2 Members as of September 30, 1997, subject to certain upward adjustments. There were 936,391 Tranche 2 Members prior to such upward adjustments. "Tranche 2 Members" means Members for whom the Company provides products or services in the HMO category. the "Tranche 2 Multiplier" with respect to each Contract Year is $85 in the event that the Tranche 2 Cumulative Members are less than 2,100,000, and $70 if more than of equal to 2,100,000.

    For each Contract Year, the Company shall pay to Aetna the amount of Tranche 2 Payment payable for such Contract Year. All rights to receive Tranche 2 Payment shall expire following the payment of the Tranche 2 Payment in respect to the Contract Year ending in 2002, subject to certain exceptions. Notwithstanding anything herein to the contrary, in no event shall the aggregate Tranche 2 Payment to Aetna exceed $175.0 million, subject to certain exceptions.

    The Company would record contingent consideration payable, if any, as goodwill and identifiable intangible assets.

    The preliminary allocation of the HAI purchase price to goodwill and identifiable intangible assets was based on the Company's preliminary valuations, which are subject to change upon receiving independent appraisals of identifiable intangible assets. The Company expects the Allied purchase price allocation to be finalized by September 30, 1998


    The unaudited pro forma information for the nine months ended June 30, 1997 and 1998 has been prepared assuming the Crescent Transactions (as defined), Allied acquisition, HAI acquisition, the Transactions and the Green Spring Minority Shareholder Conversion were consummated on October 1, 1996. The unaudited pro forma information does not purport to be indicative of the results that would have been obtained had such transactions been consummated, or which may be attained in future periods (in thousands, except per share data):


                                                                        PRO FORMA
                                                                FOR THE NINE MONTHS ENDED
                                                               ----------------------------
                                                                 JUNE 30,       JUNE 30,
                                                                   1997           1998
                                                               -------------  -------------
Net revenue..................................................  $   1,158,515  $   1,374,059
Income before extraordinary items(1).........................         12,466         10,975
Net income(1)(2).............................................          9,516         10,975
Income per common share--basic...............................
  Income before extraordinary items..........................           0.40           0.35
  Net income.................................................           0.30           0.35
Income per common share--diluted:
  Income before extraordinary items..........................           0.39           0.34
  Net income.................................................           0.30           0.34



    (1) Excludes expected unrealized cost savings related to the Integration Plan, Managed Care integration costs and Loss on Crescent Transactions.



    (2) Excludes the extraordinary loss on early extinguishment of debt for the nine months ended June 30, 1998 that was directly attributable to the consummation of the Transactions.



PUBLIC SECTOR ACQUISITIONS



    During fiscal 1998, the Company has acquired six businesses in its public sector segment for an aggregate purchase price of approximately $53.0 million (collectively, the "Public Sector Acquisitions"). The Public Sector Acquisitions have been accounted for using the purchase method of accounting. The Public Sector Acquisitions provide various residential and day services for individuals with acquired brain injuries and for individuals with mental retardation and developmental disabilities.


INTEGRATION PLAN

    The Company owns three behavioral managed care organizations ("BMCOs"), Green Spring, HAI and Merit, as a result of acquisitions consummated in fiscal 1996 (Green Spring) and fiscal 1998 (HAI and Merit). The Company also owns two other specialty managed care organizations, Allied and Care Management Resources, Inc. ("CMR"). Management has approved and committed the Company to a plan to combine and integrate the operations of its BMCOs and other specialty managed care organizations (the "Integration Plan") that will result in the elimination of duplicative functions and will standardize business practices and information technology platforms. The Company expects to achieve approximately $60 million of cost savings on an annual basis by August 1999 at its BMCOs and approximately $3 million of cost savings on an annual basis at CMR as a result of the Integration Plan.


    The Integration Plan will result in the elimination of approximately 1,000 positions during fiscal 1998 and fiscal 1999. Approximately 200 employees had been involuntarily terminated pursuant to the Integration Plan as of June 30, 1998 and approximately 250 positions have been eliminated by normal attrition through June 30, 1998. The remaining positions to be eliminated have been identified, and will be eliminated through a combination of normal attrition and involuntary termination.


    The employee groups of the BMCOs that are primarily affected include executive management, finance, human resources, information systems and legal personnel at the various BMCOs corporate headquarters and regional offices and credentialing, claims processing, contracting and marketing personnel at various operating locations. The Company expects to complete the specific identification of all personnel who will be involuntarily terminated by December 31, 1998 and will complete its involuntary terminations by April 1999.



    The Integration Plan will also result in the closure of approximately 40 to 45 leased facilities at the BMCOs during fiscal 1998 and fiscal 1999. As of June 30, 1998, 20 offices had been specifically identified for closure and 20 to 25 additional offices are under consideration for closure. The Company expects to complete the specific identification of remaining office closures by December 31, 1998.



    The Company has recorded approximately $18.3 million of liabilities related to the Integration Plan, of which $11.7 million was recorded as part of the Merit purchase price allocation and $6.6 million was recorded in the statement of operations under "Managed Care integration costs". These amounts represent portions of the Integration Plan obligations that were measurable as of June 30, 1998. The Company expects to record additional liabilities as a result of the Integration Plan in fiscal 1998 and fiscal 1999 as final decisions regarding office closures and other contractual obligation terminations are made.


    The following table provides a rollforward of liabilities resulting from the Integration Plan (in thousands):


                                                                   BALANCE                                    BALANCE
                                                                SEPTEMBER 30,                                JUNE 30,
TYPE OF COST                                                        1997           ADDITIONS   PAYMENTS(1)     1998
-----------------------------------------------------------  -------------------  -----------  ------------  ---------
Employee termination benefits..............................       $      --        $  12,763    $   (3,520)  $   9,243
Facility closing costs.....................................              --            5,279          (188)      5,091
Other......................................................              --              244           (75)        169
                                                                        ---       -----------  ------------  ---------
                                                                  $      --        $  18,286    $   (3,783)  $  14,503
                                                                        ---       -----------  ------------  ---------
                                                                        ---       -----------  ------------  ---------


------------------------


(1) Includes $2.7 million in payments related to Merit


OTHER INTEGRATION COSTS

    The Integration Plan will result in additional incremental costs that must be expensed as incurred in accordance with Emerging Issues Task Force Consensus 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" that are not described above and certain other charges. Other integration costs include, but are not limited to, outside consultants, costs to relocate closed office contents and long-lived asset impairments. Other integration costs are reflected in the statement of operations under "Managed Care integration costs".


    During the nine months ended June 30, 1998, the Company incurred approximately $5.7 million in other integration costs, including long-lived asset impairments of approximately $2.2 million and outside consulting costs of approximately $3.1 million. The asset impairments relate primarily to identifiable intangible assets that no longer have value and have been written off as a result of the Integration Plan.



    CBHS TRANSACTIONS. On March 3, 1998, the Company and certain of its wholly owned subsidiaries entered into definitive agreements with Crescent Operating, Inc. ("COI") and CBHS pursuant to which the Company would have, among other things, sold the Company's franchise operations, certain domestic provider operations and certain other assets and operations. On August 19, 1998, the Company announced that it had terminated discussions with COI for the sale of its interest in CBHS. The Company will continue to seek opportunities to divest its ownership interest in CBHS at a later date. The Company will record a charge against earnings in the fourth quarter of fiscal 1998 of approximately $1.5 million to $2.0 million for CBHS Transaction costs incurred to date. In addition, the Company's exercise of its rights under the Master Franchise Agreement may result in charges to CBHS income, which would result in additional losses in the equity in loss of CBHS for the Company.

    CONTINGENCIES. The parties involved in the civil QUI TAM action referred to in Note 13 have reached a tentative settlement. Pursuant to the tentative settlement, the Company would pay approximately $4.8 million, which has been accrued as of June 30, 1998. Furthermore, Charter Orlando (now operated by CBHS) would agree not to seek reimbursement for services provided to patients covered under the Medicare program for a period of up to fifteen months. The Company has agreed to reimburse CBHS for the resulting loss of revenues during such period. The Company has an accrued obligation of $2.2 million as of June 30, 1998 for this reimbursement.


    On May 12, 1998, the District Court granted the Defendants' motion to dismiss with prejudice the complaint filed against the Defendants alleging violations of Section 1 of the Sherman Act (the "Antitrust Case") (See Note 13). On May 27, 1998 the plaintiffs filed a notice of appeal of the District Court's dismissal of their complaint with the United States Second Circuit Court of Appeals. The Defendants intend to vigorously contest this appeal and to further defend themselves in this matter. The Company does not believe this matter will have a material adverse effect on its financial position or results of operations.

    On May 26, 1998, the counsel representing the plaintiffs in the Antitrust Case filed an action in the United States District Court for the District of New Jersey on behalf of a group of thirteen plaintiffs who also purport to represent an uncertified class of psychiatrists, psychologists and clinical social workers. This complaint alleges substantially the same violations of federal antitrust laws by the same nine managed behavioral healthcare organizations that are the defendants in the Antitrust Case. The Defendants believe the factual and legal issues involved in this case are substantially similar to those involved in the Antitrust Case. The Defendants intend to vigorously defend themselves in this litigation. The Company does not believe this matter will have a material adverse effect on its financial position or results of operations.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Merit Behavioral Care Corporation

    We have audited the accompanying consolidated balance sheets of Merit Behavioral Care Corporation (the "Company") as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Merit Behavioral Care Corporation as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

    As discussed in Note 4 to the financial statements, effective October 1, 1995, the Company changed its method of accounting for deferred contract start-up costs related to new contracts or expansion of existing contracts.

Deloitte & Touche LLP
November 14, 1997
New York, New York

                       MERIT BEHAVIORAL CARE CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                               SEPTEMBER 30,
                                                                          ------------------------
                                                                                                     DECEMBER 31,
                                                                             1996         1997           1997
                                                                          -----------  -----------  --------------

                                                                                                     (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...............................................  $    19,833  $    43,886   $     26,153
Accounts receivable, net of allowance for doubtful accounts of $1,996 and $2,603 at September 30, 1996 and 1997 and $1,711 at December 31,
  1997 (unaudited)......................................................       28,383       41,884         49,917
Restricted cash and investments.........................................       27,542       47,593         53,783
Deferred income taxes...................................................        2,296        6,616          6,616
Other current assets....................................................        2,481       13,129          7,300
                                                                          -----------  -----------  --------------
    Total current assets................................................       80,535      153,108        143,769
Property, plant and equipment, net......................................       67,880       83,312         82,427
Goodwill and other intangibles, net of accumulated amortization of
  $59,781 and $82,637 at September 30, 1996 and 1997 and $89,047 at
  December 31, 1997 (unaudited).........................................      162,849      195,192        187,597
Restricted cash and investments.........................................        5,668        3,727          3,880
Deferred financing costs, net of accumulated amortization of $1,142 and
  $2,484 at September 30, 1996 and 1997 and $2,871 at December 31, 1997
  (unaudited)...........................................................       11,362       10,634         10,246
Other assets............................................................       16,507       22,772         23,552
                                                                          -----------  -----------  --------------
Total assets............................................................  $   344,801  $   468,745   $    451,471
                                                                          -----------  -----------  --------------
                                                                          -----------  -----------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable........................................................  $     5,888  $    11,347          7,217
Claims payable..........................................................       57,611      102,834        106,957
Deferred revenue........................................................        6,577        8,131          8,747
Accrued interest........................................................        5,008        5,161          2,336
Current portion of long-term debt.......................................          500        6,498          1,263
Other current liabilities...............................................       13,079       18,386         15,307
                                                                          -----------  -----------  --------------
    Total current liabilities...........................................       88,663      152,357        141,827
Long-term debt..........................................................      253,500      323,002        318,002
Deferred income taxes...................................................       30,669       15,388         13,525
Other long-term liabilities.............................................        1,451        3,862          5,034
COMMITMENTS AND CONTINGENCIES (SEE NOTE 11)
STOCKHOLDERS' EQUITY:
Common stock (40,000,000 shares authorized, $0.01 par value, 28,398,800 and 29,396,158 shares issued at September 30, 1996 and 1997 and
  29,396,158 shares issued at December 31, 1997 (unaudited))............          284          294            294
Additional paid in capital..............................................       (9,756)       8,949         10,193
Accumulated deficit.....................................................      (14,435)     (28,307)       (30,979)
Notes receivable from officers..........................................       (5,470)      (6,800)        (6,425)
                                                                          -----------  -----------  --------------
                                                                              (29,377)     (25,864)       (26,917)
Less common stock in treasury (21,000 shares)...........................         (105)          --             --
                                                                          -----------  -----------  --------------
  Total stockholders' equity............................................      (29,482)     (25,864)       (26,917)
                                                                          -----------  -----------  --------------
Total liabilities and stockholders' equity..............................  $   344,801  $   468,745   $    451,471
                                                                          -----------  -----------  --------------
                                                                          -----------  -----------  --------------


        The accompanying notes are an integral part of these statements.

                       MERIT BEHAVIORAL CARE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                                           THREE MONTHS ENDED
                                                      YEARS ENDED SEPTEMBER 30,               DECEMBER 31,
                                                -------------------------------------  --------------------------
                                                   1995         1996         1997          1996          1997
                                                -----------  -----------  -----------  ------------  ------------
                                                                                       (UNAUDITED)   (UNAUDITED)
Revenue.......................................  $   361,549  $   457,830  $   555,717   $  128,625    $  177,217
Expenses:
  Direct service costs........................      286,001      361,684      449,563      102,932       145,997
  Selling, general and administrative.........       49,823       64,523       67,450       16,579        22,091
  Amortization of intangibles.................       21,373       25,869       26,897        6,799         7,231
  Restructuring charge........................           --        2,995           --           --            --
  Income from joint ventures..................           --           --           --           --        (1,649)
                                                -----------  -----------  -----------  ------------  ------------
                                                    357,197      455,071      543,910      126,310       173,670
Operating income..............................        4,352        2,759       11,807        2,315         3,547
Other income (expense):
  Interest income and other...................        1,498        2,838        3,497          780         1,074
  Interest expense............................           --      (23,826)     (25,063)      (6,186)       (7,216)
  Loss on disposal of subsidiary..............           --           --       (6,925)          --            --
  Merger costs and special charges............           --       (3,972)      (1,314)          --          (545)
                                                -----------  -----------  -----------  ------------  ------------
                                                      1,498      (24,960)     (29,805)      (5,406)       (6,687)
(Loss) income before income taxes and
  cumulative effect of accounting change......        5,850      (22,201)     (17,998)      (3,091)       (3,140)
(Benefit) provision for income taxes..........        4,521       (5,332)      (4,126)        (219)         (468)
                                                -----------  -----------  -----------  ------------  ------------
(Loss) income before cumulative effect of
  accounting change...........................        1,329      (16,869)     (13,872)      (2,872)       (2,672)
Cumulative effect of accounting change for
  deferred contract start-up costs, net of tax
  benefit of $757.............................           --       (1,012)          --           --            --
                                                -----------  -----------  -----------  ------------  ------------
Net (loss) income.............................  $     1,329  $   (17,881) $   (13,872)  $   (2,872)   $   (2,672)
                                                -----------  -----------  -----------  ------------  ------------
                                                -----------  -----------  -----------  ------------  ------------
Pro forma net (loss) income assuming the new
  method of accounting for deferred contract
  start-up costs was applied retroactively....  $       317  $   (16,869) $   (13,872)  $   (2,872)   $   (2,672)
                                                -----------  -----------  -----------  ------------  ------------
                                                -----------  -----------  -----------  ------------  ------------

        The accompanying notes are an integral part of these statements.

                       MERIT BEHAVIORAL CARE CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                       RETAINED        NOTES
                                                 COMMON STOCK          ADDITIONAL      EARNINGS     RECEIVABLE      COMMON
                                          --------------------------    PAID IN      (ACCUMULATED      FROM        STOCK IN
                                             SHARES        AMOUNT       CAPITAL        DEFICIT)      OFFICERS      TREASURY
                                          -------------  -----------  ------------  --------------  -----------  -------------
BALANCE SEPTEMBER 30, 1994..............      1,000,000   $      10   $    118,877   $      2,117    $      --     $      --
Net income..............................             --          --             --          1,329           --            --
                                          -------------       -----   ------------  --------------  -----------        -----

BALANCE SEPTEMBER 30, 1995..............      1,000,000          10        118,877          3,446           --            --
Recapitalization from merger:
  Redemption of common stock............       (915,754)         (9)      (258,129)            --           --            --
  Merger with MDC Acquisition Corp......        415,023           4        104,996             --           --            --
  Stock dividend........................     24,763,531         247           (247)            --           --            --
  Issuance of stock to management.......      3,156,000          32         15,748             --       (5,800)           --
  Deferred taxes associated with
    merger..............................             --          --          7,594             --           --            --
Tax benefit from exercise of Merck stock
  options...............................             --          --          1,505             --           --            --
Repayment of notes receivable...........             --          --             --             --          265            --
Cancellation of note receivable.........        (20,000)         --           (100)            --          100            --
Repurchase of common stock..............             --          --             --             --           --          (600)
Sale of common stock....................             --          --             --             --          (35)          495
Net loss................................             --          --             --        (17,881)          --            --
                                          -------------       -----   ------------  --------------  -----------        -----

BALANCE SEPTEMBER 30, 1996..............     28,398,800         284         (9,756)       (14,435)      (5,470)         (105)
Issuance of stock for CMG acquisition...        739,358           7          5,538             --           --            --
Tax benefit from exercise of Merck stock
  options...............................             --          --         11,630             --           --            --
Repayment of notes receivable...........             --          --             --             --          250            --
Repurchase of common stock..............             --          --             --             --           --           (30)
Sale of common stock....................        258,000           3          1,537             --       (1,580)          135
Net loss................................             --          --             --        (13,872)          --            --
                                          -------------       -----   ------------  --------------  -----------        -----

BALANCE SEPTEMBER 30, 1997..............     29,396,158   $     294   $      8,949   $    (28,307)   $  (6,800)    $      --
                                          -------------       -----   ------------  --------------  -----------        -----
                                          -------------       -----   ------------  --------------  -----------        -----

        The accompanying notes are an integral part of these statements.

                       MERIT BEHAVIORAL CARE CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)


                                                                                          THREE MONTHS ENDED
                                                        YEARS ENDED SEPTEMBER 30,            DECEMBER 31,
                                                     -------------------------------  --------------------------
                                                       1995       1996       1997         1996          1997
                                                     ---------  ---------  ---------  ------------  ------------
                                                                                      (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income..................................  $   1,329  $ (17,881) $ (13,872)  $   (2,872)   $   (2,672)
Adjustments to reconcile net (loss) income to net
  cash provided by (used for) operating activities:
    Income from joint ventures.....................         --         --         --           --        (1,649)
    Loss on sale of subsidiary.....................         --         --      6,925           --            --
    Cumulative effect of accounting change.........         --      1,012         --           --            --
    Depreciation and amortization..................     28,150     36,527     39,400        9,907        11,028
    Amortization of deferred financing costs.......         --      1,142      1,342          335           387
    Deferred taxes and other.......................        379     (6,068)    (4,409)        (369)         (619)
    Restructuring charge...........................         --      2,995         --           --            --
Changes in operating assets and liabilities, net of
  the effect of acquisitions:
    Accounts receivable............................     (8,545)       265     (9,781)      (6,492)       (8,033)
    Restricted cash and investments................     (7,357)   (10,166)   (13,051)        (149)       (6,190)
    Other current assets...........................     (4,528)      (607)     1,257       (1,336)        1,092
    Deferred contract start-up costs...............     (6,231)    (4,816)    (6,067)        (637)         (335)
    Accounts payable and accrued liabilities.......     11,982     14,864     16,224       (4,526)       (5,295)
    Change in non-current assets and other.........     (1,503)    (1,282)     1,558          773         1,454
                                                     ---------  ---------  ---------  ------------  ------------
Net cash provided by (used for) operating
  activities.......................................     13,676     15,985     19,526       (5,366)      (10,832)
                                                     ---------  ---------  ---------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property, plant and equipment.....    (31,529)   (23,808)   (23,951)      (5,554)       (3,073)
    Cash used for acquisitions, net of cash
      acquired.....................................     (9,580)   (12,676)   (42,645)          --            --
    Investments in and advances to joint
      ventures.....................................    (14,860)    (2,931)    (2,595)        (850)         (541)
    Repayments of advances from joint ventures.....         --        420        675          180         1,859
    Sales (purchases) of marketable securities.....      3,533      1,143     (4,111)          --            --
    Long-term restrictions removed from (placed on)
      cash.........................................       (211)    (2,183)     1,941           47          (153)
    Proceeds from sale of subsidiary and property,
      plant and equipment..........................         --         --         --           --         4,867
                                                     ---------  ---------  ---------  ------------  ------------
    Net cash provided by (used for) investing
      activities...................................    (52,647)   (40,035)   (70,686)      (6,177)        2,959
                                                     ---------  ---------  ---------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from capital contribution.............         --    114,980         --           --            --
    Borrowings from parent.........................     32,882         --         --           --            --
    Proceeds from bridge loan......................         --     75,000         --           --            --
    Proceeds from revolving credit facility........         --    163,500    187,500       40,000        25,000
    Proceeds from senior term loans................         --    120,000     80,000           --            --
    Proceeds from sale of notes....................         --    100,000         --           --            --
    Redemption of common stock.....................         --   (258,138)        --           --            --
    Repayment of due to parent.....................         --    (67,878)        --           --            --
    Repayment of bridge loan.......................         --    (75,000)        --           --            --
    Repayment of senior term loans.................         --         --       (500)        (500)       (5,235)
    Repayment of revolving credit facility.........         --   (129,500)  (191,500)     (35,000)      (30,000)
    Payment of financing costs.....................         --    (12,504)      (602)          --            --
    Other..........................................         --        125        315          250           375
                                                     ---------  ---------  ---------  ------------  ------------
    Net cash provided by (used for) financing
      activities...................................     32,882     30,585     75,213        4,750        (9,860)
                                                     ---------  ---------  ---------  ------------  ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...     (6,089)     6,535     24,053       (6,793)      (17,733)
Cash and cash equivalents at beginning of period...     19,387     13,298     19,833       19,833        43,886
                                                     ---------  ---------  ---------  ------------  ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........  $  13,298  $  19,833  $  43,886   $   13,040    $   26,153
                                                     ---------  ---------  ---------  ------------  ------------
                                                     ---------  ---------  ---------  ------------  ------------


        The accompanying notes are an integral part of these statements.

                       MERIT BEHAVIORAL CARE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION

    Merit Behavioral Care Corporation (the "Company") was incorporated in the State of Delaware in March 1993 as a wholly-owned subsidiary of Medco Containment Services, Inc. ("Medco"). The Company manages behavioral healthcare programs for payors across all segments of the healthcare industry, including health maintenance organizations, Blue Cross/Blue Shield organizations and other insurance companies, corporations and labor unions, federal, state and local governmental agencies, and various state Medicaid programs. Behavioral healthcare involves the treatment of a variety of behavioral health conditions such as emotional and mental health problems, substance abuse and other personal concerns that require counseling, outpatient therapy or more intensive treatment services.

    On November 18, 1993, Merck & Co., Inc. ("Merck") acquired all of the outstanding shares of Medco (See Note 3).

    On October 6, 1995, the Company completed a merger (the "Merger") with MDC Acquisition Corp. ("MDC"), a company formed by Kohlberg Kravis Roberts & Co., L.P. ("KKR"), whereby MDC was merged with and into the Company. In connection with the Merger, the Company changed its name from Medco Behavioral Care Corporation to Merit Behavioral Care Corporation (See Note 2).

2. MERGER

    Prior to the Merger, the Company was a wholly-owned subsidiary of Merck & Co., Inc. ("Merck"). As a result of the Merger, KKR and Company management and related entities obtained approximately 85% of the post-Merger common stock of the Company. In connection with the Merger, Merck received $326,016 in cash (which reflects various final purchase price adjustments) and retained approximately 15% of the common stock of the post-Merger Company. The Merger was accounted for as a recapitalization which resulted in a charge to equity of $258,138 to reflect the redemption of common stock. In conjunction with the Merger, the Company paid a stock dividend of approximately 49.6 shares for each share of the Company's stock then outstanding.

    The Merger was financed with $114,980 of new cash equity, consisting of $105,000 from affiliates of KKR and $9,980 from Company management and related entities ("Management"). Management acquired an additional $5,800 of equity which was funded by loans from the Company. The balance of the transaction was funded with a $75,000 bridge loan (the "Bridge Loan") provided by an affiliate of KKR and $155,000 of initial borrowings under a $205,000 senior credit facility among the Company, The Chase Manhattan Bank, N.A. and Bankers Trust Company (the "Senior Credit Facility"). The aforementioned proceeds were utilized to redeem common stock for $258,138, repay amounts due Merck of $67,878, and pay certain fees and expenses related to the Merger. Of the total fees and expenses, $5,500 was paid to KKR.

3. BASIS OF PRESENTATION

    On November 18, 1993, Merck acquired all the outstanding shares of Medco in a transaction accounted for by the purchase method. As a result of this acquisition, a new basis of accounting was established and as such, the appraised value of the Company's assets and liabilities was recognized as of November 18, 1993.

                       MERIT BEHAVIORAL CARE CORPORATION

3. BASIS OF PRESENTATION (CONTINUED)
    The appraisal determined that identified intangible assets, consisting principally of customer contracts, had an appraised value of $112,000 and related deferred taxes of $47,800 at the acquisition date. These identified intangible assets are being amortized on a straight line basis over a weighted average life of 12 years. Based on the allocation of the purchase price to the net tangible and identified intangible assets and liabilities of the Company, an excess of the allocated purchase price over the fair value of net assets acquired of approximately $47,988 was recorded as goodwill. Such goodwill is being amortized on a straight line basis over 40 years.

    The unaudited consolidated financial statements of the Company as of December 31, 1997 and for the three-month periods ended December 31, 1996 and 1997, were prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been made to present fairly the consolidated financial position and results of operations and cash flows for these periods. The results of operations for the period ended December 31, 1997 are not necessarily indicative of the expected results for the year ending September 30, 1998.

    Certain prior period amounts have been reclassified to conform to the current presentation.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

    CASH AND CASH EQUIVALENTS

    The Company considers all liquid investment instruments with an original maturity of three months or less to be the equivalent of cash for purposes of balance sheet presentation.


    RESTRICTED CASH AND INVESTMENTS--CURRENT



    Restricted cash and investments--current at September 30, 1996 and 1997 includes $11,713 and $11,020, respectively, of cash held under the terms of certain customer contracts that require a claims fund to be established and segregated for the purpose of paying customer behavioral healthcare claims. Under these arrangements, a reconciliation process is typically conducted annually between the customer and the Company to determine the amount of unexpended funds, if any, accruing to the Company. This cash is unavailable to the Company for purposes other than the payment of customer claims

                       MERIT BEHAVIORAL CARE CORPORATION

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) until such reconciliation process has been completed. The amount of cash held under such arrangements in excess of anticipated customer claims at September 30, 1996 and 1997 was $4,267 and $6,197, respectively.

    The Company held surplus cash balances of $13,715 and $29,325 as of September 30, 1996 and 1997, respectively, as required by contracts with various state and local governmental entities. In addition, at September 30, 1996 and 1997, the Company held surplus cash balances of $1,214 and $3,137, respectively, as required by various other contracts. These contracts require the segregation of such cash as financial assurance that the Company can meet its obligations thereunder.


    The Company has a subsidiary organized in the State of Missouri that is licensed to do business as a foreign corporation in the State of California and is subject to regulation by the Department of Corporations of the State of California. Pursuant to these regulatory requirements, certain amounts of cash are required to be retained for the use of this subsidiary. Included in restricted cash and investments--current at September 30, 1996 and 1997 is $900 and $0, respectively, under such requirements.



    The Company has short-term marketable securities consisting of treasury notes and certificates of deposit, carried at amortized cost which approximates fair value. All of the Company's short-term marketable securities are classified as held-to-maturity. The Company held short-term marketable securities in the amount of $4,011 at September 30, 1997 as required by the Company's contract with a governmental entity.



    RESTRICTED CASH AND INVESTMENTS--NON-CURRENT


    At September 30, 1996 and 1997, $7,168 and $6,623, respectively, of cash and marketable securities were held by subsidiaries of the Company that are organized and regulated under state law as insurance companies. Such insurance companies are required to maintain certain minimum statutory deposits and reserves with respect to the payment of future claims. The amount of cash in excess of the liabilities of such subsidiaries and not available for dividend to the Company without prior regulatory approval was $5,510 and $3,559 at September 30, 1996 and 1997, respectively. As a result, such amounts of cash held by these subsidiaries have been classified as a long-term asset in the accompanying consolidated balance sheets.

    All of the Company's long-term marketable investments are classified as held-to-maturity; in addition, such investments are carried at amortized cost which approximates fair value.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided principally on a straight line basis over the estimated useful lives of the assets as follows:

Machinery and equipment.......................................  5 Years
Integrated managed care information system....................  7 Years
Furniture and fixtures........................................  15 Years
                                                                Life of
Leasehold improvements........................................  lease

    Expenditures for maintenance, repairs and renewals of minor items are charged to operations as incurred. Major betterments are capitalized.

                       MERIT BEHAVIORAL CARE CORPORATION

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The integrated managed care information system (the "System") represents costs incurred in the development and adaptation of AMISYS software for use in the Company's business. In addition to purchased hardware and software costs, the payroll and related benefits of employees who are exclusively engaged in the development and deployment of the System are capitalized. The System was substantially complete in October 1995 at which time the Company began installing the System in various area and regional offices in the Company's service delivery system. As the System is installed in an office, the office is allocated a ratable portion of the total cost of the System, at which time the allocated cost is depreciated over an estimated useful life of 7 years.

    GOODWILL AND OTHER INTANGIBLES

    The Company amortizes costs in excess of the net assets of businesses acquired on a straight line basis over periods not to exceed 40 years. Contingent consideration is charged to goodwill when paid and is amortized over the remaining life of such goodwill, not to exceed 40 years. The Company periodically reviews the carrying value of goodwill to assess recoverability and other than temporary impairments.

    Goodwill and intangible assets consisted of the following at September 30, 1996 and 1997:

                                                                         1996         1997
                                                                      -----------  -----------
Customer Contracts..................................................  $    80,000  $    88,074
Provider Network....................................................       12,000       12,000
Trade Names and other...............................................       20,000       20,000
Goodwill............................................................      110,630      157,755
                                                                      -----------  -----------
                                                                      $   222,630  $   277,829
                                                                      -----------  -----------
                                                                      -----------  -----------

    DEFERRED CONTRACT START-UP COSTS

    The Company defers contract start-up costs related to new contracts or expansion of existing contracts that require the implementation of separate, dedicated service delivery teams, provider networks and delivery systems or the establishment of a local clinical organization in a new geographic area to service the new program. The Company defers only costs which (i) are separately identified, incremental and segregated from ordinary operating expenses; (ii) provide a direct, quantifiable benefit to future periods; and (iii) are fully recoverable from contract revenues directly attributable to such benefit. The incremental costs deferred by the Company include, among other things, consulting fees, salary costs, travel costs, office costs and network and reporting system development costs. Consulting fees deferred by the Company relate primarily to the recruitment, credentialling and contracting of the particular customer's provider network. The salary costs relate primarily to employees of the Company dedicated to clinical protocol design, network development activities and program reporting and information systems customization for the specific customer. These contract start-up costs are capitalized and amortized on a straight line basis over the initial term of the related contract. The amortization periods range from one to five years, with a weighted-average life at September 30, 1996 and 1997 of 3.3 and 4.3 years, respectively. Amortization of deferred contract start-up costs was $1,315, $2,848, and $3,096 for the periods ended September 30, 1995, 1996, and 1997, respectively. During the periods ended September 30, 1995, 1996, and 1997, the Company deferred contract start-up costs of $6,231,

                       MERIT BEHAVIORAL CARE CORPORATION

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$4,816, and $6,067, respectively. Other non-current assets include $6,077 and $9,036 of unamortized deferred contract start-up costs at September 30, 1996 and 1997, respectively.

    Effective October 1, 1995, the Company changed its method of accounting for deferred start-up costs related to new contracts or expansion of existing contracts (i) to expense costs relating to start-up activities incurred after commencement of services under the contract, and (ii) to limit the amortization period for deferred start-up costs to the initial contract period. Prior to October 1, 1995, the Company capitalized start-up costs related to the completion of the provider networks and reporting systems beyond commencement of contracts and, in limited instances, amortized the start-up costs over a period that included the initial renewal term associated with the contract. Under the new policy, the Company does not defer contract start-up costs after contract commencement, or amortize start-up costs beyond the initial contract period. The change was made to increase the focus on controlling costs associated with contract start-ups.

    The pro forma effect of the change, had the Company adopted this new accounting policy in prior years, is to decrease total assets by $1,769 and decrease total liabilities by $757 as of September 30, 1995, and to increase costs and expenses by $1,769 ($1,012 after taxes) for the year ended September 30, 1995. The effect of the change on fiscal 1996 and 1997 cannot be reasonably estimated.

    REVENUE RECOGNITION

    Typically, the Company charges each of its customers a flat monthly capitation fee for each beneficiary enrolled in such customer's behavioral health managed care plan or Employee Assistance Program ("EAP"). This capitation fee is generally paid to the Company in the current month. Contract revenue billed in advance of performing related services is deferred and recognized ratably over the period to which it applies. For a number of the Company's behavioral health managed care programs, the capitation fee is divided into outpatient and inpatient fees, which are recognized separately.

    Outpatient revenue is recognized when earned; inpatient revenue is recognized monthly and is in most cases (i) paid to the Company monthly (in cases where the Company is responsible for the payment of inpatient claims) or in certain cases (ii) retained by the customer for payment of inpatient claims. When the customer retains the inpatient revenue, actual inpatient costs are periodically reconciled to amounts retained and the Company receives the excess of the amounts retained over the cost of services, or reimburses the customer if the cost of services exceeds the amounts retained. In certain instances, such excess or deficiency is shared between the Company and the customer. A significant portion of the Company's revenue is derived from capitated contracts.

    DIRECT SERVICE COSTS

    Direct service costs are comprised principally of expenses associated with managing, supervising and providing the Company's services, including third-party network provider charges, various charges associated with the Company's staff offices, inpatient facility charges, costs associated with members of management principally engaged in the Company's clinical operations and their support staff, and rent for certain offices maintained by the Company in connection with the delivery of services. Direct service costs are recognized in the month in which services are expected to be rendered. Network provider and facility charges for authorized services that have not been reported and billed to the Company (known as

                       MERIT BEHAVIORAL CARE CORPORATION

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) incurred but not reported expenses, or "IBNR") are estimated and accrued based on historical experience, current enrollment statistics, patient census data, adjudication decisions and other information. Such costs are included in the caption "Claims payable" in the accompanying consolidated balance sheets.

    INCOME TAXES

    Deferred taxes are provided for the expected future income tax consequences of events that have been recognized in the Company's financial statements. Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.

    LONG-LIVED ASSETS

    The Financial Accounting Standards Board issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, in March 1995. The general requirements of this statement are applicable to the properties and intangible assets of the Company and require impairment to be considered whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. The Company adopted this standard on October 1, 1996. No impairment losses have been identified by the Company.

    STOCK-BASED COMPENSATION PLANS

    During fiscal 1997, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). The new standard defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. As permitted by SFAS 123, however, the Company has elected to continue to recognize and measure compensation for its stock rights and stock option plans in accordance with the existing provisions of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"). See Note 16 for pro forma disclosures of net loss as if the fair value-based method prescribed by SFAS No. 123 had been applied.

    DISCLOSURE OF FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates fair value because of the immediate or short-term maturity of these financial instruments. The Company's short-term marketable securities and long-term marketable investments are carried at amortized cost which approximates fair value. The carrying amount of loans made to certain joint ventures engaged in the development of Medicaid programs (Note 9) approximates fair value which was estimated by discounting future cash flows using rates at which similar loans would be made to borrowers with similar credit ratings. The carrying value for the variable rate debt outstanding under the Senior Credit Facility (as described in Note 6) approximates the fair value. The fair value of the Company's senior subordinated notes (see

                       MERIT BEHAVIORAL CARE CORPORATION

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Note 6) is estimated to be $109,000 at September 30, 1997 (based on quoted market prices) which compares to the carrying value of $100,000.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and the dispersion of such customers across different businesses and geographic regions.

5. PROPERTY, PLANT, AND EQUIPMENT

    Property, plant and equipment consisted of the following at September 30:

                                                                         1996        1997
                                                                      ----------  -----------
Machinery and equipment.............................................  $   44,896  $    58,988
Integrated managed care information system..........................      28,349       38,914
Furniture and fixtures..............................................      12,795       16,665
Leasehold improvements..............................................       2,977        3,443
                                                                      ----------  -----------
                                                                          89,017      118,010
Accumulated depreciation and amortization...........................     (21,137)     (34,698)
                                                                      ----------  -----------
                                                                      $   67,880  $    83,312
                                                                      ----------  -----------
                                                                      ----------  -----------

    Depreciation and amortization related to property, plant and equipment was $6,776, $10,658, and $12,503 for the periods ended September 30, 1995, 1996, and
1997, respectively.

6. LONG TERM DEBT

    Long-term debt consisted of the following at September 30:

                                                                         1996         1997
                                                                      -----------  -----------
Revolving Loans.....................................................  $    34,000  $    30,000
Senior Term Loan A..................................................       70,000       70,000
Senior Term Loan B..................................................       50,000      129,500
Notes...............................................................      100,000      100,000
                                                                      -----------  -----------
                                                                          254,000      329,500
Less current portion................................................         (500)      (6,498)
                                                                      -----------  -----------
                                                                      $   253,500  $   323,002
                                                                      -----------  -----------
                                                                      -----------  -----------

    SENIOR CREDIT FACILITY--In October 1995, the Company entered into a credit agreement (the "Credit Agreement"), which provided for secured borrowings from a syndicate of lenders. The Senior Credit Facility consisted initially of (i) a six and one-half year revolving credit facility (the "Revolving Credit Facility") providing for up to $85,000 in revolving loans, which includes borrowing capacity available for letters of credit of up to $20,000, and (ii) a term loan facility providing for up to $120,000 in term loans, consisting of a $70,000 senior term loan with a maturity of six and one-half years ("Senior Term Loan A"),

                       MERIT BEHAVIORAL CARE CORPORATION

6. LONG TERM DEBT (CONTINUED)
and a $50,000 senior term loan with a maturity of eight years ("Senior Term Loan B"). On September 12, 1997, the Senior Term Loan B was increased by $80,000 to $130,000 with the maturity extended one and one-half years. The additional borrowings from Senior Term Loan B were primarily obtained to fund the acquisition of CMG Health, Inc. ("CMG"), as discussed in Note 8. At September 30, 1997, $30,000 of revolving loans and five letters of credit totaling $8,313 were outstanding under the Revolving Credit Facility, and approximately $46,687 was available for future borrowing. At September 30, 1996, $34,000 of revolving loans and three letters of credit totaling $425 were outstanding under the Revolving Credit Facility, and approximately $50,575 was available for future borrowings.

    In October 1996, a scheduled repayment of $500 was made on Senior Term Loan
B. The annual amortization schedule of the Senior Term Loans is $6,498 in 1998, $10,000 in 1999, $12,500 in 2000, $20,000 in 2001, $25,000 in 2002 and $125,502
thereafter. The Senior Term Loans are subject to mandatory prepayment (i) with the proceeds of certain asset sales and (ii) on an annual basis with 50% of the Company's Excess Cash Flow (as defined in the Credit Agreement) for so long as the ratio of the Company's Total Debt (as defined in the Credit Agreement) to annual Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA" as defined in the Credit Agreement) is greater than 3.5 to 1.0. Proceeds in the amount of $4,735 received in October 1997 as a result of the disposal of one of the Company's subsidiaries (See Note 17) have been classified as current in accordance with the mandatory prepayment loan provision. At September 30, 1997, approximately $662 has been classified as current in accordance with mandatory prepayment requirements for Excess Cash Flow.

    The Company is charged a commitment fee calculated at an EBITDA-dependent rate ranging from 0.250% to 0.500% per annum of the commitment under the Revolving Credit Facility in effect on each day. The Company is charged a letter of credit fee calculated at an EBITDA-dependent rate ranging from 0.375% to 1.750% per annum of the face amount of each letter of credit and a fronting fee calculated at a rate equal to 0.250% per annum of the face amount of each letter of credit. Loans under the Credit Agreement bear interest at EBITDA-dependent floating rates, which are, at the Company's option, based upon (i) the higher of the Federal funds rate plus 0.5%, or bank prime rates, or (ii) Eurodollar rates. Rates on borrowing outstanding under the Senior Credit Facility averaged 8.1% and 8.3% for the years ended September 30, 1997 and 1996, respectively.

    NOTES--On November 22, 1995, the Company issued $100,000 aggregate principal amount of 11 1/2% senior subordinated notes due 2005 (the "Private Notes"), the net proceeds of which were applied to repay the Bridge Loan (including accrued interest) and a portion of the Revolving Credit Facility. On March 20, 1996, the Company exchanged the Private Notes for $100,000 aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2005 that are registered under the Securities Act of 1933 (the "Notes"). The Notes are senior subordinated, unsecured obligations of the Company.

    The Company may be obligated to purchase at the holders' option all or a portion of the Notes upon a change of control or asset sale, as defined in the indenture for the Notes (the "Notes Indenture"). The Notes are not redeemable at the Company's option prior to November 15, 2000, except that at any time on or prior to November 15, 1998, under certain conditions the Company may redeem up to 35% of the initial principal amount of the Notes originally issued with the net proceeds of a public offering of the common stock of the Company. The redemption price is equal to 111.50% of the principal amount if the redemption is on or prior to November 15, 1997, and 110.50% if the redemption is on or prior to November 15, 1998. From and after November 15, 2000, the Notes will be subject to redemption at the

                       MERIT BEHAVIORAL CARE CORPORATION

6. LONG TERM DEBT (CONTINUED)
option of the Company, in whole or in part, at various redemption prices, declining from 105.75% of the principal amount to par on and after November 15, 2004. The Notes mature on November 15, 2005.

    The Credit Agreement and the Notes Indenture contain restrictive covenants that, among other things and under certain conditions, limit the ability of the Company to incur additional indebtedness, to acquire (including a limitation on capital expenditures) or to dispose of assets or operations, to incur liens on its property or assets, to make advances, investments and loans, and to pay any dividends. The Company must also satisfy certain financial covenants and tests.

    Borrowings under the Credit Agreement are secured by a first priority lien on the capital stock of certain of the Company's subsidiaries.

7. NOTES RECEIVABLE FROM OFFICERS

    In October 1995, the Company loaned several officers an aggregate of $5,800 for the purchase of common stock of the Company; subsequent to the Merger, additional loans totaling $1,615 were made to officers for the purchase of shares of common stock. Each loan is represented by a promissory note which bears interest at a rate of 6.5% per annum.

    These notes are full recourse obligations of the officers, are collateralized by the pledge of common stock of the Company held by such officers and may be prepaid in part or in full without notice or penalty. Notes receivable totaling $265 and $250 were repaid during the periods ended September 30, 1996 and 1997, respectively. Also a note for $100 was canceled in January 1996 for receipt of shares of common stock. The remaining outstanding notes are due as follows: $20 in 1998 and $6,780 in 2001. The notes are shown as a reduction of stockholders' equity in the accompanying consolidated balance sheets.

8. ACQUISITIONS

    On September 12, 1997, the Company paid an initial $48,740 and issued 739,358 shares of Company common stock to acquire all of the capital stock of CMG, a Maryland-based provider of managed behavioral healthcare services. The acquisition was accounted for as a purchase transaction. The consolidated financial statements of the Company include the operating results of CMG from the date of the acquisition. The purchase price for CMG was allocated to the net assets acquired based upon their estimated fair values. The Company common stock issued in the acquisition was assigned a value of $7.50 per share based on a valuation analysis performed by an independent third party. The excess of the purchase price over the net tangible assets acquired amounted to $64,715 and is being amortized over periods up to 40 years using the straight-line method. The purchase price allocation was based on preliminary estimates and may be revised upon final valuation. The Company is obligated to make contingent payments to the former shareholders of CMG if the financial results of certain contracts exceed specified base-line amounts. Such contingent payments are subject to an aggregate maximum of $23,500. Any such additional payments will be recorded as goodwill.

    The following summary of the unaudited pro forma consolidated results of operations of the Company for the years ended September 30, 1996 and 1997 assumes the CMG acquisition occurred as of the beginning of the respective periods. The pro forma results include the combined historical results of the Company and CMG, and pro forma adjustments to reflect (i) interest expense associated with the debt incurred to finance the acquisition, (ii) changes to depreciation and amortization related to the allocation of the cost of CMG to the assets acquired and liabilities assumed and (iii) reductions of

                       MERIT BEHAVIORAL CARE CORPORATION

8. ACQUISITIONS (CONTINUED)
salaries, benefits and certain other costs included in the historical results of CMG which will be eliminated as a result of the acquisition. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred at the beginning of the respective periods, or which may result in the future.

                                                                             UNAUDITED
                                                                      ------------------------
                                                                         1996         1997
                                                                      -----------  -----------
Revenue.............................................................  $   522,857  $   653,477
Net loss............................................................      (16,939)     (15,048)

    In August 1996, the Company paid approximately $340 to acquire Orion Life Insurance Company ("Orion"), a Delaware life and health insurance company. Orion holds insurance licenses in 17 states and provides the Company with the ability to underwrite future business in those states should a customer require that a licensed insurance entity underwrite its behavioral health program.

    On December 19, 1995, the Company paid an initial $50 with a subsequent payment of $2,950 in January 1996 to acquire ProPsych, Inc. ("ProPsych"), a Florida-based behavioral health managed care company. As of September 30, 1996, the Company recorded additional goodwill in the amount of $400 for a final contingent payment made to the former shareholders of ProPsych in November 1996.

    On October 5, 1995, the Company paid an initial $8,730 to acquire Choate Health Management, Inc. and certain related entities ("Choate"), a Massachusetts-based integrated behavioral healthcare organization. The Company made a contingent consideration payment of $1,278 to the former shareholders of Choate in July 1996; such payment was recorded as goodwill. In June 1997, the Company and the former Choate shareholders signed an agreement which provided for the settlement of the contingent consideration related to Choate. Such agreement required no further payments by the Company. Choate was sold by the Company in September 1997 (See Note 17).

    In September 1995, a contingent payment of $8,550 was made to the former shareholders of BenesYs, a subsidiary of the Company, in full settlement of any and all contingent consideration due to such former shareholders. In April 1995, a final payment of $650 was made related to the acquisition of the clinical protocols of the Washton Institute.

9. JOINT VENTURES

    CMG, which was acquired on September 12, 1997, is a 50% partner in CHOICE Behavioral Health Partnership ("Choice"), a managed behavioral healthcare company. The Company reports its investment in Choice using the equity method. Although the Company reports its share of earnings from the joint venture, the financial statements of Choice are not consolidated with those of the Company. All revenue of the joint venture is from a contract for the Civilian Health and Medical Program of the Uniformed Services ("CHAMPUS") with Humana, Inc.

                       MERIT BEHAVIORAL CARE CORPORATION

9. JOINT VENTURES (CONTINUED)
    Summarized financial information of the joint venture, representing 100% of its business, as of September 30, 1997 and for the period from September 12, 1997 through September 30, 1997, is as follows:

Current Assets.............  $  38,286  Net Revenues...............  $   3,333
                                        Cost of Providing
Non-Current Assets.........        700  Services...................      2,973
                             ---------                               ---------
    Total Assets...........  $  38,986
                             ---------
                             ---------
                                        Gross Profit...............        360
Total Liabilities..........  $  37,141
Partners' Capital..........      1,845  Other Expenses.............        106
                             ---------                               ---------
Total Liabilities & P.C....  $  38,986  Net Income.................  $     254
                             ---------                               ---------
                             ---------                               ---------

    In March 1994, the Company entered into a joint venture partnership with Community Sector Systems, Inc. ("CSS"), a software development company, to market a proprietary clinical information, communications and case documentation software package. The Company contributed $125 in capital, loaned $1,375 to CSS in 1994 and made an additional loan of $300 to CSS in 1995. In December 1996, the Company converted the $1,375 loan and the accrued interest receivable on the loan of $369 into an equity interest in CSS, and made an additional capital contribution of $500. Additionally, in February 1997 the Company contributed capital of $350 and loaned CSS $150. As of September 30, 1997, the Company has a net loan receivable from CSS of $450 and an equity investment in CSS of $2,719.

    In April 1995, the Company entered into a contractual arrangement with Community Health Network of Connecticut, Inc. ("CHN"), an organization consisting of 11 not-for-profit health centers in Connecticut, under which the Company has agreed to provide CHN with up to a total of $4,000 in unsecured debt to help finance CHN's Medicaid program development costs. As of September 30, 1996 and 1997, the Company had net advances to CHN outstanding of $2,079 and $1,732, respectively.

    Also, in April 1995, the Company entered into a joint venture with Neighborhood Health Providers, LLC ("NHP"), an organization consisting of five hospitals located in Brooklyn and Queens, New York, under which the Company agreed to fund a portion of NHP's Medicaid program development costs in the form of $1,500 in unsecured debt. As of September 30, 1996 and 1997, the Company had net advances of $1,500 to NHP.

    In September 1995, the Company paid $12,010 to Empire Blue Cross and Blue Shield ("Empire") for the right to provide behavioral health managed care services to approximately 750,000 Empire enrollees in the State of New York for a period of eight years. In connection therewith, the Company formed a limited liability company (the "Empire Joint Venture") with the Company and Empire receiving ownership interests of 80% and 20%, respectively. The payment was charged to goodwill and is being amortized over the life of the underlying contract.

    In January 1996, the Company formed a joint venture with the hospital sponsors of NHP under the name Royal Health Care LLC ("Royal"), in which the Company and NHP each holds a 50% equity interest. Royal has management services contracts with certain organizations including NHP and Empire Community Delivery Systems LLC ("ECDS"). During fiscal 1996, the Company made an equity contribution and an unsecured working capital loan to Royal in the amounts of $200 and $228, respectively. During fiscal 1997, the Company made an additional capital contribution of $100 to Royal.

                       MERIT BEHAVIORAL CARE CORPORATION

9. JOINT VENTURES (CONTINUED)
    ECDS, which was formed in fiscal 1996, is a joint venture company in which the Company, NHP and Empire hold interests of approximately 16.7%, 16.7%, and 66.6%, respectively. The Company accounts for its investment in ECDS under the cost method. The Company made capital contributions to ECDS in 1996 and 1997 of $458 and $667, respectively. Also, in 1996 and 1997 the Company provided loans to NHP, the proceeds of which were used to fund NHP's capital contributions to ECDS, of $667 and $458, respectively. The loans to NHP are secured by NHP's interest in ECDS. Empire and ECDS have entered into an agreement under which ECDS will exclusively manage and operate, on behalf of Empire, health care benefit programs (covering all services except behavioral healthcare and vision care) in the five New York City boroughs for Medicaid beneficiaries enrolled in Empire plans. Each of Empire and Royal will provide specified administrative and management services to ECDS to support its delivery of services to Empire under such agreement. Moreover, each of ECDS and Royal will hold specified equity interests in certain independent practice associations (IPAs) providing treatment services to the Empire Medicaid beneficiaries. In addition, Empire has entered into an agreement with the Empire Joint Venture to exclusively provide, on behalf of Empire, all behavioral healthcare services in New York City to such Empire Medicaid enrollees. The Royal and ECDS joint ventures and related agreements have five year terms, with up to three five-year renewals (subject to applicable regulatory approvals). Each such venture and agreement also contains customary termination provisions.

    The receivables from, and the investments in, CSS, NHP, CHN, Royal and ECDS are reflected in "other assets" in the accompanying balance sheets.

                       MERIT BEHAVIORAL CARE CORPORATION

10. INCOME TAXES

    Prior to the Merger, the Company filed a consolidated federal income tax return with Merck. Though no formal tax sharing agreement existed between the Company and Merck, the Company computed federal income taxes on a separate return basis and recorded such taxes in the caption "Due to parent".

    The components of income tax expense (benefit) for the periods ended September 30, are as follows:

                                                                 1995       1996       1997
                                                               ---------  ---------  ---------
Current:
  Federal....................................................  $   3,030  $      --  $      --
  State......................................................      1,112        736        283
                                                               ---------  ---------  ---------
                                                                   4,142        736        283
                                                               ---------  ---------  ---------
Deferred:
  Federal....................................................        200     (5,495)    (4,848)
  State......................................................        179       (573)       439
                                                               ---------  ---------  ---------
                                                                     379     (6,068)    (4,409)
                                                               ---------  ---------  ---------
Total........................................................  $   4,521  $  (5,332) $  (4,126)
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    The differences between the U.S. federal statutory tax rate and the Company's effective tax rate are as follows:

                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
U.S. federal statutory tax rate..................................       35.0%     (35.0)%     (35.0)%
State income taxes (net of federal benefit)......................       14.4        0.4        0.6
Capital loss.....................................................         --         --        6.9
Merger expenses..................................................         --        5.8         --
Goodwill.........................................................       13.1        2.3        3.1
Expenses without tax benefit.....................................       13.9        2.0        1.6
Other............................................................        0.9        0.5       (0.1)
                                                                         ---  ---------  ---------
Effective tax rate...............................................       77.3%     (24.0)%     (22.9)%
                                                                         ---  ---------  ---------
                                                                         ---  ---------  ---------

    At September 30, 1996 and 1997, the Company had $23,707 and $46,733, respectively, of deferred income tax assets and $52,080 and $55,505, respectively, of deferred income tax liabilities which have

                       MERIT BEHAVIORAL CARE CORPORATION

10. INCOME TAXES (CONTINUED)
been netted for presentation purposes. The significant components of these amounts are shown on the balance sheet as follows:

                                                             1996                     1997
                                                    -----------------------  -----------------------
                                                     CURRENT   NON CURRENT    CURRENT   NON CURRENT
                                                      ASSET     LIABILITY      ASSET     LIABILITY
                                                    ---------  ------------  ---------  ------------
Provision for estimated expenses..................  $   2,630   $    2,161   $   7,023   $      507
Capitalized expenses..............................       (334)      (1,436)       (407)      (1,224)
Net operating loss carryforwards..................         --        9,170          --       28,502
Accelerated depreciation..........................         --      (14,605)         --      (20,194)
Intangible asset differences......................         --      (25,959)         --      (22,979)
                                                    ---------  ------------  ---------  ------------
                                                    $   2,296   $  (30,669)  $   6,616   $  (15,388)
                                                    ---------  ------------  ---------  ------------
                                                    ---------  ------------  ---------  ------------

    Management believes that the deferred tax assets will be fully realized based on future reversals of existing taxable temporary differences and projected operating results of the Company. As a result, no valuation allowance has been provided. At September 30, 1997, the Company had U.S. federal net operating loss carryforwards of approximately $76,630 for tax purposes. Approximately $5,920 of the carryforwards expire in 2010, $21,460 expire in 2011 and $49,250 expire in 2012.

11. COMMITMENTS AND CONTINGENCIES

    A. LEASES

    The Company leases office facilities and equipment under various noncancelable operating leases.

    At September 30, 1997, the minimum aggregate rental commitments under noncancelable leases, excluding renewal options, are as follows:

1998..............................................................  $  13,469
1999..............................................................     11,606
2000..............................................................      9,892
2001..............................................................      8,699
2002..............................................................      6,382
Thereafter........................................................     18,219
                                                                    ---------
Minimum lease payments............................................     68,267
Less amounts representing sublease income.........................     (2,060)
                                                                    ---------
                                                                    $  66,207
                                                                    ---------
                                                                    ---------

    Several of the leases contain escalation provisions due to increased maintenance costs and taxes. Scheduled rent increases are amortized on a straight-line basis over the lease term. Total rent expense for the periods ended September 30, 1995, 1996 and 1997 amounted to $10,115, $13,059 and
$15,842, respectively.

                       MERIT BEHAVIORAL CARE CORPORATION

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    B. EMPLOYMENT AGREEMENTS

    The Company and certain of its subsidiaries have employment agreements with various officers and certain other management personnel that provide for salary continuation for a specified number of months under certain circumstances. The aggregate commitment for future salaries at September 30, 1997, excluding bonuses, was approximately $2,735.

    C. LEGAL PROCEEDINGS

    In October 1996, a group of eight plaintiffs purporting to represent an uncertified class of psychiatrists and clinical social workers brought an action under the federal antitrust laws in the United States District Court for the Southern District of New York against nine behavioral health managed care organizations, including the Company (collectively, "Defendants"). The complaint alleges that Defendants violated section 1 of the Sherman Act by engaging in a conspiracy to fix the prices at which Defendants purchase services from mental healthcare providers such as plaintiffs. The complaint further alleges that Defendants engaged in a group boycott to exclude mental healthcare providers from Defendants' networks in order to further the goals of the alleged conspiracy. The complaint also challenges the propriety of Defendents' capitation arrangements with their respective customers, although it is unclear from the complaint whether plaintiffs allege that Defendants unlawfully conspired to enter into capitation arrangements with their respective customers. The complaint seeks treble damages against Defendants in an unspecified amount and a permanent injunction prohibiting Defendants from engaging in the alleged conduct which forms the basis of the complaint, plus costs and attorneys' fees. In January 1997, Defendants filed a motion to dismiss the complaint. On July 21, 1997, a court-appointed magistrate judge issued a report and recommendation to the District Court recommending that Defendants' motion to dismiss the complaint with prejudice be granted. On August 5, 1997, plaintiffs filed objections to the magistrate judge's report and recommendation; such objections have not yet been heard. The Company intends to vigorously defend itself in this litigation. No amounts are recorded on the books of the Company in anticipation of a loss as a result of this contingency.

    The Company is engaged in various other legal proceedings that have arisen in the ordinary course of its business. The Company believes that the ultimate outcome of such proceedings will not have a material effect on the Company's financial position, liquidity or results of operations.

    D. INSURANCE

    Under the Company's professional liability insurance policy, coverage is limited to the period in which a claim is asserted, rather than when the incident giving rise to such claim occurred. The Company has obtained professional liability insurance through October 6, 1998; however, in the event the Company was unable to obtain professional liability insurance at the expiration of the current policy period, it is possible that the Company would be uninsured for claims asserted after the expiration of the current policy period. Historical experience of the Company does not indicate that losses, if any, arising from claims asserted after the expiration of the current professional liability policy period would have a material effect on the Company's financial position, liquidity or results of operations.

                       MERIT BEHAVIORAL CARE CORPORATION

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    E. CHAMPUS CONTRACT

    On April 1, 1997, the Company began providing mental health and substance abuse services, as a subcontractor, to beneficiaries of CHAMPUS in the Southwestern and Midwestern United States, designated as CHAMPUS Regions 7 and
8. The fixed monthly amounts that the Company receives for medical costs and records as revenue are subject to a one-time retroactive adjustment scheduled to be determined in August 1998 based upon actual healthcare utilization during the period known as the "data collection period". The data collection period is the year ended March 31, 1997. Because of the inherent uncertainty surrounding factors included in the determination of the final retroactive adjustment, management has not been able to quantify a range of potential adjustment, and accordingly no adjustments have been recorded as of September 30, 1997. As a result, the amount of recorded revenue and income from the CHAMPUS contract may differ significantly from the amount that would have been recorded had the actual factors been known.

12. RELATED PARTY TRANSACTIONS

    During the period ended September 30, 1997, the Company paid consulting fees and board fees to KKR totaling approximately $500. During the period ended September 30, 1996, the Company paid consulting fees and board fees to KKR totaling approximately $5,900; of such amount, $5,500 related to the Merger and associated financing transactions.

    Prior to the merger, Medco disbursed funds on behalf of the Company for the payment of certain of the Company's U.S. federal, state and local income taxes and certain acquisition transactions described in Note 8.

    Included in expense for the periods ended September 30, 1997, 1996 and 1995 are charges totaling $1,467, $1,218 and $703, respectively, related to a prescription drug benefit program administered by Medco.

    The average balance due to the parent (Medco) for fiscal 1995 was $40,996; such balance was repaid in full on October 6, 1995 in connection with the Merger. A summary of intercompany activity with the parent is as follows:

Due to parent, October 1, 1994...................................  $  37,931
Allocation of costs from parent..................................        379
Intercompany purchases...........................................        659
Income taxes paid by parent......................................      3,795
Cash transfer from parent........................................     28,049
                                                                   ---------
Due to parent, September 30,1995.................................     70,813
Adjustment to income taxes paid by parent........................     (2,935)
Repayment made in connection with the Merger.....................    (67,878)
                                                                   ---------
Due to parent, September 30,1996.................................  $      --
                                                                   ---------
                                                                   ---------

13. RESTRUCTURING CHARGE

    The Company recorded a pre-tax restructuring charge of $2,995 related to a plan, adopted and approved in the fourth quarter of 1996, to restructure its staff offices by exiting certain geographic

                       MERIT BEHAVIORAL CARE CORPORATION

13. RESTRUCTURING CHARGE (CONTINUED)
markets and streamlining the field and administrative management organization of Continuum Behavioral Healthcare Corporation, a subsidiary of the Company. This decision was in response to the results of underperforming locations affected by the lack of sufficient patient flow in the geographic areas serviced by these offices and the Company's ability to purchase healthcare services at lower rates from the network. In addition, it was determined that the Company would be able to expand beneficiary access to specialists and other providers, thereby achieving more cost-effective treatment, and to favorably shift a portion of the economic risk, in some cases, of providing outpatient healthcare to the provider through the use of case rates and other alternative reimbursement methods. The restructuring charge was comprised primarily of accruals for employee severance, real property lease terminations and write-off of certain assets in geographic markets which were being exited. The restructuring plan was substantially completed during fiscal 1997.

14. MAJOR CUSTOMERS

    For fiscal 1997, revenue derived from a state Medicaid contract accounted for approximately 12% of the Company's operating revenues. For fiscal 1995 and 1996, no customer accounted for more than 10% of the Company's operating revenues.

15. EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) savings plan covering substantially all employees who have completed one year of active employment during which 1,000 hours of service has been credited. Under the plan, an employee may elect to contribute on a pre-tax basis to a retirement account up to 15% of the employee's compensation up to the maximum annual contributions permitted by the Internal Revenue Code. The Company matches employee contributions at the rate of 50% (25% for periods prior to January 1, 1997) of the employee's contributions to the 401(k) savings plan, up to a maximum of 6% of an employee's annual compensation. The Company's 401(k) savings plan contribution recognized as expense for the periods ended September 30, 1995, 1996 and 1997 was $330, $542 and $1,289,
respectively.

16. STOCK OPTIONS AND AWARDS

    Effective October 1, 1996, the Company adopted SFAS No. 123. As permitted by the standard, the Company has elected to continue following the guidance of APB 25 for measurement and recognition of stock-based transactions with employees. Accordingly, no compensation cost has been recognized for the Company's option plans. Had the determination of compensation cost for these plans been based on the fair value as of the grant dates for awards under these plans, the Company's net loss for the years ending September 30, 1996 and 1997 would have increased to the pro forma amounts indicated below:

                                                                          1996        1997
                                                                       ----------  ----------
Net loss:
  As reported........................................................  $  (17,881) $  (13,872)
  Pro forma (unaudited)..............................................     (19,428)    (15,729)

    The resulting compensation expense may not be representative of compensation expense to be incurred on a pro forma basis in future years.

                       MERIT BEHAVIORAL CARE CORPORATION

16. STOCK OPTIONS AND AWARDS (CONTINUED)
    In October 1995, the Company adopted the 1995 Stock Purchase and Option Plan for Employees of Merit Behavioral Care Corporation and Subsidiaries (the "1995 Option Plan"). The 1995 Option Plan permits the issuance of common stock and the grant of up to 8,561,000 non-qualified stock options (the "1995 Options") to purchase shares of common stock to key employees of the Company. The exercise price of 1995 Options will not be less than 50% of the fair market value per share of common stock on the date of such grant. Such options vest at the rate of 20% per year over a period of five years. An option's maximum term is 10 years.

    In January 1996, the Company adopted a second stock option plan, the Merit Behavioral Care Corporation Employee Stock Option Plan ("1996 Employee Option Plan"). The 1996 Employee Option Plan covers all employees not included in the 1995 Option Plan whose employment commenced prior to January 1, 1997. The 1996 Employee Option Plan permits the grant of up to 1,000,000 non-qualified stock options (the "1996 Employee Options") to purchase shares of common stock. The 1996 Employee Options vest on the fourth anniversary of the date of grant, provided that the employee remains employed with the Company on such date. The 1996 Employee Options are exercisable after an initial public offering of common stock of the Company meeting certain requirements. An option's maximum term is 10 years.

    The fair value of each option grant is estimated on the date of grant by using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for grants in the years ending September 30, 1996 and 1997:

                                                                                1996       1997
                                                                              ---------  ---------
Expected dividend yield.....................................................       0.00%      0.00%
Expected volatility.........................................................       1.00%      1.00%
Risk-free interest rates....................................................       6.08%      6.44%
Expected option lives (years)...............................................        7.0        7.0

    Information regarding the Company's stock option plans is summarized below:

                                                         1995 OPTION PLAN             1996 EMPLOYEE OPTION PLAN
                                                 --------------------------------  -------------------------------
                                                               WEIGHTED AVERAGE                 WEIGHTED AVERAGE
                                                   SHARES       EXERCISE PRICE       SHARES      EXERCISE PRICE
                                                 -----------  -------------------  ----------  -------------------
Outstanding at October 1, 1995.................           --                               --
Granted........................................    5,698,000       $    5.00          835,175       $    7.50
Canceled.......................................     (585,000)      $    5.00         (119,625)      $    7.50
                                                 -----------                       ----------
Outstanding at September 30, 1996..............    5,113,000       $    5.00          715,550       $    7.50
Granted........................................    1,327,075       $    7.22          254,400       $    7.50
Exercised......................................       (3,000)      $    5.00               --              --
Canceled.......................................     (202,000)      $    5.74         (212,300)      $    7.50
                                                 -----------                       ----------
Outstanding at September 30, 1997..............    6,235,075       $    5.45          757,650       $    7.50
                                                 -----------                       ----------
                                                 -----------                       ----------

    The weighted-average fair values of options granted during fiscal 1996 and 1997 for the 1995 Option Plan were $1.72 and $1.42, respectively. The weighted-average fair values of options granted during fiscal 1996 and 1997 for the 1996 Employee Option Plan were $0.01 and $0.87, respectively.

                       MERIT BEHAVIORAL CARE CORPORATION

16. STOCK OPTIONS AND AWARDS (CONTINUED)
    The following table summarizes information about stock options outstanding as of September 30, 1997:

                                                                   1995 OPTION PLAN     1996 EMPLOYEE OPTION PLAN
                                                                   -----------------  -----------------------------
Range of exercise price..........................................   $    5.00-$7.50             $    7.50
Weighted-average remaining contracted life (years)...............              8.38                  8.51

    As of September 30, 1997, 993,600 shares pertaining to the 1995 Option Plan were exercisable with an exercise price of $5.00. No shares were exercisable for the 1996 Employee Option Plan as of September 30, 1997.

    Prior to the Merger, employees of the Company participated in stock option plans administered by Merck. Pursuant to these plans, options were granted at the fair market value of Merck common stock on the date of grant and generally vest over a period of five years. The Company realizes an income tax benefit when Company employees exercise either (a) nonqualified Merck stock options; or
(b) Merck incentive stock options, assuming the underlying common stock is sold within one year from the date that the incentive stock option was exercised. This benefit results in a decrease in tax liabilities and an increase in additional paid in capital. During 1996 and 1997, the Company recorded tax benefits of $1,505 and $11,630, respectively, from the exercise of Merck options. Information regarding the options outstanding under these plans held by employees of the Company at September 30, 1996 and 1997 is as follows:

                                                        SHARES                  OPTION PRICE PER SHARE
                                                ----------------------  ---------------------------------------
                                                   1996        1997            1996                1997
                                                -----------  ---------  ------------------  -------------------
Vested........................................      905,504    497,353  $   3.78 to $35.75  $    3.78 to $25.87
Unvested......................................      391,169    127,472  $   3.78 to $35.75  $   21.93 to $22.24
                                                -----------  ---------
Total.........................................    1,296,673    624,825
                                                -----------  ---------
                                                -----------  ---------

    Through September 30, 1995, employees of the Company participated in an Employee Stock Purchase Plan administered by Merck. The stock plan permitted employees of the Company to purchase Merck common stock at the end of each quarter at a price equal to 85% of the fair market value at that date.

17. DISPOSAL OF SUBSIDIARY

    In September 1997, the Company sold Choate for approximately $4,775 ($4,735 of which was received in October 1997). The Company recognized a loss of approximately $6,925 relating to the transaction.

18. MERGER COSTS AND SPECIAL CHARGES

    In fiscal 1997, the Company recognized approximately $733 of expenses associated with uncompleted acquisition transactions. Also, the Company incurred other special charges of approximately $581 related to nonrecurring employee benefit costs associated with the exercise of stock options by employees of the Company under plans administered by Merck. A significant number of these stock options, which were granted prior to the Merger, required exercise by September 30, 1997.

                       MERIT BEHAVIORAL CARE CORPORATION

19. SUPPLEMENTAL INFORMATION

    Supplemental cash flow information and noncash investing and financing activities are as follows:


                                                                                   1995       1996        1997
                                                                                 ---------  ---------  -----------
Supplemental Cash Flow Information:
  Cash (received) paid for income taxes........................................  $   2,167  $   1,100  $      (596)
  Cash paid for interest.......................................................         --     17,676       23,568
Supplemental Noncash Investing and Financing Activities:
  Record deferred taxes associated with the Merger.............................         --      7,594           --
  Exercise of Merck stock options..............................................         --      1,505       11,630
  Acquisitions:
    Fair value of assets acquired, other than cash.............................         --     14,360       89,412
    Liabilities assumed........................................................         --     (2,962)     (41,622)
                                                                                 ---------  ---------  -----------
    Total consideration paid...................................................         --     11,398       47,790
    Stock consideration paid...................................................         --         --       (5,545)
                                                                                 ---------  ---------  -----------
    Cash consideration paid....................................................         --     11,398       42,245
    Contingent consideration...................................................      9,580      1,278          400
                                                                                 ---------  ---------  -----------
Cash used for acquisitions, net of cash acquired...............................  $   9,580  $  12,676  $    42,645
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------


20. RECENTLY ISSUED ACCOUNTING STANDARD

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which will be effective for the Company beginning October 1, 1998. SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company has not yet completed its analysis with respect to which operating segments of its business it will provide such information

21. SUBSEQUENT EVENT

    On February 12, 1998, the Company's outstanding stock was aquired by Magellan Health Services, Inc. for approximately $448.9 million in cash plus the repayment of the Company's existing debt. In addition, all options outstanding under the 1995 Option Plan and the 1996 Employee Option Plan vested upon closing of the transaction.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC

    We have audited the accompanying consolidated balance sheet of Charter Behavioral Health Systems, LLC (a Delaware limited liability corporation) and subsidiaries as of September 30, 1997 and the related consolidated statement of operations, changes in members' capital and cash flows for the period June 17, 1997 to September 30, 1997. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Behavioral Health Systems, LLC and subsidiaries as of September 30, 1997 and the results of their operations and their cash flows for the period June 17, 1997 to September 30, 1997 in conformity with generally accepted accounting principles.

    Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

ATLANTA, GEORGIA
NOVEMBER 14, 1997

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                     ASSETS


                                                                                      SEPTEMBER 30,    JUNE 30,
                                                                                           1997          1998
                                                                                      --------------  -----------
                                                                                                      (UNAUDITED)
Current Assets:
  Cash and cash equivalents.........................................................   $     23,443    $  17,098
  Accounts receivable, less allowance for doubtful accounts of $17,605 at September
    30, 1997........................................................................        107,961      123,931
  Due from Magellan, net............................................................          5,090           --
  Supplies..........................................................................          2,313        2,442
  Prepaid expenses and other current assets.........................................          9,730       12,914
                                                                                      --------------  -----------
      Total Current Assets..........................................................        148,537      156,385

Property and Equipment:
  Buildings and improvements........................................................         11,879        7,643
  Equipment.........................................................................          7,121        9,524
                                                                                      --------------  -----------
                                                                                             19,000       17,167
  Accumulated depreciation..........................................................           (662)      (2,287)
                                                                                      --------------  -----------
                                                                                             18,338       14,880
  Construction in progress..........................................................             86           37
                                                                                      --------------  -----------
      Total Property and Equipment..................................................         18,424       14,917

Other long-term assets..............................................................          6,471        8,356
Goodwill, net of accumulated amortization of $3 at September 30, 1997...............            286          277
Deferred financing fees, net of accumulated amortization of $115 at September 30,
  1997..............................................................................          1,876        1,578
                                                                                      --------------  -----------
                                                                                       $    175,594    $ 181,513
                                                                                      --------------  -----------
                                                                                      --------------  -----------

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                        LIABILITIES AND MEMBERS' CAPITAL


                                                                                      SEPTEMBER 30,    JUNE 30,
                                                                                           1997          1998
                                                                                      --------------  -----------
                                                                                                      (UNAUDITED)
Current Liabilities:
  Accounts payable..................................................................   $     34,864    $  47,939
  Accrued liabilities...............................................................         33,578       41,489
  Due to Magellan, net..............................................................             --       23,253
  Current maturities of long-term debt and capital lease obligations................             55       --
                                                                                      --------------  -----------
      Total Current Liabilities.....................................................         68,497      112,681

Long-Term Debt and Capital Lease Obligations........................................         65,860       65,000

Deferred Rent.......................................................................          4,759       17,223

Reserve for Unpaid Claims...........................................................          2,686        8,918

Minority Interest and Other Long-Term Liabilities...................................             36        2,748

Members' Capital:
  Preferred interests...............................................................         35,000       35,000
  Common interests..................................................................         15,000       15,000
  Accumulated deficit...............................................................        (16,244)     (75,057)
                                                                                      --------------  -----------
      Total Members' Capital........................................................         33,756      (25,057)
                                                                                      --------------  -----------
                                                                                       $    175,594    $ 181,513
                                                                                      --------------  -----------
                                                                                      --------------  -----------


          The accompanying Notes to Consolidated Financial Statements are an integral part of this balance sheet.

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                                           106 DAYS       14 DAYS    NINE MONTHS
                                                                            ENDED          ENDED        ENDED
                                                                        SEPTEMBER 30,    JUNE 30,     JUNE 30,
                                                                             1997          1997         1998
                                                                        --------------  -----------  -----------
                                                                                        (UNAUDITED)  (UNAUDITED)
Net revenue...........................................................   $    213,730    $  29,865    $ 553,370
                                                                        --------------  -----------  -----------
Costs and expenses:
  Salaries, supplies and other operating expenses.....................        170,619       22,538      449,207
  Franchise fees--Magellan............................................         22,739        3,164       58,725
  Crescent lease expense..............................................         16,919        2,262       42,033
  Bad debt expense....................................................         17,437        2,503       45,905
  Depreciation and amortization.......................................            668           98        4,304
  Interest, net.......................................................          1,592           98        3,975
  Unusual items.......................................................             --           --        5,288
                                                                        --------------  -----------  -----------
      Total costs and expenses........................................        229,974       30,663      609,437
                                                                        --------------  -----------  -----------
Net loss..............................................................        (16,244)        (798)     (56,067)
Preferred member dividend.............................................             --           --        2,746
                                                                        --------------  -----------  -----------
Net loss applicable to common member capital..........................   $    (16,244)   $    (798)   $ (58,813)
                                                                        --------------  -----------  -----------
                                                                        --------------  -----------  -----------


          The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
             CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' CAPITAL
                   FOR THE 106 DAYS ENDED SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                            PREFERRED INTERESTS       COMMON INTERESTS
                                                                                                                 TOTAL
                                          -----------------------  -----------------------    ACCUMULATED       MEMBERS'
                                             COI       MAGELLAN       COI       MAGELLAN        DEFICIT         CAPITAL
                                          ---------  ------------  ---------  ------------  ----------------  ------------
Additions (Deductions):
  Issuance of cumulative redeemable
    preferred interest..................  $  17,500   $   17,500   $      --   $       --     $         --     $   35,000
  Capital contributions.................         --           --       7,500        7,500               --         15,000
  Net loss..............................         --           --          --           --          (16,244)       (16,244)
                                          ---------  ------------  ---------  ------------        --------    ------------
Balances, September 30, 1997............  $  17,500   $   17,500   $   7,500   $    7,500     $    (16,244)    $   33,756
                                          ---------  ------------  ---------  ------------        --------    ------------
                                          ---------  ------------  ---------  ------------        --------    ------------

          The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                         106 DAYS       14 DAYS     NINE MONTHS
                                                                          ENDED          ENDED         ENDED
                                                                      SEPTEMBER 30,    JUNE 30,      JUNE 30,
                                                                           1997          1997          1998
                                                                      --------------  -----------  -------------
                                                                                      (UNAUDITED)   (UNAUDITED)
Cash Flows From Operating Activities
  Net loss..........................................................    $  (16,244)    $    (798)   $   (56,067)
                                                                      --------------  -----------  -------------
    Adjustments to reconcile net loss to net cash used in operating activities:
    Loss (gain) on sale of assets...................................          (355)           --          2,019
    Depreciation and amortization...................................           668            98          4,304
    Non-cash interest expense.......................................           115            15            299
    Cash flows from changes in assets and liabilities, net of
      effects from sales and acquisitions of businesses:
      Accounts receivable, net......................................       (98,504)      (28,296)       (17,670)
      Due to/from Magellan..........................................        (5,090)        3,728         29,657
      Other current assets..........................................        (5,089)      (17,321)        (2,571)
      Other long-term assets........................................        (4,565)       (1,075)        (1,886)
      Accounts payable and accrued liabilities......................        53,458        28,612         21,173
      Accrued interest payable......................................           333            59           (228)
      Deferred rent.................................................         4,759           630         10,214
      Reserve for unpaid claims.....................................         2,686           350          6,232
      Other liabilities.............................................            (3)            2            (29)
                                                                      --------------  -----------  -------------
      Total adjustments.............................................       (51,587)      (13,198)        51,514
                                                                      --------------  -----------  -------------
          Net cash used in operating activities.....................       (67,831)      (13,996)        (4,553)
                                                                      --------------  -----------  -------------
Cash Flows From Investing Activities
    Capital expenditures............................................          (149)           --         (2,706)
    Purchase of information systems equipment from Magellan.........        (5,000)       (5,000)            --
    Purchase of net assets from Magellan............................       (11,288)           --             --
    Proceeds from sale of assets....................................            --            --            960
                                                                      --------------  -----------  -------------
          Net cash used in investing activities.....................       (16,437)       (5,000)        (1,746)
                                                                      --------------  -----------  -------------
Cash Flows From Financing Activities
    Payments on debt and capital lease obligations..................           (16)           --            (46)
    Proceeds from issuance of debt, net of issuance costs...........        98,009        23,009             --
    Proceeds from capital contributions--COI........................         7,500         7,500             --
    Proceeds from capital contributions--Magellan...................         2,218         2,218             --
                                                                      --------------  -----------  -------------
          Net cash provided by (used in) financing activities.......       107,711        32,727            (46)
                                                                      --------------  -----------  -------------
Net increase (decrease) in cash and cash equivalents................        23,443        13,731         (6,345)
Cash and cash equivalents at beginning of period....................            --            --         23,443
                                                                      --------------  -----------  -------------
Cash and cash equivalents at end of period..........................    $   23,443     $  13,731    $    17,098
                                                                      --------------  -----------  -------------
                                                                      --------------  -----------  -------------


          The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements of Charter Behavioral Health Systems, LLC, a Delaware limited liability corporation, ("CBHS" or the "Company") include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    The Company provides behavioral healthcare services in the United States. The Company's principal services include inpatient treatment, day and partial hospitalization services, group and individual outpatient treatment and residential services.

    On June 17, 1997, the Company began operations pursuant to a series of transactions (the "Crescent Transactions") between Magellan Health Services, Inc. ("Magellan"), Crescent Real Estate Equities Limited Partnership ("Crescent") and Crescent Operating, Inc., an affiliate of Crescent ("COI"). The Crescent Transactions provided for the following:

    - Magellan sold to Crescent 80 behavioral healthcare facilities (76 operating and four held for sale) ("Purchased Facilities") and related medical office buildings formerly operated by Magellan.

    - Magellan and COI formed the Company to operate the Purchased Facilities and the Contributed Facilities (defined below) (together the "Facilities"). The Company is owned equally by Magellan and COI.

    - Magellan contributed to the Company certain property and intangible rights used in connection with the Facilities in exchange for its equity interest in CBHS. The property that was contributed by Magellan included five acute care psychiatric hospitals and other ancillary facilities that Magellan leased from third parties (together the "Contributed Facilities"). The Company also purchased certain assets from Magellan relating to Magellan's information systems subsidiary for $5 million.

    - CBHS entered into a service agreement with Magellan pursuant to which the Company manages Magellan's interest in certain joint ventures with unaffiliated third parties, including joint ventures that operate or manage ten behavioral healthcare facilities. Magellan is the general partner or managing entity of such joint ventures.

    - CBHS leased the Purchased Facilities from Crescent under a 12-year lease (subject to renewal). CBHS pays annual base rent to Crescent, which is initially $41.7 million and increases at 5% compounded annually (See Note
      2).

    - CBHS and certain of its subsidiaries entered into franchise agreements with Magellan pursuant to which CBHS and such subsidiaries operate using the "CHARTER" name, services and protocols and pay to Magellan annual franchise fees, subject to increase, of approximately $78.3 million (See
      Note 7). The franchise fees due Magellan are subordinate to the payment of rent due Crescent.

    - Both Magellan and COI contributed an additional $2.5 million in cash to the capital of CBHS. In addition, each made a commitment to loan CBHS up to $17.5 million each, for a period of 5 years. Such loans were made to CBHS by each for $17.5 million ("Member Loans") and, effective September 30, 1997, were converted to cumulative redeemable preferred interests (See
      Note 8).

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


    The unaudited consolidated financial statements of the Company as of June 30, 1998 and for the 14 day period ended June 30, 1997 and the nine month period ended June 30, 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, certain information and footnotes required by generally accepted accounting principles for complete financial statements have been condensed or omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. The results of operations for the nine months ended June 30, 1998 are not necessarily indicative of the expected results for the year ended September 30, 1998.


NET REVENUE

    Patient net revenue is based on established billing rates, less estimated allowances for patients covered by Medicare and other contractual reimbursement programs, and discounts from established billing rates. Amounts received by the Company for treatment of patients covered by Medicare and other contractual reimbursement programs, which may be based on cost of services provided or predetermined rates, are generally less than the established billing rates of the Company's hospitals. Final determination of amounts earned under contractual reimbursement programs is subject to review and audit by the applicable agencies. Management believes that adequate provision has been made for any adjustments that may result from such reviews.

ADVERTISING COSTS

    The production costs of advertising are expensed as incurred. The Company does not consider any of its advertising costs to be direct-response and, accordingly, does not capitalize such costs. Advertising costs consist primarily of radio and television air time, which is amortized as utilized, and printed media services. Advertising expense was approximately $6.4 million for the 106 days ended September 30, 1997.

CHARITY CARE

    The Company provides healthcare services without charge or at amounts less than its established rates to patients who meet certain criteria under its charity care policies. Because the Company does not pursue collection of amounts determined to be charity care, they are not reported as revenue. For the 106 days ended September 30, 1997, the Company provided, at its established billing rates, approximately $5.3 million of such care.

INTEREST, NET

    The Company records interest expense net of interest income. Interest income for the 106 days ended September 30, 1997 was approximately $0.2 million.

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash equivalents are short-term, highly liquid interest-bearing investments with a maturity of three months or less when purchased, consisting primarily of money market instruments.

CONCENTRATION OF CREDIT RISK

    Accounts receivable from patient revenue subject the Company to a concentration of credit risk with third party payors that include insurance companies, managed healthcare organizations and governmental entities. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific payors, historical trends and other information. Management believes the allowance for doubtful accounts is adequate to provide for normal credit losses.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Expenditures for renewals and improvements are charged to the property accounts. Replacements and maintenance and repairs that do not improve or extend the life of the respective assets are expensed as incurred. Amortization of capital lease assets is included in depreciation expense. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is generally 10 to 30 years for buildings and improvements and three to ten years for equipment. Depreciation expense was $0.7 million for the 106 days ended September 30, 1997.

INTANGIBLE ASSETS

    Intangible assets are composed principally of goodwill and deferred financing costs. Goodwill represents the excess of the cost of businesses acquired over the fair value of the net identifiable assets at the date of acquisition and is amortized using the straight-line method over 25 years. Deferred financing costs are the costs incurred by the Company to obtain its revolving credit agreement (See Note 2), and are amortized over the term of the related agreement (5 years).

    The Company continually monitors events and changes in circumstances that could indicate carrying amounts of intangible assets may not be recoverable. When events or changes in circumstances are present that indicate the carrying amount of intangible assets may not be recoverable, the Company assesses the recoverability of intangible assets by determining whether the carrying value of such intangible assets will be recovered through the future cash flows expected from the use of the asset and its eventual disposition. No impairment losses on intangible assets were recorded by the Company in during the 106 days ended September 30, 1997.

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1997

2. LONG-TERM DEBT AND LEASE OBLIGATIONS

    Information with regard to the Company's long-term debt and capital lease obligations at September 30, 1997 is as follows (in thousands):

                                                                                SEPTEMBER 30,
                                                                                     1997
                                                                                --------------
Revolving Credit Agreement due through 2002 (6.906% to 6.938%)................    $   65,000
10.5% Capital lease obligations due through 2007..............................           915
                                                                                --------------
                                                                                      65,915
  Less amounts due within one year............................................            55
                                                                                --------------
                                                                                  $   65,860
                                                                                --------------
                                                                                --------------

    The aggregate scheduled maturities of long-term debt and capital lease obligations during the five years subsequent to September 30, 1997 are as follows (in thousands): 1998--$55; 1999--$62; 2000-- $68; 2001--$76 and
2002--$65,084.

REVOLVING CREDIT AGREEMENTS

    On June 17, 1997, the Company entered into a Credit Agreement (the "Revolving Credit Agreement") with certain financial institutions for a five-year senior secured revolving credit facility in an aggregate committed amount of $100 million.

    The maximum amount allowed to be borrowed under the Revolving Credit Agreement is based on a working capital calculation. At September 30, 1997, the Company had approximately $4.3 million available for borrowing under the Revolving Credit Agreement. The Revolving Credit Agreement is secured by the tangible and intangible personal property, including accounts receivable, owned by the Company.

    The loans outstanding under the Revolving Credit Agreement bear interest (subject to certain potential adjustments) at a rate per annum equal to one, two, three or six-month LIBOR plus 1.25% or the Alternative Base Rate ("ABR"), as defined, plus .25%. Interest on ABR loans is payable at the end of each fiscal quarter. Interest on LIBOR-based loans is payable at the end of their respective terms, but a minimum of every three months.

COVENANTS

    The Revolving Credit Agreement contains a number of restrictive covenants, which, among other things, limit the ability of the Company and certain of its subsidiaries to incur other indebtedness, engage in transactions with affiliates, incur liens, make certain restricted payments, and enter into certain business combinations. The Revolving Credit Agreement also requires the Company to maintain certain specified financial ratios. The Company was in compliance with all debt covenants under the Revolving Credit Agreement at September 30, 1997. Budget projections prepared by management for the fiscal year ending September 30, 1998 estimate that the Company will be in compliance with all debt covenants under the Revolving Credit Agreement during fiscal 1998. Management believes that its budget projections for fiscal 1998 are reasonable and achievable, however, there can be no assurances that such projections will be achieved. If the Company were to fail to achieve such budget projections

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1997

2. LONG-TERM DEBT AND LEASE OBLIGATIONS (CONTINUED) during fiscal 1998, the Company could become in noncompliance with certain debt covenants resulting in an event of default under the Revolving Credit Agreement.

CRESCENT LEASE

    The Company leases the Purchased Facilities from Crescent under an initial twelve year lease term with four renewal terms of five years each. The lease requires the Company to pay all maintenance, property tax and insurance costs.

    The base rent for the first year of the initial term is $41.7 million and increases at 5% compounded annually. The Company accounts for the Crescent Lease as an operating lease and accordingly, records base rent expense on a straight-line basis over the lease term. The Company is required to pay Crescent in each lease year additional rent of $20.0 million, $10.0 million of which must be used for capital expenditures each year and $10.0 million which can be used to pay property taxes, insurance premiums and franchise fees. Such additional rent amounts are included in the future minimum lease payments disclosed below.

OTHER LEASES

    The Company also leases certain of its operating facilities, other than the Purchased Facilities. The book value of capital leased assets was approximately $4.5 million at September 30, 1997. The leases, which expire at various dates through 2027, generally require the Company to pay all maintenance, property tax and insurance costs.

    At September 30, 1997, aggregate amounts of future minimum payments under operating leases were as follows: 1998--$65.4 million; 1999--$66.4 million; 2000--$67.6 million; 2001--$69.5 million; 2002--$71.8 million; subsequent to
2002--$556.0 million.

    Rent expense for the 106 days ended September 30, 1997 was $20.4 million.

3. ACCRUED LIABILITIES

    Accrued liabilities consist of the following (in thousands):

                                                                                SEPTEMBER 30,
                                                                                     1997
                                                                                --------------
Salaries and wages............................................................    $   18,220
Property taxes................................................................         4,874
Interest......................................................................           333
Other.........................................................................        10,151
                                                                                --------------
                                                                                  $   33,578
                                                                                --------------
                                                                                --------------

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1997

4. SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information for the 106 days ended September 30, 1997 is as follows (in thousands):

                                                                               106 DAYS ENDED
                                                                                SEPTEMBER 30,
                                                                                    1997
                                                                              -----------------
Interest paid...............................................................      $   1,291
Non-cash transactions:
  Exchange of debt for cumulative preferred interest--COI...................         17,500
  Exchange of debt for cumulative preferred interest--Magellan..............         17,500
  Initial capital contribution from Magellan, primarily property and
    equipment less assumed liabilities......................................          5,282
  Account receivable for the sale of facility...............................            386

5. DIVESTITURES

    On September 30, 1997 the Company sold the operations of a 60 bed behavioral healthcare hospital for $422,000. Proceeds from the sale were not received until October 2, 1997. The transaction resulted in a gain of $355,000.

6. BENEFITS PLANS

    The Company has a defined contribution retirement plan (the "CBHS 401-K Plan"). Employee participants can elect to voluntarily contribute up to 15% of their compensation to the CBHS 401-K Plan. The Company will make contributions to the CBHS 401-K Plan based on employee compensation and contributions. The Company makes a discretionary contribution of 2% of each employee's compensation and matches 50% of each employee's contribution up to 3% of their compensation.

7. FRANCHISE FEES--MAGELLAN

    The Company and certain of its subsidiaries entered into franchise agreements with Magellan pursuant to which CBHS and such subsidiaries operate using the "CHARTER" name, services and protocols. The franchise agreements provide, among other things, that:

    - Magellan agrees to use its commercially reasonable best efforts, subject to applicable law, to cause such subsidiaries to have "preferred provider" status in connection with Magellan's managed behavioral healthcare business on a basis substantially consistent with existing agreements for such business.

    - Magellan agrees to operate or provide a toll free "800" telephone number, and call center as a means of assisting customers to locate the places of business of franchisees.

    - Franchisees were granted a right to a defined territory to engage in the business of providing behavioral healthcare business, as defined.

    - Magellan will provide franchisees with the following assistance: (i) advertising and marketing assistance including consultation, access to media buying programs and access to broadcast and other advertising materials produced by Magellan from time to time for franchisees; (ii) risk

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1997

7. FRANCHISE FEES--MAGELLAN (CONTINUED)
     management services, including risk financial planning, loss control and claims management; (iii) outcomes monitoring; (iv) national and regional contracting services; and (v) consultation by telephone or at the Magellan offices with respect to matters relating to the franchisee's business in which Magellan has expertise, including reimbursement, government relations, clinical strategies, regulatory matters, strategic planning and business development.

        Franchise fees payable by the Company are the greater of (i) $78.3 million, subject to increases for inflation; or (ii) $78.3 million, plus 3% of gross revenues over $1 billion and not exceeding $1.2 billion and 5% of gross revenues over $1.2 billion.

        The initial term of the franchise agreements is 12 years with four renewal terms of five years each.

8. CUMULATIVE REDEEMABLE PREFERRED INTEREST

    Effective September 30, 1997, Magellan and COI each agreed to exchange their respective Member Loans for cumulative redeemable preferred interest ("Preferred Interest") in the Company. The Preferred Interest is callable in whole at the Company's option on or after April 1, 1998, at an amount equal to the initial amount plus all accrued dividends thereon. Each holder of Preferred Interest receives preferential allocation of the Company's profits computed at 10% per annum on a cumulative basis, compounded monthly. In addition, each Preferred Interest has a similar preferred position in the event of dissolution of the Company.

9. COMMITMENTS AND CONTINGENCIES

    The Company carries general and professional liability insurance from an unrelated commercial insurance carrier with a self insured retention of $1.5 million per occurrence and $8.8 million in the aggregate, on a claims made basis. In addition, the Company has an umbrella policy with coverage up to $125 million per occurrence and in the aggregate.

    Certain of the Company's subsidiaries are subject to or parties to claims, civil suits and governmental investigations and inquiries relating to their operations and certain alleged business practices. In the opinion of management, based on consultation with counsel, resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

10. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    John C. Goff is the Chairman of CBHS and the Vice Chairman of both Crescent and COI.

    As part of the Crescent Transactions, (i) certain items of working capital were purchased from Magellan and (ii) the Company agreed to collect Magellan's patient accounts receivable outstanding as of the closing date for a fee of 5% of cash collections. Included in net revenues for the 106 days ended September 30, 1997 are approximately $5.0 million of collection fee revenues.

    The Company has a receivable due from Magellan as of September 30, 1997 of approximately $5.1 million. This receivable results from (i) amounts due for the management of Magellan's joint ventures, (ii) amounts due for the collection fee on Magellan's patient account receivable and (iii) a receivable for the settlement of working capital related matters.

                     CHARTER BEHAVIORAL HEALTH SYSTEMS, LLC
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1997

11. SUBSEQUENT EVENTS (UNAUDITED)


    UNUSUAL ITEMS. Unusual items for the nine months ended June 30, 1998 include (i) costs incurred in connection with an unsuccessful acquisition attempt of $2.0 million, (ii) severance, primarily related to the former president and CEO, of $1.3 million and (iii) loss on the sale of a psychiatric hospital of $2.0 million.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder of
Human Affairs International, Incorporated:

    We have audited the accompanying consolidated balance sheets of Human Affairs International, Incorporated and subsidiaries, (a wholly owned subsidiary of Aetna Inc.), as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholder's equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Human Affairs International, Incorporated and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

February 7, 1997, except as to

         note 10 which is as of
      February 27, 1997

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                   (A WHOLLY OWNED SUBSIDIARY OF AETNA INC.)
                          CONSOLIDATED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                     ----------------------------  SEPTEMBER 30,
                                                                         1995           1996            1997
                                                                     -------------  -------------  --------------
                                                                                                    (UNAUDITED)
Assets
Current assets:
  Cash and cash equivalents........................................  $  22,294,437  $  33,446,435   $ 36,255,658
  Receivables:
    Contract service fees, less allowance for doubtful accounts of
      $375,748 at December 31, 1995, $68,422 at December 31, 1996
      and September 30, 1997.......................................      6,206,738      6,364,124      6,771,313
    Related party (note 6).........................................      2,250,953      2,957,865      5,547,515
    Income taxes (note 3)..........................................             --         99,584        130,188
    Other current assets...........................................        269,180        423,471         29,162
    Deferred income taxes (note 3).................................        419,309        364,629        364,629
                                                                     -------------  -------------  --------------
      Total current assets.........................................     31,440,617     43,656,108     49,098,465
                                                                     -------------  -------------  --------------
Property, equipment, and leasehold improvements, less accumulated
  depreciation and amortization (note 2)...........................        846,285        406,044        241,923
Cost in excess of net assets acquired of purchased subsidiaries, less accumulated amortization of $61,502 at December 31, 1995,
  $143,504 at December 31, 1996 and $205,006 at September 30, 1997
  (note 8).........................................................        758,520        676,518        615,016
Noncurrent deferred income taxes (note 3)..........................        808,821        364,498         56,751
Other assets.......................................................         62,995         63,006         21,033
                                                                     -------------  -------------  --------------
                                                                     $  33,917,238  $  45,166,174   $ 50,033,188
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Liabilities and Stockholder's Equity
Current liabilities:
    Unearned contract service fees.................................  $   4,832,356  $   4,591,431   $  4,260,590
    Accounts payable and accrued liabilities.......................      6,948,838      8,231,292     11,776,208
    Related party (note 6).........................................      6,793,418      2,454,957      9,441,603
    Current installments of note payable (note 8)..................        333,333        333,333             --
    Current installments of noncompete and salary continuation
      agreements (note 7)..........................................        500,932             --             --
    Current installments of obligations under capital leases (note
      5)...........................................................          9,453          7,058          7,098
    Income taxes payable (note 3)..................................        823,439             --      1,328,814
                                                                     -------------  -------------  --------------
      Total current liabilities....................................     20,241,769     15,618,071     26,814,313
Note payable, less current installments (note 8)...................        333,333             --             --
Obligations under capital leases, less current installments (note
  5)...............................................................         18,093         10,112          2,635
Other long-term liabilities........................................         92,519          2,404          2,737
Stockholder's equity (notes 6 and 10):
    Common stock, no par value. Authorized 50,000 shares; issued
      and outstanding 10,000 shares................................          1,000          1,000          1,000
    Additional paid-in capital.....................................     11,092,000     11,092,000             --
    Retained earnings..............................................      2,138,524     18,442,587     23,212,503
                                                                     -------------  -------------  --------------
      Total stockholder's equity...................................     13,231,524     29,535,587     23,213,503
Commitments and contingencies (notes 5, 9 and 10)
                                                                     -------------  -------------  --------------
                                                                     $  33,917,238  $  45,166,174   $ 50,033,188
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------

          See accompanying notes to consolidated financial statements.

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                   (A WHOLLY OWNED SUBSIDIARY OF AETNA INC.)
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                        NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                                --------------------------------  ------------------------------
                                                     1995             1996
                                                --------------  ----------------
                                                                                       1996            1997
                                                                                  --------------  --------------
                                                                                   (UNAUDITED)     (UNAUDITED)
Revenues:
    Contract service fees (note 6)............  $   94,148,402  $    105,923,687  $   78,033,338  $   88,845,581
    Interest..................................       2,240,216         1,538,769       1,100,649       1,166,952
                                                --------------  ----------------  --------------  --------------
        Total revenues........................      96,388,618       107,462,456      79,133,987      90,012,533
                                                --------------  ----------------  --------------  --------------
Expenses (note 6):
    Operating costs...........................      70,209,268        80,696,520      59,828,799      67,128,675
    Interest..................................           1,701             1,033             673             900
    Depreciation and amortization.............         822,273           517,404         404,455         219,458
    Noncompete employment agreement (note
      7)......................................         262,824           105,708         105,708              --
    Minority interest.........................          71,524                --              --              --
                                                --------------  ----------------  --------------  --------------
        Total expenses........................      71,367,590        81,320,665      60,339,635      67,349,033
                                                --------------  ----------------  --------------  --------------
        Income before income taxes............      25,021,028        26,141,791      18,794,352      22,663,500
Income tax expense (note 3)...................       9,775,720         9,837,728       7,343,152       8,985,584
                                                --------------  ----------------  --------------  --------------
        Net income............................  $   15,245,308  $     16,304,063  $   11,451,200  $   13,677,916
                                                --------------  ----------------  --------------  --------------
                                                --------------  ----------------  --------------  --------------

          See accompanying notes to consolidated financial statements.

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                   (A WHOLLY OWNED SUBSIDIARY OF AETNA INC.)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED DECEMBER 31, 1995 AND 1996 AND
                NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                                                     RETAINED
                                                                   ADDITIONAL        EARNINGS           TOTAL
                                                      COMMON         PAID-IN       (ACCUMULATED     STOCKHOLDER'S
                                                       STOCK         CAPITAL         DEFICIT)          EQUITY
                                                    -----------  ---------------  ---------------  ---------------
                                                    -----------  ---------------  ---------------  ---------------
Balances at December 31, 1994.....................   $   1,000   $    18,692,000  $      (706,784) $    17,986,216

Dividend to parent................................          --                --      (12,400,000)     (12,400,000)

Return of capital to parent.......................          --        (7,600,000)              --       (7,600,000)

Net income........................................          --                --       15,245,308       15,245,308
                                                    -----------  ---------------  ---------------  ---------------

Balances at December 31, 1995.....................       1,000        11,092,000        2,138,524       13,231,524

Net income........................................          --                --       16,304,063       16,304,063
                                                    -----------  ---------------  ---------------  ---------------

Balances at December 31, 1996.....................       1,000        11,092,000       18,442,587       29,535,587

Dividend to parent (unaudited)....................          --                --       (8,908,000)      (8,908,000)

Return of capital to parent (unaudited)...........          --       (11,092,000)              --      (11,092,000)

Net income (unaudited)............................          --                --       13,677,916       13,677,916
                                                    -----------  ---------------  ---------------  ---------------

Balances at September 30, 1997 (unaudited)........   $   1,000   $            --  $    23,212,503  $    23,213,503
                                                    -----------  ---------------  ---------------  ---------------
                                                    -----------  ---------------  ---------------  ---------------

          See accompanying notes to consolidated financial statements.

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                   (A WHOLLY OWNED SUBSIDIARY OF AETNA INC.)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          NINE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                          --------------------------  --------------------------
                                                              1995          1996
                                                          ------------  ------------
                                                                                          1996          1997
                                                                                      ------------  ------------
                                                                                      (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
    Net income..........................................  $ 15,245,308  $ 16,304,063  $ 11,451,200  $ 13,677,916
    Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization.....................       822,273       517,404       404,455       219,458
      Loss on disposal of assets........................        77,260        32,066        10,378        41,776
      Increase (decrease) in allowance for doubtful
        accounts........................................       314,733      (314,733)      150,000         7,407
      (Increase) decrease in contract service fees
        receivable......................................       539,966       157,347    (2,127,925)     (414,595)
      Decrease (increase) in related party receivable...      (196,706)     (706,912)    1,069,259    (2,589,650)
      Decrease (increase) in income tax receivable......            --       (99,584)     (152,662)      (30,604)
      Decrease (increase) in other current assets.......        13,674      (154,291)      175,582       394,308
      Decrease in deferred tax assets...................       167,190       499,003       470,598       307,747
      Decrease (increase) in other assets...............         3,027           (11)           (9)       41,971
      Decrease in unearned contract service fees........      (234,116)     (240,925)     (557,382)     (330,840)
      Increase (decrease) in accounts payable and
        accrued liabilities.............................    (1,497,670)    1,282,454       820,325     3,544,916
      Increase (decrease) in payable to related party...    (1,396,534)   (4,338,461)   (3,931,504)    6,986,646
      Increase (decrease) in noncompete and salary
        continuation agreements payable.................        34,180      (500,932)     (500,932)           --
      Increase (decrease) in income taxes payable.......    (3,133,475)     (823,439)    1,050,060     1,328,814
      Increase (decrease) in other long-term
        liabilities.....................................      (331,729)      (90,115)      (72,764)          333
      Increase in minority interest.....................        71,524            --            --            --
                                                          ------------  ------------  ------------  ------------
        Net cash provided by operating activities.......    10,498,905    11,522,934     8,258,679    23,185,603
                                                          ------------  ------------  ------------  ------------
Cash flows from investing activities:
    Capital expenditures................................      (209,328)      (35,895)      (44,698)      (39,696)
    Proceeds from disposal of fixed assets..............        34,818         8,668         4,949         4,087
    Distribution to minority interest...................      (309,610)           --            --            --
    Payment for purchase of minority interest (note
      8)................................................      (333,334)     (333,333)     (333,333)     (333,333)
                                                          ------------  ------------  ------------  ------------
        Net cash used in investing activities...........      (817,454)     (360,560)     (373,082)     (368,942)
                                                          ------------  ------------  ------------  ------------
Cash flows from financing activities:
    Principal payments on capital lease obligations.....       (16,839)      (10,376)           --        (7,438)
    Return of capital to parent.........................    (7,600,000)           --            --   (11,092,000)
    Dividends paid to parent............................   (12,400,000)           --            --    (8,908,000)
                                                          ------------  ------------  ------------  ------------
        Net cash used in financing activities...........   (20,016,839)      (10,376)           --   (20,007,438)
                                                          ------------  ------------  ------------  ------------
Net increase (decrease) in cash and cash equivalents....   (10,335,388)   11,151,998     7,885,597     2,809,223
Cash and cash equivalents, beginning of period..........    32,629,825    22,294,437    22,294,437    33,446,435
                                                          ------------  ------------  ------------  ------------
Cash and cash equivalents, end of period................  $ 22,294,437  $ 33,446,435  $ 30,180,034  $ 36,255,658
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------
Supplemental Disclosures of Cash Flow Information
Interest paid...........................................  $      1,701  $      1,033  $        673  $        900
Income taxes paid.......................................    12,742,005    11,647,990     5,559,681     7,138,190

Supplemental Disclosures of Noncash Investing and
  Financing Activities
Capital lease obligations incurred for office
  equipment.............................................  $     25,248  $         --  $         --  $         --
Note payable to a related party for acquisition of
  minority interest.....................................       666,666            --            --            --

          See accompanying notes to consolidated financial statements.

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                   (A WHOLLY OWNED SUBSIDIARY OF AETNA INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)  Description of Business

    Human Affairs International, Incorporated is a provider of employee behavioral health assistance programs and a managed behavioral health care company. The employee assistance programs are provided for clients' employees and their families and include the management of the delivery of behavioral health services that deal with personal problems that can interfere with an employee's well-being and job performance. These problems may include, among other things, psychological disorders, family or marital issues, alcohol and/or other drug abuse, stress, depression, and anxiety. The managed behavioral health care program manages the clinical services delivered for the treatment of psychiatric and/or substance abuse conditions through the process of negotiating clinical quality at a reasonable price in order to achieve optimal care. The Company provides services primarily throughout the Continental United States, Alaska, and Hawaii.

    (b)  Basis of Presentation

    The accompanying consolidated financial statements include the accounts of Human Affairs International, Incorporated and its wholly owned subsidiaries, Human Affairs International of California, Incorporated and Human Affairs of Alaska which was an unincorporated joint venture in 1994 (collectively referred to as the Company). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company is a wholly owned subsidiary of Aetna Life Insurance Company (ALIC). The Company's ultimate parent is Aetna Inc. (the Parent). During 1996, Aetna Life and Casualty Company, the Company's former parent, merged with U.S. Healthcare, Inc. and each became a wholly owned subsidiary of a new holding company, Aetna Inc.

    The unaudited consolidated condensed financial statements of the Company as of September 30, 1997, and for the nine-month periods ended September 30, 1996 and 1997, were prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been made to present fairly the consolidated financial position and results of operations and cash flows for these periods. The results of operations for the period ended September 30, 1997, are not necessarily indicative of the expected results for the year ending December 31, 1997.

    (c)  Cash Equivalents

    The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consisted of money market funds of $21,901,800 and $31,693,520 at December 31, 1995 and 1996, respectively. At December 31, 1995 and 1996, the book value of cash equivalents approximates fair value.

    (d)  Cost in Excess of Net Assets Acquired of Purchased Subsidiaries

    These costs represent the excess purchase price over the fair value of the net assets of acquired companies and are amortized on a straight-line basis over a period of ten years. During 1995, additional costs were incurred when the Company acquired the remaining interest of the Alaska Joint Venture. Amortization expense was $61,502 and $82,002 in 1995 and 1996, respectively.

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                   (A WHOLLY OWNED SUBSIDIARY OF AETNA INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (e)  Property, Equipment, and Leasehold Improvements

    Property, equipment, and leasehold improvements are recorded at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets which range from three to ten years.

    (f)  Revenue Recognition

    Contract services fees are primarily determined on a monthly per capita amount and are recognized over the life of the contract. Unearned contract service fees are billed or collected revenues that have not been recognized as income pending the performance of contract service obligations. These fees primarily represent 1 to 12 months of advance billings as specified in the contracts.

    (g)  Contract Service Costs

    The direct operating costs associated with servicing the contracts are expensed as incurred and included in operating costs. These costs are directly related to the level and timing of the services provided. These direct operating costs are accrued as services are rendered and include estimates of the costs of services rendered but not yet reported. The Company accrues for losses on contracts when it is probable that the expected future service costs of a contract will exceed the service fees expected on the contract.

    (h)  Income Taxes

    The Company is included in the consolidated federal income tax return of the Parent and the Parent's other subsidiaries. In accordance with a tax sharing arrangement, the Company's current federal income tax provisions are generally computed as if the Company were filing a separate federal income tax return; current income tax benefits, including those resulting from carrybacks, are recognized to the extent realized in the consolidated return.

    Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial statement reporting amounts of assets and liabilities.

    (i)  Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

    (j)  Reclassifications

    Certain amounts in 1995 have been reclassified to conform to the 1996 presentation.

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                   (A WHOLLY OWNED SUBSIDIARY OF AETNA INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

    The components of property, equipment, and leasehold improvements follow:

                                                                      1995           1996
                                                                  -------------  -------------
Property and equipment..........................................  $  $4,252,318  $   3,785,868
Leasehold improvements..........................................        186,111        180,693
                                                                  -------------  -------------
                                                                      4,438,429      3,966,561
Less accumulated depreciation and amortization..................      3,592,144      3,560,517
                                                                  -------------  -------------
                                                                  $     846,285  $     406,044
                                                                  -------------  -------------
                                                                  -------------  -------------

(3) INCOME TAXES

    Income tax expense consists of the following:

                                                                            CURRENT      DEFERRED        TOTAL
                                                                         -------------  -----------  -------------
Year ended December 31, 1995:
U.S. federal...........................................................  $   8,109,809  $   145,335  $   8,255,144
State and local........................................................      1,498,721       21,855      1,520,576
                                                                         -------------  -----------  -------------
                                                                         $   9,608,530  $   167,190  $   9,775,720
                                                                         -------------  -----------  -------------
                                                                         -------------  -----------  -------------
Year ended December 31, 1996:
U.S. federal...........................................................  $   8,017,571  $   192,764  $   8,210,335
State and local........................................................      1,598,406       28,987      1,627,393
                                                                         -------------  -----------  -------------
                                                                         $   9,615,977  $   221,751  $   9,837,728
                                                                         -------------  -----------  -------------
                                                                         -------------  -----------  -------------

    The following schedule reconciles the computed "expected" tax expense based on a U.S. federal corporate tax rate of 35 percent in effect for the year, to the tax expense reflected in the accompanying consolidated financial statements:

                                                                      1995           1996
                                                                  -------------  -------------
Computed "expected" tax expense.................................  $   8,757,360  $   9,149,627
State tax (net of federal income tax benefit)...................        988,374      1,057,805
Change in beginning-of-year valuation allowance allocated to
  income tax expense............................................        (18,984)      (389,395)
Other...........................................................         48,970         19,691
                                                                  -------------  -------------
Total tax expense...............................................  $   9,775,720  $   9,837,728
                                                                  -------------  -------------
                                                                  -------------  -------------

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                   (A WHOLLY OWNED SUBSIDIARY OF AETNA INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) INCOME TAXES (CONTINUED)
    The significant components of deferred income tax expense for the years ended December 31, 1995 and 1996, are as follows:

                                                                         1995         1996
                                                                      -----------  -----------
Deferred tax expense (exclusive of the effects of other components
  listed below).....................................................  $   186,174  $   611,146
Decrease in beginning-of-year balance of the valuation allowance for
  deferred tax assets...............................................      (18,984)    (389,395)
                                                                      -----------  -----------
                                                                      $   167,190  $   221,751
                                                                      -----------  -----------
                                                                      -----------  -----------

    The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 1995 and 1996, are presented below:

                                                                                            1995          1996
                                                                                        -------------  -----------
Deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts...............  $     143,724  $    23,338
Deferred compensation, due to accrual for financial reporting purposes................        209,217      --
Accrued liabilities not deductible until paid for tax reporting purposes..............        357,701      253,664
HMO claims accrued not yet reported...................................................        122,219      255,795
Rent payable on long-term lease forfeiture, due to accrual for financial reporting
  purposes............................................................................         93,407       32,558
Software expense......................................................................        465,290      253,654
Amortization due to goodwill..........................................................          7,842       18,278
Tax credit carryforwards..............................................................         37,398       38,652
Net operating loss carryforward.......................................................        368,337      --
                                                                                        -------------  -----------
Total gross deferred tax assets.......................................................      1,805,135      875,939
Less valuation allowance..............................................................        526,352      136,957
                                                                                        -------------  -----------
Total deferred tax assets.............................................................      1,278,783      738,982
                                                                                        -------------  -----------
Deferred tax liabilities-fixed assets, due to differences in depreciation methods.....        (50,653)      (9,855)
                                                                                        -------------  -----------
Net deferred tax assets...............................................................  $   1,228,130  $   729,127
                                                                                        -------------  -----------
                                                                                        -------------  -----------
Net current deferred tax assets.......................................................  $     419,309  $   364,629
Net noncurrent deferred tax assets....................................................        808,821      364,498
                                                                                        -------------  -----------
                                                                                        $   1,228,130  $   729,127
                                                                                        -------------  -----------
                                                                                        -------------  -----------

    The valuation allowance for deferred tax assets as of January 1, 1995 and 1996, was $545,336 and $526,352, respectively. The change in the total valuation allowance for the years ended December 31, 1995 and 1996, was a decrease of $18,984 and $389,395, respectively. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets will be recognized as an income tax benefit in the consolidated statements of operations. Management believes that it is more likely than not that the Company will realize the benefit of the net deferred tax asset in the future. During 1996, the Company utilized net operating loss carryforwards for tax return purposes of approximately $1,052,000.

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                   (A WHOLLY OWNED SUBSIDIARY OF AETNA INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) EMPLOYEE RETIREMENT PLANS

    The Company's employees are covered under the Parent's Employee Benefit Plans and are entitled to benefits earned under the plan through December 31, 1996. Eligible employees receive pension incentive savings, post retirement health care, and life insurance benefits. The aggregate charges to operations for all benefit plans are allocated by the Parent based upon measures appropriate for the nature of the service provided and are included in the overall benefits allocation from the Parent which approximates 23 percent of the Company's salaries and wages. The related liabilities are recorded on the Parent's financial statements.

(5) LEASES

    The Company is obligated under capital leases for equipment that expire at various dates during the next five years. At December 31, 1995 and 1996, equipment of $48,215 and $52,141 and related accumulated amortization of $33,258 and $34,971, respectively, were recorded under these capital leases. Amortization of assets held under capital leases is included in depreciation expense.

    The Company leases office space and equipment under operating lease agreements. Rent expense under these leases was $3,685,159 and $4,092,214 in 1995 and 1996, respectively.

    Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1996 are as follows:

                                                                                                   OPERATING
                                                                                     OPERATING    LEASES, NET
                                                           CAPITAL     OPERATING      SUBLEASE    OF SUBLEASE
                                                           LEASES        LEASES       RENTALS       RENTALS
                                                          ---------  --------------  ----------  --------------
Year ending December 31:
    1997................................................  $   8,261  $    2,909,298  $  (83,444) $    2,825,854
    1998................................................      5,669       2,653,337      --           2,653,337
    1999................................................      5,361       2,164,973      --           2,164,973
    2000................................................     --           1,698,488      --           1,698,488
    2001................................................     --           1,689,914      --           1,689,914
    Thereafter..........................................     --           5,913,232      --           5,913,232
                                                          ---------  --------------  ----------  --------------
        Total minimum lease payments....................     19,291  $   17,029,242  $  (83,444) $   16,945,798
                                                                     --------------  ----------  --------------
                                                                     --------------  ----------  --------------
Less amount representing interest at 9%.................      2,121
                                                          ---------
        Present value of net minimum capital lease
          payments......................................     17,170
                                                          ---------
Less current installments of obligations under capital
  leases................................................      7,058
                                                          ---------
        Obligations under capital leases, excluding
          current installments..........................  $  10,112
                                                          ---------
                                                          ---------

(6) RELATED PARTY TRANSACTIONS

    The Company utilizes its network of providers to service existing contracts of the Parent in the area of focused psychiatric review (FPR), health maintenance organizations (HMO), managed choice (MC), and network services (NS). The Company provides behavioral health care and utilization management services to the Parent's members at a capitated rate per member per month. The Company recorded

           HUMAN AFFAIRS INTERNATIONAL, INCORPORATED AND SUBSIDIARIES
                   (A WHOLLY OWNED SUBSIDIARY OF AETNA INC.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) RELATED PARTY TRANSACTIONS (CONTINUED)
FPR revenue of approximately $14.5 million and $14.1 million, HMO revenue of approximately $9.5 million and $16.8 million, MC revenue of approximately $19.4 million and $27.8 million, and NS revenue of approximately $4.3 million and $4.5 million in 1995 and 1996, respectively, from Parent company agreements. Related party receivables of $2,250,953 and $2,957,865 at December 31, 1995 and 1996, respectively, are due from the Parent for balances paid to the Parent from customers of the Company.

    Certain administrative and support functions of the Company are provided by the Parent and its affiliates. The consolidated financial statements reflect allocated charges for these services based upon measures appropriate for the type and nature of the services provided. The year ended December 31, 1996, was the first full year following the Parent company sale of its property/casualty division. As a result of this sale, the methodology of allocating the administrative and support functions performed by the Parent changed significantly. Accordingly, the amount allocated to the Company for the year ending December 31, 1996 increased significantly over what it had been in prior years. The Company was charged $8,399,540 and $15,159,017 during 1995 and 1996, respectively, for these allocated charges.

    The Company also rents furniture, fixtures, and equipment from the Parent. The rental expense for these items totaled $782,691 and $1,062,068 for December 31, 1995 and 1996, respectively. Additionally, the Parent pays certain direct costs on behalf of the Company such as payroll and office supplies which the Company then reimburses the Parent. Balances of $6,793,418 and $2,454,957 were payable to the Parent at December 31, 1995 and 1996, respectively, for these allocated charges and direct costs.

(7) NON-COMPETE EMPLOYMENT AGREEMENT

    During 1990, the Company terminated the employment of the officer and former sole stockholder of the Company. Pursuant to the terms of employment and noncompete agreements, the officer received annual compensation and benefits through June 9, 1996, paid ratably over the period. During the year ended December 31, 1996, the Company paid all remaining amounts due to this officer which amounted to $500,932.

(8) ACQUISITION OF JOINT VENTURE

    On April 1, 1995, the Company purchased the remaining minority interest of Human Affairs of Alaska Joint Venture for $1,000,000. Of the total purchase price $333,333 was paid in April 1997, $333,333 was paid during 1996, and the remainder was paid at closing. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the acquired interest in assets and liabilities is stated at estimated fair values. This transaction resulted in costs in excess of net assets acquired of approximately $820,000. The Former Joint Venture Partner entered into Personal Services and Bonus Agreements with the Company wherein the Former Joint Venture Partner has agreed to serve as an employee of the Company through March 2000.

(9) COMMITMENTS AND CONTINGENCIES

    The Company is involved in certain legal actions arising in the normal course of business. After taking into consideration legal counsel's evaluation of such actions, management is of the opinion that their outcome will not have a significant effect on the Company's consolidated financial statements.

(10) SUBSEQUENT EVENT

    On February 27, 1997, $20,000,000 was paid to the Parent. This payment represented a return of capital of $11,092,000 and a dividend of $8,908,000.

                                    PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

    Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as director, officer, employee or agent of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; provided that indemnification provided for by Section 145 or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Article VII of the By-laws of the Company provide in substance that the Company shall indemnify directors and officers against all liability and related expenses incurred in connection with the affairs of the Company if: (a), in the case of action not by or in the right of the Company, the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and (with respect to a criminal proceeding) had no reasonable cause to believe his conduct was unlawful; and
(b), in the case of actions by or in the right of the Company, the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, provided that no indemnification shall be made for a claim as to which the director or officer is adjudged liable for negligence or misconduct unless (and only to the extent that) an appropriate court determines that, in view of all the circumstances, such person is fairly and reasonably entitled to indemnity.

    In addition, Section 102(b)(7) of the DGCL permits Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or other unlawful distributions, or (iv) for any transactions from which the director derived an improper personal benefit. Article Twelfth of the Company's Certificate of Incorporation sets forth such a provision.

    Magellan maintains directors' and officers' liability insurance with various providers in the aggregate amount of $80 million.

    The foregoing summaries are necessarily subject to the complete text of the statutes, Certificate of Incorporation, Bylaws, insurance policies and agreements referred to above and are qualified in their entirety by reference thereto.

    For the undertaking with respect to indemnification, see Item 22 herein.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits

  2(a)       Stock Purchase Agreement, dated August 5, 1997, between the Company and
             Aetna Insurance Company of Connecticut, which was filed as Exhibit 2(a) to the Company's Current Report on Form 8-K, which was filed on December 17,
             1997, and is incorporated herein by reference.
  2(b)       Amendment to Stock Purchase Agreement, dated December 4, 1997, between the
             Company and Aetna Insurance Company of Connecticut, which was filed as
             Exhibit 2(c) to the Company's Current Report on Form 8-K, which was filed on December 17, 1997, and is incorporated herein by reference.
  2(c)       Asset Purchase Agreement, dated October 16, 1997, among the Company; Allied
             Health Group, Inc.; Gut Management, Inc.; Sky Management Co.; Florida
             Specialty Network, LTD; Surgical Associates of South Florida, Inc.;
             Surginet, Inc.; Jacob Nudel, M.D.; David Russin, M.D. and Lawrence
             Schimmel, M.D., which was filed as Exhibit 2(e) to the Company's Quarterly
             Report on Form 10-Q for the quarterly period ended December 31, 1997, and is incorporated herein by reference.
  2(d)       First Amendment to Asset Purchase Agreement, dated December 5, 1997, among the Company; Allied Health Group, Inc.; Gut Management, Inc.; Sky
             Management Co.; Florida Specialty Network, LTD; Surgical Associates of
             South Florida, Inc.; Surginet, Inc.; Jacob Nudel, M.D.; David Russin M.D.;
             and Lawrence Schimmel, M.D., which was filed as Exhibit 2(f) to the
             Company's Quarterly Report on Form 10-Q for the quarterly period ended
             December 31, 1997, and is incorporated herein by reference.
  2(e)       Agreement and Plan of Merger, dated October 24, 1997, among the Company,
             Merit Behavioral Care Corporation and MBC Merger Corporation which was filed as Exhibit 2(g) to the Company's Quarterly Report on Form 10-Q for
             the quarterly period ended December 31, 1997, and is incorporated herein by reference.

  2(f)       Master Service Agreement, dated August 5, 1997, between the Company, Aetna
             U.S. Healthcare, Inc. and Human Affairs International, Incorporated, which was filed as Exhibit 2(b) to the Company's Current Report on Form 8-K,
             which was filed on December 17, 1997, and is incorporated herein by reference.
  2(g)       First Amendment to Master Services Agreement, dated December 4, 1997, between the Company, Aetna U.S. Healthcare, Inc. and Human Affairs
             International, Incorporated, which was filed as Exhibit 2(d) to the
             Company's Current Report on Form 8-K, which was filed on December 17, 1997, and is incorporated herein by reference.
  2(h)       Real Estate Purchase and Sale Agreement, dated January 29, 1997, between the Company and Crescent Real Estate Equities Limited Partnership, which was filed as Exhibit 2(a) to the Company's Current Report on Form 8-K which was filed on April 23, 1997, and is incorporated herein by reference.
  2(i)       Amendment No. 1, dated February 28, 1997, to the Real Estate Purchase and
             Sale Agreement, dated January 29, 1997, between the Company and Crescent
             Real Estate Equities Limited Partnership, which was filed as Exhibit 2(b)
             to the Company's Current Report on Form 8-K filed on April 23, 1997, and is incorporated herein by reference.
  2(j)       Amendment No. 2, dated May 29, 1997, to the Real Estate Purchase and Sale
             Agreement, dated January 29, 1997, between the Company and Crescent Real
             Estate Equities Limited Partnership, which was filed as Exhibit 2(c) to the
             Company's Current Report on Form 8-K filed on June 30, 1997, and is incorporated herein by reference.
  2(k)       Contribution Agreement, dated June 16, 1997, between the Company and
             Crescent Operating, Inc., which was filed as Exhibit 2(d) to the Company's
             Current Report on Form 8-K which was filed on June 30, 1997, and is incorporated herein by reference.
  2(l)       Stockholders' Agreement, dated December 13, 1995, among Green Spring Health
             Services, Inc., Blue Cross and Blue Shield of New Jersey, Inc., Health Care
             Service Corporation, Independence Blue Cross, Pierce County Medical Bureau,
             Inc. and the Company, which was filed as Exhibit 4(d) to the Company's
             Quarterly Report on Form 10-Q for the quarterly period ended December 31,
             1995, and is incorporated herein by reference.
  2(m)       First Amendment to Stockholders' Agreement, dated February 28, 1997, among
             Green Spring Health Services, Inc., Blue Cross and Blue Shield of New
             Jersey, Inc., Health Care Service Corporation, Independence Blue Cross,
             Pierce County Medical Bureau, Inc. and the Company, which was filed as
             Exhibit 10(af) to the Company's Annual Report on Form 10-K for the year ended September 30, 1997, and is incorporated herein by reference.
   2(n)      Exchange Agreement, dated December 13, 1995, among Blue Cross and Blue
             Shield of New Jersey, Inc., Health Care Service Corporation, Independence
             Blue Cross, Pierce County Medical Bureau, Inc. and the Company, which was filed as Exhibit 4(e) to the Company's Quarterly Report on Form 10-Q for
             the quarterly period ended December 31, 1995, and is incorporated herein by reference.
   3(a)      Restated Certificate of Incorporation of the Company, as filed in Delaware on October 16, 1992, which was filed as Exhibit 3(a) to the Company's
             Annual Report on Form 10-K for the year ended September 30, 1992, and is incorporated herein by reference.
   3(b)      Bylaws of the Company, as amended, effective May 19, 1995, which was filed as Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the
             quarterly period ended June 30, 1995, and is incorporated herein by reference.

   3(c)      Certificate of Ownership and Merger merging Magellan Health Services, Inc.
             (a Delaware corporation) into Charter Medical Corproation (a Delaware corporation), as filed in Delaware on December 21, 1995, which was filed as
             Exhibit 3(c) to the Company's Annual Report on Form 10-K for the year ended
             September 30, 1995, and is incorporated herein by reference.
   4(a)      Indenture, dated as of February 12, 1998, between the Company and Marine
             Midland Bank, as Trustee, relating to the 9% Senior Subordinated Notes due
             February 15, 2008 of the Company, which was filed as Exhibit 4(a) to the
             Company's Current Report on Form 8-K, which was filed April 3, 1998, and is incorporated herein by reference.
   4(b)      Purchase Agreement, dated February 5, 1998, between the Company and Chase
             Securities Inc., which was filed as Exhibit 4(b) to the Company's Current
             Report on Form 8-K, which was filed April 3, 1998, and is incorporated herein by reference.
   4(c)      Exchange and Registration Rights Agreement, dated February 12, 1998 between the Company and Chase Securities Inc., which was filed as Exhibit 4(c) to the Company's Current Report on Form 8-K, which was filed April 3, 1998, and is incorporated herein by reference.
   4(d)      Credit Agreement, dated as of February 12, 1998, among the Company, certain of the Company's subsidiaries listed therein and The Chase Manhattan Bank, as administrative agent, which was filed as Exhibit 4(d) to the Company's
             Current Report on Form 8-K, which was filed April 3, 1998, and is incorporated herein by reference.
  *5         Opinion of King & Spalding as to the legality of the securities being registered.
  *8         Opinion of King & Spalding as to tax matters.
**10(a)      Written description of Corporate Annual Incentive Plan for the year ended
             September 30, 1996, which was filed as Exhibit 10(a) to the Company's
             Quarterly Report on Form 10-Q for the quarterly period ended December 31,
             1995, and is incorporated herein by reference.
**10(b)      1989 Non-Qualified Deferred Compensation Plan of the Company, adopted Janu-
             ary 1, 1989, as amended, which was filed as Exhibit 10(f) to the Company's
             Annual Report on Form 10-K dated as of September 30, 1989 and is incorporated herein by reference.
**10(c)      1992 Stock Option Plan of the Company, as amended, which was filed as
             Exhibit 10(c) to the Company's Annual Report on Form 10-K for the year ended September 30, 1994, and is incorporated herein by reference.
**10(d)      Directors' Stock Option Plan of the Company, as amended, which was filed as
             Exhibit 10(d) to the Company's Annual Report on Form 10-K for the year ended September 30, 1994, and is incorporated herein by reference.
**10(e)      1994 Stock Option Plan of the Company, as amended, which was filed as
             Exhibit 10(e) to the Company's Annual Report on Form 10-K for the year ended September 30, 1994, and is incorporated herein by reference.
**10(f)      Directors' Unit Award Plan of the Company, which was filed as Exhibit 10(i)
             to the Company's Registration Statement on Form S-4 (No. 33-53701) filed
             May 18, 1994, and is incorporated herein by reference.
**10(g)      Description of Flexible Benefits Plan, which was filed as Exhibit 10(g) to the Company's Annual Report on Form 10-K for the year ended September 30,
             1994, and is incorporated herein by reference.

**10(h)      1996 Stock Option Plan of the Company, which was filed as Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended
             March 31, 1996 and is incorporated herein by reference.
**10(i)      1996 Directors' Stock Option Plan of the Company, which was filed as
             Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for the
             quarterly period ended March 31, 1996 and is incorporated herein by reference.
**10(j)      1997 Stock Option Plan of the Company, which was filed as Exhibit 10(i) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended
             June 30, 1997, and is incorporated herein by reference.
**10(k)      Employment Agreement, dated February 28, 1995, between the Company and John
             Cook Barlett, Executive Vice President--Quality Improvement, which was filed as Exhibit 10(k) to the Company's Annual Report on Form 10-K for the
             year ended September 30, 1995, and is incorporated herein by reference.
**10(l)      Employment Agreement, dated March 31, 1995, between the Company and Craig
             L. McKnight, Executive Vice President and Chief Financial Officer, which was filed as Exhibit 10(l) to the Company's Annual Report on Form 10-K for
             the year ended September 30, 1995, and is incorporated herein by reference.
**10(m)      Employment Agreement, dated October 1, 1995, between the Company and E. Mac
             Crawford, Chairman of the Board of Directors, President and Chief Executive
             Officer, which was filed as Exhibit 10(m) to the Company's Annual Report on
             Form 10-K for the year ended September 30, 1995, and is incorporated herein by reference.
**10(n)      Employment Agreement, dated March 1, 1997, between the Company and E. Mac
             Crawford, which was filed as Exhibit 10(g) to the Company's Quarterly
             Report on Form 10-Q for the quarterly period ended June 30, 1997, and is incorporated by reference.
**10(o)      Letter Agreement, dated November 9, 1993, between Green Spring Health
             Services, Inc. and Henry T. Harbin, M.D., Executive Vice President of the
             Company and President and Chief Executive Officer of Green Spring Health
             Services, Inc., which was filed as Exhibit 10(c) to the Company's Quarterly
             Report on Form 10-Q for the quarterly period ended December 31, 1995 and is incorporated herein by reference.
**10(p)      Letter Agreement, dated September 19, 1994, between Green Spring Health
             Services, Inc. and Henry T. Harbin, M.D., Executive Vice President of the
             Company and President and Chief Executive Officer of Green Spring Health
             Services, Inc., which was filed as Exhibit 10(d) to the Company's Quarterly
             Report on Form 10-Q for the quarterly period ended December 31, 1995 and is incorporated herein by reference.
**10(q)      Employment Agreement, dated May 1, 1996, between the Company and Dr. Danna
             Mauch, President and Chief Operating Officer of Magellan Public Solutions,
             Inc. and Executive Vice President of the Company, which was filed as
             Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the
             quarterly period ended June 30, 1996 and is incorporated herein by reference.
**10(r)      Employment Agreement dated April 15, 1996, between the Company and John M.
             DeStefanis, President and Chief Operating Officer of Charter Behavioral
             Health Systems, Inc. and Executive Vice President of the Company, which was filed as Exhibit 10(b) to the Company's Quarterly Report on Form 10-Q for
             the quarterly period ended June 30, 1996 and is incorporated herein by reference.
**10(s)      Employment Agreement dated May 7, 1996, between the Company and Steve J.
             Davis, Executive Vice President, Administrative Services and General
             Counsel, which was filed as Exhibit 10(c) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996 and is incorporated herein by reference.

**10(t)      Employment Agreement dated February 28, 1996, between Green Spring Health
             Services, Inc. and Henry T. Harbin, M.D., Executive Vice President of the
             Company and President and Chief Executive Officer of Green Spring Health
             Services, Inc., which was filed as Exhibit 10(t) to the Company's annual report on Form 10-K for the year ended September 30, 1996, and is incorporated herein by reference.
**10(u)      Compensation Agreement dated September 30, 1996, between Magellan Health
             Services, Inc. and Henry T. Harbin, M.D., Executive Vice President of the
             Company and President and Chief Executive Officer of Green Spring Health
             Services, Inc., which was filed as Exhibit 10(u) to the Company's annual report on Form 10-K for the year ended September 30, 1996, and is incorporated herein by reference.
10(v)        Employment Agreement, dated June 25, 1998, between the Company and Henry T.
             Harbin, M.D., President, Chief Executive Officer of the Company, which was filed as exhibit 10(u) to the Company's quarterly report on Form 10-Q for the quarterly period ended June 30, 1998 and is incorporated herein by reference.
**10(w)      Written description of the Green Spring Health Services, Inc. Annual
             Incentive Plan for the period ended September 30, 1996, which was filed as
             Exhibit 10(v) to the Company's Annual Report on Form 10-K for the year ended September 30, 1996, and is incorporated herein by reference.
**10(x)      Written description of the Green Spring Health Services, Inc. Annual
             Incentive Plan for the year ended September 30, 1997, which was filed as
             Exhibit 10(w) to the Company's Annual Report on Form 10-K for the year ended September 30, 1997, and is incorporated herein by reference.
 10(y)       Master Lease Agreement, dated June 16, 1997, between Crescent Real Estate
             Funding VII, L.P., as Landlord, and Charter Behavioral Health Systems, LLC,
             as Tenant, which was filed as Exhibit 99(b) to the Company's Current Report on Form 8-K, which was filed on June 30, 1997, and is incorporated herein by reference.
 10(z)       Master Franchise Agreement, dated June 17, 1997, between the Company and
             Charter Behavioral Health Systems, LLC, which was filed as Exhibit 99(c) to the Company's Current Report on Form 8-K, which was filed on June 30, 1997, and is incorporated herein by reference.
 10(aa)      Form of Franchise Agreement, dated June 17, 1997, between the Company, as
             Franchisor, and Franchise Owners, which was filed as Exhibit 99(d) to the
             Company's Current Report on Form 8-K, which was filed on June 30, 1997, and is incorporated herein by reference.
 10(ab)      Subordination Agreement, dated June 16, 1997, between the Company, Charter
             Behavioral Health Systems, LLC and Crescent Real Estate Equities Limited
             Partnership, which was filed as Exhibit 99(e) to the Company's Current
             Report on Form 8-K, which was filed on June 30, 1997, and is incorporated herein by reference.
 10(ac)      Operating Agreement of Charter Behavioral Health Systems, LLC, dated June
             16, 1997, between the Company and Crescent Operating, Inc., which was filed as Exhibit 99(f) to the Company's Current Report on Form 8-K, which was filed on June 30, 1997, and is incorporated herein by reference.
 10(ad)      Warrant Purchase Agreement, dated June 16, 1997, between the Company and
             Crescent Operating, Inc., which was filed as Exhibit 99(g) to the Company's
             Current Report on Form 8-K, which was filed on June 30, 1997, and is incorporated herein by reference.
*10(ae)      Offer to Purchase and Consent Solicitation Statement, dated January 12,
             1998, by the Company for all of its 11 1/4% Series A Senior Subordinated
             Notes due 2008.

*10(af)      Offer to Purchase and Consent Solicitation Statement, dated January 12,
             1998, by Merit Behavioral Care Corporation for all of its 11 1/2% Senior
             Subordinated Notes due 2005.
 10(ag)      Second Amended and Restated Credit Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust
             Company, as Agent, and First Union National Bank of North Carolina, as
             Co-Agent, which was filed as Exhibit 4(e) to the Company's Registration
             Statement on Form S-4 (No. 33-53701) filed May 18, 1994, and is incorporated herein by reference.
 10(ah)      Amendment No. 1, dated as of June 9, 1994, to Second Amended and Restated
             Credit Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust Company, as Agent, and First
             Union National Bank of North Carolina, as Co-Agent, which was filed as
             Exhibit 4(w) to the Company's Amendment No. 1 to Registration Statement on
             Form S-4 (No. 33-53701) filed July 1, 1994, and is incorporated herein by reference.
 10(ai)      Amendment No. 2, dated September 30, 1994, to Second Amended and Restated
             Credit Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust Company, as Agent, and First
             Union National Bank of North Carolina, as Co-Agent, which was filed as
             Exhibit 4(s) to the Company's Annual Report on Form 10-K for the year ended
             September 30, 1994, and is incorporated herein by reference.
 10(aj)      Amendment No. 3, dated as of December 12, 1994, to Second Amended and
             Restated Credit Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed herein, Bankers Trust Company, as Agent, and
             First Union National Bank of North Carolina, as Co-Agent, which was filed as Exhibit 4(a) to the Company's Quarterly Report on Form 10-Q for the
             Quarterly Period ended December 31, 1994, and is incorporated herein by reference.
 10(ak)      Amendment No. 4, dated as of January 11, 1995, to Second Amended and
             Restated Credit Agreement, dated as of May 2, 1994, among the Company, the financial institutions listed therein, Bankers Trust Company, as Agent, and
             First Union National Bank of North Carolina, as Co-Agent, which was filed as Exhibit 4(b) to the Company's Quarterly Report on Form 10-Q for the
             Quarterly Period ended December 31, 1994, and is incorporated herein by reference.
 10(al)      Amendment No. 5, dated as of March 17, 1995, to Second Amended and Restated
             Credit Agreement, dated as of May 2, 1994, among the Company, Bankers Trust
             Company, as Agent, First Union National Bank of North Carolina, as
             Co-Agent, and the lenders listed on Annex I, which was filed as Exhibit
             4(a) to the Company's Quarterly Report on Form 10-Q for the Quarterly
             Period ended March 31, 1995, and is incorporated herein by reference.
 10(am)      Amendment No. 6, dated as of October 17, 1995, to Second Amended and
             Restated Credit Agreement, dated as of May 2, 1994, among the Company,
             Bankers Trust Company, as Agent and First Union National Bank of North
             Carolina, as Co-Agent, which was filed as Exhibit 4(a) to the Company's
             Quarterly Report on Form 10-Q for the quarterly period ended December 31,
             1995, and is incorporated herein by reference.
 10(an)      Amendment No. 7, dated as of November 30, 1995, to Second Amended and
             Restated Credit Agreement, dated as of May 2, 1994, among the Company,
             Bankers Trust Company, as Agent, First Union National Bank of North
             Carolina, as Co-Agent, which was filed as exhibit 4(b) to the Company's
             Quarterly Report on Form 10-Q for the quarterly period ended December 31,
             1995, and is incorporated herein by reference.

 10(ao)      Amendment No. 8, dated as of January 24,, 1996, to Second Amended and
             Restated Credit Agreement, dated as of May 2, 1994, among the Company,
             Bankers Trust Company, as Agent, First Union National Bank of North
             Carolina, as Co-Agent, which was filed as exhibit 4(c) to the Company's
             Quarterly Report on Form 10-Q for the quarterly period ended December 31,
             1995, and is incorporated herein by reference.
 10(ap)      Amendment No. 9, dated as of June 30, 1996, to Second Amended and Restated
             Credit Agreement, dated as of May 2, 1994, among the Company, Bankers Trust
             Company, as Agent, First Union National Bank of North Carolina, as
             Co-Agent, which was filed as exhibit 4(a) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, and is incorporated herein by reference.
 10(aq)      Amendment No. 10, dated as of July 31, 1996, to Second Amended and Restated
             Credit Agreement, dated as of May 2, 1994, among the Company, Bankers Trust
             Company, as Agent, First Union National Bank of North Carolina, as
             Co-Agent, which was filed as exhibit 4(b) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, and is incorporated herein by reference.
 10(ar)      Amendment No. 11, dated as of September 3, 1996, to Second Amended and
             Restated Credit Agreement, dated as of May 2, 1994, among the Company,
             Bankers Trust Company, as Agent, First Union National Bank of North
             Carolina, as Co-Agent, which was filed as Exhibit (b) 12 to the Company's
             Amendment No. 2 to Schedule 13 E-4 dated September 5, 1996 and is incorporated herein by reference.
 10(as)      Credit Agreement, dated as of October 16, 1996, among the Company, the lenders named therein, The Chase Manhattan Bank as Administrative Agent and
             Collateral Agent and First Union National Bank of North Carolina as
             Syndication Agent, which was filed as Exhibit 4(ai) to the Company's Annual
             Report on Form 10-K for the year ended September 30, 1996, and is incorporated by reference.
 10(at)      Amended and Restated Credit Agreement, dated June 16, 1997, among the Com-
             pany and Chase Manhattan Bank, as Administrative Agent, and First Union
             Bank of North Carolina as Syndication Agent, which was filed as Exhibit
             10(h) to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, and is incorporated herein by reference.
 10(au)      Amendment No 1. to Amended and Restated Credit Agreement, dated September
             10, 1997, among the Company and Chase Manhattan Bank, as Administrative
             Agent, and First Union National Bank of North Carolina as Syndication
             Agent, which was filed as Exhibit 10(al) to the Company's Annual Report on
             Form 10-K for the year ended September 30, 1997, and is incorporated herein by reference.
 10(av)      Amendment No 2. to Amended and Restated Credit Agreement, dated October 9,
             1997, among the Company and Chase Manhattan Bank, as Administrative Agent,
             and First Union National Bank of North Carolina as Syndication Agent, which was filed as Exhibit 4(am) to the Company's Annual Report on Form 10-K for
             the year ended September 30, 1997, and is incorporated herein by reference.
 10(aw)      Stock and Warrant Purchase Agreement, dated December 22, 1995, between the
             Company and Richard E. Rainwater, which was filed as Exhibit 4(f) to the
             Company's Quarterly Report on Form 10-Q for the quarterly period ended
             December 31, 1995, and is incorporated herein by reference.
 10(ax)      Warrant Purchase Agreement, dated January 29, 1997, between the Company and
             Crescent Real Estate Equities Limited Partnership, which was filed as
             Exhibit 4(a) to the Company's Current Report on Form 8-K, which was filed on April 23, 1997, and is incorporated herein by reference.

 10(ay)      Amendment No. 1, dated June 17, 1997, to the Warrant Purchase Agreement, dated January 29, 1997, between the Company and Crescent Real Estate
             Equities Limited Partnership, which was filed as Exhibit 4(b) to the
             Company's Current Report on Form 8-K, which was filed on June 30, 1997, and is incorporated herein by reference.
*10(az)      1998 Stock Option Plan of the Company.
*10(ba)      Letter Agreement, dated May 7, 1997, between Green Spring Health Services,
             Inc. and John J. Wider, Jr., Executive Vice President and Chief Operating
             Officer of Green Spring Health Services, Inc.
*10(bb)      Employment Agreement, dated March 12, 1997, between Green Spring Health
             Services, Inc. and Clarissa C. Marques, Chief Clinical Officer of Green
             Spring Health Services, Inc.
*10(bc)      Letter Agreement, dated February 2, 1995, between Green Spring Health
             Services, Inc. and Clarissa C. Marques, Senior Vice President of Green
             Spring Health Services, Inc.
 10(bd)      Indenture, dated May 2, 1994, among the Company, the Guarantors listed therein and Marine Midland Bank, as Trustee, relating to the 11 1/4% Senior
             Subordinated Notes due April 15, 2004 of the Company, which was filed as
             Exhibit 4(a) to the Company's Registration Statement on Form S-4 (No.
             33-53701) filed May 18, 1994, and is incorporated herein by reference.
 10(be)      Indenture Supplement No. 1, dated June 3, 1994, among the Company, the
             Guarantors listed therein and Marine Midland Bank, as Trustee, relating to the 11 1/4% Senior Subordinated Notes due April 15, 2004 of the Company,
             together with a schedule identifying substantially similar documents, pursuant to Instruction 2 to Item 601 of Regulation S-K, which was filed as
             Exhibit 4(t) to the Company's Annual Report on Form 10-K for the year ended
             September 30, 1994, and is incorporated herein by reference.
 10(bf)      Indenture Supplement No. 3, dated August 30, 1994, among the Company, the
             Guarantors listed therein and Marine Midland Bank, as Trustee, relating to the 11 1/4% Senior Subordinated Notes due April 15, 2004 of the Company,
             which was filed as Exhibit 4(v) to the Company's Annual Report on Form 10-K
             for the year ended September 30, 1994, and is incorporated herein by reference.
*10(bg)      Indenture Supplement No. 20, dated January 26, 1998, among the Company, the
             Guarantors listed therein and Marine Midland Bank, as Trustee, relating to the 11 1/4% Senior Subordinated Notes due April 15, 2004 of the Company.
 12          Statement regarding computation of ratios.
 21          List of subsidiaries of the Registrant, which was filed as Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended September 30,
             1997, and is incorporated herein by reference.
 23(a)       Consent of Arthur Andersen LLP for the Company.
 23(b)       Consent of Deloitte & Touche LLP.
 23(c)       Consent of KPMG Peat Marwick LLP.
 23(d)       Consent of Arthur Andersen LLP for CBHS.
 23(e)       Consent of King & Spalding (included in opinion filed as Exhibit 5).
*25          Statement of Eligibility and Qualification on Form T-1 of Marine Midland
             Bank, as Trustee, under the Indenture relating to the Senior Subordinated
             Notes due February 15, 2008.
 99(a)       Form of Letter of Transmittal.
 99(b)       Form of Notice of Guaranteed Delivery.

 99(c)       Form of Instruction to Registered Holder and/or Book-Entry Transfer
             Facility Participant from Owner.
*99(d)       Form of Exchange Agent Agreement between the Company and Marine Midland
             Bank (Proof of March 31, 1998).


------------------------
 * Previously filed.

** Constitutes a management contract of compensatory plan arrangement.

    (b) Financial Statement Schedules

    The following financial statement schedules are set forth on pages S-1 through S-2 hereof.

    Report of Arthur Andersen LLP regarding financial statement schedules (included in the
    Report set forth on page F-2 and F-72).
       II     --      Valuation and Qualifying Accounts

    All other schedules are omitted as the required information is presented in the Company's consolidated financial statements or related notes or such schedules are not applicable.

ITEM 22.  UNDERTAKINGS.

    (a) The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective admendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (d) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    (e) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

    (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 4, 1998.


                                MAGELLAN HEALTH SERVICES, INC.

                                By:            /s/ CRAIG L. MCKNIGHT
                                     -----------------------------------------
                                                 Craig L. McKnight
                                            Executive Vice President and
                                              Chief Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons on September 4, 1998 in the capacities indicated.



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ HENRY T. HARBIN
------------------------------  President, Chief Executive   September 4, 1998
       Henry T. Harbin              Officer and Director

    /s/ CRAIG L. MCKNIGHT        Executive Vice President
------------------------------      and Chief Financial      September 4, 1998
      Craig L. McKnight                   Officer

    /s/ JEFFREY T. HUDKINS          Vice President and
------------------------------          Controller           September 4, 1998
      Jeffrey T. Hudkins        (Chief Accounting Officer)

              *
------------------------------           Director            September 4, 1998
        Edwin M. Banks

              *
------------------------------           Director            September 4, 1998
     G. Fred DiBona, Jr.

              *
------------------------------           Director            September 4, 1998
     Andre C. Dimitriadis

              *
------------------------------           Director            September 4, 1998
      A.D. Frazier, Jr.

              *
------------------------------           Director            September 4, 1998
      Raymond H. Kiefer

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------           Director            September 4, 1998
      Gerald L. McManis

              *
------------------------------           Director            September 4, 1998
      Daniel S. Messina

     /s/ ROBERT W. MILLER
------------------------------    Chairman of the Board      September 4, 1998
       Robert W. Miller                of Directors

              *
------------------------------           Director            September 4, 1998
        Darla D. Moore

              *
------------------------------           Director            September 4, 1998
    Jeffrey A. Sonnenfeld



* The undersigned Attorney-in-Fact, by signing his name below, does hereby sign this Amendment No. 3 to the Registration Statement on behalf of the indicated officers and directors of the Registrant pursuant to a Power of Attorney executed by such persons and filed with the Securities and Exchange Commission.



                                 /s/ CRAIG L. MCKNIGHT                                   Date: September 4,
                        --------------------------------------                                         1998
By:                                 Craig L. McKnight

            SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS--MAGELLAN
                                 (IN THOUSANDS)

                                                                     CHARGED TO
                                         BALANCE AT    CHARGED TO      OTHER                      BALANCE AT
                                          BEGINNING    COSTS AND     ACCOUNTS--    DEDUCTIONS--     END OF
            CLASSIFICATION                OF PERIOD     EXPENSES      DESCRIBE       DESCRIBE       PERIOD
---------------------------------------  -----------  ------------  ------------  --------------  -----------
Year ended September 30, 1995:
  Allowance for doubtful accounts......   $  43,555    $   92,022(D)  $   21,393(A)  $    111,021(B)  $  48,741
                                                                          2,792(C)
                                         -----------  ------------  ------------  --------------  -----------
                                          $  43,555    $   92,022    $   24,185    $    111,021    $  48,741
                                         -----------  ------------  ------------  --------------  -----------
                                         -----------  ------------  ------------  --------------  -----------
Year ended September 30, 1996:
  Allowance for doubtful accounts......   $  48,741    $   81,470(D)  $   22,761(A)  $    103,236(B)  $  50,548
                                                                            812(C)
                                         -----------  ------------  ------------  --------------  -----------
                                          $  48,741    $   81,470    $   23,573    $    103,236    $  50,548
                                         -----------  ------------  ------------  --------------  -----------
                                         -----------  ------------  ------------  --------------  -----------
Year ended September 30, 1997:
  Allowance for doubtful accounts......   $  50,548    $   46,211(D)  $   19,373(A)  $     89,114(B)  $  40,311
                                                           21,400(E)                      5,164(F)
                                                                                          2,943(G)
                                         -----------  ------------  ------------  --------------  -----------
                                          $  50,548    $   67,611    $   19,373    $     97,221    $  40,311
                                         -----------  ------------  ------------  --------------  -----------
                                         -----------  ------------  ------------  --------------  -----------

------------------------

(A) Recoveries of accounts receivable previously written off.

(B) Accounts written off.

(C) Allowance for doubtful accounts assumed in acquisitions.

(D) Bad debt expense.

(E) Accounts receivable collection fees included in loss on Crescent
    Transactions.

(F) Accounts receivable collection fees payable to CBHS and outside vendors.

(G) Amounts reclassified to contractual allowances.

              SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS--CBHS
                                 (IN THOUSANDS)


                                                                 ADDITIONS
                                                         --------------------------
                                                                        CHARGED TO
                                            BALANCE AT    CHARGED TO      OTHER                     BALANCE AT
                                             BEGINNING    COSTS AND     ACCOUNTS--   DEDUCTIONS--     END OF
              CLASSIFICATION                 OF PERIOD     EXPENSE       DESCRIBE      DESCRIBE       PERIOD
------------------------------------------  -----------  ------------  ------------  -------------  -----------
106 days ended September 30, 1997:
  Allowance for doubtful accounts.........   $      --    $   17,437    $       39(A)   $     843(B)  $  17,605
                                                                               972(C)
                                            -----------  ------------  ------------        -----    -----------
                                             $      --    $   17,437    $    1,011     $     843     $  17,605
                                            -----------  ------------  ------------        -----    -----------
                                            -----------  ------------  ------------        -----    -----------

------------------------

(A) Recoveries of amounts previously charged to income.

(B) Accounts written off.

(C) Allowance for doubtful accounts assumed in purchase of net assets from Magellan.

                                      S-2